UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.    )
Filed by the Registrant ☒
Filed by a Party other than the Registrant  ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
STATE AUTO FINANCIAL CORPORATION
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
Common stock, without par value, of State Auto Financial Corporation (the “Common Stock”)
	(2)	Aggregate number of securities to which transaction applies:

19,718,394 comprised of the following as of July 28, 2021: (i) 18,278,223 shares of Common Stock, (of which 25,000 were STFC restricted stock awards (“Company RSAs”) assuming attainment of all applicable performance-based vesting requirements at the target payout levels), (ii) 907,351 shares of Common Stock issuable in respect of outstanding STFC restricted stock units (“Company RSUs”), assuming attainment of all applicable performance-based vesting requirements at the target payout levels, (iii) 462,768 shares of Common Stock subject to outstanding options to purchase shares of STFC Common Stock (“Company Stock Options”), and (iv) 70,052 shares of Common Stock expected to be issued pursuant to the 1991 Employee Stock Purchase and Dividend Reinvestment Plan of STFC (the “ESPP”).

	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The proposed maximum aggregate value of the transaction was determined based upon the sum of (A) 18,278,223 shares of Common Stock, (of which 25,000 were Company RSAs assuming attainment of all applicable performance-based vesting requirements at the target payout levels); (B) 907,351 shares of Common Stock issuable in respect of outstanding Company RSUs, assuming attainment of all applicable performance-based vesting requirements at the target payout levels; (C) 462,768 shares of Common Stock subject to outstanding Company Stock Options; and (D) 70,052 shares of Common Stock expected to be issued pursuant to the ESPP, totaling 19,718,394 shares of Common Stock, multiplied by the cash merger consideration of $52.00 per share.

In accordance with Exchange Act Rule 0-11(c), the filing fee of $111,866 was determined by multiplying .0001091 by the proposed maximum aggregate value of the transaction.
	(4)	Proposed maximum aggregate value of transaction:
$1,025,356,488
	(5)	Total fee paid:
$111,866
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION, DATED AUGUST 9, 2021
[•], 2021
Dear State Auto Financial Corporation Shareholder:
You are cordially invited to attend a special meeting (the “Special Meeting”) of the shareholders of State Auto Financial Corporation, an Ohio corporation (the “Company,” “STFC”, “we” or “us”), to be held on [•], 2021, at [•]. In light of the continuing public health concern resulting from the COVID-19 pandemic, the Special Meeting will be held as a completely “virtual meeting.” You will be able to attend the Special Meeting, vote, and submit questions during the Special Meeting via a live webcast by visiting [•]. Prior to the Special Meeting, you will still be able to vote by Internet, by telephone or by mail. Holders of record of our common stock at the close of business on [•], 2021 (the “Record Date”), will be entitled to vote at the Special Meeting or any adjournment thereof. We encourage you to allow ample time for online check-in, which will open at [•].
On July 12, 2021, the Company and State Automobile Mutual Insurance Company, an Ohio mutual insurance company and the owner of approximately 58.8% of the Company’s issued and outstanding common stock as of the date thereof (“SAM” or “State Auto Mutual”), entered into an Agreement and Plan of Merger and Combination (the “Merger Agreement”) with Liberty Mutual Holding Company Inc., a Massachusetts mutual holding company (“LMHC”), Pymatuning, Inc., an Ohio corporation and wholly-owned indirect subsidiary of LMHC (“Merger Sub I”), and Andover, Inc., an Ohio corporation and wholly-owned direct subsidiary of LMHC (“Merger Sub II”). The Merger Agreement provides for SAM to reorganize (in accordance with all applicable provisions of Sections 3913.25 to 3913.38 of the Ohio Revised Code) pursuant to a Plan of Reorganization (the “Plan of Reorganization”) adopted by the board of directors of SAM (the “SAM Board”), which reorganization shall be effectuated through a merger (pursuant to Section 3913.32(A) and Section 1702.411 of the Ohio Revised Code and Section 19T(b)(ii) of Chapter 175 of the Massachusetts General Laws) of Merger Sub II with and into SAM, with SAM surviving such merger as an Ohio domiciled reorganized stock insurance subsidiary of LMHC (SAM, as so reorganized, “Reorganized SAM”) and LMHC granting equity rights in LMHC to each SAM member upon the extinguishment of such SAM member’s equity rights in SAM at the effective time of such merger (the foregoing components of one simultaneous transaction, collectively, the “SAM Transaction”). Simultaneously with the SAM Transaction, the Merger Agreement provides for LMHC to effect the acquisition of the Company through the merger of Merger Sub I with and into the Company (the “Merger”) with the Company surviving the Merger as the surviving corporation (the Merger, together with the SAM Transaction, the “Transactions”).
If the Transactions are consummated, at the effective time of the Merger (the “Effective Time”), (i) the members of SAM will become members of LMHC; and (ii) each share of the Company’s common stock (each, a “Share”) issued and outstanding immediately prior to the effective time of the Merger (other than (1) Shares owned by the Company as treasury shares and Shares owned by LMHC and its subsidiaries, (2) Shares owned by SAM or any of the Company’s subsidiaries, and (3) Shares for which appraisal rights have been properly exercised under Ohio law) will be converted into the right to receive $52.00 per Share in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).
At the Special Meeting, you will be asked to consider and vote upon: (i) a proposal to adopt the Merger Agreement (the “Merger Proposal”); (ii) a proposal to approve, on a non-binding advisory basis, compensation that may be received by our named executive officers, which is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and (iii) a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Merger Proposal (the “Adjournment Proposal”).
Following the completion of the Merger, LMHC will indirectly own all of the Company’s issued and outstanding common stock, and the Company will become a wholly-owned indirect subsidiary of LMHC. Following the Merger, we will take steps to delist our Shares from trading on the NASDAQ Global Select Market and to deregister our Shares under the Securities Exchange Act of 1934, as amended, so that we will no longer be required to file periodic and other reports with the Securities and Exchange Commission. In addition, following the Merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.
Our board of directors (the “Company Board”), acting on the unanimous recommendation of a special committee of disinterested directors of the Company Board (the “Company Special Committee”), has

unanimously (a) determined that the Merger is fair and in the best interests of the Company shareholders, (b) approved the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to the Company shareholders at the Special Meeting, and (d) recommended that the Company shareholders approve such adoption at the Special Meeting. The Company Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.
The Merger Proposal must be approved by the affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote on the matter. The proxy statement accompanying this letter provides you with more specific information concerning the Special Meeting, the Merger Agreement, and the Merger. We encourage you to read carefully the accompanying proxy statement, including the appendices and the documents to which we have referred you, and to consult with your own tax and legal advisors as necessary.
On the date of, but following, the execution of the Merger Agreement, SAM also entered into a Voting and Support Agreement with LMHC (the “Voting Agreement”) pursuant to which SAM agreed, among other things, to vote all of the Shares owned by SAM in favor of the Merger Proposal. Accordingly, unless the Voting Agreement is terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, no vote of any shareholder of the Company other than SAM is required to approve the Merger Proposal, and the Merger Proposal will be approved at the Special Meeting.
Your vote is very important regardless of the number of Shares that you owned at the close of business on [•], 2021. If you abstain from voting, fail to vote (via the Internet during the Special Meeting or by proxy), or fail to instruct your bank, broker or other nominee on how to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.
Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone as soon as possible. If you are a shareholder of record, you may also attend the Special Meeting virtually and vote your Shares online at the Special Meeting. If your Shares are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or nominee how to vote your Shares using the separate voting instruction form furnished by your broker, bank or nominee. The enclosed proxy card contains instructions regarding voting. In order to attend the virtual Special Meeting and vote online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your Shares at the Special Meeting or to vote by proxy prior to the Special Meeting. If you are a beneficial owner of Shares held in “street name,” you may contact the bank, broker or other nominee where you hold your account if you have questions about obtaining your control number and attending the Special Meeting. If you attend the Special Meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted.
Thank you for your cooperation and continued support.
Sincerely,
Michael E. LaRocco
Chairman, President and Chief Executive Officer of the Company
Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the Merger, passed upon the merits or fairness of the Merger, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement, dated [•], 2021, is first being mailed to our shareholders on or about [•], 2021.

STATE AUTO FINANCIAL CORPORATION
518 East Broad Street
Columbus, Ohio 43215
NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held [•], 2021
To the Shareholders of State Auto Financial Corporation:
Notice is hereby given that the special meeting (the “Special Meeting”) of the shareholders of State Auto Financial Corporation (the “Company,” “STFC”, “we” or “us”) will be held on [•], 2021, at [•]. In light of the continuing public health concern resulting from the COVID-19 pandemic, the Special Meeting will be held as a completely “virtual meeting.” You will be able to attend the Special Meeting, vote, and submit questions during the Special Meeting via a live webcast by visiting [•]. We encourage you to allow ample time for online check-in, which will open at [•]. The purpose of the Special Meeting will be to consider and vote upon:
1.
a proposal to adopt the Agreement and Plan of Merger and Combination, dated as of July 12, 2021 (the “Merger Agreement”), by and among the Company, State Automobile Mutual Insurance Company, an Ohio mutual insurance company (“SAM”), Liberty Mutual Holding Company Inc., a Massachusetts mutual holding company (“LMHC”), Pymatuning, Inc., an Ohio corporation and wholly-owned indirect subsidiary of LMHC (“Merger Sub I”), and Andover, Inc., an Ohio corporation and wholly-owned direct subsidiary of LMHC (“Merger Sub II”) (the “Merger Proposal”);

2.
a proposal to approve, on a non-binding advisory basis, compensation that may be received by our named executive officers, which is based on or otherwise relates to the acquisition of the Company by LMHC through the merger of Merger Sub I with and into the Company pursuant to the Merger Agreement (the “Merger”) (the “Advisory Compensation Proposal”); and

3.
a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Merger Proposal (the “Adjournment Proposal”).

Only those persons who were holders of record of shares of the Company’s common stock (each, a “Share”) at the close of business on [•], 2021 (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting and any adjournment thereof. As of the Record Date, there were [•] Shares outstanding. Each shareholder is entitled to one vote for each Share owned on the Record Date. If you owned Shares as of the Record Date through a bank, broker or other nominee and you want to have your vote counted, you must instruct your bank, broker or other nominee to vote.
The affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote on the matter is required to approve the Merger Proposal. On the date of, but following, the execution of the Merger Agreement, SAM also entered into a Voting and Support Agreement with LMHC (the “Voting Agreement”) pursuant to which SAM agreed, among other things, to vote all of the Shares owned by SAM in favor of the Merger Proposal. Accordingly, unless the Voting Agreement is terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, no vote of any shareholder of the Company other than SAM is required to approve the Merger Proposal, and the Merger Proposal will be approved at the Special Meeting. Completion of the Merger is conditioned on, among other things, approval of the Merger Proposal. The Advisory Compensation Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the voting power of the Shares which are present virtually or represented by proxy at the Special Meeting and entitled to vote thereon. The approval of the Adjournment Proposal or the Advisory Compensation Proposal is not a condition to the completion of the Merger.
Our board of directors (the “Company Board”), acting on the unanimous recommendation of a special committee of disinterested directors (the “Company Special Committee”), has unanimously (a) determined that the Merger is fair and in the best interests of the Company shareholders, (b) approved the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to the Company shareholders at the Special Meeting, and (d) recommended that the Company shareholders approve such adoption at the Special Meeting. The Company Board unanimously recommends that you vote “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal.

Under Ohio law, holders of Shares who do not vote in favor of the Merger Proposal will have the right to seek appraisal of the fair cash value of their Shares as determined by the Court of Common Pleas of Franklin County, Ohio, but only if they submit to the Company a written demand for such an appraisal before the vote on the Merger Proposal and comply with the other Ohio law procedures explained in the accompanying proxy statement. Holders of Shares who do not vote in favor of the Merger Proposal and who submit to the Company a written demand for such an appraisal before the vote on the Merger Proposal and comply with the other Ohio law procedures will not receive the merger consideration pursuant to the Merger Agreement. The applicable Ohio appraisal statute is also reproduced in its entirety in Appendix D to the accompanying proxy statement.
Your vote is very important regardless of the number of Shares that you owned as of the Record Date. If you abstain from voting, fail to vote (via the Internet during the Special Meeting or by proxy), or fail to instruct your bank, broker or other nominee on how to vote, it will have the same effect as a vote “AGAINST” the Merger Proposal.
Whether or not you plan to attend the Special Meeting, please take the time to vote by completing and mailing to us the enclosed proxy card or by granting your proxy electronically over the Internet or by telephone as soon as possible. If you are a shareholder of record, you may also attend the Special Meeting virtually and vote your Shares online at the Special Meeting. If your Shares are held in an account at a broker, bank or other nominee, you should instruct your broker, bank or other nominee how to vote your Shares using the separate voting instruction form furnished by your broker, bank or other nominee. The enclosed proxy card contains instructions regarding voting. In order to attend the virtual Special Meeting and vote online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your Shares at the Special Meeting or to vote by proxy prior to the Special Meeting. If you are a beneficial owner of Shares held in “street name,” you may contact the bank, broker or other nominee where you hold your account if you have questions about obtaining your control number and attending the Special Meeting. If you attend the Special Meeting and vote via the Internet, your vote will revoke any proxy that you have previously submitted.
The foregoing matters are more fully described in the accompanying proxy statement, which forms a part of this notice and is incorporated herein by reference. A copy of the Merger Agreement is attached as Appendix A to the proxy statement. We encourage you to read the proxy statement, the accompanying appendices, and any documents incorporated by reference in the proxy statement carefully and in their entirety. If you have any questions concerning the Merger Agreement, the Merger, the Special Meeting or the accompanying proxy statement, would like additional copies of the accompanying proxy statement, or need help submitting a proxy to have your Shares voted, please contact the Company at the following address: State Auto Financial Corporation, Attn: Investor Relations, 518 East Broad Street, Columbus, Ohio 43215; or by contacting Investor Relations at (800) 622-6757 (U.S., Canada, Puerto Rico) or (781) 575-4735 (outside the U.S.).
By Order of the Board of Directors,
Michael E. LaRocco
Chairman, President and Chief Executive Officer of the Company
[•], 2021

i

ii

SUMMARY TERM SHEET
Except as otherwise specifically noted in this proxy statement, the “Company,” “we,” “our,” “us,” and similar words in this proxy statement refer to State Auto Financial Corporation. In addition, we refer to State Automobile Mutual Insurance Company as “SAM,” to Liberty Mutual Holding Company Inc. as “LMHC,” to Pymatuning, Inc. as “Merger Sub I,” and to Andover, Inc. as “Merger Sub II.” In addition, when we use the term “State Auto,” we refer collectively to the Company, SAM, and the respective insurance subsidiaries of each.
This summary term sheet highlights only selected information from this proxy statement relating to the acquisition of the Company through the merger of Merger Sub I with and into the Company (the “Merger”) and may not contain all of the information about the Merger and related transactions that is important to you as a Company shareholder. Accordingly, we encourage you to carefully read this entire document together with the appendices and the documents to which we have referred you, including the Agreement and Plan of Merger and Combination, dated as of July 12, 2021, by and among the Company, SAM, LMHC, Merger Sub I, and Merger Sub II, as it may be amended from time to time (the “Merger Agreement”), which is attached as Appendix A to this proxy statement. The information contained in this summary term sheet is qualified by the more detailed information contained in this proxy statement.
The Parties to the Merger Agreement
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215
Telephone: (614) 464-5000
The Company, headquartered in Columbus, Ohio, is a super-regional property and casualty insurance holding company. The Company common stock is traded on the NASDAQ Global Select Market (“NASDAQ”), which represents the top fourth of all NASDAQ listed companies. The insurance subsidiaries of the Company are part of State Auto. State Auto markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. State Auto is rated A- (Excellent) by the A.M. Best Company and includes SAM, State Auto Property & Casualty Insurance Company (“State Auto P&C”), State Auto Insurance Company of Ohio (“State Auto Ohio”), State Auto Insurance Company of Wisconsin (“State Auto Wisconsin”), Milbank Insurance Company (“Milbank”), Meridian Security Insurance Company (“Meridian Security”), Patrons Mutual Insurance Company of Connecticut (“Patrons Mutual”), Rockhill Insurance Company (“Rockhill Insurance”), Plaza Insurance Company (“Plaza Insurance”), American Compensation Insurance Company (“American Compensation”), and Bloomington Compensation Insurance Company (“Bloomington Compensation”).
Additional information about the Company is contained in its public filings, certain of which are incorporated by reference herein. Please see the section of this proxy statement titled “Where You Can Find Additional Information.”
State Automobile Mutual Insurance Company
State Automobile Mutual Insurance Company
518 East Broad Street
Columbus, Ohio 43215
Telephone: (614) 464-5000
SAM, headquartered in Columbus, Ohio, is a mutual insurance company organized as a nonprofit corporation under the laws of the State of Ohio. SAM was originally organized in 1921. As of the July 28, 2021, SAM held approximately 58.7% of the issued and outstanding Shares. Together with its subsidiaries, SAM engages in the personal and commercial property and casualty insurance business throughout the United States. SAM and its subsidiaries operate together to pursue a strategy of underwriting a broad array of commercial and personal coverages. These insurance coverages are marketed through approximately 3,400 independent insurance agencies. Regional offices are maintained in Indiana, Iowa, Maryland, Minnesota, South Dakota, Tennessee and Texas.

LMHC
Liberty Mutual Holding Company Inc.
175 Berkeley Street
Boston, MA 02116
Telephone: (857) 224-6655
LMHC, headquartered in Boston, was formed in 2001 as part of the mutual holding company reorganization of Liberty Mutual Insurance Company, a Massachusetts stock property and casualty insurance company founded in 1912. The Liberty Mutual group is a diversified global insurer and the fourth largest property and casualty insurer in the U.S. based on 2020 direct written premium. LMHC, through its subsidiaries and affiliated companies, offers a wide range of property and casualty insurance products and services to individuals and businesses alike, including personal automobile, homeowners, accident & health, commercial automobile, general liability, property, surety, workers compensation, group disability, group life, specialty lines, reinsurance and individual life products.
Merger Sub I
Pymatuning, Inc.
175 Berkeley Street
Boston, MA 02116
Telephone: (857) 224-6655
Merger Sub I, a wholly-owned indirect subsidiary of LMHC, is an Ohio corporation incorporated for the purpose of effecting the Merger. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
Merger Sub II
Andover, Inc.
175 Berkeley Street
Boston, MA 02116
Telephone: (857) 224-6655
Merger Sub II, a wholly-owned direct subsidiary of LMHC, is an Ohio corporation incorporated for the purpose of effecting the SAM Transaction (as defined below). Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the SAM Transaction.
The Special Meeting
General: Date, Time and Place
The special meeting (the “Special Meeting”) of the shareholders of the Company will be held virtually at [•] on [•], 2021, at [•].
Purpose of the Special Meeting
At the Special Meeting, you will be asked to consider and vote upon: (i) a proposal to adopt the Merger Agreement (the “Merger Proposal”); (ii) a proposal to approve, on a non-binding advisory basis, compensation that may be received by our named executive officers, which is based on or otherwise relates to the Merger (the “Advisory Compensation Proposal”); and (iii) a proposal to adjourn the Special Meeting to a later date or time, if necessary or appropriate, to solicit additional proxies in the event there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Merger Proposal (the “Adjournment Proposal”).
Record Date and Quorum
Holders of record of shares of the Company’s common stock (each, a “Share”) at the close of business on [•], 2021, the record date for the Special Meeting (the “Record Date”), will be entitled to vote at the Special Meeting. You have one vote for each Share owned on the Record Date. As of the Record Date, there were [•]

Shares outstanding and entitled to vote at the Special Meeting. A quorum of shareholders is necessary to take action at the Special Meeting. A majority of the voting power of the Shares, represented virtually or by proxy at the Special Meeting, will constitute a quorum. Unless the Voting Agreement (as described below) is terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, there will be a quorum of shareholders of the Company at the Special Meeting. The Voting Agreement is attached as Appendix B to this proxy statement.
Required Vote
The Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote on the matter. Thus, the failure to submit your proxy or vote online, as well as abstentions and broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.
The Advisory Compensation Proposal and the Adjournment Proposal require the affirmative vote of the holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon. Thus, the failure to submit your proxy or vote online, as well as broker non-votes, will have no effect on the Advisory Compensation Proposal or the Adjournment Proposal. Abstentions will count as votes “AGAINST” the Advisory Compensation Proposal and the Adjournment Proposal.
Accordingly, the Company’s board of directors (the “Company Board”) urges you to complete, date, sign, and return the enclosed proxy card, or to submit a proxy by telephone or through the Internet by following the instructions included with your proxy card, or, in the event you hold your Shares through a bank, broker or other nominee, by following the separate voting instructions received from your bank, broker or other nominee. If you intend to submit your proxy by telephone or through the Internet, you must do so no later than 11:59 p.m. (E.T.) on [•], 2021, and if you intend to submit your proxy by mail, it must be received by us prior to the commencement of voting at the Special Meeting.
Voting Agreement
On the date of, but following, the execution of the Merger Agreement, SAM, the owner of approximately 58.8% of the issued and outstanding Shares as of such date, entered into a Voting and Support Agreement with LMHC (the “Voting Agreement”). Pursuant to the Voting Agreement, SAM agreed to vote its Shares (i) in favor of (a) the Merger Proposal and (b) any proposal to adjourn the Special Meeting if there are insufficient Shares represented to constitute the necessary quorum; and (ii) against (a) any Takeover Proposal, (b) any action, proposal, transaction, or agreement which would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of SAM or the Company under the Merger Agreement or of SAM under the Voting Agreement, and (c) any action, proposal, transaction, or agreement that would reasonably be expected to prevent or materially delay or materially impair consummation of the Merger. Accordingly, unless the Voting Agreement is terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, SAM will vote its Shares in favor of the Merger Proposal, no vote of any shareholder of the Company other than SAM is required to approve the Merger Proposal, and the Merger Proposal will be approved at the Special Meeting.
Voting by Proxy; Voting at the Special Meeting
If you are a registered shareholder (that is, if you hold your Shares in your name and not in “street name” through a bank, broker or other nominee), the enclosed proxy represents the number of Shares held of record by you. You may submit your proxies by mail, by telephone or through the Internet. Instructions for submitting your proxies are included on the proxy card. If you hold your Shares through a bank, broker or other nominee, you should follow the separate voting instructions, if any, provided by the bank, broker or other nominee with the proxy statement. Your bank, broker or other nominee may provide proxy submission through the Internet or by telephone. Please contact your bank, broker or other nominee to determine how to vote.

Whether or not you plan to attend the Special Meeting virtually and regardless of the number of Shares you own, your careful consideration of, and vote on, the Merger Proposal is important and we encourage you to vote promptly. To ensure that your Shares are voted at the Special Meeting, we recommend that you promptly submit your proxy, even if you plan to attend the Special Meeting virtually, using one of the following four methods:
•	through the Internet by logging onto the website specified on your proxy card and following the prompts using the control number located on the proxy card;
•	by calling using the toll-free telephone number listed on your proxy card;
•	by completing, signing, dating, and returning your proxy card in the postage-paid return envelope provided; or
•
by attending the virtual Special Meeting and voting online at [•] on [•], 2021, at [•]. We encourage you to allow ample time for online check-in, which begins at [•]. In order to attend the virtual Special Meeting and vote online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your Shares at the Special Meeting or to vote by proxy prior to the Special Meeting.

If you hold your Shares through a bank, broker or other nominee, you should follow the separate voting instructions, if any, provided by the bank, broker or other nominee with the proxy statement. Your bank, broker or other nominee may provide proxy submissions through the Internet or by telephone. Please contact your bank, broker or other nominee to determine how to vote.
Revocability of Proxy
You may revoke your proxy at any time before it is voted, except as otherwise described below. If you do not hold your Shares through a bank, broker or other nominee, you may revoke your proxy before it is voted by:
•	submitting a later-dated proxy by mail, over the telephone or through the Internet (which automatically revokes the earlier proxy or voting instructions);
•
sending a written notice, including by facsimile or electronic mail, to the Secretary of the Company. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Special Meeting to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215; or

•	attending the Special Meeting and voting online.
If you hold your Shares through a bank, broker or other nominee, you will need to revoke or resubmit your proxy through your bank, broker or other nominee and in accordance with its procedures. If your bank, broker or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone or by mail. In order to attend the Special Meeting and vote, you will need to obtain a proxy for your bank, broker or other nominee, which is the shareholder of record.
Shares Owned by Our Directors and Executive Officers
As of July 28, 2021, our directors and executive officers beneficially owned 606,329 Shares, which represent approximately 1.4% of our Shares. See the section titled “Shareholdings of Directors and Management.”
The Merger
Background of the Merger
A description of the process we undertook, which led to the proposed Merger, including our discussions with LMHC, is included in the section of this proxy statement titled “The Merger—Background of the Merger.”
Reasons for the Merger; Recommendation of the Company Board
The Company Board, acting on the unanimous recommendation of a special committee of disinterested directors (the “Company Special Committee”), has unanimously (a) determined that the Merger is fair and in the best interests of the Company shareholders, (b) approved the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to the Company shareholders at the Special Meeting, and (d) recommended that the Company shareholders approve such adoption at the Special Meeting. Accordingly, the Company Board recommends that shareholders vote “FOR” the Merger Proposal at the Special Meeting. The Company Board also recommends that shareholders vote “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal. For a discussion of the material factors that the Company Board considered in determining to recommend the adoption of the Merger Agreement, please see the sections of this proxy statement titled “The Merger—Reasons for the Merger; Recommendation of the Company Board.”
Certain Effects of the Merger
If the Merger Agreement is approved by our shareholders and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub I will be merged with and into the Company, with the Company being the surviving entity and continuing its corporate existence under the name “State Auto Financial Corporation” as a wholly-owned indirect subsidiary of LMHC (the “Surviving Corporation”). As a result of the Merger, the separate corporate existence of Merger Sub I will cease and the Company will continue as the surviving entity. Following the Merger, we will take steps to delist our Shares from trading on NASDAQ and to deregister our Shares under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), so that we will no longer be required to file periodic and other reports with the SEC. In addition, following the Merger, you will no longer have an equity interest in the Company and will not participate in any potential future earnings of the Company.
The Merger Agreement also provides for SAM to reorganize (in accordance with all applicable provisions of Sections 3913.25 to 3913.38 of the Ohio Revised Code) pursuant to a Plan of Reorganization (the “Plan of Reorganization”) adopted by the board of directors of SAM (the “SAM Board”), which reorganization shall be effectuated through a merger (pursuant to Section 3913.32(A) and Section 1702.411 of the Ohio Revised Code and Section 19T(b)(ii) of Chapter 175 of the Massachusetts General Laws) of Merger Sub II with and into SAM, with SAM surviving such merger as an Ohio domiciled reorganized stock insurance subsidiary of LMHC (SAM, as so reorganized, “Reorganized SAM”), and LMHC granting equity rights in LMHC to each SAM member upon the extinguishment of such SAM member’s equity rights in SAM at the effective time of such merger (the foregoing components of one simultaneous transaction, collectively, the “SAM Transaction” and, together with the Merger, the “Transactions”).
Effects on the Company and Our Shareholders if the Merger is not Completed
If the Merger is not completed for any reason, our shareholders will not receive any payment for their Shares in connection with the Merger. Instead, we will remain a public company and our Shares will continue to be listed and traded on NASDAQ and registered under the Exchange Act. In addition, if the Merger Agreement is terminated under certain circumstances, we (or SAM, as applicable) may be obligated to pay a termination fee in the amount of $70,793,307 to LMHC.
Merger Consideration
In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (the “Effective Time”) (other than (1) Shares owned by the Company as treasury shares and Shares owned by LMHC and its subsidiaries, (2) Shares owned by SAM or any of the Company’s subsidiaries, and (3) Shares for which appraisal rights have been properly exercised under Ohio law) will be converted into the right to receive $52.00 per Share in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

Treatment of Equity Awards
At the Effective Time, equity-based awards of the Company will be treated as follows:
•
each restricted stock award of the Company (each, a “Company RSA”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time-based vesting Company RSA, or become vested at the target level of performance, in the case of a performance-based vesting Company RSA, and shall automatically be converted, to the extent vested after giving effect to this clause, into the right to receive the Merger Consideration;

•
each Share underlying a restricted stock unit, performance unit, or deferred stock unit (each, a “Company RSU”) that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time-based vesting Company RSU, or become vested at the target level of performance, in the case of a performance-based vesting Company RSU, and shall be automatically converted, to the extent vested after giving effect to this clause, into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of Shares subject to such Company RSU;

•
each option to acquire Shares (each, a “Company Stock Option”) that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, be deemed to be fully vested and shall be cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration, over (2) the per Share exercise price of such Company Stock Option, multiplied by (B) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time; and

•
each Company cash-based performance award unit (each, a “Company PAU”) that is outstanding immediately prior to the Effective Time shall become vested at the target level of performance, and shall automatically be cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to $1.00 and such amount shall be in full satisfaction of such Company PAU.

A.M. Best Rating
Pursuant to Section 7.19 of the Merger Agreement, LMHC has agreed to use reasonable best efforts to cause the SAM Insurance Companies and the STFC Insurance Companies to achieve an A.M. Best financial strength rating that is equivalent to the LMHC group rating (either as a group rating, through reinsurance or otherwise) (the “Target Rating”). In the event that State Auto has not received the Target Rating as of the Closing Date, LMHC shall continue to use reasonable best efforts to cause State Auto to achieve such rating within six months of the closing of the Transactions (the “Closing”). In the event that State Auto has not achieved the Target Rating within such six month period, then, subject to receiving required regulatory approvals, LMHC shall promptly thereafter make any required filings with the applicable insurance regulators to enter into a financial guarantee agreement, provide a capital infusion in support of State Auto or take such other reasonable steps in order to achieve the Target Rating and, subject to receipt of required regulatory approvals, implement such measures.
In the event that State Auto has not received the Target Rating as of the Closing, then for the period starting on the Closing Date and lasting until the date that State Auto achieves the Target Rating, James E. Kunk, Dwight E. Smith and Roger P. Sugarman shall be appointed to the Advisory Board that shall be formed for the purpose of overseeing the implementation of the Merger Agreement provisions related to the achievement of the Target Rating. The members of the Advisory Board shall receive annual remuneration for their services during their tenure as members of the Advisory Board in an amount equal to the base annual retainer they were paid as members of SAM Board during the twelve months prior to the Closing Date.
Conditions to the Closing of the Mergers
Consummation of the Transactions is subject to, among other things, the satisfaction or waiver of the following conditions:
•	approval of the Merger Agreement by the Company shareholders;
•
approval of the Plan of Reorganization and the proposed articles of incorporation and code of regulations to become effective for Reorganized SAM (the “SAM Amended Organizational Documents”) by the members of SAM (the “SAM Members”);

•	the expiration or termination of the waiting period applicable to the consummation of the Transactions under the Hart Scott Rodino Act (the “HSR Act”);
•	all governmental approvals, consents and filings for the Transactions having been obtained; and
•	the absence of legal obstacles that would prevent the consummation of the Transactions.
Each of the parties must also provide a certificate prior to the consummation of the Transactions attesting to the correctness of such party’s representations and warranties and the party’s compliance with the Merger Agreement. Further, the covenants and agreements of each party set forth in the Merger Agreement to be performed or complied with at or prior to the date on which the Closing occurs (the “Closing Date”) shall have been duly performed or complied with in all material respects and each party shall have received a certificate to such effect dated the Closing Date.
Opinion of Houlihan Lokey Capital, Inc. (Appendix C)
On July 9, 2021, Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) orally rendered its opinion to the Company Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Company Special Committee, dated July 9, 2021) as to whether, as of the date thereof, the Merger Consideration to be received by the holders of our Shares other than Shares owned by LMHC, SAM, STFC or any of their respective subsidiaries (collectively, the “Excluded Holders”) in the Merger pursuant to the Merger Agreement was fair to such holders (other than the Excluded Holders) from a financial point of view.
Houlihan Lokey’s opinion was furnished for the use of the Company Special Committee (in its capacity as such) and, as requested by the Company Special Committee, the Company Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of our Shares other than the Excluded Holders of the Merger Consideration to be received by such holders (other than the Excluded Holders) in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Company Special Committee, the Company Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.
No Solicitations by the Company
As part of the covenants, the Company and SAM agreed not to (i) solicit, initiate or knowingly encourage or knowingly facilitate the making of any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal (as defined in the Merger Agreement), (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of Company shareholders, (iv) enter into any Takeover Proposal Documentation (as defined in the Merger Agreement) with respect to a Takeover Proposal or (v) publicly propose to or agree to do any of the foregoing. However, if the Company receives a Takeover Proposal and the Company Board determines that such Takeover Proposal is a Superior Proposal (as defined in the Merger Agreement), the Company may consider and negotiate the Superior Proposal under certain conditions. If those conditions are met, the Company has the right to terminate the Merger Agreement in favor of the Superior Proposal.
Termination of the Merger Agreement
The Merger Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
•	by mutual agreement of the parties;

•	by any party, if any Governmental Authority (as defined in the Merger Agreement) enacts any laws preventing or prohibiting any of the Transactions;
•	by any party, if the requisite approvals by SAM Members and the Company shareholders are not obtained;
•	by the Company, prior to the receipt of the Company shareholder approval, if the Company shall have received a Superior Proposal;
•
by LMHC, (i) prior to the receipt of the Company shareholder approval, if the Company shall have made an Adverse Recommendation Change (as defined in the Merger Agreement) or (ii) there has been a willful and material breach by the Company or SAM of certain covenants in the Merger Agreement;

•	by any party, if the Transactions shall not have been consummated prior to May 12, 2022 (as such date may be extended by a period of three months up to two times under certain circumstances);
•
by LMHC, if (i) there has been a breach by the Company or SAM of any representation, warranty, covenant or agreement set forth in the Merger Agreement that would, individually or in the aggregate, result in a failure of a certain closing condition and (ii) such breach has not been cured (or is not capable of being cured) by the time period specified in the Merger Agreement; or

•
by the Company or SAM, if (i) there has been a breach by LMHC of any representation, warranty, covenant or agreement set forth in the Merger Agreement that would, individually or in the aggregate, result in a failure of a certain closing condition and (ii) such breach has not been cured (or is not capable of being cured) by the time period specified in the Merger Agreement.

If the Company terminates the Merger Agreement before the Company shareholder approval due to a Superior Proposal and the Company enters into an agreement to implement such Superior Proposal, or LMHC terminates the Merger Agreement due to an Adverse Recommendation Change or a breach by the Company or SAM of their covenants related to non-solicitation or their respective special meetings, the Company must pay a one-time termination fee of $70,793,307 to LMHC.
The Company must also pay such termination fee if the Merger Agreement is terminated for any of the following reasons and following such termination the Company consummates a Takeover Proposal or enters into an agreement to consummate a Takeover Proposal:
•
the Merger Agreement is terminated by any party due to the refusal by the Company shareholders to approve the Merger Agreement at the Special Meeting, and a Takeover Proposal became public and was not withdrawn five days prior to the Special Meeting;

•
the Merger Agreement is terminated by the Company, SAM or LMHC because the Transactions have not been consummated prior to May 12, 2022 (as such date may be extended by a period of three months up to two times under certain circumstances), and a Takeover Proposal was made known to the Company Board and was not withdrawn five days prior to such date; or

•
the Merger Agreement is terminated by LMHC due to a breach by the Company or SAM, and a Takeover Proposal was made known to the Company Board and was not withdrawn five days prior to such termination for breach.

Interests of Our Directors and Executive Officers in the Merger
Our directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of shareholders of the Company generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement. As described in more detail below, these interests potentially include:
•
certain of the Company’s executive officers hold Company RSAs, Company RSUs, Company Stock Options and Company PAUs that will be afforded the treatment described above under “Treatment of Equity Awards;”

•
certain executive officers (including the named executive officers) of the Company have the opportunity to earn stay bonuses subject to such executive’s (i) continuous employment through the Closing Date or the termination of their employment other than for cause or due to a resignation for good reason prior to the Closing Date and (ii) execution and non-revocation of a release of claims in favor of the Company;

•
each of the Company’s executive officers is party to an individual change of control agreement with the Company that provides severance and other benefits in the case of a “qualifying termination” following a change of control, which will include the completion of the Merger (as described below in “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger—Executive Change of Control Severance Agreements”);

•
each of the Company’s executive officers will be entitled to receive a payout pursuant to the One Team Incentive Plan (the “OTIP”) in the event the Company achieves the minimum performance goals established by the Compensation Committee of the Company Board (the “Compensation Committee”) with respect to the OTIP; and

•
certain indemnification arrangements for the Company’s current officers and directors and the continuation of certain insurance arrangements for the Company’s current officers and directors will be provided for six years after the completion of the transactions.

Please see the section of this proxy statement titled “The Merger—Interests of the Company’s Directors and Executive Officers in the Merger” for a more detailed discussion on the interests of the Company’s directors and executive officers in the Merger.
Governmental and Regulatory Approvals
Under the HSR Act and the rules promulgated thereunder by the Federal Trade Commission (“FTC”), the Merger cannot be consummated until each of SAM and LMHC files a notification and report form with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. Each of SAM and LMHC filed such a notification and report form with the FTC and the Antitrust Division of the Department of Justice on July 23, 2021.
The Plan of Reorganization is subject to the review and approval of the Superintendent of the Ohio Department of Insurance (the “Superintendent”) pursuant to the requirements of Sections 3913.25 to 3913.38 of the Ohio Revised Code. If the Superintendent approves the Plan of Reorganization, then SAM must make several additional filings with the Superintendent, the attorney general of the State of Ohio (the “Attorney General”) and the Ohio Secretary of State. LMHC is also required to file change of control applications (“Form A Filings”) and obtain the approval from the domiciliary insurance regulators for the change in control of SAM's insurance subsidiaries. LMHC will submit Form A Filings to the domiciliary insurance regulators in Arizona, Connecticut, Indiana, Iowa, Minnesota, Ohio and Wisconsin. SAM and LMHC have agreed to use reasonable efforts and to assist and cooperate with each other in providing any required notices or otherwise taking such actions as are necessary to obtain any required governmental approvals in connection with the Transactions.
LMHC is also required to provide market-based notification of the Transactions to various insurance regulators where the Company or certain subsidiaries and certain subsidiaries of LMHC both do business (“Form E Filings”). The Transactions cannot be consummated until the expiration or early termination of the Form E Notice waiting periods LMHC will make a Form E Filing to provide the requisite information to the states requiring such filing.
Financing
LMHC has represented in the Merger Agreement that it will have immediately available funds to pay the aggregate Merger Consideration contemplated by the Merger Agreement and any other amount required to be paid by it in connection with the consummation of the Transactions and to perform the other obligations of LMHC contemplated by the Merger Agreement. The obligation of LMHC, Merger Sub I, and Merger Sub II to consummate the Transactions is not subject to any financing condition.
U.S. Federal Income Tax Considerations for U.S. Holders
The Merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders (as defined below) of Shares. For U.S. federal income tax purposes, U.S. holders generally will recognize gain or loss from the Merger in an amount equal to the difference between the amount of cash such U.S. holder receives in the Merger and the aggregate adjusted tax basis of such U.S. holder’s Shares. For more information on the federal income tax consequences of the Merger, please see the section titled “The Merger—U.S. Federal Income Tax Considerations for U.S. Holders.” You should consult your own tax advisors concerning the tax consequences of the Merger to you in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).
Dissenters’ Rights Available to Company Shareholders (Appendix D)
If the Merger Agreement is adopted by the Company’s shareholders, Company shareholders who do not vote in favor of the Merger Proposal and who properly demand payment of fair cash value of their Shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that Company shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Company shareholder who is a record holder of Shares on the Record Date, and whose Shares are not voted in favor of the Merger Proposal may be entitled to be paid the “fair cash value” of such shares after the completion of the Merger in lieu of any applicable Merger Consideration.
To be entitled to such payment, a shareholder must, among other things, deliver to the Company a written demand for payment of the fair cash value of the Shares held by such shareholder with the information required by Section 1701.85(A)(4) of the Ohio Revised Code before the vote to adopt the Merger Agreement is taken, not vote in favor of the Merger Proposal, and otherwise comply with Section 1701.85. A shareholder’s failure to vote against the Merger Proposal will not constitute a waiver of such shareholder’s dissenters’ rights as long as such shareholder does not vote in favor of the Merger Proposal. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the Merger Proposal and will be deemed a waiver of dissenters’ rights. Any written demand must specify the shareholder’s name and address, the number and class of Shares held by him, her or it on the record date, and the amount claimed as the “fair cash value” of such Shares.
For shares listed on a national securities exchange (such as NASDAQ, on which the Shares are currently listed), the fair cash value will be the closing sale price of the Shares on the day before the vote of the Company shareholders on the adoption of the Merger Agreement. Shareholders holding Shares considering seeking payment of fair cash value of their Shares should be aware that the “fair cash value” of their Shares as determined pursuant to Section 1701.85 of the Ohio Revised Code could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Merger if they did not seek payment of fair cash value of their Shares.
Please see the section of this proxy statement titled “The Merger—Dissenters’ Rights Available to Company Shareholders” and the text of Sections 1701.84 and 1701.85, which are attached as Appendix D to this proxy statement and incorporated herein by reference, for more specific information on the procedures to be followed in exercising dissenters’ rights. Shareholders who wish to seek appraisal of their Shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights due to the complexity of the appraisal process and because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.
Market Price of the Shares
Our Shares are quoted on NASDAQ and assigned the symbol “STFC.” On July 9, 2021, which was the last trading day before we announced the signing of the Merger Agreement, our Shares closed at $17.26 per Share. On [•], 2021, which was the latest practicable date before the printing of this proxy statement, our Shares closed at $[•] per Share. The $52.00 per Share Merger Consideration to be paid for each Share in the Merger represents a premium of approximately 201% over the closing price on July 9, 2021. You are encouraged to obtain current market quotations for our Shares prior to voting your Shares.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGER
The following questions and answers are intended to address briefly some commonly asked questions regarding the Special Meeting and the proposed Merger. These questions and answers may not address all questions that may be important to you as a shareholder. You should read the more detailed information contained elsewhere in this proxy statement, the appendices to this proxy statement, and the documents referred to in this proxy statement.
Q.	Who sent me this proxy statement and proxy card?
A.
The Company Board sent you this proxy statement and proxy card. We began mailing this proxy statement and proxy card on or about [•], 2021. We will pay for this solicitation. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. The Company has not retained a professional soliciting organization to assist in soliciting proxies from banks, brokers, custodians, and other nominees; however, brokerage houses and other custodians, nominees, and fiduciaries may be requested to forward soliciting material to the beneficial owners of Shares, and will be reimbursed for their related expenses.

Q.	Why did I receive this proxy statement and proxy card?
A.
You received this proxy statement and proxy card because you are being asked to attend the Special Meeting and because you owned Shares as of the Record Date. You should carefully read this proxy statement, including its appendices and the other documents we refer to in this proxy statement, because they contain important information about the Merger, the Merger Agreement, and the Special Meeting. The enclosed voting materials allow you to vote your Shares without attending the Special Meeting. Your vote is very important. We encourage you to vote as soon as possible.

Q.	When and where is the Special Meeting?
A.	The Special Meeting will be virtually held at [•], on [•], 2021, at [•]. We encourage you to allow ample time for online check-in, which will open at [•].
Q.	Who can attend the Special Meeting?
A.
Only shareholders who owned Shares as of the Record Date are permitted to attend the virtual Special Meeting. You may attend the virtual Special Meeting, vote, and submit questions during the Special Meeting by visiting [•] and using your 16-digit control number to enter the meeting, which can be found on the proxy card in the box marked by an arrow. If you hold your Shares through a broker, bank or other nominee, you may attend the virtual Special Meeting only if you provide proof of beneficial ownership, such as through a legal proxy or a copy of the statement (such as a brokerage statement) from your broker, bank or other nominee record owner reflecting your stock ownership as of the Record Date. If you do not comply with the procedures outlined above, you will not be admitted to the virtual Special Meeting.

Q.	What is the Record Date?
A.
The Record Date is at the close of business on [•], 2021. The Record Date is established by the Company Board as required by Ohio law. Only shareholders of record as of the Record Date are entitled to: (a) receive notice of the Special Meeting and (b) vote at the Special Meeting and at any adjournment of the meeting. Each shareholder of record as of the Record Date is entitled to one vote for each Share held. On the Record Date, there were [•] Shares outstanding.

Q.	What is the purpose of the Special Meeting and what am I being asked to vote on?
A.
At the Special Meeting, you will be asked to vote on the Merger Proposal. A copy of the Merger Agreement is attached to this proxy statement as Appendix A. If the Transactions are consummated, pursuant to the Merger Agreement, at the Effective Time, each Share issued and outstanding immediately prior to the Effective Time (other than (1) Shares owned by the Company as treasury shares and Shares owned by

LMHC and its subsidiaries, (2) Shares owned by SAM or any of the Company’s subsidiaries, and (3) Shares for which appraisal rights have been properly exercised under Ohio law) will be converted into the right to receive the Merger Consideration of $52.00 per Share in cash, without interest and less any applicable withholding taxes.
As a result of the Merger, the Company will become a wholly-owned indirect subsidiary of LMHC, and Shares will cease to be listed on NASDAQ, will not be publicly traded, and will be deregistered under the Exchange Act.
You are also being asked to vote on the Advisory Compensation Proposal and the Adjournment Proposal.
Q.	What vote is required to approve the Merger Proposal?
A.
In order for the Merger Proposal to be approved, the affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote on the matter must vote “FOR” the Merger Proposal. Accordingly, the failure to submit your proxy or vote online, as well as abstentions and broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.

In order to approve the Advisory Compensation Proposal and the Adjournment Proposal, the affirmative vote of the holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon is required. Accordingly, shares deemed not in attendance at the Special Meeting, whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee or failure to vote at the Special Meeting, and broker non-votes will have no effect on the outcome of the Advisory Compensation Proposal or the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal and “AGAINST” the Adjournment Proposal.
On the date of, but following, the execution of the Merger Agreement, SAM, the owner of approximately 58.8% of the issued and outstanding Shares as of such date, entered into the Voting Agreement. Pursuant to the Voting Agreement, SAM agreed to vote its Shares (i) in favor of (a) the adoption of the Merger Agreement and (b) any proposal to adjourn the Special Meeting if there are insufficient Shares represented to constitute the necessary quorum; and (ii) against (a) any Takeover Proposal, (b) any action, proposal, transaction, or agreement which would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of SAM or the Company under the Merger Agreement or of SAM under the Voting Agreement, and (c) any action, proposal, transaction, or agreement that would reasonably be expected to prevent or materially delay or materially impair consummation of the Merger. Accordingly, unless the Voting Agreement is terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, SAM will vote its Shares in favor of the Merger Proposal, no vote of any shareholder of the Company other than SAM is required to approve the Merger Proposal, and the Merger Proposal will be approved at the Special Meeting.
Q.	What is a “broker non-vote”?
A.
If a beneficial owner of Shares held in “street name” by a bank, broker or other nominee does not provide the organization that holds its Shares with specific voting instructions, then, under applicable rules, the organization that holds its Shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. If the organization that holds the beneficial owner’s Shares does not receive instructions from such shareholder on how to vote its Shares on any proposal to be voted on at the Special Meeting, that bank, broker or other nominee will inform the inspector of election at the Special Meeting that it does not have authority to vote on any proposal at the Special Meeting with respect to such Shares, and, furthermore, such Shares will not be deemed to be in attendance at the meeting. This is generally referred to as a “broker non-vote.” However, if the bank, broker or other nominee receives instructions from such shareholder on how to vote its Shares as to at least one proposal but not all of the proposals, the Shares will be voted as instructed on the proposal as to which voting instructions have been given but will not be voted on the other, uninstructed proposal(s).

Q.	Is any other vote required before the Merger can close?
A.
In addition to the approval of our shareholders, in order for the Merger to be consummated, among other things, the Merger Agreement must be adopted by a majority of the votes cast by SAM Members entitled to vote.

Q.	How do I cast my vote if I am a shareholder of record?
A.
If your Shares are registered directly in your name with our transfer agent, Computershare, you are considered, with respect to those Shares, to be the “shareholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by the Company. If you are a shareholder of record as of the Record Date, you may vote such Shares via the Internet during the Special Meeting or by submitting your proxy via the Internet, by telephone or by completing, signing, and returning the enclosed proxy card by mail in the prepaid reply envelope. For more detailed instructions on how to vote using one of these methods, please see the section of this proxy statement titled “The Special Meeting — Voting Procedures.”

If you are a shareholder of record and you submit a proxy card or voting instructions but do not direct how to vote on each item, the persons named as proxies will vote your Shares in favor of each of the Merger Proposal, the Advisory Compensation Proposal, and the Adjournment Proposal.
Q.	How do I cast my vote if my Shares are held in “street name” by my bank, broker or other nominee?
A.
If your Shares are held through a bank, broker or other nominee, you are considered the “beneficial owner” of Shares held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those Shares, to be the shareholder of record.

If you are a beneficial owner of Shares held in “street name,” you may follow the instructions from your bank, broker or other nominee in order to vote such Shares. Your bank, broker or other nominee will vote your Shares only if you provide instructions on how to vote by properly completing the voting instructions form sent to you by your bank, broker or other nominee with this proxy statement. Without providing those instructions, your Shares will not be voted by your bank, broker or other nominee, which will have the same effect as a vote “AGAINST” the Merger Proposal.
If you are a beneficial owner of Shares held in “street name,” you may also attend the Special Meeting and vote your Shares online at the virtual Special Meeting. For more detailed instructions on how to vote online at the Special Meeting, please see the section of this proxy statement titled “The Special Meeting — Voting Procedures.”
Q.	What is the proposed transaction and what effects will it have on the Company?
A.
The proposed transaction involves the merger of Merger Sub I with and into the Company. As a result of the Merger, the Company will become a wholly-owned indirect subsidiary of LMHC, and the Company’s Shares will cease to be listed on NASDAQ, will not be publicly traded, and will be deregistered under the Exchange Act. The Company will no longer file periodic reports with the U.S. Securities and Exchange Commission (the “SEC”) as a result of the deregistration of our Shares under the Exchange Act.

Q.	If the Merger is completed, what will I receive for my Shares?
A.
You will receive the Merger Consideration of $52.00 in cash, without interest and less any applicable withholding taxes, for each Share you own as of the Record Date if you do not properly exercise your appraisal rights under Ohio law.

Q.	How are Company restricted stock awards treated in the Merger?
A.
Each Company RSA that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time-based vesting Company RSA, or become vested at the target level of performance, in the case of a performance-based vesting Company RSA, and shall automatically be converted, to the extent vested after giving effect to this clause, into the right to receive the Merger Consideration.

Q.	How are Company restricted stock units treated in the Merger?
A.
Each Company RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time-based vesting Company RSU, or become vested at the target level of performance, in the case of a performance-based vesting Company RSU, and shall be automatically converted, to the extent vested after giving effect to this clause, into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of Shares subject to such Company RSU.
Q.	How are Company Stock Options treated in the Merger?
A.
Each Company Stock Option that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, be deemed to be fully vested and shall be cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration, over (2) the per Share exercise price of such Company Stock Option, multiplied by (B) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time.

Q.	How are Company cash-based performance award units treated in the Merger?
A.
Each Company PAU that is outstanding immediately prior to the Effective Time shall become vested at the target level of performance, and shall automatically be cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to $1.00 and such amount shall be in full satisfaction of such Company PAU.

Q.	Do any of the Company’s directors or executive officers have any interests in the Merger that may differ from or be in addition to my interests as a shareholder?
A.
Yes. In considering the recommendation of the Company Board with respect to the Merger Agreement, you should be aware that some of the Company's directors and executive officers have interests in the Merger that are different from, or in addition to, the interests of our shareholders generally. For descriptions of these interests, please see the section of this proxy statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger.”

Q.	How does the Company Board recommend I vote?
A.
The Company Board, acting on the unanimous recommendation of the Company Special Committee, recommends that you vote “FOR” the Merger Proposal because the Company Board believes that the Merger is fair and in the best interests of the Company’s shareholders. For a more complete description of the Company Board’s reasons for recommending the Merger Agreement, please see the section of this proxy statement titled “The Merger—Reasons for the Merger.”

The Company Board also recommends a vote “FOR” the Advisory Compensation Proposal and a vote “FOR” the Adjournment Proposal.
Q.	Who are the members of the special committees?
A.
Certain directors of the Company also serve on the SAM Board. The SAM Board and the Company Board determined that it was advisable for each board to have its own separate advisors and for each to form a special transaction committee. Each board authorized the formation of a special committee composed of directors who serve on only its board of directors. Michael J. Fiorile, Kym M. Hubbard, David R. Meuse, Setareh Pouraghabagher, and S. Elaine Roberts are the members of the Company Special Committee, none of whom serves on the SAM Board. James E. Kunk, Michelle M. Lantow, Peter Migliorato, Marsha P. Ryan, James R. Sappington, and Roger P. Sugarman are the members of the special committee of SAM Board (the “SAM Special Committee”), none of whom serves on the Company Board.

Q.
Why am I being asked to consider and approve, on a non-binding advisory basis, compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger?

A.
The SEC, in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, adopted rules that require the Company to seek an advisory (non-binding) vote with respect to certain payments that may be made to the Company’s named executive officers in connection with the Merger.

Q.	What will happen if shareholders do not approve the compensation that may be paid or become payable to the Company’s named executive officers that is based on or otherwise relates to the Merger?
A.
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Company, LMHC or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay the compensation, if the Merger Proposal is approved and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory, non-binding vote.

Q.	May I change my vote after I have voted?
A.	Yes. You can revoke your proxy at any time before it is voted at the Special Meeting by any of the following methods:
•
submitting a later-dated proxy by mail, over the telephone, or through the Internet. If you submit your later-dated proxy by telephone or through the Internet you must do so no later than 11:59 p.m. (E.T.) on [•], 2021, and if you submit your later-dated proxy by mail, it must be received by the Company prior to the commencement of voting at the Special Meeting;

•
sending a written notice, including by facsimile or electronic mail, to the Secretary of the Company that is delivered before the Special Meeting to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215; or

•
virtually attending the Special Meeting and voting online. If your Shares are held in the name of a bank, broker or other nominee, you must obtain a proxy, executed in your favor, from the institution that holds your Shares to be able to vote at the Special Meeting.

Q.	Where can I find the voting results of the Special Meeting?
A:
Within four (4) business days following certification of the final voting results, the Company intends to file the final voting results of the Special Meeting with the SEC on Form 8-K. All reports that the Company files with the SEC are publicly available when filed. For more information, please see the section of this proxy statement titled “Where You Can Find Additional Information.”

Q.	Will I have the right to have my Shares appraised if I dissent from the Merger?
A.
Yes, you will have appraisal rights. If you wish to exercise your right to an appraisal as a dissenting shareholder, you must not vote in favor of the Merger Proposal, must deliver to the Company a written demand for such an appraisal before the vote on the Merger Proposal, and you must strictly follow the other requirements of Ohio law pertaining to appraisal rights. A summary describing the requirements you must meet in order to exercise your right to an appraisal is in the section of this proxy statement titled “The Merger—Appraisal Rights” and Appendix D.

Q.	When is the Merger expected to be completed and what are the material conditions to completion?
A.
We currently expect to complete the Merger in 2022, but we cannot be certain when or if the conditions to the Merger will be satisfied or, to the extent permitted, waived. The Merger cannot be completed until a number of conditions are satisfied, including: adoption of the Merger Agreement by the Company’s shareholders at the Special Meeting; adoption of the Merger Agreement by the SAM Members; the parties obtaining certain specified governmental and regulatory approvals; and no governmental authority shall have enacted, issued, promulgated, enforced or entered any Laws (whether temporary, preliminary or permanent), in each case, that is in effect and that enjoins, prevents or otherwise prohibits consummation of the Transactions.

Q.	Should I send in my share certificates now?
A:
No. Shortly after the Merger is completed, you will receive a letter of transmittal with instructions informing you how to send in your share certificates to the exchange agent in order to receive your cash payment. You should use the letter of transmittal to exchange share certificates for the cash payment to which you are entitled as a result of the Merger. PLEASE DO NOT SEND IN SHARE CERTIFICATES WITH YOUR PROXY.
Q.	What happens if the Merger is not completed?
A:
If the Merger is not completed for any reason, shareholders will not receive any payment for their Shares in connection with the Merger. Instead, unless and until we consummate another transaction similar to the Merger, we will remain a public company and the Shares will continue to be listed and traded on NASDAQ and registered under the Exchange Act. Under specified circumstances, we (or SAM, as applicable) may be required to pay LMHC a termination fee as described in the section of this proxy statement titled “The Merger Agreement—Termination.”

Q.	Is the Merger expected to be taxable?
A.
The Merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of Shares. For U.S. federal income tax purposes, U.S. holders generally will recognize gain or loss from the Merger in an amount equal to the difference between the amount of cash such U.S. holder receives in the Merger and the aggregate adjusted tax basis of such U.S. holder’s Shares. For more information on the federal income tax considerations applicable to the Merger, please see the section of this proxy statement titled “The Merger—U.S. Federal Income Tax Considerations for U.S. Holders.” You should consult your own tax advisors concerning the tax consequences of the Merger to you in light of your particular circumstances (including the application and effect of any state, local or non-U.S. income and other tax laws).

Q.	What does it mean if I receive more than one proxy card?
A.
It means that you have multiple accounts at the transfer agent and/or with brokers. Please sign and return all proxy cards to ensure that all of your Shares are voted. We recommend you contact your broker, bank or other nominee, or our transfer agent to consolidate as many accounts as possible under the same address. Our transfer agent is Computershare.

Q.	Who can help answer my other questions?
A.
If you need assistance in submitting your proxy or voting your Shares or need additional copies of this proxy statement or the enclosed proxy card, please contact the Company at the following address: State Auto Financial Corporation, Attn: Investor Relations, 518 East Broad Street, Columbus, Ohio 43215; or by contacting Investor Relations at (800) 622-6757 (U.S., Canada, Puerto Rico) or (781) 575-4735 (outside the U.S.). If your broker holds your Shares, you should also call your broker for additional information.

Q.	Where can I find more information about the Company?
A.
We file reports, proxy statements, and other information with the SEC. The filings are available to the public at the SEC’s website, http://www.sec.gov. Our website, https://investor.stateauto.com/financial-information/sec-filings, has copies of these filings as well. Information on our website is not incorporated by reference in this proxy statement. Our Shares are listed on NASDAQ under the symbol “STFC” and you may inspect our SEC filings at the SEC’s public reference facilities. For a more detailed description of the information available, please see the section of this proxy statement titled “Where You Can Obtain Additional Information.”

CAUTIONARY STATEMENT REGARDING
FORWARD-LOOKING STATEMENTS
Information both included and incorporated by reference in this proxy statement may contain statements that are considered “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, regarding, among other things, our expected financial position and business are forward-looking statements. These forward-looking statements are identified by their use of terms such as: “expect(s),” “intend(s),” “may,” “plan(s),” “should,” “believe(s),” “anticipate(s),” “will,” “project(s),” “estimate(s),” “continue,” “potential,” “opportunity,” “on track” or similar terms. We or our representatives may also make similar forward-looking statements from time to time orally or in writing. We cannot guarantee that we will achieve these plans, intentions or expectations, including completing the Merger on the terms summarized in this proxy statement. You are cautioned that these forward-looking statements are subject to a number of risks, uncertainties or other factors that may cause (and in some cases have caused) actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include, but are not limited to, the following:
•	the risk that the Merger may not be consummated in a timely manner, if at all;
•
the occurrence of events, changes or other circumstances that could give rise to the termination of the Merger Agreement, including under circumstances which may require us (or SAM, as applicable) to pay LMHC a termination fee in the amount of $70,793,307;

•	SAM may be unable to obtain the approval of its members required for the SAM Transaction;
•	the outcome of any legal proceeding instituted against us or others in connection with the Merger;
•	conditions to the closing of the Merger may not be satisfied or the Merger Agreement may be terminated prior to the closing;
•	our businesses may suffer as a result of uncertainty surrounding the Merger;
•	the effect of the announcement of the Merger on our business relationships, operating results, and business generally;
•	the amount of the costs, fees, expenses, and charges related to the Merger;
•	risks regarding employee retention;
•	diversion of our management’s attention from ongoing business operations;
•	future regulatory or legislative actions that could adversely affect us;
•	other economic, business, and/or competitive factors that could adversely affect us; and
•	other risks detailed in our filings with the SEC, including our most recent filings on Form 10-K or Form 10-Q, which are available at http://www.sec.gov.
These factors may not constitute all of the factors that could cause actual results to differ materially from those discussed in any forward-looking statement. We operate in a continually changing business environment and new factors emerge from time to time. We cannot predict such factors nor can we assess the impact, if any, of such factors on our financial position or our results of operations. Accordingly, forward-looking statements should not be relied upon as a predictor of actual results.
We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
All forward-looking statements included in this proxy statement speak only as of the date of this proxy statement and all forward-looking statements incorporated by reference into this proxy statement speak only as of the date of the document in which they were included. We expressly disclaim any obligation to release publicly any revision or updates to any forward-looking statements, except to the extent required by law. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.
All information contained in this proxy statement concerning SAM and its affiliates has been supplied by SAM and has not been independently verified by us. All information contained in this proxy statement concerning LMHC, Merger Sub I, Merger Sub II, and their affiliates has been supplied by LMHC and has not been independently verified by us.

THE SPECIAL MEETING
General: Date, Time and Place
This proxy statement is being furnished to our shareholders as part of the solicitation of proxies by the Company Board for use at the Special Meeting to be held on [•], 2021, at [•]. In light of the continuing public health concern resulting from the COVID-19 pandemic, the Special Meeting will be held as a completely “virtual meeting.” You will be able to attend the Special Meeting, vote, and submit questions during the Special Meeting via a live webcast by visiting [•]. We encourage you to allow ample time for online check-in, which will open at [•].
Matters to be Considered
At the Special Meeting, you will be asked to consider and vote upon: (i) the Merger Proposal; (ii) the Advisory Compensation Proposal; and (iii) the Adjournment Proposal.
Recommendation of the Company Board
The Company Board carefully reviewed and considered the terms and conditions of the Merger Agreement and the Merger. The Company Board, acting on the unanimous recommendation of the Company Special Committee, has unanimously (a) determined that the Merger is fair and in the best interests of the Company shareholders, (b) approved the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to the Company shareholders at the Special Meeting, and (d) recommended that the Company shareholders approve such adoption at the Special Meeting. Accordingly, the Company Board recommends a vote “FOR” the Merger Proposal. For a discussion of the factors that the Company Board considered in determining to recommend the adoption of the Merger Agreement, please see the section of this proxy statement titled “The Merger—Reasons for the Merger.”
The Company Board also recommends a vote “FOR” the Advisory Compensation Proposal and a vote “FOR” the Adjournment Proposal.
Record Date and Quorum
The holders of record of Shares as of the close of business on [•], 2021, the Record Date, will be entitled to receive notice of, and to vote at, the Special Meeting or any adjournment thereof. As of the Record Date, there were [•] Shares outstanding. The Record Date is earlier than both the date of the Special Meeting and the date that the Merger is expected to be completed. If you transfer your Shares after the Record Date but before the Special Meeting, you will retain the right to vote at the Special Meeting, but you will have transferred the right to receive the Merger Consideration. In order to receive the Merger Consideration, you must beneficially own your Shares at the Effective Time.
A quorum of shareholders is necessary to take action at the Special Meeting. A majority of the voting power of the Shares entitled to vote, represented virtually or by proxy at the Special Meeting, will constitute a quorum. Votes cast online or by proxy at the Special Meeting will be tabulated by the inspectors of election appointed for the Special Meeting. The inspectors of election will determine whether a quorum is present at the Special Meeting. The inspector of elections will treat abstentions as present for purposes of determining the presence of a quorum.
If a beneficial owner of Shares held in “street name” by a bank, broker or other nominee does not provide the organization that holds its Shares with specific voting instructions, then, under applicable rules, the organization that holds its Shares may generally vote on “discretionary” matters but cannot vote on “non-discretionary” matters. If the organization that holds the beneficial owner’s Shares does not receive instructions from such shareholder on how to vote its Shares on any proposal to be voted on at the Special Meeting, that bank, broker or other nominee will inform the inspector of election at the Special Meeting that it does not have authority to vote on any proposal at the Special Meeting with respect to such Shares, and, furthermore, such Shares will not be deemed to be in attendance at the meeting. This is generally referred to as a “broker non-vote.” However, if the bank, broker or other nominee receives instructions from such shareholder on how to vote its Shares as to at least one proposal but not all of the proposals, the Shares will be voted as instructed on any proposal which voting instructions have been given but will not be voted on the other, uninstructed proposal(s).

If a quorum is not present, the only business that can be transacted at the Special Meeting is the adjournment of the meeting to another date or time.
Required Vote
Approval of the Merger Proposal
Each outstanding Share on the Record Date entitles the holder to one vote at the Special Meeting. Completion of the Merger requires, among other conditions, the adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote on the matter. Accordingly, the failure to submit your proxy or vote online, as well as abstentions and broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.
Because SAM has agreed in the Voting Agreement to vote its Shares in favor of the Merger Proposal, unless the Voting Agreement has been terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, the vote of no shareholder of the Company other than SAM is required to approve the Merger Proposal, and the Merger Proposal will be approved at the Special Meeting.
Approval of the Advisory Compensation Proposal
The approval of the Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, shares deemed not in attendance at the Special Meeting, whether due to the failure to submit your proxy or vote online, as well as broker non-votes, will have no effect on the outcome of the Advisory Compensation Proposal. Abstentions will have the same effect as a vote “AGAINST” the Advisory Compensation Proposal.
The vote on the Advisory Compensation Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. Because the vote on the Advisory Compensation Proposal is advisory only, it will not be binding on the Company, the Company Board, LMHC or the Surviving Corporation. Accordingly, because the Company is contractually obligated to pay the compensation, if the Merger Agreement is adopted by the holders of common stock and the Merger is completed, the compensation will be payable, subject only to the conditions applicable thereto, regardless of the outcome of the advisory, non-binding vote.
Approval of the Adjournment Proposal
The approval of the Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon. Accordingly, the failure to submit your proxy or vote online, as well as broker non-votes, will have no effect on the outcome of the Adjournment Proposal. Abstentions will have the same effect as a vote “AGAINST” the Adjournment Proposal.
The vote on the Adjournment Proposal is a vote separate and apart from the vote to adopt the Merger Agreement. The Company will not call a vote on this proposal if the Merger Proposal is approved at the Special Meeting.
Tabulation of Votes; Results
The Company will retain an independent party to receive and tabulate the proxies and ballots, and to serve as the inspector of election to certify the results of the Special Meeting.
Voting Procedures
Whether or not you plan to attend the Special Meeting virtually and regardless of the number of Shares that you own, your careful consideration of, and vote on, the Merger Agreement is important and we encourage you to vote promptly.

If you do not hold your Shares through a bank, broker or other nominee, to ensure that your Shares are voted at the Special Meeting, we recommend that you promptly submit your proxy, even if you plan to attend the Special Meeting virtually, using one of the following four methods:
•
voting by Mail. If you choose to vote by mail, simply complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you intend to submit your proxy by mail, it must be received by us prior to the commencement of voting at the Special Meeting. If you sign your proxy card and return it without marking any voting instructions, your Shares will be voted “FOR” the Merger Proposal, “FOR” the Advisory Compensation Proposal, and “FOR” the Adjournment Proposal;

•
voting by Telephone. You can vote your Shares by telephone by calling the toll-free telephone number provided on the proxy card. Telephone voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using the personal control number located on your proxy card. If you vote by telephone, you should not return your proxy card. If you submit your later-dated proxy by telephone you must do so no later than 11:59 p.m. (E.T.) on [•], 2021;

•
voting by Internet. You can also vote on the Internet by signing on to the website identified on the proxy card and following the procedures described on the website. Internet voting is available 24 hours a day, and the procedures are designed to authenticate votes cast by using a personal control number located on your proxy card. If you vote on the Internet, you should not return your proxy card. If you submit your later-dated proxy by Internet you must do so no later than 11:59 p.m. (E.T.) on [•], 2021; or

•
attending the Special Meeting and voting online at [•] on [•], 2021, at [•]. We encourage you to allow ample time for online check-in, which begins at [•]. In order to attend the virtual Special Meeting and vote online, you will need the 16-digit control number included on your proxy card or on the instructions that accompanied your proxy materials. The control number is designed to verify your identity and allow you to vote your Shares at the Special Meeting or to vote by proxy prior to the Special Meeting.

If you hold your Shares through a bank, broker or other nominee, you should follow the separate voting instructions, if any, provided by the bank, broker or other nominee with the proxy statement. Your bank, broker or other nominee may provide proxy submissions through the Internet or by telephone. Please contact your bank, broker or other nominee to determine how to vote.
Revocability of Proxy
You can revoke your proxy at any time before the vote is taken at the Special Meeting. If you do not hold your Shares through a bank, broker or other nominee, you may revoke your proxy before the proxy is voted by:
•	submitting a later-dated proxy by mail, over the telephone, or through the Internet;
•
sending a written notice, including by facsimile or electronic mail, to the Secretary of the Company that is delivered before the Special Meeting to corporatesecretary@stateauto.com or in writing to the Corporate Secretary at our principal executive offices, 518 East Broad Street, Columbus, Ohio 43215; or

•	attending the Special Meeting and voting online. Your virtual attendance at the Special Meeting will not in and of itself revoke your proxy. You must also vote your Shares at the Special Meeting.
If you hold your Shares through a bank, broker or other nominee, you will need to revoke or resubmit your proxy through your bank, broker or other nominee and in accordance with its procedures. If your bank, broker or other nominee allows you to submit a proxy via the Internet or by telephone, you may be able to change your vote by submitting a new proxy via the Internet or by telephone or by mail. In order to attend the Special Meeting and vote, you will need to obtain a proxy for your bank, broker or other nominee, which is the shareholder of record.
All Shares represented by valid, unrevoked proxies we receive through this solicitation will be voted in accordance with your instructions on the proxy card. If you vote your Shares by telephone or through the Internet, your Shares will be voted at the Special Meeting as instructed.

Shares Owned by Our Directors and Executive Officers
As of July 28, 2021, our directors and executive officers beneficially owned 606,329 Shares, which represent approximately 1.4% of our Shares. See the section titled “Shareholdings of Directors and Management.”
Solicitation of Proxies
The expense of soliciting proxies will be borne by the Company. Proxies will be solicited by mail and may be solicited, for no additional compensation, by officers, directors or employees of the Company or its subsidiaries, by telephone, facsimile, electronic mail or in person. Brokerage houses and other custodians, nominees, and fiduciaries may be requested to forward soliciting material to the beneficial owners of Shares, and will be reimbursed for their related expenses.
Adjournments
Although it is not currently expected, the Special Meeting may be adjourned for the purpose of soliciting additional proxies. An adjournment of the Special Meeting may be made by the affirmative vote of the holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon.
At any subsequent reconvening of the Special Meeting at which a quorum is represented by proxy, any business may be transacted that might have been transacted at the original meeting, and all proxies will be voted in the same manner as they would have been voted at the original convening of the Special Meeting, except for any proxies that have been validly revoked or withdrawn prior to the reconvened meeting.
Householding
The SEC has adopted rules that permit companies and intermediaries, such as brokers and banks, to satisfy the delivery requirements for proxy statements with respect to two or more shareholders sharing an address by delivering a single proxy statement, as applicable, addressed to those shareholders, unless contrary instructions have been received. This procedure, which is commonly referred to as “householding,” reduces the amount of duplicate information that shareholders receive and lowers printing and mailing costs for companies.
Certain brokerage firms may have instituted householding for beneficial owners of our Shares held through brokerage firms. If your family has multiple accounts holding our Shares, you may have already received a householding notification from your broker. You may decide at any time to revoke your decision to household, and thereby receive multiple copies of proxy materials. If you wish to opt out of this procedure and receive a separate set of proxy materials in the future, or if you are receiving multiple copies and would like to receive only one, you should contact your bank, broker or other nominee or the Company at the address and telephone number below. A separate copy of these proxy materials will be promptly delivered to any shareholder upon written request by contacting the Company at the following address: State Auto Financial Corporation, Attn: Investor Relations, 518 East Broad Street, Columbus, Ohio 43215; or by contacting Investor Relations at (800) 622-6757 (U.S., Canada, Puerto Rico) or (781) 575-4735 (outside the U.S.).
What to Do if You Have Technical Difficulties or Trouble Accessing the Virtual Meeting Website
Technicians will be ready to assist you with any technical difficulties you may have accessing the virtual meeting website. If you encounter any difficulties accessing the virtual meeting website during the check-in or meeting time, please call the technical support number that will be posted on the virtual meeting website log-in page at [•].
Other Assistance
If you need assistance in completing your proxy card or have questions regarding the Special Meeting, please contact the Company at the following address: State Auto Financial Corporation, Attn: Investor Relations, 518 East Broad Street, Columbus, Ohio 43215; or by contacting Investor Relations at (800) 622-6757 (U.S., Canada, Puerto Rico) or (781) 575-4735 (outside the U.S.).

THE MERGER
Introduction
We are seeking adoption by our shareholders of the Merger Agreement. Pursuant to the Merger Agreement, at the Effective Time, each Share (other than (1) Shares owned by the Company as treasury shares and Shares owned by LMHC and its subsidiaries, (2) Shares owned by SAM or any of the Company’s subsidiaries, and (3) Shares for which appraisal rights have been properly exercised under Ohio law) will be converted into the right to receive the Merger Consideration of $52.00 per Share in cash, without interest and less any applicable withholding taxes.
The Parties to the Merger Agreement
State Auto Financial Corporation
The Company, headquartered in Columbus, Ohio, is a super-regional property and casualty insurance holding company. The Company common stock is traded on NASDAQ, which represents the top fourth of all NASDAQ listed companies. The insurance subsidiaries of the Company are part of State Auto. State Auto markets its insurance products throughout the United States, through independent insurance agencies, which include retail agencies and wholesale brokers. State Auto is rated A- (Excellent) by the A.M. Best Company and includes SAM, State Auto P&C, State Auto Ohio, State Auto Wisconsin, Milbank, Meridian Security, Patrons Mutual, Rockhill Insurance, Plaza Insurance, American Compensation, and Bloomington Compensation.
Additional information about the Company is contained in its public filings, certain of which are incorporated by reference herein. Please see the section of this proxy statement titled “Where You Can Find Additional Information.”
State Automobile Mutual Insurance Company
State Automobile Mutual Insurance Company
518 East Broad Street
Columbus, Ohio 43215
Telephone: (614) 464-5000
SAM, headquartered in Columbus, Ohio, is a mutual insurance company organized as a nonprofit corporation under the laws of the State of Ohio. SAM was originally organized in 1921. As of July 28, 2021, SAM held approximately 58.7% of the issued and outstanding Shares. Together with its subsidiaries, SAM engages in the personal and commercial property and casualty insurance business throughout the United States. SAM and its subsidiaries operate together to pursue a strategy of underwriting a broad array of commercial and personal coverages. These insurance coverages are marketed through approximately 3,400 independent insurance agencies. Regional offices are maintained in Indiana, Iowa, Maryland, Minnesota, South Dakota, Tennessee and Texas.
LMHC
Liberty Mutual Holding Company Inc.
175 Berkeley Street
Boston, MA 02116
Telephone: (857) 224-6655
LMHC, headquartered in Boston, was formed in 2001 as part of the mutual holding company reorganization of Liberty Mutual Insurance Company, a Massachusetts stock property and casualty insurance company founded in 1912. The Liberty Mutual group is a diversified global insurer and the fourth largest property and casualty insurer in the U.S. based on 2020 direct written premium. LMHC, through its subsidiaries and affiliated companies, offers a wide range of property and casualty insurance products and services to individuals and businesses alike, including personal automobile, homeowners, accident & health, commercial automobile, general liability, property, surety, workers compensation, group disability, group life, specialty lines, reinsurance and individual life products.

Merger Sub I
Pymatuning, Inc.
175 Berkeley Street
Boston, MA 02116
Telephone: (857) 224-6655
Merger Sub I, a wholly-owned indirect subsidiary of LMHC, is an Ohio corporation incorporated for the purpose of effecting the Merger. Merger Sub I has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the Merger.
Merger Sub II
Andover, Inc.
175 Berkeley Street
Boston, MA 02116
Telephone: (857) 224-6655
Merger Sub II, a wholly-owned direct subsidiary of LMHC, is an Ohio corporation incorporated for the purpose of effecting the SAM Transaction. Merger Sub II has not conducted any activities other than those incidental to its formation and the matters contemplated by the Merger Agreement, including the preparation of applicable regulatory filings in connection with the SAM Transaction.
Background of the Merger
SAM is a mutual property and casualty insurance company, with its policyholders constituting its members; it does not have shareholders. SAM held approximately 58.7% of the Shares as of July 28, 2021. Both the Company and SAM have various subsidiaries that operate as insurance companies and other related businesses. The Company Board and the SAM Board (together referred to in this Background of the Merger section as the “Boards”), and the senior management of the Company and SAM, periodically review and consider business alternatives to protect and enhance value for the business and all of the constituencies of the Company and SAM, including members/policyholders, shareholders, employees, suppliers, creditors and the states and communities in which the Company and SAM and their respective insurance subsidiaries operate. State Auto considers its strategic options in light of the totality of the circumstances, including current and anticipated business trends, regulatory conditions, member/policyholder interests, short-term and long-term value for the shareholders of the Company, the impact on constituencies and the ratings environment expected to impact State Auto and the insurance industry.
On August 25, 2020, David H. Long, LMHC’s Chairman, President and Chief Executive Officer, telephoned Michael E. LaRocco, President and Chief Executive Officer of the Company and SAM, and Chairman of the Company Board, to discuss a potential transaction involving the Company, SAM and LMHC.
Following the August 25, 2020 conversation, Mr. LaRocco informed Michael J. Fiorile and James E. Kunk, lead director of the Company Board and Chairman of the SAM Board, respectively, about his conversation with Mr. Long.
On September 3, 2020, Mr. Long and Mr. LaRocco again spoke by telephone to discuss a potential transaction involving the Company, SAM and LMHC.
On September 10, 2020, the Company, SAM and LMHC entered into a confidentiality agreement on customary terms and conditions.
On September 15, 2020, the Boards held a joint virtual meeting with representatives of Company senior management in attendance. At this meeting, Mr. LaRocco described the conversations with Mr. Long and the Boards, after conferring separately, authorized Mr. LaRocco to continue discussions with LMHC.
On September 15, 2020, LMHC and State Auto exchanged presentations in anticipation of a virtual meeting to follow on September 16, 2020.
On September 16, 2020, several members of the senior management teams of State Auto and LMHC held a virtual meeting to discuss a possible transaction. Nik Vasilakos, Group Head of Mergers and Acquisitions of

LMHC, verbally indicated that, subject to the completion of diligence, LMHC would be willing to pay $35.00 per Share for the Shares not held by State Auto. During this meeting, Mr. Vasilakos also discussed LMHC’s plans with respect to the operation of State Auto’s businesses and their potential integration with LMHC’s existing operations.
On September 22, 2020, the Company Board by written action appointed a special committee of the Company Board to be formed and empowered with exclusive authority on behalf of the Company to review, evaluate, investigate, negotiate and approve the terms of any potential transaction involving the Company, comprised solely of directors of the Company who are not affiliated with LMHC and are not directors of SAM or employees of State Auto. Mr. Fiorile was appointed as the chairperson of the committee.
Also on September 22, 2020, the SAM Board by separate written action appointed a special committee of the SAM Board (the “SAM Special Committee”) to be formed and empowered with exclusive authority on behalf of SAM to review, evaluate, investigate, formulate, negotiate, document and recommend the terms of any potential transaction involving SAM and its members, comprised solely of directors of SAM who are not affiliated with LMHC and are not directors of the Company or employees of State Auto. Mr. James E. Kunk was appointed as the chairman of the SAM Special Committee, with Michelle M. Lantow, Marsha P. Ryan, James R. Sappington and Roger P. Sugarman serving as the other members of the SAM Special Committee.
On September 23, 2020, LMHC delivered a non-binding indication of interest to acquire State Auto. The principal economic terms of the non-binding indication of interest were as follows:
•
SAM would convert into a reorganized stock insurance company, where the policyholders’ contractual rights would reside. Membership interests in SAM would be transferred to LMHC, on terms pari-passu with existing LMHC members;

•	holders of the Company’s outstanding Shares (other than State Auto) would receive $43.00 in cash per Share; and
•	the Company would be able to maintain its regular quarterly cash dividend, not to exceed $0.10 per Share between signing and closing.
The non-binding indication of interest also suggested commitments by LMHC with respect to State Auto’s brand, employees and communities as well as the possibility of making Columbus, Ohio a regional hub.
On September 24, 2020, the Boards held a joint virtual meeting with representatives of Company management in attendance to discuss the terms of LMHC’s non-binding indication of interest.
On October 4, 2020, State Auto provided LMHC and its representatives access to the electronic data room containing customary due diligence materials regarding State Auto.
On October 14, 2020, the Company Special Committee held a telephonic meeting to discuss the terms of LMHC’s non-binding indication of interest, with representatives of Kirkland & Ellis LLP (“Kirkland”), legal advisor to the Company Special Committee, in attendance, and representatives of Company management in attendance for certain portions of the meeting. At the meeting, representatives of Kirkland reviewed the framework for the Company Special Committee’s decision-making process in evaluating a potential transaction involving the Company, as well as their fiduciary duties. The Company Special Committee also discussed the retention of potential financial advisors, including Houlihan Lokey. The Company Special Committee determined that neither Kirkland nor Houlihan Lokey had any material relationships with LMHC, SAM or the Company that would prevent them from providing independent advice in connection with representing the Company Special Committee.
On October 16, 2020, the SAM Special Committee held a virtual meeting, with representatives of Squire Patton Boggs (US) LLP (“Squire”), legal advisor to the SAM Special Committee in attendance, to discuss the SAM Special Committee’s approach to review and evaluation of the potential transaction. At the meeting, representatives of Squire reviewed the SAM Special Committee’s fiduciary duties with the SAM Special Committee. The SAM Special Committee discussed the retention of potential financial advisors, including Keefe, Bruyette & Woods, Inc. (“KBW”) and BofA Securities, Inc. (“BofA Securities”). Additionally, the SAM Special Committee decided to hold any meetings with State Auto management concerning the transaction separate from management’s meetings with the Company Special Committee.

Over the course of the next several weeks, the Company Special Committee held additional virtual meetings, with representatives of Kirkland in attendance and representatives of each of Company management and Houlihan Lokey in attendance for certain portions of the meetings, during which the committee members discussed various considerations in respect of the potential LMHC transaction, including various considerations relating to the Company’s stand-alone prospects; the committee members, following a presentation by Company management and review and discussion among the committee members and with representatives of Houlihan Lokey and Kirkland, authorized a five-year standalone plan for the Company for purposes of Houlihan Lokey’s financial analysis of the potential transaction; and the committee members, following discussion with Company management and, separately, with Houlihan Lokey, considered the possibility of other potential acquirers expressing interest in acquiring the Company. Regarding other potential acquirers, the committee members considered, among other factors, based on the committee members’ industry knowledge and experience and knowledge regarding State Auto, as well as the expertise, experience and industry knowledge of each of Company management and Houlihan Lokey, the likelihood of potential acquirers being able to acquire the Company without also acquiring SAM, the likelihood of potential acquirers being interested in acquiring State Auto as a whole, the committee members’ expectations regarding SAM’s perspective on potential acquirers, the likelihood that credible potential acquirers would be both interested in and able to execute a transaction at or around the valuation then being proposed by LMHC, and, in light of the foregoing, the risks associated with reaching out to other potential acquirers (including the risk of a leak and LMHC’s potential reactions in response to becoming aware of such outreach). In view of the foregoing, the Company Special Committee concluded that the risks of an outreach to other potential acquirers outweighed the reasonably likely benefits.
On or about October 30, 2020, Mr. Long and Mr. LaRocco mutually agreed not to move forward with further discussions with respect to a potential transaction at that time, due to macroeconomic concerns and other matters.
On May 20, 2021, Mr. Long called Mr. LaRocco again by telephone to express LMHC’s interest in reengaging in discussions regarding a potential transaction. During that discussion, Mr. Long verbally indicated that, subject to satisfactory completion of due diligence, LMHC would be willing to consider paying $46.00 per Share for the Shares not held by State Auto. On May 20, 2021, the Boards held a joint telephonic meeting with representatives of Company management in attendance. At this meeting, Mr. LaRocco described the May 20, 2021 conversation with Mr. Long. The Boards authorized Mr. LaRocco to re-engage in discussions with LMHC.
On May 25, 2021, the Company Board reappointed the Company Special Committee, comprised of Mr. Fiorile, Kym M. Hubbard, David R. Meuse, Setareh Pouraghabagher, and S. Elaine Roberts, each of whom is not affiliated with LMHC and is neither a director of SAM nor an employee of State Auto. Mr. Fiorile would again serve as chairman of the Company Special Committee.
On May 25, 2021, State Auto reactivated its electronic data room and provided LMHC and its representatives access to the electronic data room containing customary due diligence materials regarding State Auto. Over the course of the next several weeks, LMHC engaged in a detailed due diligence review of State Auto, which involved review of materials in the electronic data room as well as numerous meetings and conversations with the State Auto management team.
On May 27, 2021, the SAM Board reappointed the SAM Special Committee, comprised of the same members named above plus the addition of new SAM director Peter Migliorato. Mr. Kunk would again serve as chairman of the SAM Special Committee. None of the members of the SAM Special Committee was or is affiliated with LMHC and none is a director of the Company nor an employee of State Auto.
On May 27, 2021, the Company Special Committee held a telephonic meeting with representatives of Kirkland in attendance and representatives of Company management in attendance for certain portions of the meeting. At the meeting, Company management and the Company Special Committee discussed the recent conversations between Mr. Long and Mr. LaRocco and the Company Special Committee members expressed their views as to the transaction value being proposed by LMHC and next steps in negotiating a potential transaction. The Company Special Committee also approved Houlihan Lokey’s engagement as its financial advisor in connection with a potential transaction.

On May 28, 2021, representatives of LMHC provided the initial draft Merger Agreement and draft voting agreement (which would be entered into between SAM, as majority shareholder of the Company, and LMHC, pursuant to which SAM would agree to vote its Shares in favor of the transaction), as prepared by Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”), legal counsel to LMHC, to representatives of the Company.
On June 7, 2021, LMHC and Skadden held a virtual meeting with Squire, Kirkland and representatives of State Auto management to outline the proposed legal structure for the transaction.
On June 11, 2021, the Company Special Committee held a telephonic meeting with representatives of Kirkland in attendance and representatives of Company management and Houlihan Lokey in attendance for certain portions of the meeting. At the meeting, Company management discussed the terms of LMHC’s proposal, which had been increased during recent conversations between Messrs. Long and LaRocco, to $46.00 per Share for the Shares not held by State Auto. The members of the Company Special Committee and representatives of Kirkland also discussed the terms of the draft Merger Agreement, including that the draft Merger Agreement did not include a requirement that a majority of the shareholders not affiliated with State Auto vote to approve the transaction (the “Majority of Minority Requirement”), as well as provisions related to the parties’ right to terminate the transaction, restrictions on the Company’s ability to solicit alternative transactions, and LMHC’s obligations to obtain necessary regulatory approvals in connection with the transaction. The members of the Company Special Committee and representatives of Kirkland also discussed the terms of the draft voting agreement, including with respect to potentially adding a provision stating that, if the Company Special Committee were to change its recommendation to the Company shareholders in favor of the transaction, the Voting Agreement would terminate and, accordingly, SAM would no longer be contractually bound to vote in favor of the transaction (the “Voting Agreement Fall-away”). Following this discussion, the Company Special Committee members determined to direct Company management and the committee’s advisors to continue the discussions with LMHC and continue efforts to improve LMHC’s offer price.
On June 12, 2021, members of the senior management teams of State Auto and LMHC met in Cleveland, Ohio to continue the due diligence process and to continue discussions regarding a potential transaction.
Also separately on June 12, 2021, the SAM Special Committee held a virtual meeting with representatives of Squire in attendance. The SAM Special Committee discussed potential benefits of the transaction to SAM’s members, reviewing LMHC’s proposed commitments to employees, to the State Auto brand, to maintain the office in Columbus, Ohio, and to continue the Company’s charitable contributions and activities. The Merger Agreement terms and voting agreement terms were discussed, with both to be further reviewed and discussed by Squire and the SAM Special Committee.
On June 15, 2021, the Boards held a joint telephonic meeting with representatives of Company senior management, Kirkland and Squire in attendance, where Mr. LaRocco provided an update to the Boards on management’s discussions with LMHC with respect to various aspects of the transaction.
On June 18, 2021, LMHC delivered a written non-binding indication of interest to acquire State Auto, which included the $46.00 in cash per Share proposal that had previously been conveyed orally.
Also on June 18, 2021, the SAM Special Committee held a virtual meeting with representatives of Squire and KBW in attendance. KBW made a presentation and engaged in discussion with the SAM Special Committee concerning the P&C insurance industry generally and industry trends; State Auto’s industry position, corporate structure and historical financial results/metrics; an overview of structural alternatives to the potential transaction and potential alternative partners to LMHC; the transaction structure proposed by LMHC; economic analysis of the proposed transaction with respect to SAM’s policyholders; and review of precedent transactions. The SAM Special Committee directed KBW and Squire to continue their respective work and analysis related to the transaction, including submission of initial revisions to the draft Merger Agreement on behalf of the SAM Special Committee.
On June 18, 2021, representatives of Kirkland, in coordination with Squire, sent the Company Special Committee’s and the SAM Special Committee’s initial markup of the draft Merger Agreement to representatives of Skadden. This draft of the Merger Agreement reflected, among other things, the addition of the Majority of Minority Requirement and specifically raised the issue of additional policyholder consideration and a “fiduciary out” for the SAM Board.

On June 23, 2021, as directed by the Company Special Committee, Mr. LaRocco contacted Mr. Long to advocate for a higher offer price. Later in the day on June 23, 2021, Mr. Long communicated to Mr. LaRocco LMHC’s willingness to increase the transaction proposal to $52.00 per Share for the Shares not held by State Auto, expressly conditioned on certain provisions in the Merger Agreement reflecting the positions in Skadden’s initial draft Merger Agreement, in particular the absence of a Majority of Minority Requirement.
On June 23, 2021, the SAM Special Committee held a virtual meeting with representatives of Squire and KBW in attendance. Representatives of State Auto management were invited to join the initial portion of the meeting. Mr. LaRocco gave an update on management’s discussions with LMHC with respect to various aspects of the transaction. Mr. LaRocco reported that LMHC had offered to raise its per Share price for the Shares not held by State Auto from $46.00 to $52.00, but LMHC had conditioned this price on agreement to four “pillars,” which were four main issues that LMHC had with positions taken by the SAM Special Committee and the Company Special Committee in the revised Merger Agreement submitted to LMHC. Those four “pillars,” as communicated by LMHC to Company management were: (i) no Majority of Minority Requirement; (ii) no “fiduciary out” for the SAM Board or Voting Agreement Fall-away; (iii) no additional policyholder benefits beyond those already included in the proposed transaction; and (iv) LMHC would not be required to agree to language in the Merger Agreement that would have qualified and expanded upon its obligation to use reasonable best efforts to obtain FTC and regulatory approval for the transaction. After management left the meeting, Mr. Kunk then provided the SAM Special Committee an update on Mr. Kunk’s own conversations with Mr. Long. Mr. Kunk reported that he had communicated to Mr. Long the SAM Special Committee’s desire to further enhance aspects of the transaction for policyholders, and that Mr. Kunk had expressed the SAM Special Committee’s interest in having SAM receive LMHC’s A.M. Best financial strength rating and be included in LMHC’s pooling arrangement and asked Mr. Long what commitments LMHC would provide to accomplish these points. Mr. Kunk reported that he had discussed with Mr. Long including a policyholder dividend or policyholder discount/credit in the transaction. Mr. Kunk also reported that he had discussed the possibility of a post-closing advisory board to advise LMHC about matters related to the various SAM constituencies and community for a period. Mr. Kunk reported that Mr. Long indicated he would consider these points further and respond. The SAM Special Committee discussed various points and considerations relative to policyholder benefits as well as the other “pillars” with Squire and KBW. During the meeting KBW reviewed a presentation with the SAM Special Committee, outlining the terms of the proposed transaction and summarizing considerations relevant to the transaction. After KBW left the meeting, Squire engaged in a presentation and discussion with the SAM Special Committee regarding the fiduciary duties of the SAM Special Committee directors in connection with their consideration of the transaction. The SAM Special Committee determined that it would continue to discuss and negotiate with respect to the four “pillars.”
On June 23, 2021, representatives of Squire, in coordination with Kirkland, sent the SAM Special Committee’s and the Company’s initial comments to the draft Voting Agreement to representatives of Skadden. This draft of the Voting Agreement reflected, among other things, the addition of a Voting Agreement Fall-away. Over the course of the next several weeks, representatives of Kirkland, Squire, Skadden, State Auto and LMHC engaged in numerous exchanges and conversations regarding the terms of the Merger Agreement and voting agreement, including with respect to, among other things, the Majority of Minority Requirement, a SAM Board “fiduciary out,” the Voting Agreement Fall-away, additional policyholder benefits and LMHC’s obligations to obtain necessary regulatory approvals in connection with the transaction, during which representatives of Skadden and LMHC continued to reiterate LMHC’s unwillingness to proceed with a transaction that included the Majority of Minority Requirement, a SAM Board “fiduciary out,” the Voting Agreement Fall-away or any further additional policyholder benefits.
During June 2021, due diligence continued to be conducted by LMHC and its advisors.
Also on June 23, 2021, the Company Special Committee separately held a telephonic meeting with representatives of Kirkland in attendance and representatives of Company management and Houlihan Lokey in attendance for certain portions of the meeting. At the meeting, the Company Special Committee discussed with Kirkland the status of the negotiations with LMHC and SAM and the key open issues remaining between the parties, including the $52.00 per Share price being proposed by LMHC, the Majority of Minority Requirement and the Voting Agreement Fall-away, as well as provisions related to the parties’ right to terminate the transaction, restrictions on the Company’s ability to solicit alternative transactions, and LMHC’s obligations to obtain necessary regulatory approvals in connection with the transaction. The Company Special Committee members and representatives of Kirkland also discussed LMHC’s position that the $52.00 per Share offer price was conditioned on the final agreements containing no Majority of Minority Requirement or Voting Agreement Fall-away, among other things, and the factors that would lead the Company Special Committee to agree to LMHC’s positions on these matters in order to secure the transaction for the benefit of the Company’s shareholders. In addition, the Company Special Committee members, following a presentation by Company management (regarding management’s methodology in rolling forward the business plan and projections since they were last authorized for Houlihan Lokey’s use during Fall 2020) and review and discussion among the committee members and with representatives of Houlihan Lokey and Kirkland, authorized and directed Houlihan Lokey to use and rely upon for purposes of its financial advice a five-year standalone plan for the Company, described further under the section of this proxy statement titled “Unaudited Financial Projections of the Company.” Also at this meeting, representatives of Houlihan Lokey reviewed for the Company Special Committee members the financial terms of LMHC’s proposed offer. During the discussion, the Company Special Committee members again considered the possibility of other potential acquirers expressing interest in acquiring the Company. Regarding other potential acquirers, the committee members considered, among other factors, based on the committee members’ industry knowledge and experience and knowledge regarding the Company and State Auto, as well as the expertise, experience and industry knowledge of each of Company management and Houlihan Lokey, the likelihood of potential acquirers being able to acquire the Company without also acquiring SAM, the likelihood of potential acquirers being interested in acquiring State Auto as a whole, the committee members’ expectations regarding SAM’s perspective on potential acquirers, the likelihood that credible potential acquirers would be both interested in and able to execute a transaction at or around the valuation then being proposed by LMHC, and, in light of the foregoing, the risks associated with reaching out to other potential acquirers (including the risk of a leak and LMHC’s potential reactions in response to becoming aware of such outreach). In view of the foregoing, the Company Special Committee again concluded that the risks of an outreach to other potential acquirers outweighed the reasonably likely benefits.
On June 24, 2021, representatives of Skadden, Kirkland, Squire, and senior management of both State Auto and LMHC held a virtual conference call to discuss the remaining outstanding items in the Merger Agreement, including LMHC’s rejection of the Majority of Minority Requirement, a SAM Board “fiduciary out,” the Voting Agreement Fall-Away, additional policyholder benefits and, as well as provisions related to the parties’ right to terminate the transaction, restrictions on the Company’s ability to solicit alternative transactions, and LMHC’s obligations to obtain necessary regulatory approvals in connection with the transaction.
On June 26, 2021, the SAM Special Committee held a virtual meeting with representatives of Squire, KBW and BofA Securities in attendance. Squire reported on current negotiations concerning LMHC’s four “pillars,” and expressed that negotiations thus far seemed to indicate that there would be a solution reached among legal counsel on the fourth “pillar” (i.e., LMHC’s obligations to obtain necessary regulatory approvals in connection with the transaction). KBW then presented analysis to the SAM Special Committee concerning the third “pillar” (i.e., additional policyholder benefits). KBW reviewed P&C mutual company affiliation and merger transactions occurring during the prior ten years and whether direct consideration to policyholders was included in those transactions. KBW also reviewed other forms of policyholder benefits that might be obtained through enhancements to the Company’s credit/financial strength in connection with the transaction. KBW’s presentation concluded with suggestions for a potential package of further policyholder enhancements that could be included in negotiations with LMHC, which could be reflected as covenants or representations/warranties and conditions in the Merger Agreement. The SAM Special Committee considered various approaches to policyholder benefits, including seeking from LMHC commitments to add capital to SAM, guarantee SAM liabilities or enter into a capital maintenance agreement. There was also discussion about including a condition requiring that LMHC maintain its “A” financial strength rating from A.M. Best through the closing and how SAM might be able to independently strengthen its own position as well as discussion of protections to SAM surplus afforded by applicable law. The SAM Special Committee considered potential reactions of LMHC to these various measures based on LMHC’s having communicated its unwillingness to provide cash dividends or policyholder discounts/credits and its position that the third “pillar” must be maintained in order to reach agreement on a merger agreement. In connection with this discussion, the SAM Special Committee considered the potential for exploring a possible transaction with other potential acquirers. However, the SAM Special Committee determined that such action would be likely to disrupt the present transaction and not yield superior transaction opportunities. The SAM Special Committee further considered the potential for any changes to the competitive landscape that might affect a decision to move forward with a transaction; the present value of the business; the impact on State

Auto’s independent agents; and an assessment of the policyholder benefits under the current terms of the Merger Agreement proposed by LMHC. The discussion included review of advisory board precedent in similar transactions and whether continuing to advance positions that included cash dividends or discounts/credits to policyholders would be productive. The SAM Special Committee directed KBW and Squire to prioritize the policyholder benefits “pillar” and communicate to LMHC and Skadden that the SAM Special Committee would be willing to discontinue its requests for policyholder cash dividends or policyholder discounts/credits provided that provisions were included in the Merger Agreement that SAM and its policyholders would receive the benefits of inclusion in LMHC’s A.M. Best financial strength rating at or as soon as possible after the closing, and that interim support would be available until that rating equivalence was achieved. It was determined to propose a package of measures for inclusion in the Merger Agreement in furtherance of this position.
On June 28, 2021, following further feedback regarding the ongoing negotiations with Skadden and LMHC, in order to secure the transaction, including the $52.00 per Share price being proposed by LMHC, for the benefit of the Company’s public shareholders, the members of the Company Special Committee determined to agree that the final transactions agreements would not include the Majority of Minority Requirement, the Voting Agreement Fall-Away or a “fiduciary out” for the SAM Board.
On June 29, 2021, the Company Board held a telephonic meeting with representatives of Kirkland in attendance and representatives of Company management and Houlihan Lokey in attendance at the request of the Company Special Committee for certain portions of the meeting. At the meeting, Company management discussed next steps for the parties with respect to securing a meeting with the Ohio Department of Insurance (the “ODI”) on a confidential basis prior to signing of the Merger Agreement. The Company Special Committee also discussed developments regarding the remaining outstanding items with respect to the draft Merger Agreement and the status of the negotiations with LMHC, and the timing and process by which the Company Special Committee would potentially recommend that the Company Board approve the Merger.
Also on June 29, 2021, the SAM Special Committee separately held a virtual meeting with representatives of Squire, KBW and BofA Securities in attendance. Mr. LaRocco was invited to join the initial portion of the meeting. Mr. LaRocco provided an update on the remaining primary negotiation point, which was the SAM Special Committee’s position that the Merger Agreement provide that SAM and its policyholders receive the benefits of inclusion in LMHC’s A.M. Best financial strength rating at or as soon as possible after the closing. Mr. LaRocco then outlined potential timing for next steps forward with respect to the Merger Agreement negotiations and the desire for a meeting with the ODI to discuss the transaction structure in advance of finalizing the Merger Agreement. After Mr. LaRocco left the meeting, Mr. Kunk then outlined the basic proposal from LMHC, which created obligations for LMHC to have its A.M. Best financial strength rating extended to SAM and its insurance subsidiaries at or within six months after closing and establish an advisory board to receive updates on progress toward that goal. Representatives of KBW and BofA Securities discussed their views on certain aspects of the proposal and, after this discussion, left the meeting. The SAM Special Committee directed Squire to draft proposed revisions to the LMHC proposal for further consideration by the SAM Special Committee. The SAM Special Committee determined that it would not at this time approve moving forward with a meeting with the ODI as it viewed the Merger Agreement as still open in several important regards. The SAM Special Committee determined that its focus would be on the policyholder benefits in the Merger Agreement via the A.M. Best rating provisions and that concessions could be made with respect to the other negotiating “pillars” to obtain improved terms with respect to the A.M. Best rating benefits for policyholders.
On June 30, 2021, the SAM Special Committee held a virtual meeting with representatives of Squire in attendance. The Special Committee reviewed proposed revisions to the A.M. Best ratings provision language for the Merger Agreement prepared by Squire and directed Squire to make additional changes to the draft language and submit the newly revised draft language to KBW and BofA Securities for review, and subject to that review, to Skadden. Squire did so and submitted the draft language to Skadden.
On July 1, 2021, a representative of BofA Securities provided in writing to the members of the SAM Special Committee information regarding BofA Securities’ material corporate and investment banking relationships with the Company, SAM and LMHC.

On July 1, 2021, the Company Board held a telephonic meeting with representatives of Company senior management, Kirkland and Houlihan Lokey in attendance. At the meeting, the Company Board and representatives of Company senior management, Kirkland and Houlihan Lokey discussed the status of the negotiations with LMHC and SAM and the key open issues remaining between the parties.
On July 2, 2021, the SAM Special Committee held a virtual meeting with representatives of Squire and KBW in attendance. The SAM Special Committee reviewed and approved revised draft language for the A.M. Best ratings provision language for the Merger Agreement, which included revisions proposed by Skadden on behalf of LMHC.
On July 6, 2021, LMHC provided SAM and its advisors access to an electronic data room containing information related to LMHC’s recent results, current financial condition and outlook and rating agency materials.
On July 7 and 8, 2021, representatives of the parties met with the ODI as previously contemplated, to explain, on a confidential basis, the nature, structure and terms of the potential transaction.
In addition, on July 8, 2021, representatives of the SAM Special Committee’s financial advisors had a call with LMHC to review LMHC’s recent results, current financial condition and outlook, recent rating agency discussions and initial plans to integrate State Auto.
On July 9, 2021, the Company Board held a telephonic meeting with representatives of Kirkland in attendance and representatives of Company management and Houlihan Lokey in attendance at the request of the Company Special Committee for certain portions of the meeting. Mr. LaRocco described to the Company Board the meetings with the ODI. Representatives of Kirkland reviewed the framework for the Company Special Committee’s decision-making process in evaluating a potential transaction involving the Company, in light of the Company Special Committee’s power and authority delegated by the Company Board, as well as their fiduciary duties. Representatives of Kirkland then provided an overview of the negotiation process to date with LMHC’s representatives, as well as a presentation regarding certain terms of the draft Merger Agreement and the draft Voting Agreement. Also at this meeting, representatives of Houlihan Lokey presented Houlihan Lokey’s financial analyses with respect to the Company and the proposed Merger and rendered to the Company Special Committee the oral opinion of Houlihan Lokey (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Company Special Committee dated July 9, 2021, which written opinion was provided to the Company Board at the request of the Company Special Committee) as to the fairness, from a financial point of view, to the holders of Shares (other than the Excluded Holders) of the Merger Consideration to be received by such holders (other than the Excluded Holders) in the Merger pursuant to the Merger Agreement, as more fully described in the section of this proxy statement titled “The Opinion of the Financial Advisor to the Special Committee.” The Company Special Committee and the Company Board then further discussed the advantages and risks of the Merger that are described below in greater detail under the sections of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Company Board.” In light of these discussions, following deliberations among only the members of the Company Special Committee (together with its advisors), the Company Special Committee then recommended to the Company Board that it approve the Merger. After further discussions, and taking into account the factors described below in greater detail under the sections of this proxy statement titled “The Merger — Reasons for the Merger; Recommendation of the Board,” the Company Board unanimously (i) determined that the Merger and the other transactions contemplated by the Merger Agreement and other transaction documents are fair and in the best interests of the shareholders of the Company, (ii) approved the Merger Agreement, (iii) directed that the adoption of the Merger Agreement be submitted to a vote of shareholders of the Company at a special meeting of the shareholders of the Company and (iv) recommended that the shareholders of the Company adopt the Merger Agreement. The Company Board also acknowledged the terms of the Voting Agreement.
On July 9, 2021, the board of directors of LMHC approved the Merger Agreement, the Voting Agreement, the proposed transaction and the other transactions contemplated by the Merger Agreement.
Also on July 9, 2021, the SAM Special Committee separately held a virtual meeting with representatives of Squire, KBW and BofA Securities in attendance. Squire provided an update on meetings held with the ODI. KBW made a presentation to the SAM Special Committee, providing an overview of SAM and its position, strengths and challenges; a similar overview of LMHC, discussing the reverse due diligence provided to KBW by LMHC and an assessment based on such due diligence; discussion about alternatives to the contemplated transactions; a summary of transaction terms; the potential benefits and potential disadvantages of the contemplated transactions; comparisons to precedent transactions; and a transaction economics analysis. Representatives of BofA Securities discussed LMHC’s A.M. Best rating agency presentations and the calls with LMHC about LMHC’s recent results, current financial condition and outlook, recent rating agency discussions and initial plans to integrate State Auto. The Special Committee and its advisors also discussed the process to complete the SAM Special Committee’s review and make its recommendations to the SAM Board.
On July 10, 2021, the SAM Special Committee held a virtual meeting with representatives of Squire, KBW and BofA Securities in attendance. A representative of BofA Securities reviewed with the SAM Special Committee its analysis of the exchange of Equity Rights in SAM for Equity Rights in LMHC in the SAM Transaction and delivered to the SAM Special Committee an oral opinion, which was confirmed by delivery of a written opinion dated July 10, 2021, to the effect that, as of that date and based on and subject to various assumptions and limitations described in BofA Securities’ opinion, the exchange of Equity Rights in SAM for Equity Rights in LMHC in the SAM Transaction, was fair, from a financial point of view, to the members of SAM, taken as a group. Following this discussion, the SAM Special Committee reviewed its draft report to the SAM Board, and the SAM Special Committee unanimously (a) concluded that the Merger Agreement and the proposed transactions are in the best interests of SAM and fair and equitable to SAM’s members and (b) recommended to the SAM Board the approval of the Merger Agreement and the proposed transactions. The SAM Special Committee then took a short break to allow the members of the full SAM Board to join the meeting. The SAM Board then convened a meeting, where the SAM Board, acting on the unanimous recommendation of the SAM Special Committee, unanimously (i) determined that it is advisable and in the best interests of SAM, and fair and equitable to the SAM Members, for SAM to engage in the proposed transactions, including the Plan of Reorganization and the Merger, (ii) approved the Merger Agreement, the Plan of Reorganization, the Amended Organizational Documents and the Voting Agreement, (iii) directed that the adoption of the Merger Agreement, the Plan and the Amended Organizational Documents be submitted to the SAM Members at a special meeting of the SAM Members, and (iv) recommended that the SAM Members approve such adoption at such special meeting.
On the morning of July 12, 2021, the Company, SAM and LMHC entered into the Merger Agreement. Also on July 12, 2021, following the execution of the Merger Agreement, LMHC and SAM entered into the Voting Agreement. LMHC, the Company and SAM issued a joint press release prior to the opening of trading markets on July 12, 2021 announcing the Transactions.
Reasons for the Merger
The Company Board and Company Special Committee’s Reasons for the Merger
The Company Board held a meeting on July 9, 2021, where the Company Board, acting on the unanimous recommendation of the Company Special Committee, unanimously (a) determined that the Merger is fair and in the best interests of the Company shareholders, (b) approved the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to the Company shareholders at the Special Meeting, and (d) recommended that the Company shareholders approve such adoption at the Special Meeting.
In reaching such determinations, the Company Board and Company Special Committee (collectively, the “Board and Special Committee”), consulted with the Company’s management and, acting with the advice and assistance of the Company Special Committee’s financial and legal advisors, considered a number of factors, including the following material factors (not necessarily in order of importance) which they viewed as supporting their independent decisions to approve the Merger Agreement:
•
The Board and Special Committee considered, on a historical and prospective basis, the Company’s and State Auto business, financial condition, results of operations, book value and return on equity, including trends in the insurance industry, underwriting performance, concentration risk, credit risk, competition in the marketplace and other business and operational risks;

•
The Board and Special Committee’s belief that the all-cash Merger Consideration will allow the Company’s shareholders to realize in the near term fair, attractive and certain value, in cash, for their Shares, while avoiding the risks associated with other potential strategic alternatives available to the Company and/or State Auto and compensates the Company’s shareholders not only for the value of the Company’s current business and results but also for the future growth in earnings and cash flows. The $52.00 per Share Merger Consideration to be paid in the Merger represents a premium of approximately 201% over the closing price of the Shares on July 9, 2021, the trading day immediately preceding the announcement of the Transactions, and an implied multiple of 2.35x the Company’s book value per Share (excluding accumulated other comprehensive income (“AOCI”));
•
The Board’s and Special Committee’s beliefs that the Transactions are a superior alternative to the other potential strategic alternatives available to the Company, including alternative stand-alone operating strategies and plans (including as relates to succession planning) and other potential strategic alternatives, in each case, considering the potential shareholder value that might result from such alternatives, as well as the feasibility of such alternatives and the risks and uncertainties associated with pursuing such alternatives as compared to the Transactions with LMHC;

•
The Board and Special Committee considered the likelihood that the Transactions will be completed, taking into account LMHC’s strong financial condition, the extensive amount of due diligence performed by LMHC and the commitments by LMHC to obtain applicable approvals under regulatory laws pursuant to the Merger Agreement;

•
The Board and Special Committee recognized that, relative to other potential purchasers for the Company and/or State Auto LMHC has a strategic focus, corporate culture and business practices that are highly compatible with those of the Company and State Auto;

•
The Board and Special Committee considered the financial analysis reviewed by Houlihan Lokey with the Company Special Committee as well as the oral opinion of Houlihan Lokey rendered to the Company Special Committee on July 9, 2021 (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Company Special Committee, dated July 9, 2021, which written opinion is contained as Appendix C to this proxy statement and was provided to the Company Board at the request of the Company Special Committee) as to the fairness, from a financial point of view, to the holders of our Shares (other than the Excluded Holders) of the Merger Consideration to be received by such holders (other than the Excluded Holders) in the Merger pursuant to the Merger Agreement, as more fully described in the section of this proxy statement titled “Opinion of Houlihan Lokey Capital, Inc.;”

•
The Board and Special Committee considered the fact that the Merger Agreement allows the Company Board and/or Company Special Committee to respond to unsolicited Takeover Proposals by changing or withdrawing its recommendation to the Company’s shareholders with respect to the adoption of the Merger Agreement, and terminating the Merger Agreement in order to enter into an alternative agreement relating to a Superior Proposal, generally subject to the payment to LMHC of the termination fee of $70,793,307. The Board and Special Committee also considered the provisions in the Merger Agreement restricting the Company’s ability to solicit alternative transactions, and determined in its reasonable judgment that, in light of the Company’s ability to respond to alternative proposals, as described in the preceding sentence, such provisions would not preclude other interested third parties from submitting a competing offer for the Company. In particular, the Board and Special Committee considered the size of the “break-up” termination fee and determined that it was reasonable in light of the benefits of the Merger and would not, in the Board’s and Special Committee’s judgment, preclude other interested third parties, if any, from making a competing offer for the Company;

•	The Board and Special Committee recognized that LMHC’s existing insurance business is complimentary to the Company’s and State Auto operations, and vice versa;
•	The Board and Special Committee considered LMHC’s commitments with respect to State Auto business, operations, employees, brand and community, which included, among other things, the following:
○
maintaining the State Auto Columbus, Ohio office location for a period of two years following the Closing Date (subject to LMHC’s exercise of its business judgment to make such changes to the size or location of such office as it deems necessary and appropriate, based upon business needs);

○
continuing to utilize the “State Auto” trademarks and brands associated with the Company’s insurance products, either independently or in conjunction with trademarks and brands of LMHC, for a period of two years following the Closing Date;

○	substantially maintaining certain of State Auto philanthropic and charitable contributions and activities for a period of five years following the Closing Date; and
○	taking certain actions with respect to integrating State Auto employees with LMHC’s employee benefit plans;
•
The Board and Special Committee, together with the Company Special Committee’s financial and legal advisors, thoroughly reviewed the structure of the proposed Transactions and the financial and other terms of the Merger Agreement (including LMHC’s representations, warranties and covenants, the conditions to its obligations and the termination provisions, as well as the likelihood of consummation of the Transactions and likely time period necessary to close the Transactions), as more fully described in the section of this proxy statement titled “The Merger Agreement;” and

•
The Company Board considered the fact that the Company Special Committee unanimously determined that the Merger is fair and in the best interests of the Company shareholders, and that such Company Special Committee is composed of disinterested directors of the Company who are not affiliated with LMHC and are not directors of SAM nor employees of the Company or any of its subsidiaries.

The Board and Special Committee also considered a variety of risks and other potentially negative factors concerning the Transactions and the Merger Agreement, including the following (not necessarily in order of importance):
•	The risks and costs to the Company if the Transactions do not close, including the diversion of management and employee attention and the effect on business and customer relationships;
•	The fact that certain of State Auto officers and directors may have interests in the Merger that are different from, or in addition to, the interests of the Company’s shareholders;
•
The amount of time it could take to complete the Transactions, including the fact that the consummation of the Transactions is subject to shareholder, member, governmental and regulatory approvals and the lack of assurance that such approvals will be received prior to May 12, 2022 (as such date may be extended) or at all;

•	That the Merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of Shares;
•	The fact that the Merger Agreement prohibits the Company from soliciting alternative acquisition proposals;
•
The fact that a “break up” termination fee of $70,793,307 is payable to LMHC under specified circumstances, including in the event that the Company Board or Company Special Committee decides to terminate the Merger Agreement to accept a Superior Proposal;

•
That the Merger Agreement contains restrictions on the Company’s conduct of business prior to the completion of the Merger, which could delay or prevent the Company from undertaking business opportunities that may arise, or taking other actions with respect to the operations and strategy of the Company that the Company Board and the Company’s management might otherwise believe were appropriate or desirable; and

•
That the Merger Agreement does not include a “majority of the minority” approval condition with respect to the Company shareholders and thus that the only vote of Company shareholders required to adopt the Merger Agreement is the affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote on the matter. Accordingly, no vote of any shareholder of the Company other than SAM is required to approve the Merger Proposal. Prior to the Company Board meeting on July 9, 2021, the SAM Special Committee had informed the Company Board and the Company Special Committee that the SAM Special Committee was in favor of the Transactions and that LMHC had requested that SAM enter into a Voting Agreement promptly following the execution of the Merger Agreement.

The foregoing discussion of factors considered by the Company Board is not intended to be exhaustive, but rather, includes material factors considered by the Company Board. In reaching its decision to approve the

Merger Agreement, the Company Board did not quantify or assign relative weights to the factors considered, and individual directors may have given different weights to different factors. The Company Board considered all of the factors set forth above as a whole, and overall concluded the factors to be favorable and supportive of the determination of the Company Board.
Recommendation of the Company Board
The Company Board unanimously recommends that you vote “FOR” the Merger Proposal. The Company Board recommends that you vote “FOR” the Advisory Compensation Proposal and “FOR” the Adjournment Proposal.
In considering the recommendation of the Company Board with respect to the Merger Agreement, the holders of our Shares should note that our directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of shareholders of the Company generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement. For more information, please see the section of this proxy statement titled “The Merger—Interests of Our Directors and Executive Officers in the Merger.”
Unaudited Financial Projections of the Company
The Company does not, as a matter of general practice, develop or publicly disclose long-term forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, certain financial forecasts were prepared by Company’s management and provided to the Company Board and the Company Special Committee in connection with the Company Special Committee’s exploration of a potential strategic transaction involving the Company. Such financial forecasts (the “Projections”) were also provided to Houlihan Lokey, who was authorized and directed by the Company Special Committee to use and rely upon such Projections for purposes of providing financial advice to the Company Special Committee. A subset of the Projections were provided to LMHC.
The Projections represent only one scenario in a wide range of potential outcomes. While presented with numeric specificity, the Projections reflect numerous estimates and assumptions with respect to industry performance, general business, economic, regulatory, market, and financial conditions and other future events, as well as matters specific to the Company’s business, all of which are inherently uncertain and difficult to predict and many of which are beyond the Company’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be significantly higher or lower than the projected results. Since the Projections cover multiple years, such information, by its nature, becomes less reliable with each successive year. These Projections are subjective in many respects and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. As such, these Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks set forth in the section of this proxy statement titled “Cautionary Statements Concerning Forward-Looking Information” and in the Company’s most recent reports on Form 10-K and Form 10-Q and other documents of the Company on file with or furnished to the SEC. The Company’s shareholders should read such section of this proxy statement and such reports filed with the SEC for additional information regarding the risks inherent in forward-looking information such as the Projections.
The Projections were prepared solely for internal use and not with a view toward public disclosure or toward complying with generally accepted accounting principles (“GAAP”), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither the Company’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined or performed any procedures with respect to the Projections included below, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the Projections. Furthermore, the Projections do not take into account any circumstances or events occurring after the date they were prepared. Nonetheless, a summary of the Projections is provided in this proxy statement only because the Projections were made available to the Company Special Committee and Houlihan Lokey, and a subset of the Projections was provided to LMHC. A summary of the Projections is not being included in this proxy statement to influence any shareholder’s decision regarding how to vote on any given proposal. None of the Company, LMHC or their respective affiliates, advisors, officers, directors or representatives can give any assurance that actual results will not materially differ from the Projections, and none of them undertakes any obligation to update or otherwise revise or reconcile the Projections to reflect circumstances existing after the date such Projections were generated or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Projections are shown to be in error.
The table below presents a summary of the Projections. Certain of the financial measures included in the Projections that are included in the summary table of the Projections presented below may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by the Company may not be comparable to similarly titled amounts used by other companies. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures under the rules of the SEC, and therefore the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not provided to or relied upon by the Company Special Committee, the Company Board, Houlihan Lokey or LMHC in connection with the Transactions. Accordingly, no reconciliation of the financial measures included in the Projections is provided in this proxy statement.
(dollars in millions)	Calendar Year Ending December 31,
	2021	2022	2023	2024	2025
Total Written Premiums	$1,604	$1,774	$2,310	$2,664	$3,064
Total Earned Premiums	$1,510	$1,697	$2,158	$2,487	$2,864
Total Revenues	$1,616	$1,767	$2,243	$2,585	$2,977
Pre-Tax Income	$94	$158	$184	$227	$271
Net Income (Loss)(1)	$76	$127	$148	$181	$216
GAAP Combined Ratio	99.9%	94.0%	94.8%	94.3%	94.0%
(1)
For the calendar year ending December 31, 2021, Net Income (Loss) includes the impact of net realized and unrealized gains on investments of $38 million. Net income from operations adjusting for the impact of net realized and unrealized gains on investment for the calendar year ending December 31, 2021 is $46 million.

Opinion of Houlihan Lokey Capital, Inc.
On July 9, 2021, Houlihan Lokey orally rendered its opinion to the Company Special Committee (which was subsequently confirmed in writing by delivery of Houlihan Lokey’s written opinion addressed to the Company Special Committee, dated July 9, 2021) as to whether, as of the date thereof, the Merger Consideration to be received by the holders of our Shares other than the Excluded Holders in the Merger pursuant to the Merger Agreement was fair to such holders (other than the Excluded Holders) from a financial point of view.
Houlihan Lokey’s opinion was furnished for the use of the Company Special Committee (in its capacity as such) and, as requested by the Company Special Committee, the Company Board (in its capacity as such) and only addressed the fairness, from a financial point of view, to the holders of our Shares other than the Excluded Holders of the Merger Consideration to be received by such holders (other than the Excluded Holders) in the Merger pursuant to the Merger Agreement and did not address any other aspect or implication of the Merger or any other agreement, arrangement or understanding. The summary of Houlihan Lokey’s opinion in this proxy statement is qualified in its entirety by reference to the full text of its written opinion, which is attached as Appendix C to this proxy statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by Houlihan Lokey in connection with the preparation of its opinion. However, neither Houlihan Lokey’s opinion nor the summary of its opinion and the related analyses set forth in this proxy statement are intended to be, and do not constitute, advice or a recommendation to the Company Special Committee, the Company Board, any security holder or any other person as to how to act or vote with respect to any matter relating to the Merger or otherwise.

In connection with its opinion, Houlihan Lokey made such reviews, analyses and inquiries as it deemed necessary and appropriate under the circumstances. Among other things, Houlihan Lokey:
•	reviewed a draft, dated July 8, 2021, of the contemplated Merger Agreement and a draft, dated July 8, 2021, of the contemplated Voting Agreement;
•	reviewed certain publicly available business and financial information relating to the Company that Houlihan Lokey deemed to be relevant;
•
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of the Company made available to Houlihan Lokey by the Company, including the Projections;

•
spoke with certain members of the Company’s management and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of the Company, the Transactions and related matters;

•	compared the financial and operating performance of the Company with that of other companies with publicly traded equity securities that Houlihan Lokey deemed to be relevant;
•	considered the publicly available financial terms of certain transactions that Houlihan Lokey deemed to be relevant;
•
reviewed the current and historical market prices and trading volume for our Shares and the current and historical market prices of the publicly traded securities of certain other companies that Houlihan Lokey deemed to be relevant; and

•	conducted such other financial studies, analyses and inquiries and considered such other information and factors as Houlihan Lokey deemed appropriate.
Houlihan Lokey relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to it, discussed with or reviewed by it, or publicly available, and did not assume any responsibility with respect to such data, material and other information. In addition, management of the Company advised Houlihan Lokey, and Houlihan Lokey assumed, that the Projections were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of the Company. At the Company Special Committee’s direction, Houlihan Lokey assumed that the Projections provided a reasonable basis on which to evaluate the Company and the Merger, and Houlihan Lokey, at the Company Special Committee’s direction, used and relied upon the Projections for purposes of its analyses and opinion. Houlihan Lokey expressed no opinion with respect to the Projections or the assumptions on which they were based. Houlihan Lokey relied upon and assumed, without independent verification, that there had been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of the Company since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to Houlihan Lokey that would be material to its analyses or opinion, and that there was no information or any facts that would make any of the information reviewed by Houlihan Lokey incomplete or misleading.
Houlihan Lokey relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Merger Agreement and all other related documents and instruments referred to therein were true and correct, (b) each party to the Merger Agreement and such other related documents and instruments would fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transactions would be satisfied without waiver thereof that would be material to its analyses or opinion, and (d) the Transactions would be consummated in a timely manner in accordance with the terms described in the Merger Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to its analyses or opinion. Houlihan Lokey further relied upon and assumed, without independent verification, that (i) the Transactions would be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transactions would be obtained, and (iii) no delay, limitations, restrictions or conditions would be imposed or amendments, modifications or waivers made that would have an effect on the Transactions or the Company that would be material to Houlihan Lokey’s analyses or opinion. In addition, Houlihan Lokey relied upon and assumed, without independent verification, that the final form of the Merger Agreement would not differ in any respect from the draft of the Merger Agreement identified above.
Furthermore, in connection with its opinion, Houlihan Lokey was not requested to, and did not, make any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of the Company or any other party, nor was Houlihan Lokey provided with any such appraisal or evaluation. Houlihan Lokey did not estimate, and expressed no opinion regarding, the liquidation value of any entity or business. Houlihan Lokey did not undertake any independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company was or may have been a party or was or may have been subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which the Company was or may have been a party or was or may have been subject.
Houlihan Lokey’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Houlihan Lokey as of, the date of its opinion. Houlihan Lokey did not undertake, and is under no obligation, to update, revise, reaffirm or withdraw its opinion, or otherwise comment on or consider events occurring or coming to its attention after the date of its opinion. Houlihan Lokey did not express any view or opinion as to the price or range of prices at which our Shares may be purchased or sold, or otherwise be transferable, at any time.
Houlihan Lokey’s opinion was furnished for the use of the Company Special Committee (in its capacity as such) and, as the Company Special Committee had requested, the Company Board (in its capacity as such) in connection with their evaluation of the Merger and may not be used for any other purpose without Houlihan Lokey’s prior written consent. Houlihan Lokey’s opinion was not intended to be, and does not constitute, a recommendation to the Company Special Committee, the Company Board, the Company, any security holder or any other party as to how to act or vote with respect to any matter relating to the Merger or otherwise.
Houlihan Lokey was not requested to opine as to, and its opinion did not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Company Special Committee, the Company Board, the Company, its security holders or any other party to proceed with or effect the Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Merger or otherwise (other than the Merger Consideration to the extent expressly specified in the opinion), including, without limitation the Voting Agreement, the SAM Transaction or any consideration to be received in the SAM Transaction, (iii) the fairness of any portion or aspect of the Merger to the holders of any class of securities, creditors or other constituencies of the Company, or to any other party, except if and only to the extent expressly set forth in the last sentence of its opinion, (iv) the relative merits of the Merger as compared to any alternative business strategies or transactions that might have been available for the Company or any other party, (v) the fairness of any portion or aspect of the Merger to any one class or group of the Company’s or any other party’s security holders or other constituents vis-à-vis any other class or group of the Company’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the fairness of the Merger Consideration in the Merger relative to the fairness of the consideration to be received in the SAM Transaction, (vii) whether or not the Company, SAM, LMHC, their respective security holders or any other party is receiving or paying reasonably equivalent value in the Merger, (viii) the solvency, creditworthiness or fair value of the Company, SAM, LMHC or any other participant in the Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, Houlihan Lokey did not express any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. Houlihan Lokey assumed that such opinions, counsel or interpretations had been or would be obtained from the appropriate professional sources. Furthermore, Houlihan Lokey relied, with the consent of the Company Special Committee, on the assessments of the Company Special Committee, the Company Board, the Company and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to the Company, the Merger or otherwise.

In performing its analyses, Houlihan Lokey considered general business, economic, industry and market conditions, financial and otherwise, and other matters as they existed on, and could be evaluated as of, the date of its opinion. No company, transaction or business used in Houlihan Lokey’s analyses for comparative purposes is identical to the Company or the proposed Merger and an evaluation of the results of those analyses is not entirely mathematical. The estimates contained in the Projections and the implied reference range values indicated by Houlihan Lokey’s analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, any analyses relating to the value of assets, businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold, which may depend on a variety of factors, many of which are beyond the control of the Company. Much of the information used in, and accordingly the results of, Houlihan Lokey’s analyses are inherently subject to substantial uncertainty.
Houlihan Lokey’s opinion was only one of many factors considered by the Company Special Committee and the Company Board in evaluating the proposed Merger. Neither Houlihan Lokey’s opinion nor its analyses were determinative of the Merger Consideration or of the views of the Company Special Committee, the Company Board or management with respect to the Merger or the Merger Consideration. The type and amount of consideration payable in the Merger were determined through negotiation between the Company, LMHC and SAM, and the Company’s decision to enter into the Merger Agreement was solely that of the Company Special Committee and the Company Board.
Financial Analyses
In preparing its opinion to the Company Special Committee, Houlihan Lokey performed a variety of analyses, including those described below. The summary of Houlihan Lokey’s analyses is not a complete description of the analyses underlying Houlihan Lokey’s opinion. The preparation of such an opinion is a complex process involving various quantitative and qualitative judgments and determinations with respect to the financial, comparative and other analytical methods employed and the adaptation and application of these methods to the unique facts and circumstances presented. As a consequence, neither Houlihan Lokey’s opinion nor its underlying analyses is readily susceptible to summary description. Houlihan Lokey arrived at its opinion based on the results of all analyses undertaken by it and assessed as a whole and did not draw, in isolation, conclusions from or with regard to any individual analysis, methodology or factor. While the results of each analysis were taken into account in reaching Houlihan Lokey’s overall conclusion with respect to fairness, Houlihan Lokey did not make separate or quantifiable judgments regarding individual analyses. Accordingly, Houlihan Lokey believes that its analyses and the following summary must be considered as a whole and that selecting portions of its analyses, methodologies and factors, without considering all analyses, methodologies and factors, could create a misleading or incomplete view of the processes underlying Houlihan Lokey’s analyses and opinion.
The following is a summary of the material financial analyses performed by Houlihan Lokey in connection with the preparation of its opinion and reviewed with the Company Special Committee on July 9, 2021. The order of the analyses does not represent relative importance or weight given to those analyses by Houlihan Lokey. The analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the analyses. Considering the data in the tables below without considering the full narrative description of the analyses, as well as the methodologies underlying, and the assumptions, qualifications and limitations affecting, each analysis, could create a misleading or incomplete view of Houlihan Lokey’s analyses.
For purposes of its analyses, Houlihan Lokey reviewed a number of financial metrics, including adjusted net income, which is generally the amount of the relevant company’s earnings, adjusted for realized and unrealized gains or losses, as well as certain non-recurring items.
Unless the context indicates otherwise, equity values used in the selected companies analysis described below were calculated using the closing prices of the common stock of the selected companies listed below as of July 7, 2021, and transaction values for the selected transactions analysis described below were calculated on an equity value basis based on the value of the proposed consideration in the selected transactions. The estimates of the future financial performance of the Company relied upon for the financial analyses described below were based on the Projections, and estimates of the future financial performance of the selected companies listed below were based on publicly available research analyst estimates for those companies.

Selected Companies Analysis. Houlihan Lokey reviewed certain financial data for selected companies with publicly traded equity securities that Houlihan Lokey deemed relevant.
The financial data reviewed included:
•	Equity value as a multiple of estimated calendar year 2021, or “CY 2021E,” adjusted net income;
•	Equity value as a multiple of estimated calendar year 2022, or “CY 2022E,” adjusted net income; and
•	Equity value as a multiple of book value, excluding AOCI, as of the end of the most recent quarter (March 31, 2021), or “MRQ.”
The selected companies and resulting low, high, median and mean financial data included the following:
Medium Sized P&C Insurance Carriers
Donegal Group Inc.
The Hanover Insurance Group, Inc.
Heritage Insurance Holdings, Inc.
Horace Mann Educators Corporation
Kemper Corporation
Mercury General Corporation
Safety Insurance Group, Inc.
Selective Insurance Group, Inc.
United Fire Group, Inc.
United Insurance Holdings Corp.
Large P&C Insurance Carriers

The Allstate Corporation
Chubb Limited
Cincinnati Financial Corporation
The Hartford Financial Services Group, Inc.
Markel Corporation
The Progressive Corporation
The Travelers Companies, Inc.
Equity Value /
	CY 2021E Adj. Net Income	CY 2022E Adj.Net Income	MRQ (3/31/21) Book Value (excluding AOCI)
Low	8.4x	5.3x	0.56x
High	26.5x	26.0x	3.44x
Median	14.0x	12.9x	1.35x
Mean	15.1x	13.9x	1.44x
Taking into account the results of the selected companies analysis, Houlihan Lokey applied selected multiple ranges of 13.5x to 15.5x CY 2021E adjusted net income, 11.5x to 13.5x CY 2022E adjusted net income and 1.25x to 1.50x MRQ (3/31/21) book value (excluding AOCI) to corresponding financial data for the Company. The selected companies analysis indicated implied value reference ranges per share of $13.79 to $15.83 based on CY 2021E adjusted net income, $32.18 to $37.73 based on CY 2022E adjusted net income and $27.72 to $33.21 based on MRQ (3/31/21) book value (excluding AOCI), in each case as compared to the Merger consideration of $52.00 per Share.
Selected Transactions Analysis. Houlihan Lokey considered certain financial terms of certain transactions involving target companies that Houlihan Lokey deemed relevant. The financial data reviewed included transaction value as a multiple of MRQ book value (excluding AOCI).

The selected transactions and resulting low, high, median and mean financial data were:
Date Announced	Date Effected	Target	Acquirer
2/16/2021	6/1/2021	Protective Insurance Corporation	The Progressive Corporation
1/15/2021	Pending	ProSight Global, Inc.	TowerBrook Capital Partners L.P.; Further Global Capital Management, L.P.
11/23/2020	4/1/2021	American Access Casualty Company/Newins Insurance Agency Holdings, LLC	Kemper Corporation
11/5/2020	6/1/2021	RSA Insurance Group plc (nka:RSA Insurance Group Limited)	Intact Financial Corporation; Tryg A/S
10/9/2020	7/2/2021	Watford Holdings Ltd.	Arch Capital Group Ltd.
9/17/2020	12/31/2020	GAINSCO, Inc.	State Farm Mutual Automobile Insurance Company
8/6/2020	2/26/2021	Sirius International Insurance Group, Ltd.	Third Point Reinsurance Ltd.
7/7/2020	1/4/2021	National General Holdings Corp.	The Allstate Corporation
11/16/2018	9/19/2019	EMC Insurance Group Inc	Employers Mutual Casualty Company
8/28/2018	2/15/2019	Aspen Insurance Holdings Limited	Apollo Global Management, LLC
8/22/2018	5/23/2019	The Navigators Group, Inc	The Hartford Financial Services Group, Inc
3/5/2018	9/12/2018	XL Group Ltd	AXA SA
2/13/2018	7/2/2018	Infinity Property and Casualty Corporation	Kemper Corporation
1/22/2018	7/18/2018	Validus Holdings, Ltd.	American International Group, Inc
1/9/2018	11/9/2018	AmTrust Financial Services, Inc.	Stone Point Capital LLC ; Trident VII, L.P.
8/8/2017	11/30/2017	NBIC Holdings, Inc.	Heritage Insurance Holdings, Inc.
7/26/2017	11/17/2017	State National Companies, Inc.	Markel Corporation
5/2/2017	9/28/2017	Intact Insurance Group USA Holdings Inc.	Intact Financial Corporation
12/5/2016	5/1/2017	Ironshore Inc.	Liberty Mutual Group, Inc.
3/7/2016	11/10/2016	National Interstate Corporation	Great American Insurance Company, Inc.
7/1/2015	1/14/2016	The Chubb Corporation	ACE Limited
6/10/2015	10/28/2015	HCC Insurance Holdings Inc.	Tokio Marine & Nichido Fire Insurance Co., Ltd.
4/14/2015	3/18/2016	PartnerRe Ltd.	Exor S.p.A.
4/1/2015	6/1/2015	AmCo Holding Company	RDX Holding Company, LLC
12/17/2014	5/1/2015	Catlin Group Ltd.	XL Group plc
9/29/2011	5/1/2012	Harleysville Group Inc.	Nationwide Mutual Insurance Company
11/5/2007	4/15/2008	Alfa Corporation	Alfa Mutual Insurance Company; Alfa Mutual Fire Insurance Company
Transaction Value / MRQ Book Value (excluding AOCI)
Low	0.45x
High	3.61x
Median	1.55x
Mean	1.60x

Taking into account the results of the selected transactions analysis, Houlihan Lokey applied a selected multiple range of 1.50x to 1.75x MRQ book value (excluding AOCI) to corresponding financial data for the Company. The selected transactions analysis indicated an implied value reference range per share of $33.21 to $38.71, as compared to the merger consideration of $52.00 per Share.
Discounted Cash Flow Analysis. Houlihan Lokey performed a discounted cash flow analysis of the Company based on the Projections. Houlihan Lokey applied ranges of terminal value multiples of 11.5x to 13.5x to the Company’s estimated CY 2025E adjusted net income and 1.50x to 1.75x to the Company’s estimated book value (excluding AOCI) as of December 31, 2025 and discount rates ranging from 9.0% to 10.0%. The discounted cash flow analysis indicated implied value reference ranges per share of $37.26 to $45.22 based on terminal multiples of the Company’s estimated CY 2025E adjusted net income and $36.84 to $44.45 based on terminal multiples of the Company’s estimated book value (excluding AOCI) as of December 31, 2025, in each case as compared to the Merger Consideration of $52.00 per Share.
Other Matters
Houlihan Lokey was engaged as financial advisor to the Company Special Committee in connection with a possible merger, consolidation, business combination, sale or other similar strategic transaction involving the Company. The Company Special Committee engaged Houlihan Lokey based on Houlihan Lokey’s experience and reputation. Houlihan Lokey is regularly engaged to render financial opinions in connection with mergers, acquisitions, divestitures, leveraged buyouts, and for other purposes. Pursuant to its engagement by the Company Special Committee, Houlihan Lokey became entitled to a fee of $1,400,000 upon the delivery of Houlihan Lokey’s opinion and an additional fee of $2,750,000 contingent upon the completion of the Merger. In addition, the Company Special Committee may determine to cause the Company to pay to Houlihan Lokey, upon the completion of the Merger, an additional fee of up to $600,000, as determined by the Company Special Committee in its sole discretion. The Company has also agreed to reimburse Houlihan Lokey for certain expenses and to indemnify Houlihan Lokey and certain other parties against certain liabilities and expenses, including certain liabilities under the federal securities laws, arising out of or related to Houlihan Lokey’s engagement.
In the ordinary course of business, certain of Houlhan Lokey’s employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, the Company, SAM, LMHC or any other party that may be involved in the Transactions and their respective affiliates or security holders or any currency or commodity that may be involved in the Transactions.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to the Company, SAM, LMHC, other participants in the Transactions or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, the Company, SAM, LMHC, other participants in the Transactions or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Financing
LMHC has represented in the Merger Agreement that it will have immediately available funds to pay the aggregate Merger Consideration contemplated by the Merger Agreement and any other amount required to be paid by it in connection with the consummation of the Transactions and to perform the other obligations of LMHC contemplated by the Merger Agreement. The obligation of LMHC, Merger Sub I, and Merger Sub II to consummate the Transactions is not subject to any financing condition.

U.S. Federal Income Tax Considerations for U.S. Holders
The following is a discussion of U.S. federal income tax considerations generally applicable to “U.S. holders” (as defined below) of Shares of the receipt of cash in exchange for such Shares pursuant to the Merger. This discussion is general in nature and does not discuss all aspects of U.S. federal income taxation that might be relevant to a beneficial owner of Shares in light of such beneficial owner’s particular circumstances. In addition, this summary does not describe any tax considerations arising under the laws of any state, local, or non-U.S. jurisdiction and does not consider any aspects of U.S. federal tax law other than income taxation such as estate or gift taxation. This discussion is limited to holders who hold their Shares as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This summary does not address all U.S. federal income tax considerations that may be relevant to a U.S. holder’s particular circumstances, including the impact of the Medicare contribution tax on net investment income. This summary also does not address tax considerations applicable to any U.S. holders that may be subject to special treatment under the U.S. federal income tax laws, including:
•	banks and other financial institutions;
•	mutual funds;
•	retirement or other tax-deferred accounts;
•	tax-exempt organizations;
•	insurance companies;
•	regulated investment companies and real estate investment trusts;
•
S corporations, partnerships or other pass-through entities or arrangements treated as pass-through entities for U.S. federal income tax purposes (and investors or participants in such entities or arrangements);

•	brokers or dealers in securities or currencies;
•	traders in securities who elect the mark-to-market method of accounting for their securities;
•	U.S. holders that hold their Shares as part of a “straddle,” “conversion transaction” or other integrated transaction;
•	U.S. holders who acquired their Shares pursuant to the exercise of employee share options or otherwise in connection with the performance of services;
•	U.S. holders who have a functional currency other than the U.S. dollar;
•	U.S. expatriates and former citizens or long-term residents of the U.S.;
•	U.S. holders subject to the alternative minimum tax or the base erosion and anti-abuse tax;
•	U.S. holders required to accelerate the recognition of any item of gross income with respect to the Shares as a result of such income being recognized on an applicable financial statement;
•	SAM and any of its affiliates; and
•	U.S. holders who exercise their appraisal rights.
This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), applicable U.S. Treasury Regulations promulgated thereunder (the “Treasury Regulations”), judicial authorities, and administrative rulings and practice, all as in effect as of the date of this proxy statement and all of which are subject to change, possibly on a retroactive basis. Any such change or differing interpretation may be applied retroactively in a manner that could adversely affect a U.S. holder of the Shares and could affect that accuracy of the statements herein. We have not sought, and do not intend to seek, any ruling from the U.S. Internal Revenue Service (the “IRS”) with respect to the statements made and the conclusions reached in the following discussion. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation.

Holders of Shares should consult their tax advisors as to the particular U.S. federal income tax considerations with respect to the transaction that are applicable to them, as well as any tax considerations arising under any U.S. state and local and non-U.S. tax laws or any non-income U.S. federal tax laws.
For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Shares that, for U.S. federal income tax purposes, is: (i) a citizen or individual resident of the United States; (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (iii) a trust (a) the administration of which is subject to the primary supervision of a court within the United States and for which one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) for which a valid election is in effect under applicable Treasury Regulations to be treated as a U.S. person; or (iv) an estate the income of which is subject to U.S. federal income tax regardless of its source.
Holders of Shares who are not U.S. holders may have different tax consequences from those described below and are urged to consult their own tax advisors regarding the tax treatment of the Merger to them under U.S. and non-U.S. tax laws.
If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Shares, the U.S. federal income tax treatment of such partnership and a partner in such partnership generally will depend upon the status of the partner and the activities of the partner and the partnership. A U.S. holder of Shares that is a partnership, and partners in such partnership, should consult their own tax advisors regarding the tax consequences of the receipt of cash in exchange for Shares pursuant to the Merger.
The receipt of cash in exchange for Shares pursuant to the Merger generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of the Shares. In general, a U.S. holder will recognize capital gain or loss equal to the difference, if any, between the amount of cash received and the U.S. holder's aggregate adjusted tax basis in the Shares exchanged for cash in the Merger. Gain or loss will be calculated separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) exchanged for cash in the Merger.
If, at the effective time of the Merger, the U.S. holder's holding period in the Shares exchanged in the Merger exceeds one year, the gain or loss generally will be long-term capital gain or loss. U.S. holders who are individuals generally are subject to tax on long-term capital gains at preferential U.S. federal income tax rates. If, however, at the Effective Time, the U.S. holder's holding period in the Shares exchanged in the Merger is one year or less, the gain or loss generally will be short-term capital gain or loss. The deductibility of capital losses by U.S. holders is subject to limitations under the Code.
Payments made in exchange for Shares pursuant to the Merger may be subject, under certain circumstances, to information reporting and backup withholding (currently at a rate of 24%). To avoid backup withholding, a U.S. holder that does not otherwise establish an exemption should complete and return to the applicable withholding agent a properly completed and executed IRS Form W-9, certifying that such U.S. holder is a U.S. person, that the taxpayer identification number provided is correct, and that such U.S. holder is not subject to backup withholding. Backup withholding is not an additional tax. Generally, any amounts withheld under the backup withholding rules described above will be refunded or credited against a U.S. holder’s U.S. federal income tax liability, if any, provided that the required information is furnished to the IRS in a timely manner.
The discussion above of U.S. federal income tax considerations is included for general information purposes only. Shareholders should consult their own tax advisors to determine the particular tax considerations applicable to them (including the application and effect of any non-U.S., state or local income and other tax laws) of the receipt of cash in exchange for Shares pursuant to the Merger.
Certain Effects of the Merger
If the Merger Agreement is approved by our shareholders and certain other conditions to the closing of the Merger are either satisfied or waived, Merger Sub I will be merged with and into the Company, with the Company being the surviving entity. As a result of the Merger, the separate corporate existence of Merger Sub I will cease, and the Company will continue as the surviving entity.
At the Effective Time, all outstanding Shares (other than (1) Shares owned by the Company as treasury shares and Shares owned by LMHC and its subsidiaries, (2) Shares owned by SAM or any of the Company’s subsidiaries, and (3) Shares for which appraisal rights have been properly exercised under Ohio law) will be converted into the right to receive $52.00 per Share in cash, without interest and less any applicable withholding taxes. At the Effective Time, our shareholders (other than holders of Shares for which appraisal rights have been properly exercised under Ohio law) will cease to have ownership interests in the Company or rights as shareholders of the Company. Therefore, the current shareholders of the Company will not participate in any future earnings or growth of the Company and will not benefit from any appreciation in value of the Company.
Our Shares are currently registered under the Exchange Act and are listed on NASDAQ under the symbol “STFC.” As a result of the Merger, our Shares will cease to be listed on NASDAQ and there will be no public market for our Shares. In addition, the registration of the Shares under the Exchange Act will be terminated, and the Company will no longer be required to file periodic and other reports with the SEC as a result of the deregistration of our Shares under the Exchange Act.
The benefit of the Merger to our shareholders is the right to receive $52.00 in cash, without interest and less any applicable withholding taxes, for each Share owned by them immediately prior to the Effective Time. This represents a premium of approximately 201% over the closing price of $17.26 per Share on July 9, 2021, the last trading day prior to the announcement of the Merger. The principal detriments are that our shareholders will cease to participate in our future earnings and growth, if any, and that their receipt of payment for their Shares generally will be a taxable transaction for U.S. federal income tax purposes to U.S. holders of Shares. Please see the section of this proxy statement titled “The Merger—U.S. Federal Income Tax Considerations for U.S. Holders.”
Effects on the Company and Our Shareholders If the Merger Is Not Completed
If the Merger is not completed for any reason, our shareholders will not receive any payment for their Shares in connection with the Merger. Instead, unless and until we consummate another transaction similar to the Merger, we will remain a public company, and Shares will continue to be listed and traded on NASDAQ and registered under the Exchange Act. In that event, we expect that management will operate the business generally in a manner similar to that in which it is being operated today and that our shareholders will continue to be subject to the same general risks and opportunities as they currently are, including, among other things, those arising from economic and market conditions.
Finally, if the Merger Agreement is terminated under certain circumstances, we (or SAM, as applicable) may be obligated to pay a termination fee in the amount of $70,793,307 to LMHC. For a description of the circumstances obligating payment of the termination fee, please see the section of this proxy statement titled “The Merger Agreement—Termination.”
Governmental and Regulatory Approvals
Ohio Approvals
The Plan of Reorganization is subject to the review and approval of the Superintendent pursuant to the requirements of Sections 3913.25 to 3913.38 of the Ohio Revised Code. Sections 3913.25 to 3913.38 of the Ohio Revised Code require SAM to file with the Superintendent the following materials to initiate the approval process: (i) the Plan of Reorganization, (ii) the form of the notice of the special meeting of SAM Members (the “SAM Members Meeting” and the “SAM Members Meeting Notice”), (iii) the form of proxy to be solicited from SAM Members (the “SAM Member Proxy”), and (iv) the SAM Amended Organizational Documents (the Plan of Reorganization, the SAM Members Meeting Notice, the SAM member proxy, and the SAM organizational documents are collectively, the “SAM Plan Filing”).
After the SAM Plan Filing, SAM may schedule the SAM Members Meeting and send the completed SAM Members Meeting Notice and the SAM Member Proxy to SAM Members. If SAM Members approve the Merger Agreement, which includes the Plan of Reorganization, then SAM must notify the Superintendent of such approval within 10 days. Then, within 10 days after receiving notice of approval from SAM, the Superintendent has the option to provide notice to SAM that she will conduct one or more public hearings on the Plan of Reorganization. If the Superintendent decides to hold a hearing, she must hold the hearing within 30 days after receipt of written notice of the SAM Members’ approval of the Plan of Reorganization.
After the SAM Members Meeting and any public hearings, the Superintendent may consider the Plan of Reorganization for approval. The Ohio Revised Code requires that the Superintendent approve the Plan of

Reorganization, as described in the Plan of Reorganization, if she determines that: (i) the Plan of Reorganization, its approval, and its adoption by SAM Board and the SAM Members, all comply with Sections 3913.25 to 3913.38 and Section 3912.26(G) of the Ohio Revised Code; (ii) the SAM Plan Filing meets the requirements of the Ohio Revised Code; and (iii) the Plan of Reorganization is “fair and equitable” to the SAM Members. The Superintendent has 60 days after the vote at the SAM Members Meeting or completing the public hearings to approve or reject the Plan of Reorganization, with an opportunity to extend her review by an additional 60 days, if needed.
If the Superintendent approves the Plan of Reorganization, then SAM must make several additional filings with the Superintendent, the Attorney General, and the Ohio Secretary of State. First, SAM must file the SAM Amended Organizational Documents and minutes from the SAM Members Meeting with the Superintendent. Second, it must file its Amended Articles of Incorporation (as defined below) with the Attorney General for examination and approval. Third, after obtaining approval from the Superintendent and the Attorney General, SAM must file the following documents with the Ohio Secretary of State: (i) a certificate of reorganization, signed by certain officers of the Company and the chairperson of the SAM Board, (ii) the Amended Articles of Incorporation, (iii) a secretary’s certificate signed by certain officers of SAM and the chairperson of the SAM Board attesting to the adoption of the Amended Articles of Incorporation, and (iv) evidence of the Superintendent and Attorney General’s respective approvals of the Amended Articles of Incorporation.
Additionally, LMHC is required to file a Form A Filing with the Superintendent.
Other Insurance Regulatory Approvals
LMHC is also required to file Form A Filings and obtain the approval from the domiciliary insurance regulators for the change in control of SAM’s insurance subsidiaries. LMHC will submit Form A Filings to the domiciliary insurance regulators in Arizona, Connecticut, Indiana, Iowa, Minnesota, Ohio and Wisconsin. SAM and LMHC have agreed to use reasonable efforts and to assist and cooperate with each other in providing any required notices or otherwise taking such actions as are necessary to obtain any required governmental approvals in connection with the Transactions.
LMHC is also required to provide market-based notification of the Transactions to various insurance regulators where SAM or certain subsidiaries and certain subsidiaries of LMHC both do business. The Transactions cannot be consummated until the expiration or early termination of the Form E Notice waiting periods. LMHC will make a Form E Filing to provide the requisite information to the states requiring such filing.
Massachusetts Approvals
The Plan of Reorganization is subject to the prior review and approval of the Massachusetts Commissioner, because LMHC is a Massachusetts-based mutual insurance holding company. Under the Massachusetts Insurance Code, any transaction that involves a foreign mutual insurance company, such as SAM, reorganizing through merger with a Massachusetts mutual insurance holding company, such as LMHC, requires review and approval by the Massachusetts Commissioner. In their review, Massachusetts Commissioner has discretion to consider (1) the fairness of the transaction terms and conditions, (2) whether the transaction terms will protect the interests of the existing members of the mutual insurance holding company, and (3) whether the proposed transaction is in the public interest.
HSR Act
Business combinations such as the Transactions are frequently reviewed and scrutinized by the U.S. Department of Justice and the FTC to determine whether they comply with applicable antitrust laws. Under the HSR Act and the rules promulgated thereunder by the FTC, the Merger cannot be consummated until each of SAM and LMHC files a notification and report form with the FTC and the Antitrust Division of the Department of Justice and the applicable waiting period has expired or been terminated. Each of SAM and LMHC filed such a notification and report form with the FTC and the Antitrust Division of the Department of Justice on July 23, 2021.
Interests of Our Directors and Executive Officers in the Merger
Our directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of shareholders of the Company generally. The Company Board was aware of these interests and considered them, among other matters, in approving the Merger and the Merger Agreement.

For purposes of this disclosure, our named executive officers are:
•	Michael E. LaRocco
•	Steven E. English
•	Kim B. Garland
•	Gregory A. Tacchetti
•	Paul M. Stachura
The Company Board is currently comprised of eight members: Robert E. Baker, Michael J. Fiorile, Kym M. Hubbard, Michael E. LaRocco, David R. Meuse, Setareh Pouraghabagher, S. Elaine Roberts, and Dwight E. Smith. Two of our directors (Robert E. Baker and Dwight E. Smith) also serve as directors of SAM. In addition, our President and Chief Executive Officer, Michael E. LaRocco, also serves as President and Chief Executive Officer of SAM and as a director of the Company.
Treatment of Company Equity Awards
The Merger Agreement provides that, upon the consummation of the Merger, (i) each Company RSA that is outstanding immediately prior to the Effective Time and subject to time-based vesting will become fully vested at closing and converted into a right to receive the Merger Consideration, (ii) each Company RSA that is outstanding immediately prior to the Effective Time and subject to performance-based vesting will become vested at the target level of performance at closing and converted into a right to receive the Merger Consideration, (iii) each Company RSU that is outstanding immediately prior to the Effective Time and subject to time-based vesting will become fully vested at closing and converted into a right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of shares subject to such Company RSU, (iv) each Company RSU that is outstanding immediately prior to the Effective Time and subject to performance-based vesting will become vested at the target level of performance at closing and converted into a right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of shares subject to such Company RSU; (v) each Company Stock Option that is outstanding immediately prior to the Effective Time will become fully vested and converted into a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration over (2) the per Share exercise price of such Company Stock Option, multiplied by (B) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time, and (vi) each Company PAU that is outstanding immediately prior to the Effective Time will become vested at the target level of performance and cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to $1.00.
For an estimate of the value of unvested Company equity awards held by named executive officers that would vest and be payable assuming that the closing of the Merger occurs on March 31, 2022, see the section of this proxy statement titled “Quantification of Potential Payments and Benefits to the Named Executive Officers in Connection with the Merger” below. The estimated aggregate amount that would be payable to our six executive officers who are not named executive officers in settlement of their unvested Company equity awards that are outstanding as of the date of this proxy statement if the Merger were to be completed at such time is $6,508,880. Our non-employee directors do not hold equity awards that would vest in connection with the closing of the Merger.
Executive Change of Control Severance Agreements
Each of the Company’s executive officers (including each of the named executive officers) is party to an executive change in control severance agreement with the Company, SAM and State Auto P&C (each an “Executive Agreement” and, collectively, the “Executive Agreements”).
LaRocco Executive Change of Control Agreement
On November 19, 2020, Mr. LaRocco entered into a new Executive Agreement effective January 1, 2021 (the “LaRocco CIC Agreement”). The term of the LaRocco CIC Agreement expires December 31, 2022, subject to an extension for 36 months after any month in which a Change of Control (as defined below) occurs. Additionally, the LaRocco CIC Agreement will terminate if his employment terminates prior to a Change of

Control. Mr. LaRocco is entitled to receive certain severance benefits under the LaRocco CIC Agreement if he incurs a separation of service (as defined by Section 409A of the Code) during the term of the LaRocco CIC Agreement (i) by us at any time within 24 months after a Change of Control (for any reason other than for cause, death or disability of Mr. LaRocco); (ii) by Mr. LaRocco for good reason (as defined in the LaRocco CIC Agreement) at any time within 24 months after a Change of Control; or (iii) by us at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is consummated within 12 months after the date of Mr. LaRocco's termination.
In the event of such a separation of service, Mr. LaRocco will receive the following severance benefits (in addition to accrued compensation, bonuses and vested benefits and stock options) under the LaRocco CIC Agreement: (i) a lump sum cash payment equal to 2.99 times Mr. LaRocco's then current annual base salary; (ii) a lump sum cash payment equal to (A) 2.99 times the average of the target annual bonus under the OTIP earned by Mr. LaRocco in effect for the fiscal year in which the Change in Control occurs or, if higher, in effect for the fiscal year in which the separation of service occurs, plus (B) a pro-rated annual incentive payment for the year in which the termination occurs based on the target award level established for such year; (iii) an amount equal to the then current monthly per associate cost of providing the Company's health insurance benefit multiplied by 36; (iv) outplacement benefits up to $35,000 plus travel expense of up to $5,000; (v) equity awards (e.g., restricted shares, performance shares, performance units, etc.), stock options or other compensation awards held by Mr. LaRocco become exercisable in accordance with the applicable terms of the State Auto Financial Corporation 2017 Long-Term Incentive Plan (“2017 LTIP”) and the OTIP under which such equity awards, stock options or other type of compensation were awarded. Such severance benefits will be in lieu of any payments or benefits that might otherwise be payable under Mr. LaRocco’s November 28, 2017 employment agreement, amended as of July 8, 2020.
Mr. LaRocco may be required to repay all or any part of such severance benefits if (i) the Company is required to prepare an accounting restatement or amend a previously filed financial statement due to Mr. LaRocco's error, (ii) Mr. LaRocco violates any of the non-competition, non-solicitation or confidentiality covenants applicable to Mr. LaRocco, (iii) (A) the Company calculated the benefits paid to Mr. LaRocco based upon certain financial results that the Company subsequently restates; (B) Mr. LaRocco engaged in conduct detrimental to the Company that caused or substantially contributed to the need for the restatement; and (C) the benefits paid to him would have been reduced if they had been calculated based on the restated financial results; or (iv) Mr. LaRocco engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company.
Mr. LaRocco's November 28, 2017 employment agreement, as amended, imposes post-employment covenants that prohibit Mr. LaRocco from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our associates to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. LaRocco's separation of service with the Company, provided, the non-competition obligations will only continue for a period of one year if Mr. LaRocco terminates his employment with the Company for good reason.
If any of Mr. LaRocco's severance payments and benefits would be subject to any excise tax, such payments and benefits will be reduced to the extent necessary to ensure the Company will not have to pay an excess parachute payment and Mr. LaRocco will not be subject to an excise tax, but only if the effect of such reduction would be to place Mr. LaRocco in a better after-tax position than Mr. LaRocco would have been in had no such reduction been effected.
The LaRocco CIC Agreement also provides that, for a period of five years after a Change of Control, he would receive at no charge coverage under a standard directors' and officers' liability insurance policy. Furthermore, the Company, SAM and State Auto P&C will indemnify and hold harmless Mr. LaRocco to the fullest extent permitted under Ohio law against all expenses and liabilities reasonably incurred by Mr. LaRocco in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of having served as our director or officer.
Executive Change of Control Agreements
The Company, SAM and State Auto P&C entered into Executive Agreements with ten of the executive officers (including the named executive officers other than Mr. LaRocco) effective as of December 1, 2020.

The terms of the Executive Agreements end on December 1, 2023; provided, if a Change of Control occurs during the three-year period, the term of each Executive Agreement will automatically extend until the 36-month anniversary of the date of the Change of Control. The Executive Agreements will terminate if the executive's employment terminates prior to a Change of Control.
Each of the Executive Agreements defines a “Change of Control” to include the following:
•
the acquisition by any person of beneficial ownership of 30% or more of the Company's outstanding voting securities (which percentage will increase or decrease, as the case may be, such that the percentage of securities ownership is consistent with any future changes to the percentage of securities ownership represented in the Change in Control definition in the 2017 LTIP); or

•	a majority of the Company Board is comprised of other than continuing directors; or
•	any event or transaction that the Company would be required to report under Item 6(e) of Schedule 14A; or
•	either of the following occurs:
○	a merger involving the Company where the Company's shareholders immediately prior to the merger own 50% or less of the combined voting power of the surviving entity immediately after the merger; or
○	a sale, exchange, lease, mortgage, pledge, transfer or other disposition (in a single transaction or a series of related transactions) of all or substantially all of the assets of the Company; or
•	with respect to SAM, either of the following occurs:
○	SAM affiliates with or is merged into or consolidated with a third party and as a result, a majority of the SAM Board or its successor is comprised of other than continuing directors; or
○	SAM completes a conversion to a stock insurance company and as a result of which a majority of the SAM Board or its successor is comprised of other than continuing directors.
Each executive is entitled to receive certain severance benefits under their respective Executive Agreement if, during the term of his or her Executive Agreement, the executive's employment is terminated (i) by us at any time within 24 months after a Change of Control (for any reason other than for cause or the death or disability of the executive); (ii) by the executive for good reason (as defined in each Executive Agreement) at any time within 24 months after a Change of Control; or (iii) by us (for any reason other than for cause or the death or disability of the executive) at any time after an agreement has been reached with an unaffiliated third party, the performance of which would result in a Change of Control involving that party, if such Change of Control is actually consummated within 12 months after the date of the executive's termination.
In the event of such termination, the executive is entitled to receive the following severance benefits (in addition to accrued compensation and bonuses) under their Executive Agreement: (i) a lump sum cash payment equal to two times the executive's annual base salary, (ii) a lump sum cash payment equal to (A) two times the target annual bonus of the executive under the OTIP for the fiscal year in which the Change of Control occurs or, if higher, for the fiscal year in which the termination occurs plus (B) a pro-rated annual incentive payment for the year in which the termination occurs based on the target award level established for such year, (iii) outplacement benefits up to a maximum amount equal to 15% of the executive's annual base salary plus up to $5,000 to reimburse the executive for travel expenses incurred in connection with seeking new employment, (iv) equity awards (e.g., restricted shares, performance shares, performance units, etc.), stock options and other compensation awards held by the executive become exercisable or vest in accordance with the terms of the 2017 LTIP, and (v) an amount equal to the then current monthly per associate cost of providing the Company's health insurance benefit multiplied by 24.
The Executive Agreements also provide that if any severance payments or benefits under such agreements would be subject to excise tax, then such payments and benefits would be reduced to the extent necessary so as not to cause the Company to have paid an Excess Parachute Payment and so the executive would not be subject to an excise tax, but only if the reduction would place the Executive in a better after-tax position.

The Executive Agreements provide that the executive may be required to repay all or any part of such severance benefits if (i) the Company is required to prepare an accounting restatement or amend a previously filed financial statement due to the executive's error, (ii) the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive, (iii) (A) the Company calculated the benefits paid to the executive based upon certain financial results that the Company subsequently restates; (B) the executive engaged in conduct detrimental to the Company that caused or substantially contributed to the need for the restatement; and (C) the benefits paid to the executive would have been reduced if they had been calculated based on the restated financial results; or (iv) the executive engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company.
The Executive Agreements also prohibit the executive from disclosing or using our confidential information. The Company Board may require the executive to repay all or any portion of the severance benefits if (i) the Company is required to prepare an accounting restatement or amend a previously filed financial statement due to the executive's error, (ii) the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive, (iii) (A) the Company calculated the benefits paid to the executive based upon certain financial results that the Company subsequently restates, (B) the executive engaged in conduct that caused or substantially contributed to the restatement and (C) the benefits paid to the executive would have been reduced if they had been calculated based on the restated financial results; or (iv) the executive engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company.
The Executive Agreements also provide that for a period of five years after a Change of Control, the executive will receive at no charge coverage under a standard directors' and officers' liability insurance policy. Furthermore, the Company, SAM and State Auto P&C will indemnify and hold harmless the executive to the fullest extent permitted under Ohio law if he or she is made a party to any proceeding by reason of having served as our director, officer or associate.
For an estimate of the value of the severance payments and benefits described above that would be payable to our named executive officers upon a qualifying termination of employment immediately following the Merger, please see the section of this proxy statement titled “Quantification of Potential Payments and Benefits to the Named Executive Officers in Connection with the Merger” below. The estimated aggregate severance payments and benefits that would be payable to the six executive officers who are not named executive officers under the Executive Agreements upon a qualifying termination of employment immediately following the Merger is $13,704,147, based on base salary and target bonus amounts in effect as of the date of this proxy.
Short-Term Incentive Compensation
The Compensation Committee established the OTIP, our annual cash incentive plan, to incentivize our executive officers to achieve annual performance goals established by the Compensation Committee. The OTIP supports our pay-for-performance philosophy by providing incentive compensation to our executive officers solely upon the achievement of pre-established annual performance goals. If we do not achieve the minimum performance goals established by the Compensation Committee, our executive officers do not earn any payout under the OTIP. In addition, the Compensation Committee believes that the OTIP enhances our ability to retain and attract top executive talent.
Under the terms of the Merger Agreement, in respect of the OTIP for the 2022 fiscal year, the performance criteria will be established, in consultation with LMHC, in the ordinary course of business consistent with past practice. If closing occurs during 2022, payments under the OTIP in respect of the period from January 2022 through closing (the “Pre-Closing Period”) will be pro-rated based on the actual level of performance multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is 365. In respect of the period from the Closing Date through December 31, 2022 (the “Post-Closing Period”), payments under the OTIP will be pro-rated based on the greater of (i) the actual level of performance and (ii) 75% of the target level of performance, multiplied by a fraction, the numerator of which is the number of days in the Post-Closing Period and the denominator of which is 365.
Stay Bonuses
In connection with the Merger, we agreed to provide certain employees, including our named executive officers and three executive officers who are not named executive officers, the opportunity to earn stay bonuses (the “Stay Bonuses”) in recognition of their contributions leading up to the Merger and as a further incentive to remain employed by State Auto P&C. Payment of the Stay Bonuses is conditioned upon (i) continuous employment through closing or termination other than for cause or without good reason prior to closing and (ii) execution and non-revocation of a release of claims in favor of the Company. The Stay Bonuses to be paid to the named executive officers are each in the amount of $150,000 (or $250,000 for Mr. English) and are payable in a lump sum on the Closing Date. The aggregate amount of Stay Bonuses to be paid to three of the executive officers who are not named executive officers is $550,000.
Indemnification and Insurance
Pursuant to the terms of the Merger Agreement, our directors and executive officers will be entitled to certain ongoing exculpation, indemnification and advancement of expenses for a period of six years following the Effective Time under directors’ and officers’ liability insurance policies from the Surviving Corporation.
The Merger Agreement also provides that LMHC will purchase “tail” directors' and officers' liability insurance coverage for a period of six years after the Closing, with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the terms now applicable to the directors and officers of LMHC; provided, however, that in no event shall LMHC be required to expend an aggregate premium for such coverage in excess of 300% of the last annual premium paid by us, SAM, or any of our respective Subsidiaries for such coverage.
Deferred Compensation Plans
Pursuant to the Merger Agreement, we may, no earlier than 30 days prior to the closing, take action to terminate or liquidate the Company Outside Directors Restricted Share Unit Plan and the State Auto Insurance Companies Amended and Restated Directors Deferred Compensation Plan and any other plan that is required to be aggregated with such plans.
Supplemental Executive Retirement Plan
We maintain a non-qualified Supplemental Executive Retirement Plan (the “SERP”) to offset the impact of limitations imposed by tax laws on the amount of income or wages that can be considered in calculating benefits under traditional defined benefit pension plans. Mr. English and three other executive officers are the only executive officers who participate in the SERP. Each of Mr. English and the other three executive officers have reached early retirement age under the terms of the SERP and will not receive any enhanced SERP benefits as a result of the Merger.
Other Compensation Matters
SAM and the Company may implement strategies to mitigate the impact of Sections 280G and 4999 of the Code and to maximize the net after-tax proceeds received by any Company employee (including executive officers) subject to Section 4999 of the Code; provided, that neither SAM nor the Company shall be permitted to indemnify, gross-up or make whole any disqualified individual against taxes that may be imposed under Section 4999 of the Code. All such actions will be subject to the prior approval of LMHC, which shall not be unreasonably withheld.
As of the date of this proxy statement, there are no other new employment, equity contributions or other agreements between any executive officer or director and SAM, the Company, or State Auto P&C.
Quantification of Potential Payments and Benefits to the Named Executive Officers in Connection with the Merger
In accordance with the requirements of Item 402(t) of Regulation S-K, the table below sets forth the amount of payments and benefits (on a pre-tax basis) that each named executive officer would receive in connection with the Merger, assuming (i) that the Merger were consummated and each such named executive officer experienced a qualifying termination of employment on March 31, 2022 (which is the assumed date solely for purposes of this golden parachute compensation disclosure), (ii) a per Share price of $52.00 in cash, without interest and less any applicable withholding taxes (the Merger Consideration), (iii) that each named executive officer’s base salary rate and annual target bonus remain unchanged from those in effect as of the date of this proxy statement, and (iv) the equity awards described below are the only equity awards outstanding as of closing. The calculations in the table below do not include any amounts that the named executive officers were entitled to receive or that were vested as of the date hereof. In addition, these amounts do not attempt to forecast any additional awards, grants or forfeitures that may occur prior to the Effective Time of the Merger or any awards that, by their terms, vest irrespective of the Merger prior to March 31, 2022. The calculations in the table below do not reflect any possible reductions under the Section 280G “net-better” cutback provisions included in the Executive Agreements described above in the section of this proxy statement titled “Executive Change in Control Severance Agreements.” As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by a named executive officer may differ materially from the amounts set forth below.
For purposes of this discussion, “single trigger” refers to benefits that arise solely as a result of the consummation of the Merger and “double trigger” refers to benefits that require two conditions, which are (i) the consummation of the Merger and (ii) a qualifying termination of employment.
Golden Parachute Compensation
Named Executive Officer	Cash ($)(1)	Equity ($)(2)	Perquisites/ Benefits ($)(3)	Other ($)(4)	Total ($)
Michael E. LaRocco	8,478,426	8,094,723	53,208	150,000	16,776,357
Steven E. English	2,478,171	1,790,961	35,472	250,000	4,554,604
Kim B. Garland	2,440,664	1,763,812	49,824	150,000	4,404,300
Gregory A. Tacchetti	2,296,823	1,659,698	49,824	150,000	4,156,345
Paul M. Stachura	2,004,865	1,283,159	49,824	150,000	3,487,848
(1)
Cash. Each of the named executive officers is party to an Executive Agreement. Each Executive Agreement provides that, in the event of a termination (i) by us without “cause” within 24 months following a change of control, (ii) by the executive for “good reason” within 24 months following a change of control, or (iii) by us without cause after we have entered into a definitive agreement that would result in a change of control if consummated and such change of control is consummated within 12 months of termination (each, a “Qualifying Termination”) (i.e., “double trigger”), the named executive officer will be entitled to (i) a lump sum cash payment of (a) two times (or 2.99 times for Mr. LaRocco) base salary, (b) two times (or 2.99 times for Mr. LaRocco) the target annual bonus earned under the OTIP in effect for the fiscal year of the change of control or, if higher, in effect for the fiscal year of termination, and (c) a pro-rated annual bonus for the year in which the termination occurs based on the target award level, in each case, payable no later than 90 days following termination of employment and provided a valid release of claims in favor of the Company is executed, and (ii) outplacement benefits of up to 15% of the executive’s base salary (or up to $35,000 for Mr. LaRocco) plus travel expenses incurred in connection with seeking new employment up to $5,000, payable by December 31st of the calendar year following the applicable calendar year in which such expenses are incurred. Set forth below are the values of each type of cash payment to be made to each named executive officer upon a Qualifying Termination in connection with the Merger (i.e., “double trigger”). For the purposes of this table, the pro-rated annual bonus amount was calculated through August 2, 2021, which was the latest practicable date before the printing of this proxy statement.

Additionally, the Company Board may require the executive to repay all or any portion of the severance benefits if (i) the Company is required to prepare an accounting restatement or amend a previously filed financial statement due to the executive's error, (ii) the executive violates any of the non-competition, non-solicitation or confidentiality covenants applicable to the executive, (iii) (A) the Company calculated the benefits paid to the executive based upon certain financial results that the Company subsequently restates, (B) the executive engaged in conduct that caused or substantially contributed to the restatement and (C) the benefits paid to the executive would have been reduced if they had been calculated based on the restated financial results; or (iv) the executive engages in any conduct detrimental to the Company during the employment term which has a material adverse effect on the Company. Mr. LaRocco's November 28, 2017 employment agreement, as amended, imposes certain post-employment covenants that prohibit him from disclosing or using our confidential information, engaging in activities which compete with our businesses and soliciting our associates to work for another company. The obligations imposed by the non-competition and non-solicitation covenants will continue for a period of two years following Mr. LaRocco's separation of service with the Company, provided, the non-competition obligations will only continue for a period of one year if Mr. LaRocco terminates his employment with the Company for good reason.
Named Executive Officer	Cash Severance ($)	Pro-Rata Bonus ($)	Outplacement/ Travel Expenses ($)	Total ($)
Michael E. LaRocco	7,623,085	815,341	40,000	8,478,426
Steven E. English	2,104,412	283,445	90,314	2,478,171
Kim B. Garland	2,072,498	279,146	89,020	2,440,664
Gregory A. Tacchetti	1,950,104	262,661	84,058	2,296,823
Paul M. Stachura	1,711,490	215,025	78,350	2,004,865
(2)
Equity. Based on the terms of the Merger Agreement, (i) each Company RSA that is outstanding immediately prior to the Effective Time and subject to time-based vesting will become fully vested at closing and converted into a right to receive the Merger Consideration, (ii) each Company RSA that is outstanding immediately prior to the Effective Time and subject to performance-based vesting will become vested at the target level of performance at closing and converted into a right to receive the Merger Consideration, (iii) each Company RSU that is outstanding immediately prior to the Effective Time and subject to time-based vesting will become fully vested at closing and converted into a right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of shares subject to such Company RSU, (iv) each Company RSU that is outstanding immediately prior to the Effective Time and subject to performance-based vesting will become vested at the target level of performance at closing and converted into a right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the Merger Consideration and (B) the number of shares subject to such Company RSU; (v) each Company Stock Option that is outstanding immediately prior to the Effective Time will become fully vested and converted into a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration over (2) the per Share exercise price of such Company Stock Option, multiplied by (b) the total number of Shares subject to such Company Stock Option immediately prior to the Effective Time, and (vi) each Company PAU that is outstanding immediately prior to the Effective Time will become vested at the target level of performance and cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to $1.00. Set forth below are the values of each type of unvested Company equity award held by each named executive officer as of the date of this proxy statement that would become vested upon the consummation of the Merger (i.e., “single trigger”) based on an assumed effective time of March 31, 2022.
Named Executive Officer	Company RSUs ($)	Company RSAs ($)	Company PAUs ($)	Total ($)
Michael E. LaRocco	796,068	5,243,056	2,055,599	8,094,723
Steven E. English	—	1,286,532	504,429	1,790,961
Kim B. Garland	—	1,267,032	496,780	1,763,812
Gregory A. Tacchetti	—	1,192,256	467,442	1,659,698
Paul M. Stachura	—	921,752	361,407	1,283,159
(3)
Perquisites/Benefits. Each Executive Agreement with the named executive officers provides that, in the event of a Qualifying Termination, the named executive officer will be entitled to payment of the amount equal to the monthly employee premium under the Company’s health insurance plans for 24 months (or 36 months for Mr. LaRocco), payable no later than 90 days following termination of employment and provided a valid release of claims in favor of the Company is executed.

(4)
Other. Certain employees, including the named executive officers, will be given the opportunity to earn Stay Bonuses in recognition of their contributions leading up to the Merger and as a further incentive to remain employed by State Auto P&C. Payment of the Stay Bonuses is conditioned upon (i) continuous employment through closing or termination other than for cause or without good reason and (ii) execution and non-revocation of a release of claims in favor of the Company. The Stay Bonuses are “single-trigger” and are payable in a lump sum on the Closing Date.

Voting Agreement
On the date of, but following, the execution of the Merger Agreement, SAM, the owner of approximately 58.8% of the issued and outstanding Shares as of such date, entered into a Voting and Support Agreement with LMHC (the “Voting Agreement”). Pursuant to the Voting Agreement, SAM agreed to vote its Shares (i) in favor of (a) the adoption of the Merger Agreement and (b) any proposal to adjourn the Special Meeting if there are insufficient Shares represented to constitute the necessary quorum; and (ii) against (a) any Takeover Proposal, (b) any action, proposal, transaction, or agreement which would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of SAM or the Company under the Merger Agreement or of SAM under the Voting Agreement, and (c) any action, proposal, transaction, or agreement that would reasonably be expected to prevent or materially delay or materially impair consummation of the Merger. Accordingly, unless the Voting Agreement is terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, SAM will vote its Shares in favor of the Merger Proposal, no vote of any shareholder of the Company other than SAM is required to approve the Merger Proposal, and the Merger Proposal will be approved at the Special Meeting.
Dissenters’ Rights Available to Company Shareholders
Under Ohio law, if the Merger Agreement is adopted by the Company’s shareholders, Company shareholders who do not vote in favor of the Merger Proposal and who properly demand payment of fair cash value of their Shares are entitled to certain dissenters’ rights pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code. Section 1701.85 generally provides that Company shareholders will not be entitled to such rights without strict compliance with the procedures set forth in Section 1701.85, and failure to timely take any one of the required steps may result in the termination or waiver of such rights. Specifically, any Company shareholder who is a record holder of Shares on the Record Date for the Special Meeting, and whose Shares are not voted in favor of the Merger Proposal may be entitled to be paid the “fair cash value” of such Shares after the completion of the Merger in lieu of any applicable Merger Consideration.

To perfect dissenters’ rights, a dissenting shareholder must satisfy each of the following conditions and otherwise comply with Section 1701.85 of the Ohio Revised Code:
•
Must be a shareholder of record. A dissenting shareholder must be a record holder of the Shares as to which such shareholder seeks to exercise dissenters’ rights on the Record Date. Because only shareholders of record on the Record Date may exercise dissenters’ rights, any person or entity who beneficially owns Shares that are held of record by a bank, broker or other nominee and who desires to exercise dissenters’ rights must, in all cases, instruct the record holder of the Shares to satisfy all of the requirements outlined under Section 1701.85 of the Ohio Revised Code. The Company may make a written request for evidence of authority if the dissenting demand is executed by a signatory who was designated and approved by the shareholder. The shareholder must provide the evidence within a reasonable time to the Company but not sooner than 20 days after receipt of the Company’s written request.

•
Must not vote in favor of the Merger Proposal. A dissenting shareholder must not vote his, her or its Shares in favor of the Merger Proposal at the Special Meeting. Failing to vote does not waive a dissenting shareholder’s dissenters’ rights. However, a proxy submitted but not marked to specify voting instructions will be voted in favor of the Merger Proposal and will be deemed a waiver of dissenters’ rights. A dissenting shareholder may revoke his, her or its proxy at any time before its exercise by filing with the Company an instrument revoking it, delivering a duly executed proxy bearing a later date, voting by telephone or via the Internet at a later date than the date of the previous proxy or by virtually attending and giving notice of the revocation of the proxy at the Special Meeting. For more information, please see the section of this proxy statement titled “The Special Meeting—Revocability of Proxy.”

•
Must file a written demand. A dissenting shareholder must deliver a written demand for payment of the fair cash value of such shareholder’s Shares to the Company prior to the shareholder vote on the Merger Proposal at the Special Meeting (a “written demand”). Any written demand must specify the shareholder’s name and address, the number and class of the Shares held by the shareholder on the Record Date, and the amount claimed by the shareholder as the fair cash value of the dissenting Shares. Voting against the Merger Proposal is not a written demand as required under Section 1701.85 of the Ohio Revised Code. Because the written demand must be delivered to the Company prior to the shareholder vote at the Special Meeting, it is recommended, although it is not required, that a shareholder use certified or registered mail, return receipt requested, to confirm that the shareholder has made a timely delivery.

•
Upon request, must deliver certificates for placement of a legend. If the Company sends a request to a dissenting shareholder at the address specified in the written demand for the certificates representing the dissenting Shares, the dissenting shareholder, within 15 days from the date on which the Company sends such request, must deliver to the Company the certificates requested so that the Company may endorse on them a legend to the effect that demand for the fair cash value of such Shares has been made. Such a request is not an admission by the Company that a dissenting shareholder is entitled to relief. The Company will promptly return the endorsed share certificates to the dissenting shareholder. At the option of the Company, a dissenting shareholder who fails to deliver his, her or its share certificates upon request from the Company may have his, her or its dissenters’ rights terminated upon delivery by the Company of written notice to such dissenting shareholder within 20 days after the lapse of the 15-day period, unless a court for good cause shown otherwise directs.

The Company and a dissenting shareholder may come to an agreement as to the fair cash value of the dissenting Shares. If the Company and the dissenting shareholder cannot agree upon the fair cash value of the dissenting Shares, then either the Company or the dissenting shareholder may, within three months after service of the written demand by the dissenting shareholder, file a complaint in the Court of Common Pleas of Franklin County, Ohio for a determination of whether the dissenting shareholder is entitled to be paid the fair cash value of any Shares and, if so, the number and class of such Shares. The complaint must contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. If the court finds the dissenting shareholder is entitled to be paid the fair cash value of any dissenting Shares, the court may appoint one or more appraisers to receive evidence and recommend a fair cash value. The court will then make a finding as to the fair cash value of a Share and will render judgment against the Company for the payment of it. Interest on the fair cash value and the costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, will be assessed as the court considers equitable.
Fair cash value for purposes of Section 1701.85 of the Ohio Revised Code is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event will the fair cash value exceed the amount specified in the written demand of the dissenting shareholder. The fair cash value is to be determined as of the day prior to the vote of the Company’s shareholders on the adoption of the Merger Agreement. For shares listed on a national securities exchange (such as NASDAQ, on which the Shares are currently listed), the fair cash value will be the closing sale price of the shares as on the day before the vote of the Company’s shareholders on the adoption of the Merger Agreement. Investment banker opinions to company boards of directors regarding the fairness from a financial point of view of the consideration payable in a transaction, such as the Merger, are not opinions regarding, and do not address, “fair cash value” under Section 1701.85. Shareholders holding Shares considering seeking payment of fair cash value of their Shares should be aware that the “fair cash value” of their Shares as determined pursuant to Section 1701.85 of the Ohio Revised Code could be more than, the same as, or less than the value of the consideration they would receive pursuant to the Merger if they did not seek payment of the fair cash value of their Shares.
Unless a dissenting shareholder’s rights to receive the fair cash value of any dissenting Shares is terminated, payment of the fair cash value must be made within 30 days after the later of the final determination of such value or the effective time of the Merger. Such payment must be made only upon and simultaneously with surrender to the Company of the dissenting shareholder’s Share certificates for which such payment is made.
A dissenting shareholder’s rights to receive the fair cash value of his, her or its Shares will automatically terminate if:
•	the dissenting shareholder has not complied with Section 1701.85 of the Ohio Revised Code, unless the Company Board waives such non-compliance;
•	the Merger is abandoned or is finally enjoined or prevented from being carried out, or the Company shareholders rescind their adoption of the Merger Agreement;
•	the dissenting shareholder withdraws his, her or its demand with the consent of the Company Board; or
•
the dissenting shareholder and the Company have not agreed on the fair cash value per Share and neither has filed a timely complaint in the Court of Common Pleas of Franklin County, Ohio within three months after the dissenting shareholder delivered a written demand.

All rights accruing to holders of Shares, including voting and dividend or distribution rights, are suspended from the time a dissenting shareholder submits a written demand with respect to any dissenting Shares until the termination of the rights and obligations of the dissenting shareholder arising from the written demand or the purchase of the Shares by the Company. During this period of suspension, any dividend or distribution paid on the dissenting Shares in money will be paid to the record owner as a credit upon the fair cash value thereof. If dissenters’ rights are terminated other than by purchase by the Company of the dissenting Shares, then at the time of termination all rights will be restored and all distributions that would have been made, but for suspension, will be made.
If you wish to exercise your dissenters’ rights, you should carefully review the text of Sections 1701.84 and 1701.85 of the Ohio Revised Code set forth in Appendix D to this proxy statement and consider consulting your legal advisor.
If you fail to timely and properly comply with the requirements of Sections 1701.84 and 1701.85 of the Ohio Revised Code, your dissenters’ rights will be lost. To exercise such dissenters’ rights with respect to your Shares, you must:
•	NOT vote your Shares in favor of the Merger Proposal;
•	deliver to the Company a written demand for payment of the fair cash value of your Shares before the taking of the vote on the Merger Proposal at the Special Meeting, as described further below;

•	continuously hold your Shares through the Effective Time; and
•	otherwise comply with the procedures set forth in Sections 1701.84 and 1701.85 of the Ohio Revised Code.
All written demands for payment of the fair cash value should be addressed to State Auto Financial Corporation, 518 East Broad Street, Columbus, Ohio 43215. Such demand must specify the shareholder’s name and address, that the shareholder intends thereby to demand payment of the fair cash value of such shareholder’s Shares, the number and class of the Company Shares held by such shareholder on the Record Date and the amount claimed by such shareholder as the fair cash value of the dissenting Shares. Voting against the Merger Proposal is not a written demand as required under Section 1701.85 of the Ohio Revised Code.
If a dissenting holder of Shares withdraws the holder’s demand for payment of the fair cash value or fails to comply with Section 1701.85 of the Ohio Revised Code or otherwise loses such shareholder rights as a dissenting shareholder pursuant to the Ohio Revised Code, then the right of such shareholder to be paid the fair cash value of such Shares will terminate, and such holder’s Shares shall be deemed to be converted into the right to receive the Merger Consideration.
The foregoing description of the procedures to be followed in exercising dissenters’ rights available to shareholders holding Shares pursuant to Sections 1701.84 and 1701.85 of the Ohio Revised Code may not be complete and is qualified in its entirety by reference to the full text of Sections 1701.84 and 1701.85 of the Ohio Revised Code, which are attached as Appendix D to this proxy statement and incorporated herein by reference.
The foregoing summary does not constitute any legal or other advice and does not constitute a recommendation that shareholders exercise their dissenters’ rights under the Ohio Revised Code. Shareholders who wish to seek the fair cash value of their Shares are encouraged to seek the advice of legal counsel with respect to the exercise of dissenters’ rights due to the complexity of the process and because failure to follow fully and precisely the procedural requirements of the statute may result in termination or waiver of such rights.

THE MERGER AGREEMENT
The Merger Agreement provides for (i) the reorganization of SAM, combined with the simultaneous merger of Merger Sub II into SAM with SAM surviving such merger as an Ohio domiciled reorganized stock insurance subsidiary of LMHC with amended articles of incorporation and code of regulations and (ii) the merger of Merger Sub I with and into the Company, with the Company surviving such merger as a wholly-owned indirect subsidiary of LMHC. The following is a brief summary of certain provisions of the Merger Agreement. This summary does not purport to contain all material terms of the Merger Agreement and the descriptions of the terms and conditions in the Merger Agreement are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Appendix A and the full text of which is incorporated by reference herein. Company shareholders are urged to read the entire Merger Agreement carefully prior to voting online or by proxy at the Special Meeting. In the following summary, we use some capitalized terms without providing a definition—those definitions are found in the Merger Agreement.
The Transactions
The Merger Agreement provides that at the Effective Time, SAM shall reorganize into an Ohio domiciled stock insurance company pursuant to all applicable provisions of Sections 3913.25 to 3913.38 of the Ohio Revised Code, and simultaneously therewith, Merger Sub II will be merged with and into SAM, in accordance with Section 3913.32(A) and Section 1702.411 of the Ohio Revised Code, Section 19T(b)(ii) of Chapter 175 of the Massachusetts General Laws and all other applicable provisions of the Laws of the State of Ohio and the Commonwealth of Massachusetts, whereupon the separate existence of Merger Sub II shall cease and SAM shall continue as Reorganized SAM under the Laws of the State of Ohio under the name “State Automobile Mutual Insurance Company.” The directors of Merger Sub II will be the directors of Reorganized SAM and the officers of SAM will be the officers of Reorganized SAM. The SAM Members will receive Equity Rights in LMHC and, as such, each of them will have the same voting, distribution, dividends, and demutualization rights with respect to LMHC as each other member of LMHC.
At the Effective Time, Merger Sub I shall be merged with and into the Company in accordance with Chapter 1701 of the Ohio Revised Code, whereupon the separate existence of Merger Sub I shall cease and the Company shall continue as the surviving corporation under the Laws of the State of Ohio under the name “State Auto Financial Corporation” as a wholly-owned indirect subsidiary of LMHC. The directors of Merger Sub I will be the directors of the Surviving Corporation, and the officers of the Company will be the officers of the Surviving Corporation.
Closing of the Transactions
The closing of the Transactions will take place on the third business day following the satisfaction or waiver of the conditions to closing set forth in the Merger Agreement (other than those conditions that by their nature can only be satisfied by action taken at or immediately prior to the closing, but subject to the satisfaction or waiver of those conditions) or any other date that is mutually agreed upon in writing by the parties.
As promptly as practicable after receipt of approval of the Plan of Reorganization by the Superintendent, SAM will submit the amended articles of incorporation of SAM (to be effective for Reorganized SAM) (the “Amended Articles of Incorporation”) to the Attorney General for examination and approval. As promptly as practicable after such approval from the Attorney General, the SAM Board will file the following with the Ohio Secretary of State: (i) a certificate of reorganization, signed by the chairperson of the SAM Board, the president or a vice-president of SAM and the secretary or an assistant secretary of SAM, specifying that the effective time of the SAM Transaction shall be the Effective Time, (ii) the Amended Articles of Incorporation, as adopted and approved by the SAM Members under Section 3913.27 of the Ohio Revised Code, (iii) a statement, signed by the chairperson of the SAM Board, the president or a vice-president of SAM, and the secretary or an assistant secretary of SAM, specifying the manner of the adoption of the Amended Articles of Incorporation, and (iv) copies of the approvals obtained from the Superintendent and the Attorney General. As promptly as practical on the Closing Date, SAM and the Company will each file certificates of merger with the Secretary of State of the State of Ohio for each of their respective mergers. Such mergers will become effective at the Effective Time, when the certificates of merger are duly filed with and accepted by the Ohio Secretary of State, or such later time as is permissible in accordance with the Ohio Revised Code and as agreed by the parties and specified in the applicable certificate of merger. Subject to the receipt of all necessary approvals, we currently anticipate the closing of the Transactions will occur in 2022.

Effects of the SAM Transaction
Extinguishment and Replacement of SAM Membership Rights
At the Effective Time, pursuant to the SAM Transaction, voting, distribution, demutualization, and dividend rights granted to SAM Members, either by law or by the articles of incorporation or code of regulations of SAM, shall be extinguished, and the SAM Members shall immediately become LMHC Members and receive Equity Rights in LMHC with the same voting, distribution, dividend, and demutualization rights granted to members of LMHC. Such rights shall continue so long as such LMHC Member’s related policy remains in force. Holders of policies that are issued or renewed after the Effective Time will be members of LMHC, provided, however, that the rights of a person as an LMHC Member or as a holder of Equity Rights shall continue only so long as the related policy remains in force.
Continued LMHC Ownership
From and after the consummation of the SAM Transaction, at least 51% of the issued and outstanding voting stock of Reorganized SAM shall be owned, at all times, directly or indirectly, by LMHC, and at least 51% of the issued and outstanding voting stock of any intermediate stock holding company shall be owned, at all times, directly or indirectly, by LMHC. Additionally, during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date, (i) SAM shall not redomesticate or voluntarily adopt or enter into any plan of complete or partial liquidation or dissolution and (ii) all of the issued and outstanding capital stock of Reorganized SAM shall be owned, at all times, directly or indirectly, by LMHC.
Organizational Documents
At the Effective Time, the articles of incorporation and code of regulations of Reorganized SAM shall be the SAM Amended Organizational Documents as approved by the SAM Members at the SAM Members Meeting. Thereafter, the Amended Articles of Incorporation may be amended in accordance with its terms and as provided by law and the code of regulations of Reorganized SAM may be amended in accordance with their terms and the Amended Articles of Incorporation and as provided by law.
Directors and Officers of Reorganized SAM
At the Effective Time, the directors of Merger Sub II shall continue in office as the directors of Reorganized SAM and the officers of SAM shall continue in office as the officers of Reorganized SAM, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable law and the articles of incorporation and code of regulations of Reorganized SAM.
Effects of the Merger
Organizational Documents
At the Effective Time, the Company articles of incorporation and code of regulations shall be amended and restated in their entirety to read in the same form as the articles of incorporation of Merger Sub I in effect immediately prior to the Effective Time (except the references to Merger Sub I’s name shall be replaced by references to the Company and the provisions of the articles of incorporation of Merger Sub I relating to the incorporator of Merger Sub I shall be omitted) and, as so amended, shall be the articles of incorporation and code of regulations of the Surviving Corporation. The Company’s code of regulations shall be amended and restated in its entirety to read in in the same form as the code of regulations of Merger Sub I in effect immediately prior to the Effective Time (except the references to Merger Sub I’s name shall be replaced by references to the Company) and, as so amended, shall be the code of regulations of the Surviving Corporation.
Directors and Officers of the Surviving Corporation
The directors of Merger Sub I shall continue in office as the directors of the Surviving Corporation and the officers of the Company shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable law and the articles of incorporation and code of regulations of the Surviving Corporation.

Effect of the Merger on the Shares
Conversion of Shares
At the Effective Time, by virtue of the Merger and without any action on the part of the parties or the holders of any of the following securities: (i) each Share issued and outstanding immediately prior to the Effective Time (other than the Excluded Shares) shall be converted into the right to receive the Merger Consideration of $52.00 per Share in cash, without interest and less any applicable withholding taxes, and shall be automatically cancelled and retired and cease to exist, and each holder of a certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of the Merger Agreement, (ii) each Share that is owned by SAM or by any of the Company’s subsidiaries shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation, (iii) each Share that is owned by the Company as treasury shares or otherwise and each Share owned by LMHC or any of its subsidiaries shall be automatically cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto, and (iv) each issued and outstanding common share of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.
Treatment of Shares under the Company’s Purchase Plans
The offering periods under the Company’s 1991 Employee Stock Purchase and Dividend Reinvestment Program and the Company’s Monthly Stock Purchase Plan for Independent Agents of the Company (collectively, the “Company Purchase Plans”) that were ongoing as of July 12, 2021, shall be the final offering periods under the Company Purchase Plans. Options under the Company Purchase Plans will be exercised on either the scheduled purchase date for such offering periods or five business days prior to the closing of the Transactions, whichever is earlier. Holders of Shares issued upon the exercise of such options shall be entitled to receive the Merger Consideration of $52.00 per Share in cash, without interest and less any applicable withholding taxes, upon the Closing Date. The Company Purchase Plans will be terminated immediately prior to the Closing Date.
Outstanding Equity Awards
Each outstanding Company Stock Option that is not already vested will become fully vested as of the Effective Time, and each vested Company Stock Option will be cancelled in exchange for right to receive a cash payment equal to, for each Share, $52.00 (without interest and less any applicable withholding taxes) minus the exercise price of such Company Stock Option (subject to reduction to satisfy applicable withholding tax obligations); provided that any Company Stock Option with an exercise price per Share that is equal to or greater than $52.00 shall be cancelled for no consideration.
Each Company RSA that is outstanding immediately prior to the Effective Time of the Transactions, whether vested or unvested, will become fully vested, in the case of time-based vesting awards, or become vested at the target level of performance, in the case of performance-based awards, and converted into the right to receive a cash payment of $52.00 per Share in cash, without interest and less any applicable withholding taxes. Any performance-based Company RSA that does not become vested at the Effective Time shall be forfeited automatically without payment therefor.
Each Company RSU that is outstanding immediately prior to the Effective Time of the Transactions, whether vested or unvested, will become fully vested, in the case of time-based vesting RSU awards, or become vested at the target level of performance, in the case of performance-based RSU awards and converted into the right to receive a cash payment equal to, for each Share, $52.00 (without interest and less any applicable withholding taxes). Any performance-based Company RSU that does not become vested at the Effective Time of the Transactions shall be forfeited automatically without payment therefor.
Each Company PAU that is outstanding immediately prior to the Effective Time of the Transactions will become vested at the target level of performance, and shall automatically be cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to $1.00 and such amount shall be in full satisfaction of such Company PAU.

Representations and Warranties
The Merger Agreement contains certain customary representations and warranties. Each of SAM, the Company and LMHC has made representations and warranties regarding, among other things:
•	corporate organization, existence and good standing, including with respect to subsidiaries;
•
corporate power and authority with respect to the execution, delivery and performance of the Merger Agreement and the transactions contemplated by the Merger Agreement, and the due and valid execution and delivery and enforceability of the Merger Agreement;

•	absence of conflicts with, or violations of, organizational documents, contracts and applicable laws;
•	required regulatory filings and consents and approvals of governmental authorities;
•	compliance with applicable laws and possession of, and compliance with, permits;
•	absence of certain litigation;
•	absence of certain changes or events;
•	statutory statements and examinations;
•	policy reserves;
•	opinions from financial advisors; and
•	brokers’ fees payable in connection with the transactions contemplated by the Merger Agreement.
Additional representations and warranties made only by SAM and the Company or by SAM or the Company, as applicable, relate to:
•
the capitalization of the Company, including in particular the number of Shares, Class A and Class B preferred shares, Shares reserved for issuance under the Company Purchase Plans, and details regarding each outstanding Company Stock Option, Company RSU, and Company PAU;

•	ownership of subsidiaries;
•	material contracts;
•	insurance company subsidiaries;
•	conduct of insurance operations, insurance licenses and authorizations;
•	reinsurance matters;
•	actuarial reports;
•	investment assets;
•	tax matters;
•	related party transactions;
•	employee benefit plans;
•	labor and employment matters;
•	intellectual property;
•	insurance coverage;
•	real property;
•	environmental matters;
•	SAM’s dividend policy; and
•	the inapplicability of any takeover statutes to the Merger Agreement, the Merger, and the other transactions contemplated by the Merger Agreement.

Additional representations and warranties made by LMHC and either SAM or the Company, as applicable, relate to:
•	financial statements;
•	proxy statement; and
•	information statement.
Certain additional representations and warranties made only by LMHC relate to:
•	financial capacity;
•	interim operations of Merger Sub I and Merger Sub II;
•	ownership of Shares; and
•	certain arrangements.
A full list of the representations and warranties provided by SAM, the Company, and LMHC can be found in Articles IV, V, and VI of the Merger Agreement, respectively.
Several of the aforementioned representations and warranties are subject to certain limitations and qualifications as set forth in the Merger Agreement.
Covenants of the Company and SAM
The Merger Agreement contains certain other covenants and agreements by SAM and the Company, including covenants relating to, among other things:
•	conduct of their respective businesses and operations in the ordinary course of business and the maintenance of existing business operations until the consummation of the Transactions;
•
confidentiality and access by LMHC to SAM’s and the Company’s respective officers, employees, advisors, properties, and books and records and other information concerning the business and properties of the Company and SAM as LMHC may reasonably request from time to time;

•	use of reasonable best efforts to obtain all required regulatory and governmental approvals;
•	preparation of this proxy statement and the SAM Information Statement;
•	consultation among SAM, the Company, and LMHC in connection with public statements with respect to the transactions contemplated by the Merger Agreement;
•
use of reasonable best efforts in cooperation with LMHC to cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as practicable following the Closing; and

•
SAM and the Company notifying LMHC of any SAM Member or shareholder litigation relating to the transactions contemplated by the Merger Agreement, and SAM and the Company giving LMHC the opportunity to participate in, but not control, the defense of any such litigation against SAM, the Company, or their respective directors, officers or employees relating to the Merger Agreement and the transactions contemplated by the Merger Agreement and SAM and the Company not settling any such action without the prior written consent of LMHC, which consent shall not be unreasonably withheld, delayed or conditioned.

Member and Shareholder Meetings
Unless the Merger Agreement has been earlier terminated, including pursuant to the Company’s right to terminate the Merger Agreement to enter into an alternative acquisition agreement (please see the section of this proxy statement titled “The Merger Agreement—No Solicitation; No Adverse Company Recommendation” below), the Company has agreed to hold a special meeting of the Company shareholders and to solicit proxies in favor of the Merger Proposal and will take all other actions reasonably necessary, proper or advisable to secure the vote or consent of shareholders of the Company.

SAM has agreed to hold a special meeting of the SAM Members and to solicit proxies in favor of the proposal to approve the Plan of Reorganization and the Amended Organizational Documents and will take all other actions reasonably necessary, proper or advisable to secure the vote or consent of the SAM Members.
No Solicitation; No Adverse Company Recommendation
The Company and SAM are prohibited from taking certain actions, summarized in detail below, relating to takeover proposals. In this proxy statement, and in the Merger Agreement, a “Takeover Proposal” means any submission, announcement, proposal, offer or inquiry from any third party other than LMHC and its subsidiaries, relating to:
•
any direct or indirect acquisition or purchase (including through indemnity or assumption reinsurance, insurance business transfer, division, retrocession, combination, joint venture, share issuance or other strategic transaction), in a single transaction or a series of similar or related transactions, of (i) 15% or more of the issued and outstanding Shares, (ii) 15% or more of the assets (including capital stock of the Subsidiaries (without giving effect to the proviso of the definition thereof) of SAM), net revenue or net income of SAM and its Subsidiaries (without giving effect to the proviso of the definition thereof), taken as a whole, or (iii) 15% or more of the assets (including capital stock of the Subsidiaries of the Company), net revenue or net income of the Company and its Subsidiaries, taken as a whole;

•	any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the issued and outstanding Shares; or
•
any merger, consolidation, business combination, reorganization, demutualization, affiliation, recapitalization, liquidation, dissolution, binding share exchange or other transaction (i) involving SAM pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of equity securities of SAM (assuming, for this purpose, that SAM has converted from a mutual insurance company to another entity that has the capacity to issue equity securities) or of the surviving entity in a merger or the resulting direct or indirect parent of SAM or such surviving entity or (ii) involving the Company pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of equity securities of the Company or of the surviving entity in a merger or the resulting direct or indirect parent of the Company or such surviving entity, other than, in each case, the transactions contemplated by the Merger Agreement.

Each of SAM and the Company agreed to, and agreed to cause their respective subsidiaries and direct their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations as of the date of the Merger Agreement with any Person conducted theretofore with respect to any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal.
Pursuant to the Merger Agreement, except as described below, the Company and SAM will not, and shall cause their respective Subsidiaries not to, and shall not authorize or permit their respective or their respective Subsidiaries’ directors, officers, employees or other representatives to, directly or indirectly:
•
solicit, initiate or knowingly encourage or knowingly facilitate the making of any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal;

•
enter into, continue or otherwise participate in any discussions or negotiations regarding any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal, or furnish any non-public information with respect to SAM, the Company or any of their respective Subsidiaries to any Person (or their Representatives) who has made any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal;

•	amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company (unless, and only to the extent, the Company Board or

Company Special Committee determines in good faith, after consultation with its financial advisor and outside counsel, that the failure to do so would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law, in which case it may enable such Persons to submit and pursue a Takeover Proposal);
•	enter into any Takeover Proposal Documentation with respect to a Takeover Proposal; or
•	publicly propose to or agree to do any of the foregoing.
Notwithstanding the foregoing or anything else to the contrary set forth in the Merger Agreement, at any time prior to obtaining the Company Shareholder Approval, in response to a bona fide written Takeover Proposal received after the date hereof and prior to obtaining the STFC Shareholder Approval that did not result from a breach of the Merger Agreement, the Company may (and may authorize and permit its Subsidiaries and Representatives to):
•
contact the Person or any of its Representatives who has made such Takeover Proposal solely to clarify the terms of such Takeover Proposal so that the Company Board or the Company Special Committee, as applicable, may reasonably inform itself about such Takeover Proposal; and

•
subject to compliance with the Merger Agreement, (x) furnish information with respect to SAM, the Company and their respective Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions that are not more favorable to such Person than those contained in the Confidentiality Agreement are to LMHC (it being understood that such confidentiality agreement need not contain any standstill provisions); provided that all such information has previously been provided to LMHC or is provided to LMHC prior to or substantially concurrently with the time it is provided to such Person or any of its Representatives, and (y) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal, if the Company Board or the Company Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside counsel, that:

○	such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal; and
○	that the failure to do so would reasonably be likely to constitute a breach of its fiduciary duties to the Company’s shareholders under Ohio law.
Neither the SAM Board nor any committee thereof shall:
•
withdraw or withhold (or modify in a manner adverse to LMHC), or publicly propose to withdraw or withhold (or modify in a manner adverse to LMHC), the approval, declaration of advisability or recommendation by the SAM Board or any such committee of the Merger Agreement, the SAM Transaction, the Plan of Reorganization, the SAM Amended Organizational Documents or the other transactions contemplated by the Merger Agreement;

•	approve, declare advisable or recommend the adoption of, or publicly propose to approve, declare advisable or recommend the adoption of, any Takeover Proposal; or
•
fail to publicly reaffirm the SAM Recommendation within five Business Days of a written request by LMHC to make such public reaffirmation following the receipt by SAM of a public Takeover Proposal that has not been withdrawn; provided that LMHC may make any such request only twice with respect to a particular Takeover Proposal (and, additionally, once per material modification to any such Takeover Proposal that is made public).

Except to the extent permitted by and in compliance with the Merger Agreement, neither the Company Board nor any committee thereof shall:
•
withdraw or withhold (or modify in a manner adverse to LMHC), or publicly propose to withdraw or withhold (or modify in a manner adverse to LMHC), the approval, declaration of advisability or recommendation by the Company Board or any such committee of the Merger Agreement, the Merger or the other transactions contemplated by the Merger Agreement;

•	approve, declare advisable or recommend the adoption of, or publicly propose to approve, declare advisable or recommend the adoption of, any Takeover Proposal;
•
fail to publicly reaffirm the STFC Recommendation within five Business Days of a written request by LMHC to make such public reaffirmation following the receipt by the Company of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that LMHC may make any such request only twice with respect to a particular Takeover Proposal (and, additionally, once per material modification to any such Takeover Proposal that is made public); or

•
fail to recommend against acceptance of such a tender or exchange offer by the close of business on the earlier of (A) the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the third (3rd) Business Day prior to the STFC Shareholders Meeting (each such action, an “Adverse Recommendation Change;” it being understood that any customary “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not, in and of itself, be deemed to be an Adverse Recommendation Change).

Notwithstanding the foregoing or anything else to the contrary set forth in the Merger Agreement, at any time prior to obtaining the STFC Shareholder Approval, the Company Board or the Company Special Committee, as applicable, may, if it determines in good faith, after consultation with its financial advisor and outside counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio law, (A) make an Adverse Recommendation Change in response to an Intervening Event and (B)(x) make an Adverse Recommendation Change in response to a Superior Proposal or (y) cause or permit the Company to terminate the Merger Agreement in order to enter into a definitive written agreement to implement a Superior Proposal, in each case, if and only if:
•
the Company shall have given LMHC notice at least five Business Days prior to making any such Adverse Recommendation Change pursuant to clause (A) or (B)(x) above or causing or permitting the Company to terminate the Merger Agreement pursuant to clause (B)(y) above, which notice will include:

○	in the case of an Intervening Event, include a reasonably detailed description of the material Effects comprising such Intervening Event; and
○
in the case of a Superior Proposal, include (A) a statement that the Company Board or the Company Special Committee, as applicable, intends to take such action and specifying the reasons therefor, (B) the most current version of all proposed documents to effect such Superior Proposal in the possession of the Company or any of its Representatives or, if there is no such proposed written documentation, a reasonably detailed summary of the material terms and conditions of any Superior Proposal and (C) the identity of the Person making such Superior Proposal (it being understood and agreed that (1) each amendment to the financial or other material terms of such Superior Proposal shall require a new notice and a three Business Day period following delivery of such new notice prior to taking any specified action and (2) in determining whether to make an Adverse Recommendation Change or to cause or permit the Company to so terminate the Merger Agreement, the Company Board or the Company Special Committee, as applicable, shall take into account any changes to the financial or other material terms of the Merger Agreement proposed by LMHC in writing to the Company in response to any such notice or otherwise within the periods described above).

•
the Company has and has caused its subsidiaries and its and their respective Representatives to negotiate in good faith with LMHC and its Representatives during the applicable periods referred to in the bullet above in order to permit LMHC to propose one or more amendments to the Merger Agreement so that the failure to take such action would no longer reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio law; and

•
after considering any proposed amendments to the Merger Agreement made by LMHC in writing during the applicable periods described above, if any, the Company Board or the Company Special Committee, as applicable, shall have determined in good faith, after consultation with its financial advisor and outside counsel, that (A) the failure to make the Adverse Recommendation Change in response to such Superior Proposal or cause or permit the Company to terminate the Merger Agreement in order to enter into a definitive written agreement to implement a Superior Proposal would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio law or (B) the failure to make the Adverse Recommendation Change in response to such Intervening Event would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio law, as applicable.
In addition to the obligations of each of SAM and the Company set forth above, each of SAM and the Company have agreed to as promptly as practicable (and in any event within twenty-four hours after receipt thereof) advise LMHC of the receipt of any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal after the date of the Merger Agreement, provide LMHC with a copy of any written materials received in connection with any such submission, announcement, proposal, offer or inquiry or, where no written materials are available, provide a summary of the material terms and conditions of any such submission, announcement, proposal, offer or inquiry and the identity of the person making any such submission, announcement, proposal, offer or inquiry. Each of SAM and the Company have agreed to keep LMHC reasonably informed on a reasonably prompt basis of any material developments with respect to any such submission, announcement, proposal, offer or inquiry (including any material changes thereto) and provide LMHC as promptly as practicable (and in no event later than twenty-four hours after receipt by SAM, the Company or any of their Affiliates or Representatives of or twelve hours after delivery by SAM, the Company or any of their Affiliates or Representatives of) any draft documents to effect, or any material correspondence with respect to, any such submission, announcement, proposal, offer or inquiry.
Nothing contained in the Merger Agreement shall prohibit the Company from taking and disclosing to the Company’s shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or making any disclosure to its shareholders if the Company Board or the Company Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio law.
For purposes of this proxy statement and the Merger Agreement, an “Intervening Event” means a material Effect relating to the Company and its Subsidiaries, taken as a whole:
•	that was not known to the Company Board prior to the execution of the Merger Agreement;
•	was not reasonably foreseeable by the Company Board as of the date of the Merger Agreement; and
•	first arises or occurs after the execution and delivery of the Merger Agreement and prior to obtaining the STFC Shareholder Approval.
However, no effect arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any inquiry relating thereto, (ii) changes within or affecting the property and casualty insurance industry or the United States economy or financial market, business, financial, political, credit or capital market conditions, including interest or exchange rates, generally, (iii) changes in or adoption of any applicable Laws or applicable accounting regulations or principles (including changes in GAAP or in SAP), (iv) the execution and delivery, announcement, pendency or consummation of the Transactions (including the identity of LMHC or any of its Affiliates), (v) the Company exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, premiums written, earnings or other financial or operating metrics for any period, (vi) any change, or announcement of a potential change, in the Company’s credit, financial strength, or claims paying ratings or the ratings of any of the Company’s business and (vii) any change in the market price or trading volume of the Shares.

For purposes of this proxy statement and the Merger Agreement, a “Superior Proposal” means an unsolicited, bona fide, written Takeover Proposal that did not result from a breach of the Merger Agreement and that the Company Board shall have determined in good faith, after consultation with its financial advisor and outside counsel, taking into account all financial, legal, regulatory and other such aspects of such Takeover Proposal (including any termination fee, expense reimbursement provisions, conditions to consummation, financing terms and the identity of the person making such Takeover Proposal) and the Merger Agreement, is:
•	reasonably likely to be consummated in accordance with its terms if accepted; and
•
more favorable to the Company’s shareholders (solely in their capacities as such) from a financial point of view than the Merger; provided that for the purposes of the definition of “Superior Proposal,” all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”

Covenants of LMHC
The Merger Agreement contains certain covenants and agreements by LMHC, including covenants relating to, among other things:
•	during the period beginning on the Closing Date and ending on the second anniversary of the Closing Date:
○
the Company and SAM shall continue to operate out of their current Columbus, Ohio offices; provided, however, that, within such two-year period, LMHC shall be entitled to exercise its business judgment to make such changes to the size or location of such office as it deems necessary and appropriate, based upon business needs;

○
the Company and SAM shall continue to utilize the “State Auto” trademarks and brand associated with the lines of property and casualty insurance and insurance products of the Company, SAM, and their respective Subsidiaries; and

○
SAM shall not redomesticate or voluntarily adopt or enter into any plan of complete or partial liquidation or dissolution and all of the issued and outstanding capital stock of Reorganized SAM shall be owned, at all times, directly or indirectly, by LMHC.

•
during the period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, the Company and SAM shall substantially maintain their current philanthropic and charitable contributions and activities;

•	use of reasonable best efforts to obtain all required regulatory and governmental approvals;
•	preparation of this proxy statement and the SAM Information Statement;
•	consultation among SAM, the Company, and LMHC in connection with public statements with respect to the transactions contemplated by the Merger Agreement;
•
use of commercially reasonable best efforts in cooperation with the Company to cause the Company’s securities to be delisted from NASDAQ and deregistered under the Exchange Act as promptly as practicable following the Closing;

•
use of reasonable best efforts to cause the SAM Insurance Companies and the STFC Insurance Companies to achieve an A.M. Best rating that is equivalent to the LMHC group rating (either as a group rating, through reinsurance or otherwise); and

•	during the period beginning on the Closing Date and ending on the first anniversary of the Closing Date, LMHC shall provide:
○
to each employee of the Company and its Subsidiaries who is employed as of immediately prior to the Closing (each such employee, a “Company Employee”), a base salary or hourly base wage rate that is at least equal to the base salary or hourly base wage rate provided to such Company Employee immediately prior to the Closing;

○	to each Company Employee, a target annual short-term cash bonus opportunity or target annual cash commission opportunity provided to such Company Employee immediately prior to the Closing; and
○
to the Company Employees, as a group, group employee health, group welfare and retirement benefits (other than severance benefits) that are no less favorable in the aggregate than those provided to such Company Employees immediately prior to the Closing.

LMHC agreed that, during the two-year period following the consummation of the Transactions, LMHC shall provide severance based on the following:
•
through the first anniversary of the Closing Date (the “First Anniversary Date”), severance in an amount equal to the greater of: (i) the greater of the amount that would have been received by such Company Employee under (x) the severance plan of LMHC or (y) the Company’s severance policy (the “Baseline Severance”) or (ii) an amount equal to 12 months of such Company Employee’s annual base salary or wage rate (“Base Compensation”); and

•
during the period after the First Anniversary Date through the second anniversary of the Closing Date, severance in an amount equal to the greater of (i) the Baseline Severance or (ii) an amount equal to such Company Employee’s remaining Base Compensation that otherwise would have been paid to such Company Employee.

In respect of the OTIP for the 2022 fiscal year, the performance criteria will be established, in consultation with LMHC, in the ordinary course of business consistent with past practice. If closing occurs during 2022, payments under the OTIP in respect of the period from January 2022 through the closing (the “Pre-Closing Period”) will be pro-rated based on the actual level of performance multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is 365. Additionally, LMHC has committed to pay a cash bonus to each eligible employee who is participating in the 2022 fiscal year OTIP immediately prior to the closing of the Transactions (“Post-Closing Bonus”). The Post-Closing Bonus shall be prorated based on the greater of the actual performance achieved and 75% of the target level of performance in respect of the period following the closing though December 31, 2022.
Voting Agreement
On the date of, but following, the execution of the Merger Agreement, SAM, the owner of approximately 58.8% of the issued and outstanding Shares as of such date, entered into the Voting Agreement. Pursuant to the Voting Agreement, SAM agreed to vote its Shares (i) in favor of (a) the adoption of the Merger Agreement and (b) any proposal to adjourn the Special Meeting if there are insufficient Shares represented to constitute the necessary quorum; and (ii) against (a) any Takeover Proposal, (b) any action, proposal, transaction, or agreement which would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of SAM or the Company under the Merger Agreement or of SAM under the Voting Agreement, and (c) any action, proposal, transaction, or agreement that would reasonably be expected to prevent or materially delay or materially impair consummation of the Merger. Accordingly, unless the Voting Agreement is terminated as a result of the termination of the Merger Agreement or by the mutual consent of SAM and LMHC, SAM will vote its Shares in favor of the Merger Proposal, no vote of any shareholder of the Company other than SAM is required to approve the Merger Proposal, and the Merger Proposal will be approved at the Special Meeting.
A.M. Best Rating
Pursuant to Section 7.19 of the Merger Agreement, LMHC has agreed to use reasonable best efforts to cause the SAM Insurance Companies and the STFC Insurance Companies to achieve an A.M. Best financial strength rating that is equivalent to the LMHC group rating (either as a group rating, through reinsurance or otherwise) (the “Target Rating”). In the event that State Auto has not received the Target Rating as of the Closing LMHC shall continue to use reasonable best efforts to cause State Auto to achieve such rating within six months of the Closing. In the event that State Auto has not achieved the Target Rating within such six month period, then, subject to receiving required regulatory approvals, LMHC shall promptly thereafter make any required filings with the applicable insurance regulators to enter into a financial guarantee agreement, provide a capital infusion in support of State Auto or take such other reasonable steps in order to achieve the Target Rating and, subject to receipt of required regulatory approvals, implement such measures.

In the event that State Auto has not received the Target Rating as of the Closing, then for the period starting on the Closing Date and lasting until the date that State Auto achieves the Target Rating, James E. Kunk, Dwight E. Smith and Roger P. Sugarman shall be appointed to the Advisory Board that shall be formed for the purpose of overseeing the implementation of the Merger Agreement provisions related to the achievement of the Target Rating. The members of the Advisory Board shall receive annual remuneration for their services during their tenure as members of the Advisory Board in an amount equal to the base annual retainer they were paid as members of SAM Board during the twelve months prior to the Closing Date.
Conditions to Closing
Consummation of the Transactions is subject to, among other things, the satisfaction or waiver of the following conditions, among others:
•	approval of the Plan of Reorganization and the SAM Amended Organizational Documents by the SAM Members;
•	approval of the Merger Agreement by the Company’s shareholders;
•	the expiration or termination of the waiting period applicable to the consummation of the Transactions under the HSR Act;
•	all governmental approvals, consents and filings for the Transactions having been obtained;
•	the absence of legal obstacles that would prevent the consummation of the Transactions; and
•	no burdensome condition imposed in connection with any governmental approval.
Each of the parties must also provide a certificate prior to the consummation of the Transactions attesting to the correctness of such party’s representations and warranties and the party’s compliance with the Merger Agreement. Further, the covenants and agreements of each party set forth in the Merger Agreement to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects and each party shall have received a certificate to such effect dated the Closing Date.
Termination
The Merger Agreement may be terminated and the Transactions abandoned at any time prior to the Closing:
•	by mutual agreement of the parties;
•
by any party, if any Governmental Authority enacts any laws permanently preventing or otherwise permanently prohibiting the SAM Transaction or the Merger and such law has become final and nonappealable; provided that a party shall not have the right to terminate the Merger Agreement if such party’s failure to fulfill any obligation under the Merger Agreement has been the cause of, or results in, the issuance of such law;

•
by any party, if the requisite approvals by the SAM Members or the Company’s shareholders are not obtained following a vote thereon having been taken at the SAM Members Meeting or the Special Meeting, as applicable;

•	by the Company, prior to the receipt of the Company Shareholder Approval with respect to a Superior Proposal concurrently with entering into a definitive agreement to implement a Superior Proposal;
•
by LMHC, (i) prior to the receipt of the Company shareholder approval, if the Company shall have made an Adverse Recommendation Change or (ii) there has been a willful and material breach by the Company or SAM of certain covenants in the Merger Agreement;

•	by any party, if the Transactions shall not have been consummated prior to May 12, 2022 (as such date may be extended by a period of three months up to two times under certain circumstances);
•
by LMHC, if (i) there has been a breach by the Company or SAM of any representation, warranty, covenant or agreement set forth in the Merger Agreement that would, individually or in the aggregate, result in a failure of a certain closing condition and (ii) such breach has not been cured (or is not capable of being cured) by the time period specified in the Merger Agreement; or

•
by the Company or SAM, if (i) there has been a breach by LMHC of any representation, warranty, covenant or agreement set forth in the Merger Agreement that would, individually or in the aggregate, result in a failure of certain closing conditions and (ii) such breach has not been cured (or is not capable of being cured) by the time period specified in the Merger Agreement.

If the Company terminates the Merger Agreement prior to the Company Shareholder Approval due to a Superior Proposal and the Company enters into an agreement to implement such Superior Proposal, or LMHC terminates the Merger Agreement due to an Adverse Recommendation Change or a breach by the Company or SAM of their covenants related to non-solicitation or their respective special meetings, the Company must pay a one-time termination fee of $70,793,307 to LMHC.
The Company must also pay such termination fee if the Merger Agreement is terminated for any of the following reasons and following such termination the Company consummates a Takeover Proposal or enters into an agreement to consummate a Takeover Proposal:
•
the Merger Agreement is terminated by any party due to the refusal by the Company’s shareholders to approve the Merger Agreement at the Special Meeting, and a Takeover Proposal became public and was not withdrawn five days prior to the Special Meeting;

•
the Merger Agreement is terminated by the Company, SAM or LMHC because the Transactions have not been consummated prior to May 12, 2022 (as such date may be extended by a period of three months up to two times under certain circumstances), and a Takeover Proposal was made known to the Company Board and was not withdrawn five days prior to such date; or

•
the Merger Agreement is terminated by LMHC due to a breach by the Company or SAM, and a Takeover Proposal was made known to the Company Board and was not withdrawn five days prior to such termination for breach.

Specific Performance
Under the Merger Agreement, the parties have agreed that irreparable damage would occur in the event that any of the provisions of the Merger Agreement were not performed in accordance with their specific terms or were otherwise breached or threatened to be breached, and that they shall each be entitled to an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms thereof, in addition to any other remedy to which they may be entitled at law, in equity or pursuant to the Merger Agreement.
Amendments
The Merger Agreement may be amended by the parties at any time before or after the approval of the Merger Agreement by the SAM Members and the Company shareholders; provided, however, that after approval by such members and shareholders, no changes can be made to the Merger Agreement that would require member and/or shareholder approval.

MERGER PROPOSAL

(PROPOSAL 1)
Company shareholders are being asked to approve a proposal to adopt the Merger Agreement, which is referred to in this proxy statement as the “Merger Proposal.” For a detailed discussion of the terms and conditions of the Merger Agreement, please see the section of this proxy statement titled “The Merger Agreement.” A copy of the Merger Agreement is attached to this proxy statement as Appendix A. Please see also the section of this proxy statement titled “The Merger.”
The Company Board, acting on the unanimous recommendation of Company Special Committee, has unanimously (a) determined that the Merger is fair and in the best interests of the Company shareholders, (b) approved the Merger Agreement, (c) directed that the adoption of the Merger Agreement be submitted to the Company shareholders at the Special Meeting, and (d) recommended that the Company shareholders approve such adoption at the Special Meeting.
The Merger Proposal requires the affirmative vote of the holders of a majority of the voting power of the Shares entitled to vote on the matter. Thus, the failure to submit your proxy or vote online, as well as abstentions and broker non-votes, will have the same effect as a vote “AGAINST” the Merger Proposal.
The Company Board unanimously recommends that Company shareholders vote “FOR” the Merger Proposal.

ADVISORY COMPENSATION PROPOSAL

(PROPOSAL 2)
In accordance with Section 14A of the Exchange Act, the Company is providing its shareholders with the opportunity to cast a non-binding, advisory vote on the compensation that will be paid or may become payable to the named executive officers of the Company in connection with the Merger, the value of which is set forth in the table entitled “Golden Parachute Compensation.” This proposal, commonly known as “say-on-golden parachute,” is referred to in this proxy statement as the “Advisory Compensation Proposal.” As required by Section 14A of the Exchange Act, the Company is asking its shareholders to vote on the adoption of the following resolution:
“RESOLVED, that the compensation that may be paid or become payable to the Company’s named executive officers in connection with the Merger, as disclosed under the section of this proxy statement titled “The Merger—Interests of the Company’s Executive Officers and Directors in the Merger—Quantification of Potential Merger-Related Payments to Named Executive Officers,” as reflected in the table captioned “Golden Parachute Compensation,” the associated footnotes and narrative discussion, is hereby APPROVED.”
The vote on the Advisory Compensation proposal is a vote separate and apart from the vote on the Merger Proposal. Accordingly, you may vote to approve the Merger Proposal and vote not to approve the Advisory Compensation Proposal, and vice versa. Because the vote to approve the Advisory Compensation Proposal is only advisory in nature, it will not be binding on the Company, LMHC, Merger Sub I, Merger Sub II or the Surviving Corporation. Because the Company is contractually obligated to make the potential Merger-related payments to the executive officers, the compensation will be payable, subject only to the conditions applicable thereto, if the Merger Proposal is approved and the closing occurs and regardless of the outcome of the advisory, non-binding vote.
The Advisory Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon. Thus, the failure to submit your proxy or vote online, as well as broker non-votes, will have no effect on the Advisory Compensation Proposal. Abstentions will count as votes “AGAINST” the Advisory Compensation Proposal.
The Company Board unanimously recommends that Company shareholders vote “FOR” the Advisory Compensation Proposal.

ADJOURNMENT PROPOSAL

(PROPOSAL 3)
Company shareholders are being asked to approve a proposal that will give us authority from the shareholders to adjourn the Special Meeting for the purpose of soliciting additional proxies in favor of the Merger Proposal in the event there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve the Merger Proposal, referred to in this proxy statement as the “Adjournment Proposal.” If no quorum is present at the Special Meeting, the shareholders holding a majority of the voting power of the outstanding Shares, present virtually or by proxy, and entitled to vote at the Special Meeting may adjourn the Special Meeting to another place, date or time. Assuming a quorum is present, the affirmative vote of holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon will be required to approve the Adjournment Proposal.
If the Special Meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to the final vote on the proposals. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, your Shares will be voted in favor of the Adjournment Proposal. The Company does not intend to call a vote on this proposal if the Merger Proposal has been approved at the Special Meeting.
The Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the Shares present virtually or represented by proxy at the Special Meeting and entitled to vote thereon. Thus, the failure to submit your proxy or vote online, as well as broker non-votes, will have no effect on the Adjournment Proposal. Abstentions will count as votes “AGAINST” the Adjournment Proposal.
The Company Board unanimously recommends that Company shareholders vote “FOR” the Adjournment Proposal.

MARKET PRICE OF THE SHARES

AND DIVIDEND DATA
Our Shares are quoted on NASDAQ and assigned the symbol “STFC.” At the close of business on the Record Date, the approximate number of holders of record of our Shares was [•]. This does not represent the actual number of beneficial owners of Shares because shares are frequently held in “street names” by securities dealers and others for the benefit of beneficial owners who may vote shares.
On July 9, 2021, which was the last trading day before we announced the signing of the Merger Agreement, our Shares closed at $17.26 per Share. On [•], 2021, which was the latest practicable date before the printing of this proxy statement, our Shares closed at $[•] per Share. The $52.00 per Share Merger Consideration to be paid for each Share in the merger represents a premium of approximately 201% over the closing price on July 9, 2021. The following table shows the closing price of the Shares, for the periods indicated as reported by NASDAQ. These prices do not necessarily represent actual transactions. You are encouraged to obtain current market quotations for our Shares prior to voting your Shares.
The following table sets forth the amount of cash dividends declared per Share, and the high and low trading price as reported by NASDAQ for our Shares for each quarter during the past three years.
	High	Low	Dividend
Year ending December 31, 2021
Third quarter (through August 6, 2021)	$51.51	$16.40	—
Second quarter	$20.55	$16.57	$0.10
First quarter	$20.93	$16.54	$0.10
Year ended December 31, 2020
Fourth quarter	$18.26	$12.18	$0.10
Third quarter	$18.28	$13.37	$0.10
Second quarter	$27.19	$16.96	$0.10
First quarter	$31.73	$19.89	$0.10
Year ended December 31, 2019
Fourth quarter	$34.67	$30.20	$0.10
Third quarter	$36.20	$31.23	$0.10
Second quarter	$35.00	$32.17	$0.10
First quarter	$34.86	$32.17	$0.10

PRINCIPAL SHAREHOLDERS
The following table sets forth certain information, as of July 28, 2021, with respect to the only shareholders known to us to be the beneficial owners of more than 5% of our outstanding Shares. On that date, there were 44,223,497 Shares outstanding.
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
State Automobile Mutual Insurance Company(1) 518 East Broad Street, Columbus, Ohio 43215	25,945,274	58.7%
Liberty Mutual Holding Company Inc.(2) 175 Berkeley Street Boston, MA 02116 Telephone: (857) 224-6655	25,945,274	58.7%
T. Rowe Price Associates, Inc.(3) 100 E. Pratt Street, Baltimore, Maryland 21202	3,896,678	8.9%
(1)	SAM exercises sole voting and investment power with respect to such Shares.
(2)
Represents LMHC's indirect beneficial interest in the Shares owned by SAM. In connection with the Merger Agreement, SAM entered into the Voting Agreement with LMHC, pursuant to which SAM has agreed, among other things, to vote its Shares in favor of the Merger Proposal. The Voting Agreement will terminate upon the earlier of (i) the Effective Time of the Merger, (ii) the termination of the Merger Agreement in accordance with its terms, and (iii) the mutual consent of LMHC and SAM. LMHC filed a Schedule 13D on July 13, 2021 to report such indirect beneficial ownership.

(3)	Based solely on a Schedule 13F-HR filed with the SEC on May 17, 2021.

SHAREHOLDINGS OF DIRECTORS AND MANAGEMENT
The following table sets forth information with respect to Shares beneficially owned by members of the Company Board and the Company’s named executive officers as of July 28, 2021:
	Common Shares Beneficially Owned(1)	Stock Options(2)	Restricted Share Units(3)	Total Beneficial Ownership of Common Shares and RSUs	Percent of Class
Robert E. Baker	2,800	—	49,063	51,863	*
Michael J. Fiorile	—	—	23,013	23,013	*
Kym M. Hubbard	150	—	18,197	18,347	*
Michael E. LaRocco	160,897	44,524	—	205,421	*
David R. Meuse	65,000	—	51,032	116,032	*
Setareh Pouraghabagher	—	—	15,665	15,665	*
S. Elaine Roberts	1,000	—	53,019	54,019	*
Dwight E. Smith	—	—	4,128	4,128	*
Steven E. English	45,613(4)	84,559	—	130,172	*
Kim B. Garland	189,587 (4)	18,311	—	207,898	*
Gregory A. Tacchetti	22,267 (4)	8,333	—	30,600	*
Paul M. Stachura	35,369 (4)	26,818	—	62,187	*
Directors and Officers as a Group (18 people)	606,329(4)	239,968	214,117	1,060,414	2.40%
*	Less than one (1%) percent.
(1)
Except as indicated in the notes to this table, the persons named in the table and/or their spouses have sole voting and investment power with respect to all Shares shown as beneficially owned by them. Includes restricted stock that vests on a time (and not performance) basis, and associated restricted stock dividend reinvestment, as appropriate, for Named Executive Officers, as further described below.

(2)	All stock options for common shares are currently exercisable based on the STFC closing price on July 27, 2021, of $50.50.
(3)
Represents RSUs granted under the Directors' RSU Plan. Includes dividend equivalents reinvested in Shares as follows: Mr. Baker—6,099; Mr. Fiorile—1,240; Ms. Hubbard—769; Mr. Meuse—6,668; Ms. Pouraghabagher—574; Ms.Roberts—7,255; Mr.Smith—23.

(4)
Includes unvested Shares underlying time-based Company RSAs made to the Named Executive Officers on March 1, 2018. On that date, the Compensation Committee made the following time-based Company RSAs to the Named Executive Officers: Mr. English—10,000 common shares; Mr. Garland—10,000 common shares; Mr. Tacchetti—10,000 common shares; and Mr. Stachura—10,000 common shares. These Shares vest over a four year period, with one-quarter vesting each year end beginning on December 31, 2018, and ending on December 31, 2021, unless individually, any of the above named executive officer's employment is terminated or they violate any provision of the restricted stock agreement applicable to these Shares. However, if any of the above named executive officer's employment is terminated in connection with a change of control of the Company, the individual named executive officer’s shares will not be forfeited, and will automatically vest on the date of the award recipient's termination of employment. These Shares are also subject to restrictions on transfer until they vest according to the four year vesting schedule.

FUTURE SHAREHOLDER PROPOSALS
If the Merger is consummated, we will not have public shareholders and there will be no public participation in any future meeting of shareholders. If the Merger is not completed, the Company’s shareholders will continue to be entitled to attend and participate in Company shareholder meetings. Depending on if and when the Merger is completed, the Company may not hold an annual meeting of shareholders in 2022.
Company shareholders may submit proposals on matters appropriate for shareholder action at meetings of Company shareholders in accordance with Rule 14a-8 of the Exchange Act. To be submitted for inclusion in the proxy statement for the 2022 annual meeting, shareholder proposals must satisfy all applicable requirements of Rule 14a-8 and must be received by the Secretary of the Company no later than the close of business on November 24, 2021. However, if the Company’s 2022 annual meeting is more than 30 days from the 12-month anniversary of the Company’s 2021 annual meeting, which was held on May 14, 2021, then the deadline is a reasonable time before the Company begins to print and send its proxy materials for the 2022 annual meeting. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to the 2022 annual meeting any shareholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.
The Company’s code provides that for a proposal to be properly brought before an annual meeting by a shareholder, notice of such proposal must be delivered to the Secretary of the Company not less than 60 days nor more than 90 days prior to the meeting. However, in the event notice or public disclosure of the date of the meeting is given or made by the Company at least 75 days prior to the meeting, to be timely a shareholder's notice must be received by the Company no later than the close of business on the 10th day following the day on which such notice or public disclosure of the date of the meeting was given or made by the Company.
Nothing in this section shall be deemed to require the Company to include in its proxy statement and proxy materials relating to the 2022 annual meeting any shareholder proposal that may be omitted from the proxy materials of the Company under applicable regulations of the Exchange Act in effect at the time such proposal is received.
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION
The Company is subject to the informational requirements of the Exchange Act. We file reports, proxy statements, and other information with the SEC. The filings are available to the public free of charge at the SEC's website, http://www.sec.gov. Our website, https://investor.stateauto.com/financial-information/sec-filings, has copies of these filings as well, available free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference. Copies of any of these documents may be obtained upon the written request of such person addressed to State Auto Financial Corporation, Attn: Investor Relations, 518 East Broad Street, Columbus, Ohio 43215, or by contacting the Company’s Investor Relations at (800) 622-6757 (U.S., Canada, Puerto Rico) or (781) 575-4735 (outside the U.S.).
The Company has not authorized anyone to give you any information or to make any representation about the proposed Merger or the Company that differs from or adds to the information contained in this proxy statement or in the documents we have publicly filed with the SEC. Therefore, if anyone should give you any different or additional information, you should not rely on it.
Statements contained in this proxy statement, or in any document incorporated by reference in this proxy statement regarding the contents of any contract or other document, are not necessarily complete and each such statement is qualified by reference to that contract or other document filed as an exhibit with the SEC. The SEC allows us to “incorporate by reference” into this proxy statement documents we file with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this proxy statement, and later information that we file with the SEC will update and supersede that information. We incorporate by reference the documents listed below:
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020, which was filed with the SEC on March 10, 2021;
•	Proxy statement for the 2021 annual meeting of shareholders, which was filed with the SEC on March 31, 2021;

•
Quarterly Reports on Form 10-Q for the quarter ended March 31, 2021, which was filed with the SEC on May 7, 2021, and for the quarter ended June 30, 2020, which was filed with the SEC on August 6, 2021; and

•	Current Report on Form 8-K, which was filed with the SEC on July 12, 2021.
In addition, the Company incorporates by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (in each case, other than those documents or the portions of those documents not deemed to be filed) after the date of this proxy statement and before the date of the Special Meeting, effective as of the date such documents are filed.
If you would like to request documents from us, please do so by [•], 2021 to receive timely delivery of those documents prior to the Special meeting.
The information contained in this proxy statement speaks only as of the date indicated on the cover of this proxy statement unless the information specifically indicates that another date applies.

Appendix A
AGREEMENT AND PLAN OF MERGER AND COMBINATION

by and among

LIBERTY MUTUAL HOLDING COMPANY INC.,

PYMATUNING, INC.,

ANDOVER, INC.,

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

and

STATE AUTO FINANCIAL CORPORATION

Dated as of July 12, 2021

A-i

A-ii

A-iii

EXHIBITS
Exhibit A	Plan of Reorganization
SCHEDULES
Schedule I	Governmental Consents
Schedule II	Advisory Board Members
A-iv

AGREEMENT AND PLAN OF MERGER AND COMBINATION
This AGREEMENT AND PLAN OF MERGER AND COMBINATION (together with all annexes, letters, schedules and exhibits hereto, this “Agreement”), dated as of July 12, 2021, is made by and among Liberty Mutual Holding Company Inc., a Massachusetts mutual holding company (“LMHC”), Pymatuning, Inc., an Ohio corporation and wholly-owned indirect subsidiary of LMHC (“Merger Sub I”), Andover, Inc., an Ohio corporation and wholly-owned direct subsidiary of LMHC (“Merger Sub II”), State Automobile Mutual Insurance Company, an Ohio mutual insurance company (“SAM”), and State Auto Financial Corporation, an Ohio corporation (“STFC”).
W I T N E S S E T H:
WHEREAS, upon the terms and subject to the conditions set forth herein, SAM proposes to reorganize (in accordance with all applicable provisions of Sections 3913.25 to 3913.38 of the Ohio Revised Code) pursuant to a Plan of Reorganization adopted by the board of directors of SAM (the “SAM Board”), which reorganization shall be effectuated through a merger (pursuant to Section 3913.32(A) and Section 1702.411 of the Ohio Revised Code and Section 19T(b)(ii) of Chapter 175 of the Massachusetts General Laws) of Merger Sub II with and into SAM, with SAM surviving such merger as an Ohio domiciled reorganized stock insurance subsidiary of LMHC (SAM, as so reorganized, “Reorganized SAM”) and LMHC granting Equity Rights in LMHC to each SAM Member upon the extinguishment of such SAM Member’s Equity Rights in SAM at the effective time of such merger (the foregoing components of one simultaneous transaction, collectively, the “SAM Transaction”);
WHEREAS, (a) as a result of the SAM Transaction, the Equity Rights of the SAM Members in SAM shall be extinguished in exchange for Equity Rights in LMHC and (b) SAM, Merger Sub II and LMHC intend that the SAM Transaction qualify, for U.S. federal income Tax purposes, as reorganizations under Section 368(a) of the Code, and that this Agreement is hereby adopted as a plan of reorganization for purposes of the Code;
WHEREAS, simultaneously with the consummation of the SAM Transaction, the parties intend for LMHC to effect the acquisition of STFC through the merger of Merger Sub I with and into STFC (the “STFC Merger,” and together with the SAM Transaction, the “Transactions”), with STFC surviving the STFC Merger as the surviving corporation, in accordance with Chapter 1701 of the Ohio Revised Code (the “OGCL”);
WHEREAS, the board of directors of LMHC has unanimously (a) determined that this Agreement, the Transactions and the other transactions contemplated by this Agreement are fair and in the best interests of LMHC and its members and (b) approved this Agreement, the Transactions and the other transactions contemplated by this Agreement;
WHEREAS, the board of directors of Merger Sub I has unanimously (a) determined that this Agreement, the STFC Merger and the other transactions contemplated by this Agreement are fair and in the best interests of Merger Sub I and its sole shareholder, (b) approved this Agreement, the STFC Merger and the other transactions contemplated by this Agreement and (c) resolved to recommend the adoption of this Agreement by the sole shareholder of Merger Sub I, and Liberty Mutual Group Inc., as the sole shareholder of Merger Sub I, has adopted this Agreement;
WHEREAS, the board of directors of Merger Sub II has unanimously (a) determined that this Agreement, the SAM Transaction and the other transactions contemplated by this Agreement are fair and in the best interests of Merger Sub II and its sole shareholder, (b) approved this Agreement, the SAM Transaction and the other transactions contemplated by this Agreement and (c) resolved to recommend the adoption of this Agreement by the sole shareholder of Merger Sub II, and LMHC, as the sole shareholder of Merger Sub II, has adopted this Agreement;
WHEREAS, the SAM Board, upon the unanimous recommendation of a special committee of the SAM Board (the “SAM Special Committee”), has unanimously (a) determined that this Agreement, the Plan of Reorganization (including the Amended Organizational Documents annexed thereto), the SAM Transaction and the other transactions contemplated by this Agreement are in the best interests of SAM and fair and equitable to the SAM Members, (b) approved this Agreement, the SAM Transaction and the other transactions contemplated by this Agreement, (c) adopted the Plan of Reorganization and the Amended Organizational Documents,

(d) directed that the approval of the Plan of Reorganization and the Amended Organizational Documents be submitted to a vote of the SAM Members at the SAM Members Meeting and (e) resolved to recommend the approval of the Plan of Reorganization and the Amended Organizational Documents by the SAM Members;
WHEREAS, the board of directors of STFC (the “STFC Board”), upon the unanimous recommendation of a special committee of the STFC Board (the “STFC Special Committee”), has unanimously (a) determined that this Agreement, the STFC Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the shareholders of STFC (the “STFC Shareholders”), (b) approved this Agreement, (c) directed that the adoption of this Agreement be submitted to a vote of the STFC Shareholders at the STFC Shareholders Meeting and (d) resolved to recommend the adoption of this Agreement by the STFC Shareholders; and
WHEREAS, promptly following the execution of this Agreement, SAM shall enter into a Voting and Support Agreement with LMHC (the “Voting Agreement”).
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I

DEFINITIONS AND TERMS
Section 1.01 Definitions. The following terms shall have the respective meanings set forth below throughout this Agreement:
“Action” means any demand, litigation, investigation, subpoena, audit, hearing, legal or administrative proceeding (including civil, criminal, regulatory, administrative or otherwise), suit, arbitration or action by or before a Governmental Authority.
“Adverse Recommendation Change” has the meaning set forth in Section 7.08(c).
“Advisory Board” has the meaning set forth in Section 7.19(b).
“Advisory Board Term” has the meaning set forth in Section 7.19(b).
“Affiliate” means, with respect to any Person, another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.
“Affordable Care Act” means the Affordable Care Act, as defined in Treasury Regulation section 54.4980H-1(a)(3).
“Agreement” has the meaning set forth in the Preamble.
“Amended Articles of Incorporation” has the meaning set forth in Section 2.04(a).
“Amended Organizational Documents” has the meaning set forth in Section 7.04.
“Attorney General” has the meaning set forth in Section 2.04(a).
“Bankruptcy and Equity Exception” has the meaning set forth in Section 4.02.
“Book-Entry Share” means each entry in the books of STFC (or its transfer agent) representing uncertificated Eligible Shares.
“Burdensome Condition” has the meaning set forth in Section 7.03(d).
“Business Day” means any day other than (a) a Saturday or Sunday, (b) a day on which banking institutions in New York, New York, Boston, Massachusetts or Columbus, Ohio are required by Law to be closed, except that banking institutions will not be deemed to be required to be closed if such banking institutions’ electronic funds transfer systems (including wire transfers) are open for use by customers on such day or (c) a day on which the principal office of the SEC in Washington D.C. is not open to accept filings.
“Cancelled Shares” has the meaning set forth in Section 3.01(c).

“CARES Act” means (a) the Coronavirus Aid, Relief, and Economic Security Act (Pub. L. 116-136), and (b) Division N – Additional Coronavirus Response and Relief of the Consolidated Appropriations Act, 2021 (H.R. 133), as applicable.
“Certificate” means each certificate representing one or more Eligible Shares.
“Chosen Courts” has the meaning set forth in Section 10.08.
“Closing” has the meaning set forth in Section 2.03.
“Closing Date” has the meaning set forth in Section 2.03.
“COBRA” has the meaning set forth in Section 4.17(f).
“Code” means the Internal Revenue Code of 1986.
“Confidentiality Agreement” means the Confidentiality Agreement, effective as of September 10, 2020, by and between LMHC, SAM and STFC.
“Contract” means any legally binding contract, subcontract, agreement, lease, license, sublicense, note, bond, loan, mortgage, indenture, arrangement, consent, settlement, concession, conditional sales contract, purchase order, sales order, delivery order, task order, understanding, franchise, commitment or other instrument or obligation, in each case, whether written or oral.
“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.
“Data Room” has the meaning set forth in Section 1.02(b).
“Dissenting Shares” has the meaning set forth in Section 3.03(a).
“Effect” means any event, occurrence, fact, condition, change, development, circumstance or effect.
“Effective Time” has the meaning set forth in Section 2.04(b).
“Eligible Share” means each Share issued and outstanding immediately prior to the Effective Time other than the Excluded Shares.
“Environmental Laws” means any Laws concerning (a) pollution or protection of the environment, natural resources or human health and safety as it relates to any Hazardous Substance or (b) the generation, manufacture, processing, distribution, handling, use, storage, treatment, transportation, disposal, release or threatened release of or exposure to any Hazardous Substance, but excluding, for the avoidance of doubt, any Law specifically concerning products liability.
“Equity Rights” means uncertificated rights in a mutual insurance company or mutual holding company, as applicable, conferred by law, including (a) the right to vote for the election of directors at annual meetings of such mutual insurance company or mutual holding company, as applicable, (b) the right to share in any distribution of, or to receive consideration based upon, the value of such mutual insurance company or mutual holding company, as applicable, in liquidation, dissolution or otherwise under the Organizational Documents of such mutual insurance company or mutual holding company, as applicable, or otherwise as provided by Law, (c) the right to dividends as, if and when determined by the board of directors of such mutual insurance company or mutual holding company, as applicable and (d) the right to participate in a demutualization of such mutual insurance company or mutual holding company, as applicable.
“ERISA” means the Employee Retirement Income Security Act of 1974.
“ERISA Affiliate” means, with respect to a Person, any Person, whether or not incorporated, that together with such Person is treated as a single employer for purposes of Section 4001(b)(1) of ERISA or under Section 414 of the Code.
“ESPP” has the meaning set forth in Section 3.02(b).
“Exchange Act” means the Securities Exchange Act of 1934.
“Exchange Fund” has the meaning set forth in Section 3.05.

“Excluded Shares” means, collectively, the SAM Owned Shares, the Cancelled Shares and the Dissenting Shares.
“Executive Change of Control Agreements” means the agreements set forth in Section 1.01(a) of the STFC Disclosure Letter.
“Families First Act” means the Families First Coronavirus Response Act, (Pub. L. No. 116-127).
“GAAP” means United States generally accepted accounting principles in effect from time to time.
“Governmental Authority” means any (a) federal, national, state, provincial or local, whether domestic or foreign, government, any department or agency thereof or any court of competent jurisdiction, administrative agency or commission or other governmental, regulatory or licensing authority, bureau, board, judicial or arbitral body, arbitrator, department, political subdivision, tribunal or instrumentality, whether domestic, foreign or supranational or any self-regulated organization or (b) other non-governmental regulatory authority or quasi-governmental authority or government sponsored enterprise (to the extent that the rules, regulations or orders of such organizations have the force of Law).
“Governmental Consents” means the consents, approvals, authorizations, waivers, filings or notifications set forth in Schedule I.
“Hazardous Substance” means (a) any substance, material or waste that is listed, defined, regulated, classified or otherwise characterized as “hazardous,” “toxic,” “radioactive,” “pollutant” or “contaminant” or terms of similar meaning or effect under any Environmental Law and (b) petroleum or its by-products, asbestos, polychlorinated biphenyls, per- and polyfluoroalkyl substances (including PFAs, PFOA, PFOS, Gen X, and PFBs), radon, mold, fungi and related precursors and breakdown products.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“In Force” means, with respect to a Policy, as of any date of determination, such Policy has been issued, and not cancelled, lapsed or expired, as of such date of determination.
“Indebtedness” has the meaning set forth in Section 7.01(a)(ix).
“Indemnified Party” has the meaning set forth in Section 7.12(a).
“Information Statement and Related Materials” has the meaning set forth in Section 7.04.
“Insurance Laws” means all Laws applicable to the business of insurance or the regulation of insurance companies.
“Insurance Regulators” means all Governmental Authorities regulating the business of insurance.
“Intellectual Property” means, collectively, all intellectual property and proprietary rights in any jurisdiction throughout the world, including all registered and unregistered (a) trademarks, trade names, trade name rights, trade dress, service marks, assumed names, brand names, business names, corporate names, logos, slogans, Internet domain names any other indicia of source or origin and all applications to register any of the foregoing, together with the goodwill associated with each of the foregoing, (b) copyrights and copyrightable works, (c) patents, patent applications and inventions, and any and all divisions, continuations, continuations-in-part, reissues, continuing patent applications, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention, certificates of registration and like rights, (d) confidential and proprietary information, including trade secrets, ideas, know-how, inventions (whether patentable or unpatentable and whether or not reduced to practice), invention disclosures, layouts, designs, processes, formulae, models, methodologies and technology, (e) rights in Software, and (f) all other similar intellectual property or proprietary rights, whether registered or unregistered.
“Intervening Event” means a material Effect relating to STFC and its Subsidiaries, taken as a whole, (a) that was not known to the STFC Board prior to the execution of this Agreement, (b) is not reasonably foreseeable by the STFC Board as of the date of this Agreement and (c) first arises or occurs after the execution and delivery of this Agreement and prior to obtaining the STFC Shareholder Approval; provided, however, no Effect arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been, an Intervening Event: (i) the receipt, existence of or terms of a Takeover Proposal or any inquiry relating thereto, (ii) changes within or affecting the property and casualty insurance industry or the United States economy or financial market, business, financial, political, credit or capital market conditions, including interest or exchange rates, generally, (iii) changes in or adoption of any applicable Laws or applicable accounting regulations or principles (including changes in GAAP or in SAP), (iv) the execution and delivery, announcement, pendency or consummation of the Transactions (including the identity of LMHC or any of its Affiliates), (v) STFC exceeding any internal or published projections, forecasts, estimates or predictions in respect of revenues, premiums written, earnings or other financial or operating metrics for any period, (vi) any change, or announcement of a potential change, in STFC’s credit, financial strength, or claims paying ratings or the ratings of any of STFC’s business and (vii) any change in the market price or trading volume of the Shares.
“IRS” means the Internal Revenue Service.
“Knowledge” or any similar phrase means, with respect to (a) STFC, the actual knowledge of the natural Persons set forth in Section 1.01(b) of the STFC Disclosure Letter, following reasonable inquiry, (b) SAM, the actual knowledge of the natural Persons set forth in Section 1.01 of the SAM Disclosure Letter, following reasonable inquiry and (c) LMHC, the actual knowledge of the natural Persons set forth in Section 1.01 of the LMHC Disclosure Letter, following reasonable inquiry.
“Law” means any federal, national, state, provincial or local, whether domestic or foreign, law, statute, constitution, principle of common law, ordinance, code, standard, rule, regulation, regulatory interpretation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority or any Order.
“Liability” means any liability, debt, guarantee, expense, commitment, obligation, deficiency, interest, Tax, penalty, fine, claim, demand, judgment, cause of action or other loss (including loss of benefit or relief), cost or expense, of any kind or nature whatsoever, whether asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, and whether due or to become due and regardless of when asserted, including those arising under any Law, Action or Contract.
“Lien” means, with respect to any property or asset, all pledges, liens, mortgages, charges, encumbrances, hypothecations, options, rights of first refusal, rights of first offer, and security interests of any kind or nature whatsoever.
“LMHC” has the meaning set forth in the Preamble.
“LMHC Disclosure Letter” means the confidential disclosure letter delivered to STFC and SAM by LMHC prior to or concurrently with the execution of this Agreement.
“LMHC Existing Reorganized Insurers” means Liberty Mutual Insurance Company, a Massachusetts domiciled reorganized stock insurance company and wholly-owned indirect subsidiary of LMHC, Liberty Mutual Fire Insurance Company, a Wisconsin domiciled reorganized stock insurance company and wholly-owned indirect subsidiary of LMHC, Employers Mutual of Wausau, a Wisconsin domiciled reorganized stock insurance company and wholly-owned indirect subsidiary of LMHC, and Liberty Mutual Personal Insurance Company, a New Hampshire domiciled reorganized stock insurance company and wholly-owned indirect subsidiary of LMHC.
“LMHC Financial Statements” has the meaning set forth in Section 6.06.
“LMHC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, would or would reasonably be expected to prevent or materially delay or materially impair the ability of LMHC to perform its obligations under this Agreement.
“LMHC Member” means a Person appearing as the named insured on a Policy (or as principal if the Policy is a surety bond or obligation) issued by an LMHC Existing Reorganized Insurer (or, from and after the Effective Time, Reorganized SAM), based on the records of such LMHC Existing Reorganized Insurer (or based on Reorganized SAM’s records from and after the Effective Time).
“LMHC Reorganized Insurers” means the LMHC Existing Reorganized Insurers, and, from and after the consummation of the SAM Transaction at Effective Time, Reorganized SAM.
“LMHC Statutory Statements” has the meaning set forth in Section 6.13(a).

“Maximum Premium” has the meaning set forth in Section 7.12(b).
“Measurement Date” has the meaning set forth in Section 5.03(a).
“Merger Consideration” has the meaning set forth in Section 3.01(a).
“Merger Sub I” has the meaning set forth in the Preamble.
“Merger Sub II” has the meaning set forth in the Preamble.
“Merger Subs” means Merger Sub I and Merger Sub II.
“Modified Fee” has the meaning set forth in Section 9.02(d).
“MSPP” has the meaning set forth in Section 3.02(c).
“Multiemployer Plan” has the meaning set forth in Section 4.17(c).
“New Plans” has the meaning set forth in Section 7.11(b).
“OGCL” has the meaning set forth in the Recitals.
“Old Plans” has the meaning set forth in Section 7.11(b).
“Order” means any order, award, judgment, injunction, writ, decree (including any consent decree or similar agreed order or judgment), directive, stipulation, ruling, determination, decision or verdict, whether civil, criminal or administrative, in each case, that is entered, issued, made or rendered by any Governmental Authority.
“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or code of regulation or limited partnership or limited liability company, and any joint venture, limited liability company, operating, shareholders or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws of such Person relating to the organization or governance of such Person.
“OTIP” has the meaning set forth in Section 7.11(f).
“Outside Termination Date” has the meaning set forth in Section 9.01(g).
“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Order, directive, guideline or recommendation by any Governmental Authority, in each case, in connection with or in response to COVID-19 or any other pandemic or epidemic.
“Paying Agent” has the meaning set forth in Section 3.05.
“Payroll Tax Executive Order” means any U.S. presidential memorandum, executive order or similar pronouncement permitting or requiring the deferral of any payroll Taxes (including those imposed by Section 3101(a) and 3201 of the Code).
“PBGC” means the Pension Benefit Guaranty Corporation established under Section 4002 of ERISA.
“Performance-Based STFC RSA” has the meaning set forth in Section 3.02(a)(i).
“Performance-Based STFC RSU” has the meaning set forth in Section 3.02(a)(ii).
“Permit” means any authorization, license, permit, certificate, approval or order of any Governmental Authority.
“Permitted Accounting Practice” means, with respect to any insurance or reinsurance company, all accounting practices that depart from the National Association of Insurance Commissioners’ Accounting Practices and Procedures Manual, as adopted by the Insurance Regulator charged with the supervision of insurance companies in the jurisdiction and domicile of such insurance or reinsurance company.
“Permitted Investments” has the meaning set forth in Section 3.05.
“Permitted Liens” means (a) statutory Liens for Taxes or other charges by Governmental Authorities not yet due and payable or the amount or validity of which is being contested in good faith (provided that all applicable reserves required pursuant to GAAP and SAP, as applicable, have been made in respect thereof), (b) mechanics’, carriers’, workers’, repairers’, and similar statutory Liens arising or incurred in the ordinary course of business for amounts which are not delinquent or which are being contested by appropriate proceedings (provided that all applicable reserves required pursuant to GAAP and SAP, as applicable, have been made in respect thereof), (c) zoning, entitlement, building, and other land use regulations imposed by Governmental Authorities having jurisdiction over such Person’s owned or leased real property, in each case, that are not violated in any material respect by the current use and operation of such real property, (d) covenants, conditions, restrictions, easements, and other similar non-monetary matters of record affecting title to such Person’s owned or leased real property that do not materially impair the occupancy or use of such real property for the purposes for which it is currently used in connection with such Person’s businesses, (e) any right of way or easement related to public roads and highways and (f) Liens arising under workers’ compensation, unemployment insurance, social security, retirement and similar legislation.
“Person” means any individual, corporation, partnership (general or limited), limited liability company, limited liability partnership, trust, joint venture, joint-stock company, syndicate, group (as defined under Section 13 of the Exchange Act), estate, association, entity, unincorporated organization or Governmental Authority or other legal entity of any kind or nature and any permitted successors or assigns of such person.
“Personal Data” means all data and information about one or more individuals, including any of SAM’s or any of STFC’s Employees, other personnel, agents, officers, directors, contractors, customers, potential and prospective customers, policyholders, claimants, brokers, agents, suppliers or other Persons, that is personally identifying (i.e., data that directly or indirectly identifies, describes, or can be associated with or reasonably linked to an individual, device or a household) or similar terms under applicable Privacy and Data Security Laws.
“Plan of Reorganization” means the plan of reorganization of SAM attached hereto as Exhibit A, including any amendments thereof adopted by the SAM Board and, as applicable, the SAM Members after the date hereof in accordance with applicable Law and the terms and conditions of this Agreement, together with all exhibits and schedules thereto.
“Policy” means, as applicable, each insurance policy or Contract of insurance (other than a reinsurance contract), including any fidelity bond or any surety bond, issued by SAM or an LMHC Reorganized Insurer.
“Post-Closing Bonus” has the meaning set forth in Section 7.11(f).
“Post-Closing Period” has the meaning set forth in Section 7.11(f).
“Pre-Closing Bonus” has the meaning set forth in Section 7.11(f).
“Pre-Closing Period” has the meaning set forth in Section 7.11(f).
“Privacy Agreements” means all Contracts (or portions thereof) to which SAM or STFC is a party pursuant to which such Person Processes Personal Data.
“Privacy and Data Security Laws” means (a) all applicable Laws pertaining to privacy, data security, cybersecurity, data breach notification, electronic communications, electronic marketing or the Processing of Personal Data, including the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, the Fair Credit Reporting Act, the Gramm-Leach-Bliley Act, the California Consumer Privacy Act, The Telephone Consumer Protection Act, and the NYDFS Cybersecurity Regulation, 23 NYCRR 500 et seq., and, in each case, the rules and regulations implemented thereunder, (b) as may be applicable, the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules, regulations and requirements promulgated by the PCI Security Standards Council, by any member thereof or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, merchant bank or issuing bank and (c) all applicable industry guidelines and self-regulatory programs that are binding on SAM or STFC applicable to data security and the Processing of Personal Data.
“Privacy and Data Security Policies” means a SAM, STFC or their respective Affiliates’ policies relating to Processing of Personal Data (including any that may be required under the applicable Privacy and Data Security

Laws), including any publicly posted website privacy policy, notice given at or before the point of collection of Personal Data, annual privacy notice, consent, and subject access rights notice and process, and an information security program that includes appropriate written information security policies.
“Processing” means, with respect to data, the use, collection, access, use, processing, storage, recording, organization, adaptation, alteration, transfer, retrieval, consultation, disclosure, dissemination, combination, deletion or destruction of such data.
“Protection Period” has the meaning set forth in Section 7.11(a).
“Proxy Statement” means a definitive proxy statement, and any amendment or supplement thereto, relating to the STFC Merger and this Agreement to be mailed to STFC Shareholders in connection with the STFC Shareholders Meeting.
“Reorganized SAM” has the meaning set forth in the Recitals.
“Representatives” means directors, officers, employees, auditors, accountants, attorneys and financial advisors and other agents or advisors.
“Restraint” has the meaning set forth in Section 8.01(d).
“SAM” has the meaning set forth in the Preamble.
“SAM Assumed Claims” has the meaning set forth in Section 4.12(c).
“SAM Assumed Reinsurance Contracts” has the meaning set forth in Section 4.12(a).
“SAM Benefit Plan” means each compensation or benefit plan, program, scheme, policy, practice, contract, agreement or other arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, stock option, stock appreciation rights, stock-based rights, medical, dental, vision, profit sharing, insurance, indemnity, employee counseling, employee assistance, wellness, legal services, retirement, supplemental retirement, severance, retention, termination, employment, consulting, change-of-control or fringe benefit plan, program, agreement or arrangement (other than any such arrangement to which SAM or any of its Subsidiaries contributes or has an obligation to contribute pursuant to applicable Law that is sponsored or maintained by a Governmental Authority), whether or not in writing and whether or not funded, in each case, that is sponsored, maintained or contributed to by SAM or any of its Subsidiaries for the benefit of any current or former officer, employee, individual independent contractor or director (or their respective beneficiaries) of SAM, STFC or any of their respective Subsidiaries or with respect to which SAM or any of its Subsidiaries has any Liability.
“SAM Board” has the meaning set forth in the Recitals.
“SAM Ceded Claims” has the meaning set forth in Section 4.12(c).
“SAM Ceded Reinsurance Contracts” has the meaning set forth in Section 4.12(a).
“SAM Certificate of Merger” means the certificate of merger with respect to the merger of SAM with and into Merger Sub II, with SAM surviving such merger, containing the provisions required by, and executed in accordance with, the Ohio Revised Code.
“SAM Disclosure Letter” means the confidential disclosure letter delivered to LMHC prior to or concurrently with the execution of this Agreement.
“SAM Group Material Adverse Effect” means a STFC Material Adverse Effect, except that, for this purpose, (a) each reference to STFC in the definition of “STFC Material Adverse Effect” shall be deemed replaced with a reference to SAM, other than in clauses (viii), (ix) and (b) of the definition of “STFC Material Adverse Effect,” (b) the reference to STFC in clause (viii) and (b) of the definition of “STFC Material Adverse Effect” shall be deemed replaced with “SAM or STFC” and (c) the term “Subsidiary” in the definition of STFC Material Adverse Effect shall be read without giving effect to the proviso in the definition of “Subsidiary.”
“SAM Insurance Company” means SAM and each Subsidiary (without giving effect to the proviso of the definition thereof) of SAM that conducts the business of insurance.

“SAM Insurance Contract” means any insurance policy or Contract of insurance issued by a SAM Insurance Company, together with all supplements, endorsements, amendments, riders and ancillary agreements in connection therewith.
“SAM Investment Assets” has the meaning set forth in Section 4.14(a).
“SAM Leased Real Property” has the meaning set forth in Section 4.21(b).
“SAM Leases” has the meaning set forth in Section 4.21(b).
“SAM Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would be reasonably expected to have a material adverse effect on the business, financial condition, assets and Liabilities (considered together), operations or results of operations of SAM and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent or materially delay or materially impair the ability of SAM to perform its obligations under this Agreement; provided, however, that, in the case of clause (a), no Effect arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a SAM Material Adverse Effect: (i) changes within or affecting the property and casualty insurance industry or the United States economy or financial market, business, financial, political, credit or capital market conditions, including interest or exchange rates, generally, (ii) changes in or adoption of any applicable Laws or applicable accounting regulations or principles (including changes in GAAP or in SAP), (iii) changes in geopolitical conditions, the outbreak or escalation of war, hostilities (including any widespread computer virus or other disruption to internet services), military action, sabotage, acts of civil unrest or acts of terrorism, (iv) any hurricane, tornado, flood, earthquake or other natural or man-made disaster or other acts of God, (v) epidemics, pandemics (including COVID-19) or public health emergencies or any Pandemic Measures, (vi) the execution and delivery, announcement, pendency or consummation of the Transactions (including the identity of LMHC or any of its Affiliates) (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement, pendency or consummation of this Agreement), (vii) actions taken or omitted to be taken (A) at the express written request of LMHC or (B) as required or specifically permitted by this Agreement, (viii) any failure, in and of itself, by SAM to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, premiums written, earnings, or other financial or operating metrics for any period (it being understood that the Effect giving rise to or contributing to such failure may be deemed to constitute a SAM Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso), and (ix) any change, or announcement of a potential change, in and of itself, in SAM’s credit, financial strength, or claims paying ratings or the ratings of any of SAM’s businesses (it being understood that the Effect giving rise to or contributing to such change or announcement may be deemed to constitute a SAM Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); provided, further, however, that in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent such Effect has a disproportionate adverse effect on SAM and its Subsidiaries, taken as a whole, relative to others in the industries in which SAM and its Subsidiaries operate (in which case only the incremental disproportionate adverse effect will be taken into account in determining whether there has been or would reasonably be expected to be a SAM Material Adverse Effect).
“SAM Material Contract” has the meaning set forth in Section 4.08(a).
“SAM Member Approval” means the affirmative vote of at least a majority of the votes cast by SAM Members at the SAM Members Meeting in favor of approval of the Plan of Reorganization and the Amended Organizational Documents, in each case, in accordance with the requirements of Section 3913.27 of the Ohio Revised Code.
“SAM Members” means, as of any date of determination, each natural person, group of natural persons, association, corporation, partnership or other entity named as the insured under a Policy issued by SAM that is In Force as of such date of determination.
“SAM Members Meeting” means the meeting of the SAM Members to be held in connection with approval of the Plan of Reorganization and the adoption of the Amended Organizational Documents, including any adjournment or postponement thereof.
“SAM Owned Real Property” has the meaning set forth in Section 4.21(a).

“SAM Owned Shares” has the meaning set forth in Section 3.01(b).
“SAM Permits” means all Permits necessary for the lawful conduct of the businesses of SAM and its Subsidiaries as currently conducted.
“SAM Producers” means the agents, general agents, managing general agents, subagents, brokers, wholesale brokers, producers or other Persons who sell SAM Insurance Contracts.
“SAM Recommendation” has the meaning set forth in Section 7.06.
“SAM Reinsurance Contracts” has the meaning set forth in Section 4.12(a).
“SAM Special Committee” has the meaning set forth in the Recitals.
“SAM Statutory Statements” has the meaning set forth in Section 4.10(a).
“SAM Subsidiary Share Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by SAM or any Subsidiary of SAM obligating SAM or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of SAM.
“SAM Transaction” has the meaning set forth in the Recitals.
“SAM/STFC Related Parties” has the meaning set forth in Section 9.02(e).
“SAP” means, as to any insurance or reinsurance company, the statutory accounting practices generally prescribed or permitted by the applicable Insurance Regulator of the jurisdiction in which such insurance company is domiciled, excluding (for the avoidance of doubt) any Permitted Accounting Practices.
“SEC” means the U.S. Securities and Exchange Commission.
“SEC Clearance” has the meaning set forth in Section 7.05.
“Securities Act” means the Securities Act of 1933.
“Shares” means the shares of STFC’s common stock, no par value per share.
“Software” means any and all (a) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code, (b) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (c) descriptions, schematics, flow charts and other work product used to design, plan, organize and develop any of the foregoing and (d) all documentation, user manuals and training materials, relating to any of the foregoing.
“STFC” has the meaning set forth in the Preamble.
“STFC 10-K” means STFC Annual Report on Form 10-K for the fiscal year ended December 31, 2020.
“STFC Articles of Incorporation” means the Amended and Restated Articles of Incorporation of STFC as in effect as of the date hereof.
“STFC Assumed Claims” has the meaning set forth in Section 5.14(c).
“STFC Assumed Reinsurance Contracts” has the meaning set forth in Section 5.14(a).
“STFC Balance Sheet” means the consolidated balance sheet of STFC as of December 31, 2020, together with the footnotes thereto, in each case as set forth in the STFC 10-K.
“STFC Benefit Plan” means each compensation or benefit plan, program, scheme, policy, practice, contract, agreement or other arrangement, including any “employee benefit plan” within the meaning of Section 3(3) of ERISA (whether or not subject to ERISA), and any bonus, incentive, deferred compensation, vacation, stock purchase, stock bonus, stock option, stock appreciation rights, stock-based rights, medical, dental, vision, profit sharing, insurance, indemnity, employee counseling, employee assistance, wellness, legal services, retirement, supplemental retirement, severance, retention, termination, employment, consulting, change-of-control or fringe benefit plan, program, agreement or arrangement (other than any such arrangement to which STFC or any of its Subsidiaries contributes or has an obligation to contribute pursuant to applicable Law that is sponsored or maintained by a Governmental Authority), whether or not in writing and whether or not funded, in each case, that is sponsored, maintained or contributed to by STFC or any of its Subsidiaries for the benefit of the current or former any current or former officer, employee, individual independent contractor or director (or their respective beneficiaries) of STFC, SAM or any of their respective Subsidiaries or with respect to which STFC or any of its Subsidiaries has any Liability.
“STFC Board” has the meaning set forth in the Recitals.
“STFC Ceded Claims” has the meaning set forth in Section 5.14(c).
“STFC Ceded Reinsurance Contracts” has the meaning set forth in Section 5.14(a).
“STFC Certificate of Merger” means the certificate of merger with respect to the STFC Merger, containing the provisions required by, and executed in accordance with, the OGCL.
“STFC Code of Regulations” means the Amended and Restated Code of Regulations of STFC as in effect as of the date hereof.
“STFC Disclosure Letter” means the confidential disclosure letter delivered to LMHC prior to or concurrently with the execution of this Agreement.
“STFC Employee” has the meaning set forth in Section 7.11(a).
“STFC Equity Awards” means, collectively, the STFC RSAs, STFC RSUs, STFC Stock Options and STFC PAUs.
“STFC Equity Plans” means, collectively, the STFC 2017 Long-Term Incentive Plan, the STFC 2009 Equity Incentive Compensation Plan, as amended on May 6, 2011, May 15, 2013, November 14, 2014 and August 2, 2016, the STFC Amended and Restated Equity Incentive Compensation Plan, as amended on August 15, 2008, and the STFC Outside Directors Restricted Share Unit Plan.
“STFC Financial Statements” means all of the audited annual and unaudited interim financial statements of STFC and its Subsidiaries included in the STFC Reports.
“STFC Insurance Company” means each Subsidiary of STFC that conducts the business of insurance.
“STFC Insurance Contract” means any insurance policy or Contract issued by a STFC Insurance Company, together with all supplements, endorsements, riders and ancillary agreements in connection therewith.
“STFC Investment Assets” has the meaning set forth in Section 5.16(a).
“STFC Leased Real Property” has the meaning set forth in Section 5.23(b).
“STFC Leases” has the meaning set forth in Section 5.23(b).
“STFC Material Adverse Effect” means any Effect that, individually or in the aggregate with all other Effects, (a) has had or would be reasonably expected to have a material adverse effect on the business, financial condition, assets and Liabilities (considered together), operations or results of operations of STFC and its Subsidiaries, taken as a whole or (b) would or would reasonably be expected to prevent or materially delay or materially impair the ability of STFC to perform its obligations under this Agreement; provided, however, that, in the case of clause (a), no Effect arising out of or resulting from any of the following shall be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a STFC Material Adverse Effect: (i) changes within or affecting the property and casualty insurance industry or the United States economy or financial market, business, financial, political, credit or capital market conditions, including interest or exchange rates, generally, (ii) changes in or adoption of any applicable Laws or applicable accounting regulations or principles (including changes in GAAP or in SAP), (iii) changes in geopolitical conditions, the outbreak or escalation of war, hostilities (including any widespread computer virus or other disruption to internet services), military action, sabotage, acts of civil unrest or acts of terrorism, (iv) any hurricane, tornado, flood, earthquake or other natural or man-made disaster or other acts of God, (v) epidemics, pandemics (including COVID-19) or public health emergencies or any Pandemic Measures, (vi) the execution and delivery, announcement, pendency or consummation of the Transactions (including the identity of LMHC or any of its Affiliates) (it being understood and agreed that this clause shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution and delivery, announcement, pendency or consummation of this Agreement), (vii) actions taken or omitted to be taken (A) at the express written request of LMHC or (B) as required or specifically permitted by this Agreement, (viii) any failure, in and of itself, by STFC to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, premiums written, earnings, or other financial or operating metrics for any period (it being understood that the Effect giving rise to or contributing to such failure may be deemed to constitute a STFC Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso), (ix) any change, or announcement of a potential change, in and of itself, in STFC’s credit, financial strength, or claims paying ratings or the ratings of any of STFC’s businesses (it being understood that the Effect giving rise to or contributing to such change or announcement may be deemed to constitute a STFC Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso), and (x) any change, in and of itself, in the market price or trading volume of the Shares (it being understood that the Effect giving rise to or contributing to such change may be deemed to constitute a STFC Material Adverse Effect, to the extent permitted by this definition and not otherwise excepted by another clause of this proviso); provided, further, however, that in the cases of clauses (i), (ii), (iii), (iv) and (v), to the extent such Effect has a disproportionate adverse effect on STFC and its Subsidiaries, taken as a whole, relative to others in the industries in which STFC and its Subsidiaries operate (in which case only the incremental disproportionate adverse effect will be taken into account in determining whether there has been or would reasonably be expected to be a STFC Material Adverse Effect).
“STFC Material Contract” has the meaning set forth in Section 5.10(a).
“STFC Merger” has the meaning set forth in the Recitals.
“STFC PAU” means a cash-based performance award unit that is not denominated with a Share.
“STFC Permits” means all Permits necessary for the lawful conduct of the businesses of STFC and its Subsidiaries as currently conducted.
“STFC Producers” means the agents, general agents, managing general agents, subagents, brokers, wholesale brokers, producers or other Persons who sell the STFC Insurance Contracts.
“STFC Recommendation” has the meaning set forth in Section 7.07.
“STFC Reinsurance Contracts” has the meaning set forth in Section 5.14(a).
“STFC Reports” means the reports, forms, statements, certifications and documents required to be filed with or furnished to the SEC by STFC pursuant to the Exchange Act or the Securities Act since December 31, 2018, and publicly filed or furnished, including publicly filed or furnished notes, exhibits, financial statements and schedules thereto and all publicly filed or furnished other information incorporated therein by reference and any publicly filed or furnished amendments and supplements thereto and those forms, statements, certifications, reports and documents publicly filed with or furnished to the SEC by STFC subsequent to the date of this Agreement, including publicly filed or furnished notes, exhibits and schedules thereto and all publicly filed or furnished other information incorporated by reference and any publicly filed or furnished amendments and supplements thereto.
“STFC RSA” means each Share that is subject to a risk of forfeiture.
“STFC RSU” means a restricted stock unit in respect of a Share, including deferred stock units and performance units (but not STFC PAUs).
“STFC Share Rights” shall mean any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) obligating STFC to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, STFC.
“STFC Shareholder Approval” means the affirmative vote of the holders of at least a majority of the Shares entitled to vote in favor of adoption of this Agreement.
“STFC Shareholders” has the meaning set forth in the Recitals.
“STFC Shareholders Meeting” means the meeting of the STFC Shareholders to be held in connection with the STFC Merger, including any adjournment or postponement thereof.

“STFC Special Committee” has the meaning set forth in the Recitals.
“STFC Statutory Statements” has the meaning set forth in Section 5.12(a).
“STFC Stock Options” means an option to purchase Shares.
“STFC Subsidiary Share Rights” means any options, warrants, convertible securities, subscriptions, stock appreciation rights, phantom stock plans or stock equivalents or other rights, agreements, arrangements or commitments (contingent or otherwise) of any character issued or authorized by STFC or any Subsidiary of STFC obligating STFC or any of its Subsidiaries to issue or sell any shares of capital stock of, or options, warrants, convertible securities, subscriptions or other equity interests in, any Subsidiary of STFC.
“Subsidiary” means any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity (or any other form of voting equity interest in the case of a Person that is not a corporation) or more than 50% of the ordinary voting power are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party; provided, however, that solely for purposes of this Agreement but except as otherwise provided herein, STFC and its Subsidiaries shall not be deemed to be a Subsidiary of SAM (it being understood that this proviso does not apply when referring to periods after the consummation of the Closing). For the avoidance of doubt, Patrons Mutual Insurance Company of Connecticut is, and shall be treated for all purposes hereunder as, a Subsidiary of SAM.
“Superintendent” means the Superintendent of the Ohio Department of Insurance.
“Superior Proposal” means an unsolicited, bona fide, written Takeover Proposal that did not result from a breach of Section 7.08 and that the STFC Board shall have determined in good faith, after consultation with its financial advisor and outside counsel, taking into account all financial, legal, regulatory and other such aspects of such Takeover Proposal (including any termination fee, expense reimbursement provisions, conditions to consummation, financing terms and the identity of the Person making such Takeover Proposal) and this Agreement, is (a) reasonably likely to be consummated in accordance with its terms if accepted and (b) more favorable to the STFC Shareholders (solely in their capacities as such) from a financial point of view than the STFC Merger; provided that for the purposes of the definition of “Superior Proposal,” all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.”
“Surviving Corporation” has the meaning set forth in Section 2.02.
“Takeover Proposal” means any submission, announcement, proposal, offer or inquiry from any Third Party relating to (a) any direct or indirect acquisition or purchase (including through indemnity or assumption reinsurance, insurance business transfer, division, retrocession, combination, joint venture, share issuance or other strategic transaction), in a single transaction or a series of similar or related transactions, of (i) 15% or more of the issued and outstanding Shares, (ii) 15% or more of the assets (including capital stock of the Subsidiaries (without giving effect to the proviso of the definition thereof) of SAM), net revenue or net income of SAM and its Subsidiaries (without giving effect to the proviso of the definition thereof), taken as a whole, or (iii) 15% or more of the assets (including capital stock of the Subsidiaries of STFC), net revenue or net income of STFC and its Subsidiaries, taken as a whole, (b) any tender offer or exchange offer that, if consummated, would result in any Third Party owning, directly or indirectly, 15% or more of the issued and outstanding Shares, or (c) any merger, consolidation, business combination, reorganization, demutualization, affiliation, recapitalization, liquidation, dissolution, binding share exchange or other transaction (i) involving SAM pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of equity securities of SAM (assuming, for this purpose, that SAM has converted from a mutual insurance company to another entity that has the capacity to issue equity securities) or of the surviving entity in a merger or the resulting direct or indirect parent of SAM or such surviving entity or (ii) involving STFC pursuant to which any Third Party (or the shareholders of any Third Party) would own, directly or indirectly, 15% or more of any class of equity securities of STFC or of the surviving entity in a merger or the resulting direct or indirect parent of STFC or such surviving entity, other than, in each case, the transactions contemplated hereby.
“Takeover Proposal Documentation” means any Contract, letter of intent, memorandum of understanding, agreement in principle, merger agreement, share purchase agreement, asset purchase agreement, acquisition agreement, option agreement or other similar agreement relating to a Takeover Proposal (other than a confidentiality agreement referred to in Section 7.08(a)) or requiring SAM or STFC (or that would require STFC) to abandon, terminate or fail to consummate the SAM Transaction, the STFC Merger or any of the other transactions contemplated by this Agreement.
“Tax” means any and all federal, national, state, provincial or local, whether domestic or foreign, income, gross receipts, gains, capital stock, profits, Social Security, unemployment, disability, real or personal property, escheat, unclaimed property, stamp, goods and services, occupation, sales, use, license, franchise, employment, payroll, premium, withholding, value added, alternative or added minimum, ad valorem, transfer, excise or estimated tax, or any other tax, governmental fee or other like assessment or charge in the nature of a tax of any kind whatsoever, together with any interest, penalty or addition thereto.
“Tax Return” means any return, declaration of estimated Tax, claim for refund, report, information return, filing, certificate, bill, document or similar statement or other written information filed with or supplied to, or required to be filed with or supplied to, a Governmental Authority with respect to any Tax, including any supplement, schedule or attachment thereto, and including any amendment thereof.
“Termination Fee” means an amount equal to $70,793,307.
“Third Party” means any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than LMHC or any of its Subsidiaries.
“Title IV Plan” means an employee pension benefit plan, within the meaning of Section 3(2)(A) of ERISA, that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA.
“Transactions” has the meaning set forth in the Recitals.
“Transfer Taxes” means all transfer Taxes (excluding Taxes measured in whole or in part by net income), including sales, use, excise, value-added, goods and services, stock, conveyance, registration, securities transactions, real estate, real estate transfer, transfer, stamp, documentary, notarial, filing, recording, permit, license, authorization and similar Taxes, fees, duties, levies, customs, tariffs, imposts, assessments, obligations and charges.
“Voting Agreement” has the meaning set forth in the Recitals.
Section 1.02 Interpretation.
(a) As used throughout this Agreement, references:
(i) to the Preamble or to the Recitals, Sections, Articles, Exhibits or Schedules are to the Preamble or a Recital, Section or Article of, or an Exhibit or Schedule to, this Agreement unless otherwise clearly indicated to the contrary;
(ii) to any Contract (including this Agreement) or Organizational Document are to the Contract or Organizational Document as amended, modified, supplemented or replaced from time to time;
(iii) to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;
(iv) to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate or Subsidiary include any successor to such Affiliate or Subsidiary;
(v) to any “copy” of any Contract or other document or instrument are to a true, complete and correct copy thereof;
(vi) to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary;
(vii) to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 12, 2021; and

(viii) to “this Agreement” includes the Exhibits and Schedules (including the SAM Disclosure Letter, the STFC Disclosure Letter and the LMHC Disclosure Letter) to this Agreement.
(b) Any documents and agreements which have been posted to the electronic data room hosted by DropBox, Inc. and labeled “Horseshoe Data Room EXTERNAL” (the “Data Room”) prior to 12:00 p.m., New York time on July 10, 2021, shall be deemed to have been “delivered,” “provided,” or “made available” (or any phrase of similar import) to LMHC by SAM and STFC.
(c) Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.
(d) Whenever the last day for the exercise of any right or the discharge of any duty under this Agreement falls on a day other than a Business Day, the party having such right or duty shall have until the next Business Day to exercise such right or discharge such duty. Unless otherwise indicated, the word “day” shall be interpreted as a calendar day. With respect to any determination of any period of time, unless otherwise set forth herein, the word “from” means “from and including” and the word “to” means “to but excluding.”
(e) The table of contents and headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(f) References to a “party” hereto means LMHC, Merger Sub I, Merger Sub II, SAM or STFC and references to “parties” hereto means LMHC, Merger Sub I, Merger Sub II, SAM and STFC unless the context otherwise requires. The representations, warranties, covenants or agreements of Merger Sub II contained herein shall only be in effect after the execution and delivery of the Joinder Agreement.
(g) References to “dollars” or “$” mean United States dollars, unless otherwise clearly indicated to the contrary.
(h) The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.
(i) No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
(j) All capitalized terms used without definition in the Exhibits and Schedules (including the SAM Disclosure Letter, the STFC Disclosure Letter and the LMHC Disclosure Letter) to this Agreement shall have the meanings ascribed to such terms in this Agreement.
(k) References to “control or “controlled” or words of similar import means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise.
ARTICLE II

THE TRANSACTIONS
Section 2.01 The SAM Transaction. On or prior to the date hereof, the SAM Board has adopted the Plan of Reorganization. Upon the terms and subject to the conditions set forth in this Agreement and the Plan of Reorganization, at the Effective Time, SAM shall reorganize into an Ohio domiciled stock insurance company pursuant to all applicable provisions of Sections 3913.25 to 3913.38 of the Ohio Revised Code, and simultaneously therewith, Merger Sub II shall be merged with and into SAM, in accordance with Section 3913.32(A) and Section 1702.411 of the Ohio Revised Code, Section 19T(b)(ii) of Chapter 175 of the Massachusetts General Laws and all other applicable provisions of the Laws of the State of Ohio and the

Commonwealth of Massachusetts, whereupon the separate existence of Merger Sub II shall cease and SAM shall continue as Reorganized SAM under the Laws of the State of Ohio under the name “State Automobile Mutual Insurance Company.”
Section 2.02 STFC Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub I shall be merged with and into STFC in accordance with the OGCL, whereupon the separate existence of Merger Sub I shall cease and STFC shall continue as the surviving corporation in the STFC Merger (the “Surviving Corporation”) under the Laws of the State of Ohio. The STFC Merger shall have the effects provided in this Agreement and as set forth in the applicable provisions, including Section 1701.82, of the OGCL.
Section 2.03 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Transactions (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, One Manhattan West, New York, New York 10001 at 10:00 a.m., New York time, on the third (3rd) Business Day following the satisfaction or waiver of the conditions set forth in Article VIII (other than those conditions that by their nature can only be satisfied by action taken at or immediately prior to the Closing, but subject to the satisfaction or waiver of those conditions), remotely via the electronic exchange of documents or at such other place, time and date as LMHC, SAM and STFC may agree in writing. The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”
Section 2.04 Effective Time.
(a) As promptly as practicable after receipt of approval of the Plan of Reorganization by the Superintendent, SAM shall submit the amended articles of incorporation of SAM (to be effective for Reorganized SAM) (the “Amended Articles of Incorporation”) to the attorney general of the State of Ohio (the “Attorney General”) for the Attorney General’s examination and approval. As promptly as practicable after such approval from the Attorney General, the SAM Board shall file the following with the Ohio Secretary of State: (i) a certificate of reorganization, signed by the chairperson of the SAM Board, the president or a vice-president of SAM and the secretary or an assistant secretary of SAM, specifying that the effective time of the SAM Transaction shall be the Effective Time, (ii) the Amended Articles of Incorporation, as adopted by the SAM Members under Section 3913.27 of the Ohio Revised Code, (iii) a statement, signed by the chairperson of the SAM Board, the president or a vice-president of SAM, and the secretary or an assistant secretary of SAM, specifying the manner of the adoption of the Amended Articles of Incorporation and (iv) copies of the approvals obtained from the Superintendent and the Attorney General. Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, SAM shall file the SAM Certificate of Merger with the Ohio Secretary of State in accordance with the Ohio Revised Code, and such merger shall become effective at the time the SAM Certificate of Merger is duly filed with and accepted by the Ohio Secretary of State, or such later time as is permissible in accordance with the Ohio Revised Code and as agreed by LMHC and SAM and specified in the SAM Certificate of Merger.
(b) Subject to the provisions of this Agreement, as promptly as practicable on the Closing Date, STFC shall file the STFC Certificate of Merger with the Ohio Secretary of State in accordance with the OGCL. The STFC Merger shall become effective at the time the STFC Certificate of Merger is duly filed with and accepted by the Ohio Secretary of State, or such later time as is permissible in accordance with the OGCL and as agreed by LMHC and STFC and specified in such STFC Certificate of Merger (such time, the “Effective Time”).
Section 2.05 Effects of the SAM Transaction.
(a) Extinguishment and Replacement of Equity Rights and LMHC Membership. At the Effective Time, pursuant to the SAM Transaction, (i) (A) the right to vote in the election of directors or at annual or special meetings of SAM, (B) the right to share in any distribution of, or to receive consideration based upon, the surplus of SAM in liquidation, dissolution or otherwise under the articles of incorporation or code of regulations of SAM or otherwise as provided by Law and (C) the right to dividends as, if and when determined by the SAM Board, shall be extinguished, (ii) the SAM Members shall immediately become LMHC Members; provided, however, the rights of any Person as an LMHC Member shall continue only so long as the related Policy remains In Force, (iii) without limitation of the foregoing, holders of Policies of SAM that are In Force at the Effective Time shall, by operation of Law, as of the Effective Time have

Equity Rights in LMHC; provided, however, that the rights of a Person as a holder of Equity Rights shall continue only so long as the related Policy remains In Force, and (iv) holders of Policies that are issued or renewed after the Effective Time by Reorganized SAM shall be LMHC Members and holders of Equity Rights in LMHC; provided, however, the rights of a Person as an LMHC Member or as holder of Equity Rights shall continue only so long as the related Policy remains In Force.
(b) Continued LMHC Ownership. At all times following consummation of the SAM Transaction, at least fifty one percent (51%) of the issued and outstanding voting stock of Reorganized SAM shall be owned, at all times, directly or indirectly, by LMHC, and at least fifty one percent (51%) of the issued and outstanding voting stock of any intermediate stock holding company shall be owned, at all times, directly or indirectly, by LMHC.
(c) Organizational Documents. At the Effective Time, pursuant to the SAM Transaction, the articles of incorporation and code of regulations of Reorganized SAM shall be the Amended Organizational Documents. Thereafter, the articles of incorporation of Reorganized SAM may be amended in accordance with its terms and as provided by Law and the code of regulations of Reorganized SAM may be amended in accordance with their terms and the articles of incorporation of Reorganized SAM and as provided by Law.
(d) Directors and Officers of Reorganized SAM. At the Effective Time, the directors of Merger Sub II shall continue in office as the directors of Reorganized SAM and the officers of SAM shall continue in office as the officers of Reorganized SAM, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and code of regulations of Reorganized SAM.
Section 2.06 Effect of the STFC Merger.
(a) Organizational Documents. At the Effective Time, pursuant to the STFC Merger, (i) the STFC Articles of Incorporation shall be amended and restated in its entirety to read in in the same form as the articles of incorporation of Merger Sub I in effect immediately prior to the Effective Time (except the references to Merger Sub I’s name shall be replaced by references to STFC and the provisions of the articles of incorporation of Merger Sub I relating to the incorporator of Merger Sub I shall be omitted) and, as so amended, shall be the articles of incorporation of the Surviving Corporation and (ii) the STFC Code of Regulations shall be amended and restated in its entirety to read in in the same form as the code of regulations of Merger Sub I in effect immediately prior to the Effective Time (except the references to Merger Sub I’s name shall be replaced by references to STFC) and, as so amended, shall be the code of regulations of the Surviving Corporation. Thereafter, the articles of incorporation of the Surviving Corporation may be amended in accordance with its terms and as provided by Law and the code of regulations of the Surviving Corporation may be amended in accordance with their terms and the articles of incorporation of the Surviving Corporation and as provided by Law, in each case, consistent with the obligations set forth in Section 7.12.
(b) Directors and Officers of the Surviving Corporation. At the Effective Time, the directors of Merger Sub I shall continue in office as the directors of the Surviving Corporation and the officers of STFC shall continue in office as the officers of the Surviving Corporation, and such directors and officers shall hold office until successors are duly elected or appointed and qualified in accordance with and subject to applicable Law and the articles of incorporation and code of regulations of the Surviving Corporation.
ARTICLE III

EFFECT OF THE STFC MERGER ON SHARES; EXCHANGE OF CERTIFICATES
Section 3.01 Conversion of the Shares. At the Effective Time, by virtue of the STFC Merger and without any action on the part of the parties or the holders of any of the following securities:
(a) Each Eligible Share shall be converted automatically into the right to receive, an amount in cash, without interest, equal to $52.00 (the “Merger Consideration”), and shall be automatically cancelled and retired and cease to exist, and each holder of a Certificate representing Shares or Book-Entry Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration in accordance with the terms of this Agreement.

(b) Each Share that is owned by SAM or by any of STFC’s Subsidiaries (collectively, the “SAM Owned Shares”) shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.
(c) Each Share that is owned by STFC as treasury shares or otherwise and each Share owned by LMHC or any of its Subsidiaries (collectively, the “Cancelled Shares”) shall be automatically cancelled and retired and cease to exist and no payment or distribution shall be made with respect thereto.
(d) Each issued and outstanding common share of Merger Sub I shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, no par value, of the Surviving Corporation.
Section 3.02 Treatment of STFC Equity Awards and Share Purchase Plans.
(a) Prior to the Effective Time, the STFC Board (or, if appropriate, any duly authorized committee administering the STFC Equity Plans) shall adopt such resolutions and take such other actions (which resolutions and such other actions, if applicable, shall be subject to the prior review and approval of LMHC) as may be required or requested by LMHC to provide the following, effective upon the Effective Time, subject to Section 3.10:
(i) Each STFC RSA that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time-based vesting STFC RSA, or become vested at the target level of performance, in the case of a performance based vesting STFC RSA (“Performance-Based STFC RSA”), and shall automatically be converted, to the extent vested after giving effect to this sentence, into the right to receive the Merger Consideration. Any Performance-Based STFC RSA that does not become vested at the Effective Time in accordance with this Section 3.02(a)(i) shall be forfeited automatically without payment therefor.
(ii) Each STFC RSU that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall become fully vested, in the case of a time-based vesting STFC RSU, or become vested at the target level of performance, in the case of a performance based vesting STFC RSU (“Performance-Based STFC RSU”), and shall automatically be converted, to the extent vested after giving effect to this sentence, into the right to receive a lump-sum amount in cash, without interest, equal to the product of (i) the Merger Consideration and (ii) the number of Shares subject to such STFC RSU. Any Performance-Based STFC RSU that does not become vested at the Effective Time in accordance with this Section 3.02(a)(ii) shall be forfeited automatically without payment therefor.
(iii) Each STFC Stock Option that is outstanding immediately prior to the Effective Time shall, whether vested or unvested, be deemed to be fully vested and shall be cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to the product of (A) the excess, if any, of (1) the Merger Consideration, over (2) the per share exercise price of such STFC Stock Option, multiplied by (B) the total number of Shares subject to such STFC Stock Option immediately prior to the Effective Time; provided that any STFC Stock Option with an exercise price per Share that is equal to or greater than the Merger Consideration shall be cancelled for no consideration.
(iv) Each STFC PAU that is outstanding immediately prior to the Effective Time shall become vested at the target level of performance, and shall automatically be cancelled and converted into the right to receive a lump-sum amount in cash, without interest, equal to $1.00 and such amount shall be in full satisfaction of such STFC PAU.
(b) Prior to the Effective Time, the STFC Board or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants, (which resolutions, amendments and notices, if applicable, shall be subject to the prior review and approval of LMHC) with respect to the 1991 Employee Stock Purchase and Dividend Reinvestment Plan of STFC (the “ESPP”) to (i) cause the offering/subscription period ongoing as of the date of this Agreement to be the final offering/subscription period under the ESPP and the options under the ESPP to be exercised on the earlier of (x) the scheduled purchase date for such offering/subscription period and (y) the date that is five (5) Business Days prior to the Closing Date (with any participant payroll deductions not applied to the purchase of Shares promptly returned to the participant), (ii) prohibit any individual who is not participating in the ESPP as of the date of this Agreement from commencing participation in the ESPP following the date of this Agreement, (iii) prohibit participants in the ESPP from increasing their payroll deductions from those in effect as of the date of this Agreement and (iv) terminate the ESPP effective immediately prior to the Closing.
(c) Prior to the Effective Time, the STFC Board or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants, (which resolutions, amendments and notices, if applicable, shall be subject to the prior review and approval of LMHC) with respect to the Monthly Stock Purchase Plan for Independent Agents of State Auto (the “MSPP”) to (i) cause the purchase period ongoing as of the date of this Agreement to be the final purchase period under the MSPP and the options under the MSPP to be exercised on the earlier of (x) the scheduled purchase date for such purchase period and (y) the date that is five (5) Business Days prior to the Closing Date (with any participant commission deductions or cash contributions not applied to the purchase of Shares promptly returned to the participant), (ii) prohibit any individual who is not participating in the MSPP as of the date of this Agreement from commencing participation in the MSPP following the date of this Agreement, (iii) prohibit participants in the MSPP from increasing their commission deductions or cash contribution from those in effect as of the date of this Agreement and (iv) terminate the MSPP effective immediately prior to the Closing.
(d) Except as otherwise required under the terms of the applicable award agreement or as necessary to avoid the imposition of any additional Taxes or penalties with respect to awards under the STFC Equity Plans pursuant to Section 409A of the Code, LMHC shall, or shall cause Surviving Corporation to, pay in cash through applicable payroll systems all amounts payable pursuant to Section 3.02(a) as promptly as practicable following the Effective Time, but in no event later than the first regularly scheduled payroll date that occurs at least five (5) Business Days following the Effective Time; provided that any such amounts shall be paid without interest.
Section 3.03 Dissenting Shares.
(a) Notwithstanding anything in this Agreement to the contrary, Shares issued and outstanding immediately prior to the Effective Time (other than SAM Owned Shares and Cancelled Shares) and held by a holder who did not vote in favor of adoption of this Agreement or consent thereto in writing and who has complied with all the provisions of the OGCL concerning the right of holders of Shares to require payment of the fair cash value of such Shares in accordance with Sections 1701.84 and 1701.85 of the OGCL (the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration, but instead, at the Effective Time, shall be converted into the right to receive payment of such amounts that are payable in accordance with the procedures set forth in Section 1701.85 of the OGCL (it being understood and acknowledged that at the Effective Time, such Dissenting Shares shall be automatically cancelled and retired and cease to exist, and each holder shall cease to have any rights with respect thereto, except the right to receive the value of such Dissenting Shares to the extent afforded by Section 1701.85 of the OGCL).
(b) If a holder of Dissenting Shares withdraws its demand for fair cash value or fails to perfect or otherwise waives or loses its rights as a dissenting shareholder, in any case pursuant to the OGCL, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for the right to receive, without interest or duplication, the Merger Consideration in accordance with the terms of this Agreement.
(c) STFC shall give LMHC (i) as promptly as reasonably practicable written notice of any written demand (or written threats thereof) for appraisal or payment of the fair value of any Shares (including copies of any written demands), written withdrawals or written attempted withdrawals of such demands (purported or otherwise), and any other written instruments served pursuant to the OGCL with respect to demands for appraisal or payment of the fair value of any Shares received by STFC and (ii) the right to participate in and direct all negotiations and Actions with respect to such demands or threats.
(d) STFC shall not, except with the prior written consent of LMHC, make any payment with respect to, or settle or compromise or offer to settle or compromise, any such demand or threat, or agree to do any of the foregoing.

Section 3.04 Adjustments to Prevent Dilution. Subject to the restrictions contained in Section 7.01, in the event that STFC changes the number of Shares issued and outstanding prior to the Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction or a stock dividend, stock split or stock distribution thereon shall be declared with a record date within said period, the Merger Consideration shall be proportionately adjusted to reflect such change; provided, however, that (a) in no event shall the aggregate amount payable by LMHC pursuant to Section 3.01 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 3.01 had such event not occurred and (b) nothing in this Section 3.04 shall not be construed to permit STFC to take any action with respect to its securities that is prohibited by the terms of this Agreement.
Section 3.05 Paying Agent. Prior to the Effective Time, LMHC shall designate a bank or trust company reasonably acceptable to STFC to act as payment agent (the “Paying Agent”) for payment of the aggregate Merger Consideration in accordance with the terms of this Agreement. Prior to or substantially concurrently with the Effective Time, LMHC shall deposit, or cause to be deposited, with the Paying Agent, an amount in cash in immediately available funds sufficient to pay the aggregate Merger Consideration payable in respect of the Eligible Shares (such cash, the “Exchange Fund”). The Exchange Fund shall be used solely for purposes of paying the Merger Consideration in accordance with this Article III and shall not be used to satisfy any other obligation of LMHC, STFC or any of their respective Subsidiaries. Until distributed in accordance with the terms and conditions of this Agreement, LMHC may direct the Paying Agent to invest the cash in the Exchange Fund as directed by LMHC; provided that (a) no such investment or losses thereon shall affect the Merger Consideration payable to the STFC Shareholders, and following any losses below the level required to make prompt cash payments of the aggregate Merger Consideration as contemplated hereby, LMHC shall deposit, or cause to be deposited, with the Paying Agent, additional funds for the benefit of the holders of Eligible Shares in the amount required so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments and (b) such investments shall be obligations of or guaranteed by the United States, commercial paper obligations receiving the highest rating from either Moody’s Investors Services, Inc. or Standard & Poor’s Corporation, or certificates of deposit, bank repurchase agreements or bankers’ acceptances of domestic commercial banks with capital exceeding $5,000,000,000 (collectively “Permitted Investments”), or money market funds that are invested solely in Permitted Investments. Any net profit resulting from, or interest or income produced by, such investment of the Exchange Fund shall be the sole exclusive property of LMHC and be paid to LMHC upon its request.
Section 3.06 Exchange Procedures.
(a) As promptly as practicable after the Effective Time, LMHC shall cause the Paying Agent to mail to each holder of record of Eligible Shares that are (i) Certificates or (ii) Book-Entry Shares, notice advising such holders of the effectiveness of the STFC Merger, which notice shall include (1) appropriate transmittal materials (including a customary letter of transmittal) that (A) shall specify that delivery shall be effected and risk of loss and title to the Certificates or such Book-Entry Shares shall pass only upon proper delivery of the Certificates (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.09), or the surrender of such Book-Entry Shares to the Paying Agent (which shall be deemed to have been effected upon the delivery of a customary “agent’s message” with respect to such Book-Entry Shares or such other reasonable evidence, if any, of such surrender as the Paying Agent may reasonably request), as applicable, such materials to be in such form and have such other provisions as LMHC and STFC may reasonably agree and (B) shall be in such customary form and have such other customary provisions as LMHC may specify (and reasonably acceptable to STFC) and (2) instructions for use in effecting the surrender of the Certificates (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.09) or such Book-Entry Shares to the Paying Agent in exchange for the Merger Consideration that such holder is entitled to receive as a result of the STFC Merger pursuant to Section 3.01.
(b) Upon surrender to the Paying Agent of Eligible Shares that are (i) Certificates, by physical surrender of such Certificates (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.09), together with a letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and any other documents reasonably required by the Paying Agent in accordance with the terms of the materials and instructions provided by the Paying

Agent or (ii) Book-Entry Shares, by book-receipt of an “agent’s message” by the Paying Agent in connection with the surrender of Book-Entry Shares (or such other reasonable evidence, if any, of surrender with respect to such Book-Entry Shares, as the Paying Agent may reasonably request), the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor, and LMHC shall cause the Paying Agent to pay and deliver, out of the Exchange Fund, as promptly as practicable to such holders, an amount in cash in immediately available funds (after giving effect to any required Tax withholdings as provided in Section 3.10) equal to the product obtained by multiplying (1) the number of Eligible Shares represented by such Certificates (or an affidavit of loss in lieu thereof, together with any bond or indemnity agreement, as contemplated by Section 3.09) or such Book-Entry Shares by (2) the Merger Consideration. No profit, interest or income shall be paid or accrued for the benefit of any holder of Eligible Shares on any amount payable upon the surrender of any Eligible Shares. Until surrendered as contemplated by this Section 3.06, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the applicable Merger Consideration.
(c) In the event of a transfer of ownership of any Certificate that is not registered in the transfer records or ledger of STFC or if the consideration payable is to be paid in a name other than in which the Certificate or Certificates surrendered or transferred in exchange therefor are registered in the transfer records or ledger of STFC, the applicable portion of the aggregate Merger Consideration may be paid to such a transferee if the Certificate or Certificates is or are properly endorsed and otherwise in proper form for surrender and presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable Transfer Taxes have been paid or are not applicable, in each case, in form and substance, reasonably satisfactory to LMHC and the Paying Agent. Payment of the applicable portion of the aggregate Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer books or ledger of STFC.
Section 3.07 Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and other income received with respect thereto) that remains undistributed to the former STFC Shareholders on the date twelve (12) months after the Effective Time shall be delivered to LMHC upon demand, and any former holder of Shares who has not theretofore received any applicable Merger Consideration to which such STFC Shareholder is entitled under this Article III shall thereafter look only to LMHC (subject to abandoned property, escheat or other similar Laws), as general creditors thereof, for payment of claims with respect thereto.
Section 3.08 No Liability. None of LMHC, the Surviving Corporation or Merger Sub I or any of their respective Representatives shall be liable to any holder of Shares for any part of the Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such Shares twenty-four (24) months after the Effective Time or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of LMHC free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.
Section 3.09 Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit, in a form and substance reasonably acceptable to LMHC, of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by and at the reasonable discretion of LMHC or the Paying Agent, the posting by such Person of a bond in such reasonable amount as may be required by LMHC or the Paying Agent, or the execution and delivery by such Person of an indemnity agreement in such form as LMHC or the Paying Agent may direct, in each case as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such lost, stolen or destroyed Certificate, the Paying Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Certificate as contemplated under Section 3.01.
Section 3.10 Withholding of Tax. Notwithstanding anything to the contrary contained in this Agreement, LMHC, any of its Subsidiaries or the Paying Agent shall be entitled to deduct and withhold from amounts otherwise payable pursuant to this Agreement, such amounts as LMHC, any of its Subsidiaries or the Paying Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of Law. To the extent that amounts are so withheld by LMHC, any of its Subsidiaries or the Paying Agent and are paid over to the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.
ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SAM
Except as set forth in the SAM Disclosure Letter (it being understood that any information set forth in one section or subsection of the SAM Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the SAM Disclosure Letter to the extent that the relevance of such information is reasonably apparent on the face of such disclosure), SAM represents and warrants to LMHC and Merger Subs as follows:
Section 4.01 Organization and Good Standing; Organizational Documents.
(a) SAM is an Ohio domiciled mutual insurance company and each of SAM’S Subsidiaries is a corporation or other legal entity, in each case, (i) duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, except in the case of each Subsidiary of SAM that is not a SAM Insurance Company where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a SAM Material Adverse Effect, (ii) with full power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, have a SAM Material Adverse Effect, and (iii) duly qualified or licensed to do business as a foreign corporation or entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a SAM Material Adverse Effect.
(b) SAM has made available to LMHC copies of its Organizational Documents and the Organizational Documents of each of its Subsidiaries. Neither SAM nor any of its Subsidiaries is in violation of any of the provisions of their respective Organizational Documents.
Section 4.02 Authority for Agreement. SAM has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the SAM Member Approval and the Governmental Consents, to consummate the SAM Transaction and the other transactions contemplated hereby. The execution, delivery and performance by SAM of this Agreement, and the consummation by SAM of the SAM Transaction and the other transactions contemplated hereby, have been duly authorized by all necessary action (including the approval of the SAM Board, upon the recommendation of the SAM Special Committee), and no other proceedings on the part of SAM or any of its Subsidiaries, and no other votes or approvals of any SAM Member or class or series of capital stock of any Subsidiary of SAM, are necessary to authorize this Agreement or to consummate the SAM Transaction or the other transactions contemplated hereby (other than, with respect to the consummation of the SAM Transaction, the SAM Member Approval), subject to the Governmental Consents. This Agreement has been duly executed and delivered by SAM and, assuming the due authorization, execution and delivery by STFC, LMHC and Merger Subs, constitutes a legal, valid and binding obligation of SAM enforceable against SAM in accordance with its terms, except as enforcement thereof may be limited against SAM by (a) bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, rehabilitation, conservatorship, liquidation, receivership and similar Laws relating to or affecting creditors’ rights generally, general equitable principles (whether considered in a proceeding in equity or at law) and any implied covenant of good faith and fair dealing, or remedies in general, as from time to time in effect or (b) the exercise by courts of the general principles of equity, whether considered in a proceeding at law or in equity (the “Bankruptcy and Equity Exception”). The SAM Board, in compliance with all applicable Law, upon the recommendation of the SAM Special Committee, duly adopted resolutions (a) determining that this Agreement, the Plan of Reorganization, the Amended Organizational Documents, the SAM Transaction and the other transactions contemplated by this Agreement are in the best interests of SAM and fair and equitable to the SAM Members, (b) approving this Agreement, the SAM Transaction and the other transactions contemplated by this Agreement, (c) adopting the Plan of Reorganization, (d) directing the approval of the Plan of Reorganization and the Amended Organizational Documents be submitted to a vote of the SAM Members at the SAM Members Meeting, (e) resolving to recommend the approval of the Plan of Reorganization and the Amended Organizational Documents by the SAM Members, and (f) authorizing the Plan of Reorganization, the Amended Organizational Documents and other necessary materials be filed with the Superintendent. The only vote of the SAM Members required to approve the Plan of Reorganization and the Amended Organizational Documents is the SAM Member Approval.
Section 4.03 SAM Subsidiaries.
(a) Section 4.03 of the SAM Disclosure Letter sets forth a list of all the Subsidiaries of SAM. SAM or one of its wholly-owned Subsidiaries is the owner of (x) all of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of SAM (other than the SAM Insurance Companies), (y) all of the issued and outstanding shares of capital stock and other equity securities of each SAM Insurance Company and (z) all of the Original Shares (as defined in the Voting Agreement). All of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of SAM are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of SAM are owned by SAM free and clear of all Liens.
(b) There are no outstanding SAM Subsidiary Share Rights. There are no outstanding contractual obligations of SAM or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of SAM or to pay any dividend or make any other distribution in respect thereof. Except for the Voting Agreement (if and when fully executed), there are no shareholders agreements, voting trusts or other agreements or understandings to which SAM or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of SAM.
(c) As of the date hereof, neither SAM nor any of its Subsidiaries has any outstanding Indebtedness in excess of $7,500,000 or any obligation to make any material contributions, investments or loans to any other Person (other than in respect of SAM Investment Assets).
Section 4.04 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by SAM do not, and the performance of this Agreement by SAM and the consummation of the SAM Transaction (subject to the SAM Member Approval and the Governmental Consents) and the other transactions contemplated hereby will not, (i) constitute or result in a conflict, breach or violation of or default under, the Organizational Documents of SAM or its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 4.04(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 6.03(b), conflict with or violate any Law applicable to SAM or its Subsidiaries or by which any property or asset of SAM or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which SAM or any of its Subsidiaries is entitled under, any Contract to which SAM or any of its Subsidiaries is a party or by which SAM or any of its Subsidiaries, or any property or asset of SAM or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of SAM or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a SAM Material Adverse Effect.
(b) The execution and delivery of this Agreement by SAM do not, and the performance of this Agreement by SAM and the consummation of the SAM Transaction and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or waiver of or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the NASDAQ Global Select Market, (iv) filing and recordation of the SAM

Certificate of Merger and the other documents set forth in Section 2.04(a), as required by the Ohio Revised Code, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 4.04(b) of the SAM Disclosure Letter, and (vi) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, have a SAM Material Adverse Effect.
Section 4.05 Compliance with Laws; Permits.
(a) SAM and its Subsidiaries are, and since December 31, 2018 have been, in compliance in all material respects with all applicable Laws. Since December 31, 2018 and through the date hereof, neither SAM nor any of its Subsidiaries has received any written notification or, to the Knowledge of SAM, oral notification from any Governmental Authority of any violation or potential violation in any material respect of Law applicable to SAM or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.
(b) SAM holds, and each of its Subsidiaries hold, and at all times since December 31, 2018 have held, all SAM Permits, all such SAM Permits are in full force and effect, and SAM and each of its Subsidiaries are, and since December 31, 2018 have been, in compliance with the terms of such SAM Permits, except where the failure to hold, the failure to be in full force and effect or be in compliance with would not, individually or in the aggregate, have a SAM Material Adverse Effect. Since December 31, 2018 and through the date hereof, neither SAM nor any of its Subsidiaries has received any written notification or, to the Knowledge of SAM, oral notification from any Governmental Authority of any material violation or potential violation of Permits applicable to SAM or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.
Section 4.06 Litigation; Orders.
(a) Other than ordinary course claims made under SAM Insurance Contracts, there is no Action pending or, to the Knowledge of SAM, threatened in writing against SAM or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would, individually or in the aggregate, have a SAM Material Adverse Effect.
(b) There is no Order outstanding against SAM or any of its Subsidiaries or their respective businesses that would, individually or in the aggregate, have a SAM Material Adverse Effect.
Section 4.07 Absence of Certain Changes or Events. Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) since December 31, 2020 and through the date hereof, SAM and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than with respect to Pandemic Measures), (b) since December 31, 2020, no SAM Group Material Adverse Effect has occurred and (c) since December 31, 2020 and through the date hereof, neither SAM nor any of its Subsidiaries have taken any action that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of clauses (ii), (iii), (iv), (vi), (ix), (xi), (xiii), (xiv) or (xvii) of Section 7.01(a).
Section 4.08 Contracts.
(a) Except for this Agreement, Section 4.08(a) of the SAM Disclosure Letter sets forth a list, as of the date of this Agreement, of all Contracts (except for any SAM Insurance Contract, SAM Reinsurance Contract, SAM Benefit Plan or STFC Benefit Plan) to which SAM or any of its Subsidiaries, as applicable, is a party to or bound that meets the following criteria (each, a “SAM Material Contract”):
(i) (A) containing covenants that purport to materially restrict the ability of SAM or any of its Subsidiaries or, at or after the Closing, LMHC or any of its Subsidiaries from (1) engaging in any business or competing in any business with any Person or in any geographic area, (2) operating its business in any manner or location, in each case, other than with respect to soliciting or hiring employees or (3) acquiring assets or securities of another Person (whether through a standstill or otherwise), (B) provides for the granting of “most favored nation” pricing or exclusive rights to any Person or (C) would require the disposition of any material assets or line of business of SAM or its Subsidiaries or acquisition of any material assets or line of business of any Person or, at or after the Closing, LMHC or any of its Subsidiaries;

(ii) with respect to any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to SAM or any of its Subsidiaries, except for any such Contract solely between SAM and its wholly-owned Subsidiaries or solely among SAM’s wholly-owned Subsidiaries;
(iii) that evidences the creation, incurrence, assumption or guarantee of Indebtedness of SAM or any of its Subsidiaries in excess of $7,500,000, other than any Indebtedness between or among any of SAM and any of its wholly-owned Subsidiaries;
(iv) limiting or prohibiting (or purporting to limit or prohibit) the declaration of or payment of dividends or distributions to the SAM Members or in respect of the capital stock or other equity securities of any of the Subsidiaries of SAM, prohibiting the pledging of any capital stock or other equity securities of any of the Subsidiaries of SAM or prohibiting the issuance of guarantees by SAM or any of its Subsidiaries (other than pursuant to applicable Law);
(v) pursuant to which SAM or any of its Subsidiaries (A) licenses any material Intellectual Property from any non-Affiliated Person (other than licenses for open source or off-the-shelf software pursuant to “click-wrap” or “shrink-wrap” agreements), (B) licenses any material Intellectual Property to any non-Affiliated Person or (C) is limited in its own use or enforcement of any Intellectual Property owned by SAM or its Subsidiaries;
(vi) any Contract the principal purpose of which is to indemnify any current or former SAM Member in respect of any potential Tax Liabilities;
(vii) any collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, trade union, labor organization or other employee representative body;
(viii) relating to an acquisition, disposition or divestiture of any business or any assets that constitute a business or business unit or division of another Person (whether by merger, sale of stock, sale of assets or otherwise) and which contains representations, covenants, material indemnities or other material obligations (including material indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction);
(ix) evidencing derivatives, financial or commodity hedging or similar trading activities, including any interest rate or currency swaps or similar Contract to which SAM or any of its Subsidiaries is a party;
(x) containing a put, call, right of first refusal, right of first offer or similar right or obligation pursuant to which SAM or any of its Subsidiaries would be required to purchase or sell, as applicable, all or any substantial part of any material assets, rights or properties of SAM or any of its Subsidiaries;
(xi) that restricts the ability of SAM or any of its Subsidiaries to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity or voting interests;
(xii) with respect to any voting agreement, voting trust, shareholder agreement or registration rights agreement, other than in connection with SAM Investment Assets;
(xiii) containing a mortgage, pledge, security agreement, deed of trust or similar Lien (other than any Permitted Lien) on any property or assets material to SAM and its Subsidiaries (taken as a whole);
(xiv) requiring any capital commitment or capital expenditures (including any series of related expenditures) or pursuant to which SAM or any of its Subsidiaries, individually or collectively, have any obligations (including with respect to the purchase or sale of materials, supplies, goods, equipment or other assets), in each case, in excess of $2,000,000 per year or in the next twelve (12) months;
(xv) that are SAM Leases;
(xvi) that provides for any guarantee of third-party obligations, other than any guarantees by SAM of its Subsidiaries’ obligations or guarantees by SAM’s Subsidiaries of SAM’s obligations;

(xvii) with any Governmental Authority, other than any non-disclosure or similar Contract or Policy entered into in the ordinary course of business;
(xviii) providing for any settlement of any Action (other than ordinary course claims made under SAM Insurance Contracts within applicable policy limits) that (A) imposes material future limitations on the operation of SAM and its Subsidiaries or (B) involves (x) payments after December 31, 2020, in excess of $5,000,000 or (y) monitoring or reporting obligations to any other Person; or
(xix) that provides for the “sale” (as defined in the California Consumer Privacy Act) of Personal Data Processed by SAM or any of its Subsidiaries.
(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (i) each SAM Material Contract is a valid and binding obligation of SAM and any of its Subsidiaries party thereto and, to the Knowledge of SAM, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) as of the date hereof, each SAM Material Contract is in full force and effect, (iii) SAM and any applicable Subsidiary of SAM is not and, to the Knowledge of SAM, as of the date hereof, no other party thereto is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in each SAM Material Contract and (iv) no event has occurred that, with or without notice, lapse of time or both, would constitute a default by SAM or any of its Subsidiaries, or to the Knowledge of SAM, as of the date hereof, by any other party thereto, under any SAM Material Contract, except, with respect to each of the foregoing clauses (i), (ii), (iii) and (iv) where such failures to be valid and binding and in full force and effect and defaults would not, individually or in the aggregate, have a SAM Material Adverse Effect. SAM has made available to LMHC a copy of each SAM Material Contract.
Section 4.09 SAM Insurance Companies. Each SAM Insurance Company is (a) duly licensed or authorized as an insurance company in its jurisdiction of organization and (b) since December 31, 2018 has been duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. Section 4.09 of the SAM Disclosure Letter sets forth a list of each SAM Insurance Company. No SAM Insurance Company is or would be considered by any Governmental Authority to be commercially domiciled in any jurisdiction.
Section 4.10 Statutory Statement; Examinations.
(a) Since December 31, 2018, each of the SAM Insurance Companies has filed or submitted all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules, affirmations or certifications, in each case, required by applicable Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “SAM Statutory Statements”).
(b) Prior to the date hereof, SAM has made available to LMHC, to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, (i) all SAM Statutory Statements as of December 31, 2019, and December 31, 2020, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator and (ii) all SAM Statutory Statements as of March 31, 2021, and for the quarter period then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such SAM Statutory Statements were prepared in accordance with SAP, in each case, consistently applied for the periods involved (except as may have been noted therein), and fairly present in all material respects, the statutory financial position of the relevant SAM Insurance Company at the respective dates thereof and the results of operations and changes in capital and surplus of such SAM Insurance Company for the respective periods then ended. Such SAM Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such SAM Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.
(c) Prior to the date hereof, SAM has made available to LMHC all examination reports including both financial and market conduct examinations (and has notified LMHC of any pending examinations) of any

Insurance Regulator received by it in the last five (5) years, relating to SAM Insurance Companies. Each material violation or deficiency that has been asserted in writing by any Insurance Regulator and noted in any of such examination reports has been cured in all material respects or otherwise resolved to the satisfaction of such Insurance Regulator.
(d) Section 4.10(d) of the SAM Disclosure Letter sets forth a list of all Permitted Accounting Practices utilized in the preparation of the SAM Statutory Statements.
Section 4.11 Insurance Business.
(a) All SAM Insurance Contracts that are In Force as of the date of this Agreement and any and all marketing materials utilized by SAM and its Subsidiaries in the marketing and sale of SAM Insurance Contracts since December 31, 2018, are, to the extent required under applicable Laws, on forms and at rates approved by the Insurance Regulator of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except as would not, individually or in the aggregate, have a SAM Material Adverse Effect.
(b) Except as would not, individually or in the aggregate, have a SAM Material Adverse Effect, since December 31, 2018, to the Knowledge of SAM, (i) each SAM Producer, at the time such SAM Producer sold or produced any SAM Insurance Contract, was duly and appropriately appointed by a SAM Insurance Company, in compliance with applicable Law, to act as a SAM Producer for a SAM Insurance Company and was duly and appropriately licensed as a SAM Producer (for the type of business sold or produced by such SAM Producer on behalf of a SAM Insurance Company), in each jurisdiction in which such SAM Producer was required to be so licensed, and no such SAM Producer violated any term or provision of applicable Law relating to the sale or production of any SAM Insurance Contract, (ii) no SAM Producer has breached the terms of any agency or broker contract with a SAM Insurance Company or violated any Law or policy of a SAM Insurance Company in the solicitation, negotiation, writing, sale or production of business for any SAM Insurance Company, (iii) no SAM Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such SAM Producer’s actions in his, her or its capacity as a SAM Producer for a SAM Insurance Company or any enforcement or disciplinary proceeding alleging any such violation and (iv) neither SAM nor any SAM Insurance Company has received any written notice or inquiry from any Governmental Authority with respect to any SAM Producer regarding any of the matters described in clauses (i) through (iii), or the SAM Producer’s compliance therewith. Except as would not, individually or in the aggregate, have a SAM Material Adverse Effect, there are no outstanding (x) disputes with SAM Producers concerning commissions or other incentive compensation, (y) to the Knowledge of SAM, errors and omissions claims against any SAM Producer or (z) material amounts owed by any SAM Producer to SAM or any of the SAM Insurance Companies.
(c) Since December 31, 2018, all claims presented by any Person under any SAM Insurance Contract issued by any SAM Insurance Company have in all material respects been acknowledged, and either paid, provision for payment thereof has been made, or appropriate notice and objection for any disputed claim has been sent to the claimant in accordance with the terms of such SAM Insurance Contract and the Laws under which they arose, except for any such claims made for which the applicable SAM Insurance Company reasonably believes or believed that there is a reasonable basis to contest payment.
(d) Since December 31, 2018, the SAM Insurance Contracts have been marketed, sold and issued in compliance in all material respects with all applicable Laws.
(e) Each of the SAM Insurance Companies has timely filed, on forms prescribed or permitted by the applicable Governmental Authorities, all required Holding Company System Regulatory Act filings with the applicable Governmental Authorities since December 31, 2018. SAM has made available to LMHC all material Holding Company System Regulatory Act filings or submissions made by SAM or any of the SAM Insurance Companies with any Insurance Regulator since December 31, 2018, including any requests for extraordinary dividends, notifications of ordinary dividends, prior approvals for intercompany agreements, guarantees, cost sharing agreements, purchases, extensions of credit, investments, and reinsurance agreements, as required, and any material written communication received from any Insurance Regulator relating thereto, including approvals from any Insurance Regulator related to the foregoing.

(f) SAM has made available to LMHC true, complete and correct copies of all material Risk-Based Capital reports for any of the SAM Insurance Companies that cover periods beginning on or after December 31, 2018. None of the SAM Insurance Companies has suffered a decrease in its Risk-Based Capital to “Company Action Level.”
(g) SAM has made available to LMHC copies of all (i) Own Risk Solvency Assessment reports filed with Superintendent and (ii) Corporate Governance Annual Disclosures filed with Superintendent, in each case, since December 31, 2018.
Section 4.12 Reinsurance.
(a) (i) Section 4.12(a)(i) of the SAM Disclosure Letter sets forth a list of each reinsurance or retrocession Contract to which any SAM Insurance Company is a party and under which the SAM Insurance Companies party thereto have ceded or retroceded reserves, individually or in the aggregate, of $1,000,000 or more as of the date hereof (the “SAM Ceded Reinsurance Contracts”) and (ii) Section 4.12(a)(ii) of the SAM Disclosure Letter sets forth a list of each reinsurance or retrocession Contract to which any SAM Insurance Company is a party and under which the SAM Insurance Companies party thereto have assumed reserves, individually or in the aggregate, of $1,000,000 or more as of the date hereof (the “SAM Assumed Reinsurance Contracts,” and, together with the SAM Ceded Reinsurance Contracts, the “SAM Reinsurance Contracts”). SAM has made available to LMHC a copy of each SAM Reinsurance Contract.
(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto (i) each SAM Reinsurance Contract is a valid and binding obligation of any of the SAM Insurance Companies party thereto and, to the Knowledge of SAM, each other party or parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) each SAM Reinsurance Contract is in full force and effect, (iii) no termination, springing collateral or other trigger event or similar circumstance or condition applicable to any SAM Insurance Company has occurred with respect to any SAM Reinsurance Contract, (iv) any applicable SAM Insurance Company is not and, to the Knowledge of SAM, no other party thereto is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in each SAM Reinsurance Contract, (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a default by any of the SAM Insurance Company, or to the Knowledge of SAM, by any other party thereto, under any SAM Reinsurance Contract and (vi) each SAM Ceded Reinsurance Contract to which SAM took credit on the SAM Statutory Statements contains all terms and conditions necessary for any SAM Insurance Company party thereto to take full credit on its statutory financial statements for the reinsurance provided thereunder, except, with respect to each of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi) as would not, individually or in the aggregate, have a SAM Material Adverse Effect.
(c) Section 4.12(c)(i) of the SAM Disclosure Letter sets forth a list of each reinsurance or retrocession claim under the SAM Ceded Reinsurance Contracts with ceded recoverables and ceded reserves of $1,000,000 or more (the “SAM Ceded Claims”) and Section 4.12(c)(ii) of the SAM Disclosure Letter sets forth a list of each assumed claim under the SAM Assumed Reinsurance Contracts with assumed recoverables and assumed reserves of $1,000,000 or more (the “SAM Assumed Claims”). With respect to the SAM Ceded Claims and the SAM Assumed Claims, (i) no recoverables with respect to the SAM Ceded Claims are in dispute or over ninety (90) days past due, (ii) no payables with respect to the SAM Assumed Claims are in dispute or over ninety (90) days past due, (iii) no arbitration demands have been issued with respect to any SAM Ceded Claim or SAM Assumed Claim and no arbitration proceedings have been instituted with respect to any SAM Ceded Claim or SAM Assumed Claim and (iv) to the Knowledge of SAM, there are no pending or threatened arbitration demands or proceeding with respect to any SAM Ceded Claim or SAM Assumed Claim, except, with respect to each of the foregoing clauses (i), (ii), (iii) or (iv) where such disputed or past due amounts, arbitration demands, arbitration proceedings or impending arbitration demands or proceedings would not, individually or in the aggregate, have a SAM Material Adverse Effect.
Section 4.13 Actuarial Reports. As of the date of this Agreement, with respect to the SAM Insurance Companies, SAM has made available to LMHC all material actuarial reports in SAM’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after December 31, 2018. The information and data furnished by the SAM Insurance Companies to its independent actuaries in connection with the preparation of such actuarial reports were accurate and complete in all material respects for the periods covered in such reports.
Section 4.14 SAM Investment Assets.
(a) Except as would not, individually or in the aggregate, have a SAM Material Adverse Effect, (i) as of the date hereof, each of the investment assets owned by a SAM Insurance Company (the “SAM Investment Assets”) complies with the investment policies and guidelines of the applicable SAM Insurance Company and (ii) each of the SAM Insurance Companies has good and marketable title in and to all of the SAM Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.
(b) Neither SAM nor any of its Subsidiaries has any funding obligations of any kind, or obligation to make any additional advances, capital contributions or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the SAM Investment Assets that are in excess of $100,000,000. There are no outstanding commitments, options, put agreements or other arrangements relating to the SAM Investment Assets to which SAM or any of its Subsidiaries may be subject upon or after the Closing that are in excess of $100,000,000.
Section 4.15 Taxes.
(a) All income, premium and other material Tax Returns required to be filed by or with respect to SAM or any of its Subsidiaries have been timely filed (taking into account valid extensions), and all such Tax Returns are true, correct and complete in all material respects. All income, premium and other material Taxes required to be paid by or on behalf of or with respect to SAM or any of its Subsidiaries, whether or not shown as due on any such Tax Returns, have been timely paid to the appropriate Governmental Authority. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, SAM and its Subsidiaries have made adequate accruals for such Taxes on the financial statements included in the SAM Statutory Statements. No material Tax Liability has been incurred by or with respect to SAM or any of its Subsidiaries since the date of the financial statements included in the SAM Statutory Statements, except for Taxes incurred in the ordinary course of business.
(b) (i) All material Taxes required to be withheld under applicable Law in connection with amounts paid by SAM or any of its Subsidiaries to any employee, independent contractor, creditor, shareholder or other third party have been withheld and timely paid to the appropriate Governmental Authority and (ii) SAM and each of its Subsidiaries have otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).
(c) None of SAM or any of its Subsidiaries has received any written notice of any actions for the assessment or collection of material Taxes, and there are no pending, and to the Knowledge of SAM, no proposed or threatened audits, investigations, examinations, or other proceedings by a Governmental Authority with respect to any material Taxes or Tax Returns of SAM or any of its Subsidiaries.
(d) There are no currently pending written requests for waivers of the time to assess any material Tax of SAM or any of its Subsidiaries. None of SAM or any of its Subsidiaries has waived any statute of limitations with respect to material Taxes, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.
(e) No written claim has been made by a Governmental Authority in a jurisdiction in which SAM or any of its Subsidiaries does not file Tax Returns or pay Taxes of a particular type claiming that SAM or any such Subsidiary, as applicable, is subject to taxation by that jurisdiction, required to file such Tax Returns, or required to pay such Taxes. There are no rulings, special Tax incentives, closing agreements, or similar arrangements with any Governmental Authority with regard to material Taxes, Tax Returns, or the determination of a material Tax Liability of SAM or any of its Subsidiaries that would have continuing effect or be binding for periods (or portions thereof) ending after the Closing Date.
(f) There are no Liens for material Taxes against any of the assets of SAM or any of its Subsidiaries, except for Permitted Liens.

(g) None of SAM or any of its Subsidiaries is a party to, or bound by, any Tax allocation, indemnification or sharing agreement or arrangement (other than agreements between or among SAM and its Subsidiaries or between or among such Subsidiaries), other than any agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.
(h) None of SAM or any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary, loss sharing or similar group for Tax purposes (other than any such group of which SAM is the common parent) or (ii) has any Liability for material Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise under any provision of applicable Law.
(i) Neither SAM nor any of its Subsidiaries will be required to include any material amount of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) an adjustment pursuant to Section 481(a) or Section 807(f) of the Code with respect to a change in accounting method that occurred on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision of state, local or non-U.S. Law) entered into on or before the Closing Date, (iii) intercompany transaction consummated on or before the Closing Date or excess loss account existing on or before the Closing Date, in either case described under Section 1502 of the Code (or any comparable, analogous or similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition occurring on or before the Closing Date or (v) prepaid amount or deposit received on or before the Closing Date. Neither SAM nor any of its Subsidiaries is required to pay any Tax following the Closing Date as a result of the application of Section 13523(e) of the Tax Cuts and Jobs Act, P.L. No. 115-97.
(j) None of SAM or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify pursuant to Section 355 of the Code.
(k) None of SAM or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).
(l) Each of SAM and its Subsidiaries has, since the date of its inception, been taxed as an insurance company pursuant to Section 831 of the Code.
(m) SAM and its Subsidiaries have not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act and (iv) elected to defer any payroll, employment, or similar Taxes pursuant to any Payroll Tax Executive Order.
(n) None of SAM or any of its Subsidiaries has taken (or agreed to take) any action or has any Knowledge of any fact or circumstance relating to SAM or any of its Subsidiaries that is reasonably likely to adversely affect the status of the SAM Transaction as a reorganization under Section 368(a) of the Code.
Section 4.16 SAM Related Party Transactions. Since December 31, 2018 and through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which SAM or any of its Subsidiaries was or is to be a party, that would be required to be disclosed, but has not been, under Item 404 of Regulation S-K promulgated under the Securities Act.
Section 4.17 Employee Benefit Plans.
(a) Section 4.17(a) of the SAM Disclosure Letter sets forth a list of each material SAM Benefit Plan. With respect to each material SAM Benefit Plan required to be set forth on Section 4.17(a) of the SAM Disclosure Letter, to the extent applicable, SAM has made available to LMHC (i) the plan document (including all amendments thereto) or, if such plan is not in writing, a written summary of such plan, (ii) a copy of any trust or other funding arrangement, (iii) each ERISA summary plan description and summary of material modifications, (iv) the most recently filed annual report on IRS Form 5500, including all schedules thereto, (v) the most recent financial statement and actuarial or other valuation reports prepared with respect thereto, (vi) the most recently received IRS determination letter (or opinion or advisory letter, if applicable)

regarding the tax-qualified status of each SAM Benefit Plan that is intended to be tax-qualified and (vii) all material non-routine correspondence to and from any Governmental Authority within the last three (3) years addressing any matter involving actual or potential material Liability relating to a SAM Benefit Plan.
(b) Except for such matters that, individually or in the aggregate, could not reasonably be expected to result in a SAM Material Adverse Effect, (i) each SAM Benefit Plan has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA, the Code and the Affordable Care Act, and complies in form to the requirements of such applicable Laws and (ii) all contributions required to be made with respect to any SAM Benefit Plan have been timely made and deposited. All material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any SAM Benefit Plan participant have been timely filed or distributed.
(c) During the previous six (6) years, neither SAM, any of its Subsidiaries nor any of their respective ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) a Title IV Plan, (ii) a “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”), (iii) a multiple employer plan as described in Sections 4063 or 4064 of ERISA or Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. With respect to each SAM Benefit Plan that is a Title IV Plan:
(i) The minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted.
(ii) No proceedings have been commenced or threatened by the PBGC to terminate such Title IV Plan.
(iii) Neither SAM nor any of its ERISA Affiliates has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from a Multiemployer Plan (or any Liability resulting therefrom has been satisfied in full). Neither SAM nor any ERISA Affiliate has any contingent Liability under Section 4204 of ERISA.
(iv) No “reportable event” (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur as a result of the transactions contemplated by this Agreement (other than an event for which the 30-day notice requirement has been waived under applicable PBGC regulations).
(v) No such Title IV Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA.
(vi) None of SAM, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.
(d) With respect to each SAM Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such SAM Benefit Plan has received a favorable determination letter or opinion letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such tax-qualification or exemption.
(e) There are no pending, anticipated or, to the Knowledge of SAM, threatened actions, suits, disputes, hearings or claims against SAM or any of its Subsidiaries with respect to any SAM Benefit Plan or STFC Benefit Plan, by or on behalf of any current or former participant or beneficiary covered under any such plan (other than routine claims for benefits) that, individually or in the aggregate, could reasonably be expected to result in a SAM Material Adverse Effect. Neither SAM nor any of its Subsidiaries has received written notice of and, to the Knowledge of SAM, there are no audits or investigations by any Governmental Authority with respect to or involving any SAM Benefit Plan and no SAM Benefit Plan is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.

(f) None of the SAM Benefit Plans obligates SAM or any of its Subsidiaries to provide a current or former officer, employee, natural independent contractor or director (or any beneficiary or dependent thereof) of SAM, STFC or any of their respective Subsidiaries with any life insurance or medical, health or disability benefits after his or her termination of employment or service with SAM, STFC or any of their respective Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any similar state Law (“COBRA”), except with respect to a contractual or statutory obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA. To the Knowledge of SAM, no circumstance exists that would prohibit LMHC, SAM or any Subsidiaries of SAM from amending or terminating any SAM Benefit Plan that provides retiree welfare benefits, or reducing or eliminating such benefits provided thereunder, at any time.
(g) Neither SAM nor its Subsidiaries have engaged in, and to the Knowledge of SAM no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any SAM Benefit Plan or STFC Benefit Plan that could reasonably be expected to result in a SAM Material Adverse Effect and none of SAM or any of its Subsidiaries or, to the Knowledge of SAM, any other “fiduciary” (as defined in Section 3(21) of ERISA) has breached a fiduciary duty or otherwise failed to act or comply in connection with the administration or investment of the assets of such SAM Benefit Plan or STFC Benefit Plan in a manner that could reasonably be expected to result in a SAM Material Adverse Effect. Neither SAM nor any of its Subsidiaries have incurred any material Liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.
(h) Neither SAM nor any of its Subsidiaries have any obligation to gross-up, indemnify or otherwise reimburse any current or former officer, employee, natural independent contractor or director of SAM, STFC or any of their respective Subsidiaries for any Taxes, including under Code Section 409A or Code Section 4999, or any interest or penalty related thereto.
(i) Except as set forth on Section 4.17(i) of the SAM Disclosure Letter or as contemplated in this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (whether alone or upon the occurrence of any other events) (i) entitle any current or former officer, employee, natural independent contractor or director of SAM or any of its Subsidiaries to any payment, benefit or other compensation, (ii) increase any payment, benefit or other compensation that becomes due or payable to any current or former officer, employee, natural independent contractor or director of SAM or any of its Subsidiaries, (iii) accelerate the time of payment, vesting or funding (through a grantor trust or otherwise) of any payment, benefit or other compensation that becomes due or payable to any current or former officer, employee, natural independent contractor or director of SAM or any of its Subsidiaries, (iv) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) or (v) result in the application of any limitation or restriction on the ability of SAM or its Subsidiaries to amend or terminate any SAM Benefit Plan.
Section 4.18 Labor and Employment Matters.
(a) SAM and its Subsidiaries are neither party to, bound by or in the process of negotiating any collective bargaining agreement or other labor-related agreement or arrangement with any labor union, trade union, labor organization or other employee representative body and no employees of SAM or its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with SAM or its Subsidiaries. To the Knowledge of SAM, there have been no labor union organizing activities with respect to any employees of SAM or its Subsidiaries.
(b) In the last three (3) years, none of SAM or any of its Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of SAM or its Subsidiaries who made allegations of discrimination or sexual harassment by either (i) an officer of SAM or its Subsidiaries or (ii) an employee of SAM or its Subsidiaries at the level of Director or above. To the Knowledge of SAM, in the last three (3) years, there have been no formal allegations of discrimination or sexual harassment made against (A) any officer of SAM or its Subsidiaries or (B) an employee of SAM or its Subsidiaries at the level of Director or above.

(c) To the Knowledge of SAM, no current employee of SAM or its Subsidiaries, who is at the level of Director or above, intends to terminate his or her employment with SAM or any of its Subsidiaries prior to the twelve (12) month anniversary of the Closing.
(d) Except as would not, individually or in the aggregate, have a SAM Material Adverse Effect, each release of employment claims in favor of SAM and its Subsidiaries obtained from an employee of SAM or its Subsidiaries since December 31, 2018 is effective and binding to release all employment claims purported to be released therein by such employee, subject to applicable Law.
(e) Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to SAM or any of its Subsidiaries, to the Knowledge of SAM, (i) each individual who is currently providing services to SAM or any of its Subsidiaries, or who provided services to SAM or any of its Subsidiaries since December 31, 2018, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by SAM and its Subsidiaries, (ii) each individual who is currently providing services to SAM or any of its Subsidiaries through a third-party service provider, or who provided services to SAM or any of its Subsidiaries through a third-party service provider since December 31, 2018, is not or was not an employee of SAM or any of its Subsidiaries and (iii) none of SAM or any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company not affiliated with SAM.
(f) To the Knowledge of SAM, no employee of SAM or its Subsidiaries is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or other restrictive covenant: (i) to SAM or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by SAM or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.
Section 4.19 Intellectual Property.
(a) Section 4.19 of the SAM Disclosure Letter sets forth a list of all patents and pending patent applications, trademark registrations and pending trademark applications, copyright registrations and domain name registrations, in each case which are owned by SAM or a Subsidiary of SAM as of the date hereof. SAM or a Subsidiary of SAM owns, or is licensed or otherwise has the right to use, all Intellectual Property that is used in and material to the conduct of the business of SAM and its Subsidiaries as presently conducted.
(b) To the Knowledge of SAM, the conduct of the business of SAM and its Subsidiaries does not and, since December 31, 2018, did not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, and, as of the date hereof, there is no Action pending or, to the Knowledge of SAM, threatened in writing that SAM or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person. To the Knowledge of SAM, no Person is infringing any Intellectual Property rights owned by SAM or a Subsidiary of SAM.
(c) To the Knowledge of SAM, none of the Software owned by SAM or any of its Subsidiaries that is used in and material to the conduct of the business of SAM and its Subsidiaries as presently conducted includes any “open source” or “copyleft” software that would require, based on the use of such software as used prior to the date hereof, any material components of such software to be licensed, disclosed or distributed to any non-Affiliated Person under any terms, including making the source code publicly available.
(d) At all times since December 31, 2018, SAM and its Subsidiaries have taken reasonable steps, including implementing administrative, technical, and physical security measures, to protect Personal Data and confidential information in their possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, including any of the foregoing required by any applicable Privacy and Data Security Laws, Privacy Agreements and its Privacy and Data Security Policies. Except as set forth in Section 4.19(d) of the SAM Disclosure Letter, since December 31, 2018, there has been no unauthorized access, use, or disclosure of Personal Data or confidential information in the possession or control of SAM, its Subsidiaries and any of their contractors with regard to any Personal Data and confidential information obtained from or on behalf of SAM or its Subsidiaries.

(e) SAM and its Subsidiaries have, and since December 31, 2018 had, fully implemented written Privacy and Data Security Policies. SAM and its Subsidiaries are, and at all times since December 31, 2018 have been in compliance in all material respects with (i) all Privacy and Data Security Laws, (ii) all Privacy Agreements and (iii) their Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, nor LMHC’s or its Subsidiaries’ possession or Processing of Personal Data consistent with SAM and its Subsidiaries’ current operations will violate any of the Privacy Agreements, its Privacy and Data Security Policies, or any applicable Privacy and Data Security Laws.
(f) There is no pending, nor since December 31, 2018 has there ever been any, complaint, audit, proceeding, investigation, or claim against SAM or its Subsidiaries initiated by any Person or any Governmental Authority alleging that any Processing of Personal Data by SAM or its Subsidiaries (i) is in violation of any applicable Privacy and Data Security Laws, (ii) is in violation of any Privacy Agreements, (iii) is in violation of any of their Privacy and Data Security Policies or (iv) otherwise constitutes an unfair, deceptive, misleading, or abusive trade practice.
(g) SAM and its Subsidiaries have in place commercially reasonable procedures to contractually require all third parties, including vendors, Affiliates, and other Persons providing services to SAM or its Subsidiaries that have access to or receive Personal Data from or on behalf of SAM or its Subsidiaries to comply with all applicable Privacy and Data Security Laws, to have a written contract requiring compliance with applicable Privacy and Data Security Laws, and to take reasonable steps to ensure that all Personal Data and confidential information in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
Section 4.20 Insurance Coverage. SAM and its Subsidiaries maintain policies of insurance in such amounts and against such risks as SAM believes to be commercially reasonable. Except as would not, individually or in the aggregate, have a SAM Material Adverse Effect, (a) all such insurance policies are in full force and effect and (b) SAM and its Subsidiaries are not and, to the Knowledge of SAM, as of the date hereof, no insurer is in default or breach of any terms and conditions under any such insurance policy. As of the date hereof, neither SAM nor any of its Subsidiaries is in receipt of any notice of cancellation or termination with respect to any such policy or any denial of coverage or reservation of rights with respect to any material claim made pursuant to any such insurance policy.
Section 4.21 Real Property.
(a) Section 4.21(a) of the SAM Disclosure Letter sets forth a list of all the real property owned in fee simple by SAM and its Subsidiaries (the “SAM Owned Real Property”) and sets forth the location, description and use of each SAM Owned Real Property. SAM and its Subsidiaries have good and valid marketable title in fee simple to the SAM Owned Real Property, free and clear of all Liens, except for Permitted Liens. Neither SAM nor any of its Subsidiaries have granted any outstanding options, rights of first offer or rights of first refusal or other contractual right to purchase any such SAM Owned Real Property or any portion thereof or interest therein in favor of any non-Affiliated Person. Neither SAM nor any of its Subsidiaries have leased, licensed or otherwise granted to any Person the right to possess, use, occupy or otherwise encumber any portion of the SAM Owned Real Property.
(b) Section 4.21(b) of the SAM Disclosure Letter sets forth a list of all of the real property leased, licensed, subleased or otherwise used or occupied by SAM and its Subsidiaries as of the date hereof (the “SAM Leased Real Property”). SAM and its Subsidiaries have a valid and enforceable leasehold interest in all leases, subleases, licenses and occupancy agreements, as the same may have been amended, supplemented or otherwise modified from time to time (the “SAM Leases”), free and clear of all subtenancies and other occupancy rights and Liens, with respect to the SAM Leased Real Property. With respect to the SAM Leases, neither SAM nor its Subsidiaries are in breach thereof or default thereunder and there does not exist under any SAM Lease any event which, with or without the giving of notice or the lapse of time or both, would constitute such a breach or default by SAM or its Subsidiaries, except for such breaches and defaults as to which requisite waivers or consents have been obtained or which would not have a SAM Material Adverse Effect. (i) No action, suit, investigation, arbitration, or administrative or other proceeding is pending or, to the Knowledge of SAM, threatened that would reasonably be expected to curtail or interfere with the current use and operation of any SAM Leased Real Property in any material respect, (ii) all Permits have been obtained which are required by Law for the current uses of all SAM Leased Real Property for the conduct of business as currently conducted and as planned to be conducted as of the date of this Agreement, and (iii) SAM has no Knowledge and has not received any written notice of a violation applicable to any building, zoning, health or other Law, contractual restriction or covenant or easements in respect of the use or occupation of the property and improvements subject to any SAM Lease for the conduct of business as currently conducted or as planned to be conducted as of the date of this Agreement, in each case, which would have a SAM Material Adverse Effect.
(c) (i) There are no condemnation, eminent domain or similar proceedings affecting any SAM Leased Real Property that are currently pending or, to the Knowledge of SAM, threatened and (ii) to the Knowledge of SAM, the buildings, structures and material fixtures located upon the SAM Leased Real Property are, in all material respects, in good repair, working order and condition, and free from any known defects (subject to normal wear and tear) and, in the case of buildings and other structures, are structurally sound.
Section 4.22 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a SAM Material Adverse Effect, (a) since December 31, 2018, neither SAM nor any of its Subsidiaries has (i) received written notice from any Governmental Authority or other Person alleging that SAM or any of its Subsidiaries is in violation of any applicable Environmental Law or has Liability pursuant to any Environmental Law or with respect to Hazardous Substances or (ii) been subject to an Action pursuant to Environmental Law, (b) since December 31, 2018, SAM and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (c) neither SAM nor any of its Subsidiaries is subject to any Order pursuant to Environmental Law, (d) neither SAM nor any of its Subsidiaries have assumed or retained by contract or agreement Liabilities arising pursuant to Environmental Law or with respect to Hazardous Substances of any other Person in connection with the sale or conveyance of any real property, business or entity, excluding any such agreements that have expired or been terminated and (e) to the Knowledge of SAM, there are no facts, circumstances, events, occurrences or conditions that would reasonably be expected to cause SAM or any of its Subsidiaries to incur Liability pursuant to Environmental Law or with respect to Hazardous Substances.
Section 4.23 Reserves. The reserves, funds or provisions for losses (including incurred by not reported losses), claims, premiums, unearned premiums, loss and loss adjustment expenses (whether allocated or unallocated) of each SAM Insurance Company contained in its SAM Statutory Statements (a) were, except as otherwise noted in the applicable SAM Statutory Statement, determined in accordance with generally accepted actuarial standards consistently applied, (b) are fairly stated in accordance with sound actuarial principles and applicable SAP and (c) satisfied the requirements of all applicable Laws in all material respects. Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of LMHC, Merger Sub I and Merger Sub II acknowledges and agrees that SAM and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of the adequacy or sufficiency of reserves.
Section 4.24 Information Statement and Related Materials. The Information Statement and Related Materials will, when filed, comply as to form with all applicable Law. None of the information provided by SAM to be included in the Information Statement and Related Materials, at the date the Information Statement and Related Materials is first mailed to the SAM Members, at the time of any amendment thereof or supplement thereto, and at the time of SAM Members Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, SAM makes no representation or warranty with respect to any information supplied by LMHC that is contained or incorporated by reference in any of the foregoing documents.
Section 4.25 SAM Dividend Policy. SAM does not have any dividend policy.
Section 4.26 Financial Advisor Opinion. The SAM Special Committee has received the opinion of BofA Securities, Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the exchange of Equity Rights in SAM for Equity Rights in LMHC in the SAM Transaction is fair, from a financial point of view, to the SAM Members, taken as a group.
Section 4.27 Brokers or Finders. No broker, finder or investment banker (other than Keefe, Bruyette & Woods, Inc. and BofA Securities, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the SAM Transaction or the other transactions contemplated hereby based upon arrangements made by or on behalf of SAM, its Subsidiaries or any of their respective directors, officers or employees. SAM has heretofore delivered to LMHC on a confidential basis a copy of SAM’s engagement letter with each of Keefe, Bruyette & Woods, Inc., BofA Securities, Inc. or any Affiliate thereof, all agreements under which any fees or expenses in connection with the Transactions are payable and all indemnification and other agreements related to the engagement of Keefe, Bruyette & Woods, Inc. and BofA Securities, Inc.
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF STFC
Except (a) as disclosed in any report, schedule, form, statement or other document filed with, or furnished to, the SEC by STFC and publicly available on the SEC’s EDGAR website from or after December 31, 2018, and prior to the date at least two (2) Business Days prior to the date of this Agreement (but excluding any forward-looking disclosure set forth in any section titled “Risk Factors,” “forward-looking statements,” “Quantitative and Qualitative Disclosures about Market Risk” (or similarly captioned section), or in any other section to the extent the disclosure is a forward-looking statement or predictive, cautionary or forward-looking in nature) or (b) as set forth in the STFC Disclosure Letter (it being understood that any information set forth in one section or subsection of the STFC Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the STFC Disclosure Letter to the extent that the relevance of such information is reasonably apparent on the face of such disclosure), STFC represents and warrants to LMHC and Merger Subs as follows:
Section 5.01 Organization and Good Standing; Organizational Documents.
(a) STFC is an Ohio domiciled corporation and each of STFC’s Subsidiaries is a corporation or other legal entity, in each case, (i) duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, except in the case of each Subsidiary of STFC that is not a STFC Insurance Company where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a STFC Material Adverse Effect, (ii) with full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, have a STFC Material Adverse Effect, and (iii) duly qualified or licensed to do business as a foreign corporation or entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a STFC Material Adverse Effect.
(b) The copies of the STFC Articles of Incorporation and STFC Code of Regulations that are incorporated by reference into the STFC 10-K are complete and correct copies thereof as in effect on the date hereof. STFC has made available to LMHC copies of the Organizational Documents of each of its Subsidiaries. Neither STFC nor any of its Subsidiaries is in violation of any of the provisions of their respective Organizational Documents.
Section 5.02 Authority for Agreement. STFC has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the STFC Shareholder Approval and the Governmental Consents, to consummate the STFC Merger and the other transactions contemplated hereby. The execution, delivery and performance by STFC of this Agreement, and the consummation by STFC of the STFC Merger and the other transactions contemplated hereby, have been duly authorized by all necessary action (including the approval of the STFC Board, upon the recommendation of the STFC Special Committee), and no other proceedings on the part of STFC or any of its Subsidiaries, and no other votes or approvals of any STFC Shareholder or class or series of capital stock of STFC or any Subsidiary of STFC, are necessary to authorize this Agreement or to consummate the STFC Merger or the other transactions contemplated hereby (other than, with respect to the consummation of the STFC Merger and the adoption of this Agreement, the STFC Shareholder Approval), subject to the Governmental Consents. This Agreement has been duly executed and delivered by STFC and, assuming the due authorization, execution and delivery by SAM, LMHC and Merger Subs, constitutes a legal, valid and binding obligation of STFC enforceable against STFC in accordance with its terms, except as enforcement thereof may be limited against STFC by the Bankruptcy and Equity Exception. The STFC Board, in compliance with all applicable Law, upon the recommendation of the STFC Special Committee, duly adopted resolutions (a) determining that this Agreement, the STFC Merger and the other transactions contemplated by this Agreement are fair and in the best interests of the STFC Shareholders, (b) approving this Agreement, (c) directing that the adoption of this Agreement be submitted to a vote of the STFC Shareholders at the STFC Shareholders Meeting and (d) resolving to recommend the adoption of this Agreement by the STFC Shareholders. The only vote of the STFC Shareholders required to adopt this Agreement, the STFC Merger and the other transactions contemplated hereby is the STFC Shareholder Approval.
Section 5.03 Capitalization.
(a) The authorized capital stock of STFC consists of 100,000,000 Shares, 2,500,000 Class A Preferred Shares and 2,500,000 Class B Preferred Shares. As of the close of business on July 7, 2021 (the “Measurement Date”), (i) 44,115,990 Shares are issued and outstanding, (of which 25,000 were STFC RSAs assuming attainment of all applicable performance-based vesting requirements at the maximum payout levels), (ii) no Class A Preferred Shares and no Class B Preferred Shares are issued and outstanding, (iii) 3,329,519 Shares were issuable in respect of outstanding STFC RSUs, assuming attainment of all applicable performance-based vesting requirements at the maximum payout levels, (iv) 570,275 Shares were subject to outstanding STFC Stock Options, and (v) 6,914,512 shares are held in STFC’s treasury and no Shares are held by a Subsidiary of STFC. Except as set forth in this Section 5.03(a), as of the Measurement Date, there are no outstanding shares of capital stock of or other voting securities or ownership interests in STFC. From the close of business on the Measurement Date through the date of this Agreement, there have been no (I) issuances of any Shares or any other equity or voting securities or interests in STFC other than issuances of Shares pursuant to the exercise, vesting or settlement, as applicable, of STFC Equity Awards outstanding as of the close of business on the Measurement Date in accordance with the terms of such STFC Equity Awards in effect as of the Measurement Date or (II) grants of any STFC Equity Awards or any other equity or equity-based awards that could result in the issuance of Shares.
(b) Other than 423,252 Shares reserved for issuance under the ESPP or pursuant to the terms of the MSPP as in effect on the date of this Agreement, there are no outstanding contractual obligations of STFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares or STFC Share Rights or to pay any dividend or make any other distribution in respect thereof (other than quarterly cash dividends paid by STFC on the Shares not in excess of $0.10 per Share, per quarter). There are no shareholder agreements, voting trusts or other agreements or understandings to which STFC or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of STFC. All outstanding Shares are, and any additional Shares issued by STFC after the date hereof and prior to the Effective Time will be, duly authorized and validly issued, fully paid and nonassessable, and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or similar right.
(c) With respect to each STFC Equity Award, Section 5.03(c) of the STFC Disclosure Letter sets forth, as of the Measurement Date, the name of the holder of such STFC Equity Award, the number of vested and unvested Shares covered by such STFC Equity Award (assuming attainment of all applicable performance-based vesting requirements at the maximum payout levels), the date of grant, the vesting schedule applicable to the STFC Equity Awards, the cash exercise price or grant price per share of such STFC Equity Award, if applicable, and the applicable expiration date. No STFC Stock Option is subject to Section 409A of the Code and each STFC Stock Option intended to qualify as an “incentive stock option” under Section 422 of the Code so qualifies.
Section 5.04 STFC Subsidiaries.
(a) Exhibit 21.1 to the STFC 10-K sets forth a list of all the Subsidiaries of STFC. STFC or one of its wholly-owned Subsidiaries is the owner of (x) all of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of STFC (other than the STFC Insurance Companies) and (y) all of the issued and outstanding shares of capital stock and other equity securities of each STFC Insurance Company. All of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of STFC are duly authorized, validly issued, fully paid and nonassessable. All of the issued and outstanding shares of capital stock and other equity securities of each Subsidiary of STFC are owned by STFC free and clear of all Liens.
(b) There are no outstanding STFC Subsidiary Share Rights. There are no outstanding contractual obligations of STFC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital stock of any Subsidiary of STFC or to pay any dividend or make any other distribution in respect thereof. There are no shareholders agreements, voting trusts or other agreements or understandings to which STFC or any of its Subsidiaries is a party with respect to the holding, voting, registration, redemption, repurchase or disposition of, or that restricts the transfer of, any capital stock or other voting securities or equity interests of any Subsidiary of STFC.
(c) As of the date hereof, neither STFC nor any of its Subsidiaries has any outstanding Indebtedness in excess of $7,500,000 or any obligation to make any material contributions, investments or loans to any other Person (other than in respect of STFC Investment Assets).
Section 5.05 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by STFC do not, and the performance of this Agreement by STFC and the consummation of the STFC Merger (subject to the STFC Shareholder Approval and the Governmental Consents) and the other transactions contemplated hereby will not, (i) constitute or result in a conflict, breach or violation of or default under, the Organizational Documents of STFC or its Subsidiaries, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 5.05(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 6.03(b), conflict with or violate any Law applicable to STFC or its Subsidiaries or by which any property or asset of STFC or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which STFC or any of its Subsidiaries is entitled under, any Contract to which STFC or any of its Subsidiaries is a party or by which STFC or any of its Subsidiaries, or any property or asset of STFC or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of STFC or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a STFC Material Adverse Effect.
(b) The execution and delivery of this Agreement by STFC do not, and the performance of this Agreement by STFC and the consummation of the STFC Merger and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or waiver of or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the NASDAQ Global Select Market, (iv) filing and recordation of the STFC Certificate of Merger and the other documents set forth in Section 2.04(a), as required by the Ohio Revised Code, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 5.05(b) of the STFC Disclosure Letter, and (vi) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, have a STFC Material Adverse Effect.
Section 5.06 Compliance with Laws; Permits.
(a) STFC and its Subsidiaries are, and since December 31, 2018 have been, in compliance in all material respects with all applicable Laws. Since December 31, 2018 and through the date hereof, neither

STFC nor any of its Subsidiaries has received any written notification or, to the Knowledge of STFC, oral notification from any Governmental Authority of any violation or potential violation in any material respect of Law applicable to STFC or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.
(b) STFC holds, and each of its Subsidiaries hold, and at all times since December 31, 2018 have held, all STFC Permits, all such STFC Permits are in full force and effect, and SAM and each of its Subsidiaries are, and since December 31, 2018 have been, in compliance with the terms of such SAM Permits, except where the failure to hold, the failure to be in full force and effect or be in compliance with would not, individually or in the aggregate, have a STFC Material Adverse Effect. Since December 31, 2018 and through the date hereof, neither STFC nor any of its Subsidiaries has received any written notification or, to the Knowledge of STFC, oral notification from any Governmental Authority of any material violation or potential violation of Permits applicable to STFC or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound.
(c) STFC is in compliance in all material respects with (i) the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market and (ii) the provisions of the Sarbanes-Oxley Act and the rules and regulations promulgated thereunder applicable to it.
Section 5.07 Litigation; Orders.
(a) Other than ordinary course claims made under STFC Insurance Contracts, there is no Action pending or, to the Knowledge of STFC, threatened in writing against STFC or any of its Subsidiaries or their respective directors or officers in their capacities as such, that, if determined adversely, would, individually or in the aggregate, have a STFC Material Adverse Effect.
(b) There is no Order outstanding against STFC or any of its Subsidiaries or their respective businesses that would, individually or in the aggregate, have a STFC Material Adverse Effect.
Section 5.08 STFC Reports; Financial Statements.
(a) STFC has filed with or furnished to the SEC, as applicable, on a timely basis, all STFC Reports. As of their respective filing date or, if amended, as of the date of that last such amendment (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively), each STFC Report has complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as applicable. None of the STFC Reports contained when filed (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of mailing, respectively) (or, if amended prior to the date of this Agreement, the date of the filing of such amendment, with respect to the disclosures that are amended) and any STFC Reports filed or furnished to the SEC subsequent to the date of this Agreement will not, contain any untrue statement of a material fact or omitted or omits or will omit, as the case may be, to state a material fact necessary to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading. No executive officer of STFC has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act. As of the date of this Agreement, there are no amendments or modifications to the STFC Reports that were required to be filed with (or furnished to) the SEC prior to the date of this Agreement. To the Knowledge of STFC, as of the date of this Agreement, none of the STFC Reports is the subject of ongoing SEC review or outstanding SEC investigation and there are no outstanding or unresolved comments received from the SEC with respect to any of the STFC Reports. At least two (2) Business Days prior to the date of this Agreement, STFC has made available (including via the SEC’s EDGAR system, as applicable) to LMHC copies of all comment letters from the staff of the SEC relating to the STFC Reports and all written responses of STFC thereto issued or filed since December 31, 2018, through the date of this Agreement.
(b) At least two (2) Business Days prior to the date hereof, STFC has made available (including via the SEC’s EDGAR system, as applicable) to LMHC copies of all of the STFC Financial Statements. The STFC Financial Statements were prepared and fairly present, or in the case of STFC Reports filed after the date of this Agreement, will be prepared and will fairly present in all material respects, in accordance with GAAP, in each case, consistently applied for the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X), the consolidated financial position of STFC and its consolidated Subsidiaries at the respective dates thereof and the consolidated income, comprehensive income, stockholders’ equity and cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
(c) There are no Liabilities of STFC or any of its Subsidiaries other than Liabilities (i) disclosed and provided for in the STFC Balance Sheet or in the balance sheets included in the STFC Reports filed prior to the date of this Agreement, (ii) incurred in the ordinary course of business since the date of the STFC Balance Sheet, (iii) incurred by or on behalf of STFC in connection with the preparation, negotiation, and consummation of the transactions contemplated hereby or (iv) which would not, individually or in the aggregate, have a STFC Material Adverse Effect.
(d) STFC (with respect to itself and its consolidated Subsidiaries) has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) reasonably designed to ensure that information required to be disclosed by STFC in reports that its files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that such information is accumulated and communicated to STFC’s principal executive officer, its principal financial officer, or the officer responsible for the preparation of the consolidated financial statement of STFC as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act with respect to STFC Reports.
(e) STFC (with respect to itself and its consolidated Subsidiaries) has established and maintains a system of “internal control over financial reporting” (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP including policies and procedures (i) that receipts and expenditures are made in accordance with management’s authorization, (ii) that transactions are recorded as necessary to permit the preparation of financial statements for external purposes in accordance with GAAP and (iii) regarding prevention and timely detection of the unauthorized acquisition, use or disposition of assets of STFC and its Subsidiaries that could have a material effect on the financial statements.
(f) Since December 31, 2018, STFC has disclosed, based on the most recent evaluation of internal control over financial reporting, to STFC’s auditors and the audit committee of the STFC Board, (i) all “significant deficiencies” or “material weaknesses” in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect STFC’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in STFC’s internal control over financial reporting. STFC has made available true, correct and complete summaries of any such disclosures made by STFC to STFC’s auditors and the audit committee of the STFC Board. For the purposes of this Section 5.08(f), the terms “significant deficiency” and “material weakness” shall have the meanings assigned to them in Appendix A of Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.
(g) Since December 31, 2018, (i) neither STFC nor any of its Subsidiaries has received any written or, to the Knowledge of STFC, oral complaint, allegation, assertion or claim, regarding the accounting or auditing practices, procedures, methodologies or methods of STFC or any of its Subsidiaries or their respective internal accounting controls, including any credible complaint, allegation, assertion or claim that STFC or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (ii) no attorney representing STFC or any of its Subsidiaries, whether or not employed by STFC or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation by STFC or any of its Subsidiaries or their respective officers, directors, employees or agents to the STFC Board or any committee thereof or to any director or officer of STFC pursuant to the rules of the SEC adopted under Section 307 of the Sarbanes-Oxley Act of 2002, except, in each case, as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to STFC and its Subsidiaries, taken as a whole.
(h) Neither STFC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among STFC and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material Liabilities of, STFC or any of its Subsidiaries in STFC’s or such Subsidiary’s published financial statements or any STFC Reports.
Section 5.09 Absence of Certain Changes or Events. Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) since December 31, 2020 and through the date hereof, STFC and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than with respect to Pandemic Measures), (b) since December 31, 2020, no SAM Group Material Adverse Effect has occurred and (c) since December 31, 2020 and through the date hereof, neither SAM nor any of its Subsidiaries have taken any action that, if taken during the period from the date of this Agreement through the Closing, would constitute a breach of clauses (i), (iii), (iv), (vi), (ix), (xi), (xiii), (xiv) or (xvii) of Section 7.01(a).
Section 5.10 Contracts.
(a) Except for this Agreement, Section 5.10(a) of the STFC Disclosure Letter sets forth a list, as of the date of this Agreement, of all Contracts (except for any STFC Insurance Contract, STFC Reinsurance Contract, SAM Benefit Plan or STFC Benefit Plan) to which STFC or any of its Subsidiaries, as applicable, is a party to or bound that meets the following criteria (each, a “STFC Material Contract”):
(i) that would be required to be filed by STFC as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;
(ii) (A) containing covenants that purport to materially restrict the ability of STFC or any of its Subsidiaries or, at or after the Closing, LMHC or any of its Subsidiaries from (1) engaging in any business or competing in any business with any Person or in any geographic area, (2) operating its business in any manner or location, in each case, other than with respect to soliciting or hiring employees or (3) acquiring assets or securities of another Person (whether through a standstill or otherwise), (B) provides for the granting of “most favored nation” pricing or exclusive rights to any Person or (C) would require the disposition of any material assets or line of business of STFC or its Subsidiaries or acquisition of any material assets or line of business of any Person or, at or after the Closing, LMHC or any of its Subsidiaries;
(iii) with respect to any partnership, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture material to STFC or any of its Subsidiaries, except for any such Contract solely between STFC and its wholly-owned Subsidiaries or solely among STFC’s wholly-owned Subsidiaries;
(iv) that evidences the creation, incurrence, assumption or guarantee of Indebtedness of STFC or any of its Subsidiaries in excess of $7,500,000, other than any Indebtedness between or among any of STFC and any of its wholly-owned Subsidiaries;
(v) limiting or prohibiting (or purporting to limit or prohibit) the declaration of or payment of dividends or distributions to STFC Shareholders or in respect of the capital stock or other equity securities of any of STFC or any of its Subsidiaries, prohibiting the pledging of any capital stock or other equity securities of STFC or any of its Subsidiaries or prohibiting the issuance of guarantees by STFC or any of its Subsidiaries (other than pursuant to applicable Law);
(vi) pursuant to which STFC or any of its Subsidiaries (A) licenses any material Intellectual Property from any non-Affiliated Person (other than licenses for open source or off-the-shelf software pursuant to “click-wrap” or “shrink-wrap” agreements), (B) licenses any material Intellectual Property to any non-Affiliated Person or (C) is limited in its own use or enforcement of any Intellectual Property owned by STFC or its Subsidiaries;
(vii) any Contract the principal purpose of which is to indemnify any current or former STFC Shareholder in respect of any potential Tax Liabilities;

(viii) any collective bargaining agreement or any other labor-related agreement or arrangement with any labor union, trade union, labor organization or other employee representative body;
(ix) relating to an acquisition, disposition or divestiture of any business or any assets that constitute a business or business unit or division of another Person (whether by merger, sale of stock, sale of assets or otherwise) and which contains representations, covenants, material indemnities or other material obligations (including material indemnification, “earn-out” or other contingent obligations) that are still in effect (other than this Agreement and confidentiality agreements in connection with any potential acquisition, divestiture, merger or similar transaction);
(x) evidencing derivatives, financial or commodity hedging or similar trading activities, including any interest rate or currency swaps or similar Contract to which STFC or any of its Subsidiaries is a party;
(xi) containing a put, call, right of first refusal, right of first offer or similar right or obligation pursuant to which STFC or any of its Subsidiaries would be required to purchase or sell, as applicable, all or any substantial part of any material assets, rights or properties of STFC or any of its Subsidiaries;
(xii) that restricts the ability of STFC or any of its Subsidiaries to declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock, property or any combination thereof) in respect of, any of its capital stock, other equity or voting interests;
(xiii) with respect to any voting agreement, voting trust, shareholder agreement or registration rights agreement, other than in connection with STFC Investment Assets;
(xiv) containing a mortgage, pledge, security agreement, deed of trust or similar Lien (other than any Permitted Lien) on any property or assets material to STFC and its Subsidiaries (taken as a whole);
(xv) requiring any capital commitment or capital expenditures (including any series of related expenditures) or pursuant to which STFC or any of its Subsidiaries, individually or collectively, have any obligations (including with respect to the purchase or sale of materials, supplies, goods, equipment or other assets), in each case, in excess of $2,000,000 per year or in the next twelve (12) months;
(xvi) that are STFC Leases;
(xvii) that provides for any guarantee of third-party obligations, other than any guarantees by STFC of its Subsidiaries’ obligations or guarantees by STFC’s Subsidiaries of STFC’s obligations;
(xviii) with any Governmental Authority, other than any non-disclosure or similar Contract or Policy entered into in the ordinary course of business;
(xix) providing for any settlement of any Action (other than ordinary course claims made under SAM Insurance Contracts within applicable policy limits) that (A) imposes material future limitations on the operation of STFC and its Subsidiaries or (B) involves (x) payments after December 31, 2020, in excess of $5,000,000 or (y) monitoring or reporting obligations to any other Person; or
(xx) that provides for the “sale” (as defined in the California Consumer Privacy Act) of Personal Data Processed by STFC or any of its Subsidiaries.
(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto, (i) each STFC Material Contract is a valid and binding obligation of STFC and any of its Subsidiaries party thereto and, to the Knowledge of STFC, each other party or parties thereto, in accordance with its terms and is in full force and effect, subject to the Bankruptcy and Equity Exception, (ii) as of the date hereof, each STFC Material Contract is in full force and effect, (iii) STFC and any applicable Subsidiary of STFC is not and, to the Knowledge of STFC, as of the date hereof, no other party thereto is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in each STFC Material Contract and (iv) no event has occurred that, with or without notice, lapse of time or both, would constitute a default by STFC or any of its Subsidiaries, or to the Knowledge of STFC, as of the date hereof, by any other party thereto, under any STFC Material Contract, except, with respect to each of the foregoing clauses (i), (ii), (iii) and (iv) where such failures to be valid and binding and in full force and effect and defaults would not, individually or in the aggregate, have a STFC Material Adverse Effect. STFC has made available to LMHC a copy of each STFC Material Contract.

Section 5.11 STFC Insurance Companies. Each STFC Insurance Company is (a) duly licensed or authorized as an insurance company in its jurisdiction of organization and (b) since December 31, 2018 has been duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. Section 5.11 of the STFC Disclosure Letter sets forth a list of each STFC Insurance Company. No STFC Insurance Company is or would be considered by any Governmental Authority to be commercially domiciled in any jurisdiction.
Section 5.12 Statutory Statement; Examinations.
(a) Since December 31, 2018, each of the STFC Insurance Companies has filed or submitted all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules, affirmations or certifications, in each case, required by applicable Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “STFC Statutory Statements”).
(b) Prior to the date hereof, STFC has made available to LMHC, to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, (i) all STFC Statutory Statements as of December 31, 2019, and December 31, 2020, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator and (ii) all STFC Statutory Statements as of March 31, 2021, and for the quarter period then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such STFC Statutory Statements were prepared in accordance with SAP, in each case, consistently applied for the periods involved (except as may have been noted therein), and fairly present in all material respects, the statutory financial position of the relevant STFC Insurance Company at the respective dates thereof and the results of operations and changes in capital and surplus of such STFC Insurance Company for the respective periods then ended. Such STFC Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such STFC Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.
(c) Prior to the date hereof, STFC has made available to LMHC all examination reports including both financial and market conduct examinations (and has notified LMHC of any pending examinations) of any Insurance Regulator received by it in the last five (5) years, relating to STFC Insurance Companies. Each material violation or deficiency that has been asserted in writing by any Insurance Regulator and noted in any of such examination reports has been cured in all material respects or otherwise resolved to the satisfaction of such Insurance Regulator.
(d) Section 5.12(d) of the STFC Disclosure Letter sets forth a list of all Permitted Accounting Practices utilized in the preparation of the STFC Statutory Statements.
Section 5.13 Insurance Business.
(a) All STFC Insurance Contracts that are In Force as of the date of this Agreement and any and all marketing materials utilized by STFC and its Subsidiaries in the marketing and sale of STFC Insurance Contracts since December 31, 2018, are, to the extent required under applicable Laws, on forms and at rates approved by the Insurance Regulator of the jurisdiction where issued or, to the extent required by applicable Laws, have been filed with and not objected to by such authority within the period provided for objection, except as would not, individually or in the aggregate, have a STFC Material Adverse Effect.
(b) Except as would not, individually or in the aggregate, have a STFC Material Adverse Effect, since December 31, 2018, to the Knowledge of STFC (i) each STFC Producer, at the time such STFC Producer sold or produced any STFC Insurance Contract, was duly and appropriately appointed by a STFC Insurance Company, in compliance with applicable Law, to act as a STFC Producer for a STFC Insurance Company and was duly and appropriately licensed as a STFC Producer (for the type of business sold or produced by such STFC Producer on behalf of a STFC Insurance Company), in each jurisdiction in which such STFC Producer was required to be so licensed, and no such STFC Producer violated any term or provision of applicable Law relating to the sale or production of any STFC Insurance Contract, (ii) no STFC Producer has breached the terms of any agency or broker contract with a STFC Insurance Company or violated any

Law or policy of a STFC Insurance Company in the solicitation, negotiation, writing, sale or production of business for any STFC Insurance Company, (iii) no STFC Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation of applicable Law in connection with such STFC Producer’s actions in his, her or its capacity as a STFC Producer for a STFC Insurance Company or any enforcement or disciplinary proceeding alleging any such violation and (iv) neither STFC nor any STFC Insurance Company has received any written notice or inquiry from any Governmental Authority with respect to any STFC Producer regarding any of the matters described in clauses (i) through (iii), or the STFC Producer’s compliance therewith. Except as would not, individually or in the aggregate, have a STFC Material Adverse Effect, there are no outstanding (x) disputes with STFC Producers concerning commissions or other incentive compensation, (y) to the Knowledge of STFC, errors and omissions claims against any STFC Producer or (z) material amounts owed by any STFC Producer to STFC or any of the STFC Insurance Companies.
(c) Since December 31, 2018, all claims presented by any Person under any STFC Insurance Contract issued by any STFC Insurance Company have in all material respects been acknowledged, and either paid, provision for payment thereof has been made, or appropriate notice and objection for any disputed claim has been sent to the claimant in accordance with the terms of such STFC Insurance Contract and the Laws under which they arose, except for any such claims made for which the applicable STFC Insurance Company reasonably believes or believed that there is a reasonable basis to contest payment.
(d) Since December 31, 2018, the STFC Insurance Contracts have been marketed, sold and issued in compliance in all material respects with all applicable Laws.
(e) Each of the STFC Insurance Companies has timely filed, on forms prescribed or permitted by the applicable Governmental Authorities, all required Holding Company System Regulatory Act filings with the applicable Governmental Authorities since December 31, 2018. STFC has made available to LMHC all material Holding Company System Regulatory Act filings or submissions made by STFC or any of the STFC Insurance Companies with any Insurance Regulator since December 31, 2018, including any requests for extraordinary dividends, notifications of ordinary dividends, prior approvals for intercompany agreements, guarantees, cost sharing agreements, purchases, extensions of credit, investments, and reinsurance agreements, as required, and any material written communication received from any Insurance Regulator relating thereto, including approvals from any Insurance Regulator related to the foregoing.
(f) STFC has made available to LMHC true, complete and correct copies of all material Risk-Based Capital reports for STFC or any of the STFC Insurance Companies that cover periods beginning on or after December 31, 2018. None of STFC or any of the STFC Insurance Companies has suffered a decrease in its Risk-Based Capital to “Company Action Level.”
(g) STFC has made available to LMHC copies of all (i) Own Risk Solvency Assessment reports filed with Superintendent and (ii) Corporate Governance Annual Disclosures filed with Superintendent, in each case, since December 31, 2018.
Section 5.14 Reinsurance.
(a) (i) Section 5.14(a)(i) of the STFC Disclosure Letter sets forth a list of each reinsurance or retrocession Contract to which any STFC Insurance Company is a party and under which the STFC Insurance Companies party thereto have ceded or retroceded reserves, individually or in the aggregate, of $1,000,000 or more as of the date hereof (the “STFC Ceded Reinsurance Contracts”) and (ii) Section 5.14(a)(ii) of the STFC Disclosure Letter sets forth a list of each reinsurance or retrocession Contract to which any STFC Insurance Company is a party and under which the STFC Insurance Companies party thereto have assumed reserves, individually or in the aggregate, of $1,000,000 or more as of the date hereof (the “STFC Assumed Reinsurance Contracts,” and, together with the STFC Ceded Reinsurance Contracts, the “STFC Reinsurance Contracts”). STFC has made available to LMHC a copy of each STFC Reinsurance Contract.
(b) Assuming the due authorization, execution and delivery thereof by the other party or parties thereto (i) each STFC Reinsurance Contract is a valid and binding obligation of any of the STFC Insurance Companies party thereto and, to the Knowledge of STFC, each other party or parties thereto, in accordance with its terms, subject to the Bankruptcy and Equity Exception, (ii) each STFC Reinsurance Contract is in full force and effect, (iii) no termination, springing collateral or other trigger event or similar circumstance or condition applicable to any STFC Insurance Company has occurred with respect to any STFC Reinsurance Contract, (iv) any applicable STFC Insurance Company is not and, to the Knowledge of STFC, no other party thereto is in default in the performance, observation or fulfillment of any obligation, covenant or condition contained in each STFC Reinsurance Contract, (v) no event has occurred that, with or without notice, lapse of time or both, would constitute a default by any of the STFC Insurance Company, or to the Knowledge of STFC, by any other party thereto, under any STFC Reinsurance Contract and (vi) each STFC Ceded Reinsurance Contract to which STFC took credit on the STFC Statutory Statements contains all terms and conditions necessary for any STFC Insurance Company party thereto to take full credit on its statutory financial statements for the reinsurance provided thereunder, except, with respect to each of the foregoing clauses (i), (ii), (iii), (iv), (v) and (vi) as would not, individually or in the aggregate, have a STFC Material Adverse Effect.
(c) Section 5.14(c)(i) of the STFC Disclosure Letter sets forth a list of each reinsurance or retrocession claim under the STFC Ceded Reinsurance Contracts with ceded recoverables and ceded reserves of $1,000,000 or more (the “STFC Ceded Claims”) and Section 5.14(c)(ii) of the STFC Disclosure Letter sets forth a list of each assumed claim under the STFC Assumed Reinsurance Contracts with assumed recoverables and assumed reserves of $1,000,000 or more (the “STFC Assumed Claims”). With respect to the STFC Ceded Claims and the STFC Assumed Claims, (i) no recoverables with respect to the STFC Ceded Claims are in dispute or over ninety (90) days past due, (ii) no payables with respect to the STFC Assumed Claims are in dispute or over ninety (90) days past due, (iii) no arbitration demands have been issued with respect to any STFC Ceded Claim or STFC Assumed Claim and no arbitration proceedings have been instituted with respect to any STFC Ceded Claim or STFC Assumed Claim and (iv) to the Knowledge of STFC, there are no pending or threatened arbitration demands or proceeding with respect to any STFC Ceded Claim or STFC Assumed Claim, except, with respect to each of the foregoing clauses (i), (ii), (iii) or (iv) where such disputed or past due amounts, arbitration demands, arbitration proceedings or impending arbitration demands or proceedings would not, individually or in the aggregate, have a STFC Material Adverse Effect.
Section 5.15 Actuarial Reports. As of the date of this Agreement, with respect to the SAM Insurance Companies, SAM has made available to LMHC all material actuarial reports in SAM’s possession and prepared by actuaries, independent or otherwise, that cover periods beginning on or after December 31, 2018. The information and data furnished by the SAM Insurance Companies to its independent actuaries in connection with the preparation of such actuarial reports were accurate and complete in all material respects for the periods covered in such reports.
Section 5.16 STFC Investment Assets.
(a) Except as would not, individually or in the aggregate, have a STFC Material Adverse Effect, (i) as of the date hereof, each of the investment assets owned by a STFC Insurance Company (the “STFC Investment Assets”) complies with the investment policies and guidelines of the applicable STFC Insurance Company and (ii) STFC and each of the STFC Insurance Companies has good and marketable title in and to all of the STFC Investment Assets it purports to own, free and clear of all Liens, other than Permitted Liens.
(b) Neither STFC nor any of its Subsidiaries has any funding obligations of any kind, or obligation to make any additional advances, capital contributions or investments (including any obligation relating to any currency or interest rate swap, hedge or similar arrangement) in respect of, any of the STFC Investment Assets that are in excess of $100,000,000. There are no outstanding commitments, options, put agreements or other arrangements relating to the STFC Investment Assets to which STFC or any of its Subsidiaries may be subject upon or after the Closing that are in excess of $100,000,000.
Section 5.17 Taxes.
(a) All income, premium and other material Tax Returns required to be filed by or with respect to STFC or any of its Subsidiaries have been timely filed (taking into account valid extensions), and all such Tax Returns are true, correct and complete in all material respects. All income, premium and other material Taxes required to be paid by or on behalf of or with respect to STFC or any of its Subsidiaries, whether or not shown as due on any such Tax Returns, have been timely paid to the appropriate Governmental

Authority. With respect to any period for which Tax Returns have not yet been filed or for which Taxes are not yet due or payable, STFC and its Subsidiaries have made adequate accruals for such Taxes on the STFC Financial Statements. No material Tax Liability has been incurred by or with respect to STFC or any of its Subsidiaries since the date of the STFC Financial Statements, except for Taxes incurred in the ordinary course of business.
(b) (i) All material Taxes required to be withheld under applicable Law in connection with amounts paid by STFC or any of its Subsidiaries to any employee, independent contractor, creditor, shareholder or other third party have been withheld and timely paid to the appropriate Governmental Authority and (ii) STFC and each of its Subsidiaries have otherwise complied in all material respects with all applicable Laws relating to the withholding, collection and remittance of Taxes (including information reporting requirements).
(c) None of STFC or any of its Subsidiaries has received any written notice of any actions for the assessment or collection of material Taxes, and there are no pending, and to the Knowledge of STFC, no proposed or threatened audits, investigations, examinations, or other proceedings by a Governmental Authority with respect to any material Taxes or Tax Returns of STFC or any of its Subsidiaries.
(d) There are no currently pending written requests for waivers of the time to assess any material Tax of STFC or any of its Subsidiaries. None of STFC or any of its Subsidiaries has waived any statute of limitations with respect to material Taxes, or agreed to any extension of time with respect to a material Tax assessment or deficiency, which waiver or extension is currently in effect.
(e) No written claim has been made by a Governmental Authority in a jurisdiction in which STFC or any of its Subsidiaries does not file Tax Returns or pay Taxes of a particular type claiming that STFC or any such Subsidiary, as applicable, is subject to taxation by that jurisdiction, required to file such Tax Returns, or required to pay such Taxes. There are no rulings, special Tax incentives, closing agreements, or similar arrangements with any Governmental Authority with regard to material Taxes, Tax Returns, or the determination of a material Tax Liability of STFC or any of its Subsidiaries that would have continuing effect or be binding for periods (or portions thereof) ending after the Closing Date.
(f) There are no Liens for material Taxes against any of the assets of STFC or any of its Subsidiaries, except for Permitted Liens.
(g) None of STFC or any of its Subsidiaries is a party to, or bound by, any Tax allocation, indemnification or sharing agreement or arrangement (other than agreements between or among STFC and its Subsidiaries or between or among such Subsidiaries), other than any agreements entered into in the ordinary course of business the primary purpose of which does not relate to Taxes.
(h) None of STFC or any of its Subsidiaries (i) is or has been a member of any affiliated, consolidated, combined, unitary, loss sharing or similar group for Tax purposes (other than any such group of which STFC is the common parent) or (ii) has any Liability for material Taxes of any other Person under Treasury Regulations section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law), as a transferee or successor, or otherwise under any provision of applicable Law.
(i) Neither STFC nor any of its Subsidiaries will be required to include any material amount of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of (i) an adjustment pursuant to Section 481(a) or Section 807(f) of the Code with respect to a change in accounting method that occurred on or before the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any comparable, analogous or similar provision of state, local or non-U.S. Law) entered into on or before the Closing Date, (iii) intercompany transaction consummated on or before the Closing Date or excess loss account existing on or before the Closing Date, in either case described under Section 1502 of the Code (or any comparable, analogous or similar provision of state, local or non-U.S. Law), (iv) installment sale or open transaction disposition occurring on or before the Closing Date or (v) prepaid amount or deposit received on or before the Closing Date. Neither STFC nor any of its Subsidiaries is required to pay any Tax following the Closing Date as a result of the application of Section 13523(e) of the Tax Cuts and Jobs Act, P.L. No. 115-97.

(j) None of STFC or any of its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a transaction intended to qualify pursuant to Section 355 of the Code.
(k) None of STFC or any of its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulations section 1.6011-4 (or any similar provision of state, local or non-U.S. Law).
(l) Each of STFC and its Subsidiaries has, since the date of its inception, been taxed as an insurance company pursuant to Section 831 of the Code.
(m) STFC and its Subsidiaries have not (i) deferred the employer’s share of any “applicable employment taxes” under Section 2302 of the CARES Act, (ii) claimed any Tax credits under Sections 7001 through 7005 of the Families First Act and Section 2301 of the CARES Act, (iii) sought a covered loan under paragraph (36) of Section 7(a) of the Small Business Act (15 U.S.C. 636(a)), as added by Section 1102 of the CARES Act and (iv) elected to defer any payroll, employment, or similar Taxes pursuant to any Payroll Tax Executive Order.
Section 5.18 STFC Related Party Transactions. Since December 31, 2018 and through the date hereof, there has been no transaction, or series of related transactions, agreements, arrangements or understandings to which STFC or any of its Subsidiaries was or is to be a party, that would be required to be disclosed, but has not been, under Item 404 of Regulation S-K promulgated under the Securities Act.
Section 5.19 Employee Benefit Plans.
(a) Section 5.19(a) of the STFC Disclosure Letter sets forth a list of each material STFC Benefit Plan. With respect to each material STFC Benefit Plan required to be set forth on Section 5.19(a) of the STFC Disclosure Letter, to the extent applicable, STFC has made available to LMHC (i) the plan document (including all amendments thereto) or, if such plan is not in writing, a written summary of such plan, (ii) a copy of any trust or other funding arrangement, (iii) each ERISA summary plan description and summary of material modifications, (iv) the most recently filed annual report on IRS Form 5500, including all schedules thereto, (v) the most recent financial statement and actuarial or other valuation reports prepared with respect thereto, (vi) the most recently received IRS determination letter (or opinion or advisory letter, if applicable) regarding the tax-qualified status of each STFC Benefit Plan that is intended to be tax-qualified and (vii) all material non-routine correspondence to and from any Governmental Authority within the last three (3) years addressing any matter involving actual or potential material Liability relating to a STFC Benefit Plan.
(b) Except for such matters that, individually or in the aggregate, could not reasonably be expected to result in a STFC Material Adverse Effect, (i) each STFC Benefit Plan has been operated and administered in accordance with its terms and applicable Laws, including but not limited to ERISA, the Code and the Affordable Care Act, and complies in form to the requirements of such applicable Laws and (ii) all contributions required to be made with respect to any STFC Benefit Plan have been timely made and deposited. All material reports, returns, notices and similar documents required to be filed with any Governmental Authority or distributed to any STFC Benefit Plan participant have been timely filed or distributed.
(c) During the previous six (6) years, neither STFC, any of its Subsidiaries nor any of their respective ERISA Affiliates have maintained, sponsored, participated in or contributed to (or been obligated to maintain, sponsor, participate in or contribute to), (i) except as set forth on Section 5.19(c)(i) of the STFC Disclosure Letter, a Title IV Plan, (ii) a Multiemployer Plan, (iii) a multiple employer plan as described in Sections 4063 or 4064 of ERISA or Section 413(c) of the Code or (iv) a “multiple employer welfare arrangement” as defined in Section 3(40) of ERISA. With respect to each STFC Benefit Plan that is a Title IV Plan:
(i) The minimum funding standards under Section 302 of ERISA and Section 412 of the Code have been satisfied in all material respects and no waiver of any minimum funding standard or extension of any amortization period has been requested or granted.
(ii) No proceedings have been commenced or threatened by the PBGC to terminate such Title IV Plan.

(iii) Neither STFC nor any of its ERISA Affiliates has made or suffered a “complete withdrawal” or a “partial withdrawal,” as such terms are respectively defined in Sections 4203 and 4205 of ERISA, from a Multiemployer Plan (or any Liability resulting therefrom has been satisfied in full). Neither STFC nor any ERISA Affiliate has any contingent Liability under Section 4204 of ERISA.
(iv) No “reportable event” (within the meaning of Section 4043 of ERISA) has occurred or is expected to occur as a result of the transactions contemplated by this Agreement (other than an event for which the 30-day notice requirement has been waived under applicable PBGC regulations).
(v) No such Title IV Plan is in “at risk” status within the meaning of Section 430 of the Code or Section 303(i) of ERISA.
(vi) None of STFC, any of its Subsidiaries or any of their respective ERISA Affiliates has engaged in any transaction described in Section 4069 or 4212(c) of ERISA.
(d) With respect to each STFC Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code, (i) each such STFC Benefit Plan has received a favorable determination letter or opinion letter from the IRS with respect to its qualification, (ii) the trusts maintained thereunder have been determined to be exempt from taxation under Section 501(a) of the Code and (iii) no event has occurred that would reasonably be likely to result in disqualification or adversely affect such tax-qualification or exemption.
(e) There are no pending, anticipated or, to the Knowledge of STFC, threatened actions, suits, disputes, hearings or claims against STFC or any of its Subsidiaries with respect to any STFC Benefit Plan or SAM Benefit Plan, by or on behalf of any current or former participant or beneficiary covered under any such plan (other than routine claims for benefits) that, individually or in the aggregate, could reasonably be expected to result in a STFC Material Adverse Effect. Neither STFC nor any of its Subsidiaries has received written notice of and, to the Knowledge of STFC, there are no audits or investigations by any Governmental Authority with respect to or involving any STFC Benefit Plan and no STFC Benefit Plan is the subject of an application or filing under, or a participant in, a government-sponsored amnesty, voluntary compliance, self-correction or similar program.
(f) Except as set forth on Section 5.19(f) of the STFC Disclosure Letter, none of the STFC Benefit Plans obligates STFC or any of its Subsidiaries to provide a current or former officer, employee, natural independent contractor or director (or any beneficiary or dependent thereof) of STFC, SAM or any of their respective Subsidiaries with any life insurance or medical, health or disability benefits after his or her termination of employment or service with STFC, SAM or any of their respective Subsidiaries, other than as required under COBRA, except with respect to a contractual or statutory obligation to reimburse any premiums such person may pay in order to obtain health coverage under COBRA. To the Knowledge of STFC, no circumstance exists that would prohibit LMHC, STFC or any Subsidiaries of STFC from amending or terminating any STFC Benefit Plan that provides retiree welfare benefits, or reducing or eliminating such benefits provided thereunder, at any time.
(g) Neither STFC nor its Subsidiaries have engaged in, and to the Knowledge of STFC no other Person has engaged in, any non-exempt “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) with respect to any STFC Benefit Plan or SAM Benefit Plan that could reasonably be expected to result in a STFC Material Adverse Effect and none of STFC or any of its Subsidiaries or, to the Knowledge of STFC, any other “fiduciary” (as defined in Section 3(21) of ERISA) has breached a fiduciary duty or otherwise failed to act or comply in connection with the administration or investment of the assets of such STFC Benefit Plan or SAM Benefit Plan in a manner that could reasonably be expected to result in a STFC Material Adverse Effect. Neither STFC nor any of its Subsidiaries have incurred any material Liability for any Tax or civil penalty imposed under Chapter 43 of the Code or Sections 409 or 502 of ERISA that has not been satisfied in full.
(h) Neither STFC nor any of its Subsidiaries have any obligation to gross-up, indemnify or otherwise reimburse any current or former officer, employee, natural independent contractor or director of STFC, SAM or any of their respective Subsidiaries for any Taxes, including under Code Section 409A or Code Section 4999, or any interest or penalty related thereto.

(i) Except as set forth on Section 5.19(i) of the STFC Disclosure Letter or as contemplated in this Agreement, neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement will (whether alone or upon the occurrence of any other events) (i) entitle any current or former officer, employee, natural independent contractor or director of STFC or any of its Subsidiaries to any payment, benefit or other compensation, (ii) increase any payment, benefit or other compensation that becomes due or payable to any current or former officer, employee, natural independent contractor or director of STFC or any of its Subsidiaries, (iii) accelerate the time of payment, vesting or funding (through a grantor trust or otherwise) of any payment, benefit or other compensation that becomes due or payable to any current or former officer, employee, natural independent contractor or director of STFC or any of its Subsidiaries, (iv) result in any payment or benefit that would constitute an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code) or (v) result in the application of any limitation or restriction on the ability of STFC or its Subsidiaries to amend or terminate any STFC Benefit Plan.
Section 5.20 Labor and Employment Matters.
(a) STFC and its Subsidiaries are neither party to, bound by or in the process of negotiating any collective bargaining agreement or other labor-related agreement or arrangement with any labor union, trade union, labor organization or other employee representative body and no employees of STFC or its Subsidiaries are represented by any labor union, labor organization or works council with respect to their employment with STFC or its Subsidiaries. To the Knowledge of STFC, there have been no labor union organizing activities with respect to any employees of STFC or its Subsidiaries.
(b) In the last three (3) years, none of STFC or any of its Subsidiaries has entered into a settlement agreement with a current or former officer, employee or independent contractor of STFC or its Subsidiaries who made allegations of discrimination or sexual harassment by either (i) an officer of STFC or its Subsidiaries or (ii) an employee of STFC or its Subsidiaries at the level of Director or above. To the Knowledge of STFC, in the last three (3) years, there have been no formal allegations of discrimination or sexual harassment made against (A) any officer of STFC or its Subsidiaries or (B) an employee of STFC or its Subsidiaries at the level of Director or above.
(c) To the Knowledge of STFC, no current employee of STFC or its Subsidiaries, who is at the level of Director or above, intends to terminate his or her employment with STFC or any of its Subsidiaries prior to the twelve (12) month anniversary of the Closing.
(d) Except as would not, individually or in the aggregate, have a STFC Material Adverse Effect, each release of employment claims in favor of STFC and its Subsidiaries obtained from an employee of STFC or its Subsidiaries since December 31, 2018 is effective and binding to release all employment claims purported to be released therein by such employee, subject to applicable Law.
(e) Except as would not, individually or in the aggregate, reasonably be expected to result in material Liability to SAM or any of its Subsidiaries, to the Knowledge of STFC, (i) each individual who is currently providing services to STFC or any of its Subsidiaries, or who provided services to STFC or any of its Subsidiaries since December 31, 2018, as an independent contractor or consultant is or was properly classified and properly treated as an independent contractor or consultant by STFC and its Subsidiaries, (ii) each individual who is currently providing services to STFC or any of its Subsidiaries through a third-party service provider, or who provided services to STFC or any of its Subsidiaries through a third-party service provider since December 31, 2018, is not or was not an employee of STFC or any of its Subsidiaries and (iii) none of STFC or any of its Subsidiaries has a single employer, joint employer, alter ego or similar relationship with any other company not affiliated with STFC.
(f) To the Knowledge of STFC, no employee of STFC or its Subsidiaries is in any respect in material violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, non-competition agreement or other restrictive covenant: (i) to STFC or any of its Subsidiaries or (ii) to a former employer of any such employee relating (A) to the right of any such employee to be employed by STFC or its Subsidiaries or (B) to the knowledge or use of trade secrets or proprietary information.

Section 5.21 Intellectual Property.
(a) Section 5.21 of the STFC Disclosure Letter sets forth a list of all patents and pending patent applications, trademark registrations and pending trademark applications, copyright registrations and domain name registrations, in each case which are owned by STFC or a Subsidiary of STFC as of the date hereof. STFC or a Subsidiary of STFC owns, or is licensed or otherwise has the right to use, all Intellectual Property that is used in and material to the conduct of the business of STFC and its Subsidiaries as presently conducted.
(b) To the Knowledge of STFC, the conduct of the business of STFC and its Subsidiaries does not and, since December 31, 2018, did not infringe, misappropriate or otherwise violate any Intellectual Property rights of any Person, and, as of the date hereof, there is no Action pending or, to the Knowledge of STFC, threatened in writing that STFC or any of its Subsidiaries is infringing, misappropriating or otherwise violating the Intellectual Property rights of any Person. To the Knowledge of STFC, no Person is infringing any Intellectual Property rights owned by STFC or a Subsidiary of STFC.
(c) To the Knowledge of STFC, none of the Software owned by STFC or any of its Subsidiaries that is used in and material to the conduct of the business of STFC and its Subsidiaries as presently conducted includes any “open source” or “copyleft” software that would require, based on the use of such software as used prior to the date hereof, any material components of such software to be licensed, disclosed or distributed to any non-Affiliated Person under any terms, including making the source code publicly available.
(d) At all times since December 31, 2018, STFC and its Subsidiaries have taken reasonable steps, including implementing administrative, technical, and physical security measures, to protect Personal Data and confidential information in their possession or control against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse, including any of the foregoing required by any applicable Privacy and Data Security Laws, Privacy Agreements and its Privacy and Data Security Policies. Except as set forth in Section 5.21(d) of the STFC Disclosure Letter, since December 31, 2018, there has been no unauthorized access, use, or disclosure of Personal Data or confidential information in the possession or control of STFC, its Subsidiaries and any of their contractors with regard to any Personal Data and confidential information obtained from or on behalf of STFC or its Subsidiaries.
(e) STFC and its Subsidiaries have, and since December 31, 2018 had, fully implemented written Privacy and Data Security Policies. STFC and its Subsidiaries are, and at all times since December 31, 2018 have been in compliance in all material respects with (i) all Privacy and Data Security Laws, (ii) all Privacy Agreements and (iii) their Privacy and Data Security Policies. Neither the execution, delivery, or performance of this Agreement, nor the consummation of any of the transactions contemplated under this Agreement, nor LMHC’s or its Subsidiaries’ possession or Processing of Personal Data consistent with STFC and its Subsidiaries’ current operations will violate any of the Privacy Agreements, its Privacy and Data Security Policies, or any applicable Privacy and Data Security Laws.
(f) There is no pending, nor since December 31, 2018 has there ever been any, complaint, audit, proceeding, investigation, or claim against STFC or its Subsidiaries initiated by any Person or any Governmental Authority alleging that any Processing of Personal Data by STFC or its Subsidiaries (i) is in violation of any applicable Privacy and Data Security Laws, (ii) is in violation of any Privacy Agreements, (iii) is in violation of any of their Privacy and Data Security Policies or (iv) otherwise constitutes an unfair, deceptive, misleading, or abusive trade practice.
(g) STFC and its Subsidiaries have in place commercially reasonable procedures to contractually require all third parties, including vendors, Affiliates, and other Persons providing services to STFC or its Subsidiaries that have access to or receive Personal Data from or on behalf of STFC or its Subsidiaries to comply with all applicable Privacy and Data Security Laws, to have a written contract requiring compliance with applicable Privacy and Data Security Laws, and to take reasonable steps to ensure that all Personal Data and confidential information in such third parties’ possession or control is protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse.
Section 5.22 Insurance Coverage. STFC and its Subsidiaries maintain policies of insurance in such amounts and against such risks as STFC believes to be commercially reasonable. Except as would not,

individually or in the aggregate, have a STFC Material Adverse Effect, (a) all such insurance policies are in full force and effect and (b) STFC and its Subsidiaries are not and, to the Knowledge of STFC, as of the date hereof, no insurer is in default or breach of any terms and conditions under any such insurance policy. As of the date hereof, neither STFC nor any of its Subsidiaries is in receipt of any notice of cancellation or termination with respect to any such policy or any denial of coverage or reservation of rights with respect to any material claim made pursuant to any such insurance policy.
Section 5.23 Real Property.
(a) STFC does not own any real property.
(b) Section 5.23(b) of the STFC Disclosure Letter sets forth a list of all of the real property leased, licensed, subleased or otherwise used or occupied by STFC and its Subsidiaries as of the date hereof (the “STFC Leased Real Property”). STFC and its Subsidiaries have a valid and enforceable leasehold interest in all leases, subleases, licenses and occupancy agreements, as the same may have been amended, supplemented or otherwise modified from time to time (the “STFC Leases”), free and clear of all subtenancies and other occupancy rights and Liens, with respect to the STFC Leased Real Property. With respect to the STFC Leases, neither STFC nor any of its Subsidiaries are in breach thereof or default thereunder and there does not exist under any STFC Lease any event which, with or without the giving of notice or the lapse of time or both, would constitute such a breach or default by STFC or its Subsidiaries, except for such breaches and defaults as to which requisite waivers or consents have been obtained or which would not have a STFC Material Adverse Effect. (i) No action, suit, investigation, arbitration, or administrative or other proceeding is pending or, to the Knowledge of STFC, threatened that would reasonably be expected to curtail or interfere with the current use and operation of any STFC Leased Real Property in any material respect, (ii) all Permits have been obtained which are required by Law for the current uses of all STFC Leased Real Property for the conduct of business as currently conducted and as planned to be conducted as of the date of this Agreement, and (iii) STFC has no Knowledge and has not received any written notice of a violation applicable to any building, zoning, health or other Law, contractual restriction or covenant or easements in respect of the use or occupation of the property and improvements subject to any STFC Lease for the conduct of business as currently conducted or as planned to be conducted as of the date of this Agreement, in each case, which would have a STFC Material Adverse Effect.
(c) (i) There are no condemnation, eminent domain or similar proceedings affecting any STFC Leased Real Property that are currently pending or, to the Knowledge of STFC, threatened and (ii) to the Knowledge of STFC, the buildings, structures and material fixtures located upon the STFC Leased Real Property are, in all material respects, in good repair, working order and condition, and free from any known defects (subject to normal wear and tear) and, in the case of buildings and other structures, are structurally sound.
Section 5.24 Environmental Matters. Except as would not, individually or in the aggregate, reasonably be likely to have a STFC Material Adverse Effect, (a) since December 31, 2018, neither STFC nor any of its Subsidiaries has (i) received written notice from any Governmental Authority or other Person alleging that STFC or any of its Subsidiaries is in violation of any applicable Environmental Law or has Liability pursuant to any Environmental Law or with respect to Hazardous Substances or (ii) been subject to an Action pursuant to Environmental Law, (b) since December 31, 2018, STFC and its Subsidiaries have been and are in compliance with applicable Environmental Laws, (c) neither STFC nor any of its Subsidiaries is subject to any Order pursuant to Environmental Law, (d) neither STFC nor any of its Subsidiaries have assumed or retained by contract or agreement Liabilities arising pursuant to Environmental Law or with respect to Hazardous Substances of any other Person in connection with the sale or conveyance of any real property, business or entity, excluding any such agreements that have expired or been terminated and (e) to the Knowledge of STFC, there are no facts, circumstances, events, occurrences or conditions that would reasonably be expected to cause STFC or any of its Subsidiaries to incur Liability pursuant to Environmental Law or with respect to Hazardous Substances.
Section 5.25 Reserves. The reserves, funds or provisions for losses (including incurred by not reported losses), claims, premiums, unearned premiums, loss and loss adjustment expenses (whether allocated or unallocated) of each STFC Insurance Company contained in its STFC Statutory Statements (a) were, except as otherwise noted in the applicable STFC Statutory Statement, determined in accordance with generally accepted actuarial standards consistently applied, (b) are fairly stated in accordance with sound actuarial principles and applicable SAP and (c) satisfied the requirements of all applicable Laws in all material respects. Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of LMHC, Merger Sub I and Merger Sub II acknowledges and agrees that STFC and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of the adequacy or sufficiency of reserves.
Section 5.26 Proxy Statement. The Proxy Statement will, when filed, comply as to form with the applicable requirements of the Exchange Act. None of the information provided by STFC to be included in the Proxy Statement, at the date the Proxy Statement is first mailed to STFC Shareholders, at the time of any amendment thereof or supplement thereto, and at the time of STFC Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, STFC makes no representation or warranty with respect to any information supplied by LMHC that is contained or incorporated by reference in any of the foregoing documents.
Section 5.27 Takeover Statutes. The STFC Board has taken or shall have taken all action prior to the Closing to ensure that no restrictions included in any “fair price,” “moratorium,” “control share acquisition” or other similar antitakeover statute or regulation (including Section 1701.831 of the OGCL and Chapter 1704 of the Ohio Revised Code) enacted under state or federal laws in the United States applicable to STFC are applicable to this Agreement and the STFC Merger or the other transactions contemplated hereby.
Section 5.28 Financial Advisor Opinion. The STFC Special Committee has received the opinion of Houlihan Lokey Capital, Inc. to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Merger Consideration to be received by the holders of Shares, other than SAM or any of STFC’s Subsidiaries, in the STFC Merger pursuant to this Agreement is fair, from a financial point of view, to such holders (other than SAM or any of STFC’s Subsidiaries).
Section 5.29 Brokers or Finders. No broker, finder or investment banker (other than Houlihan Lokey Capital, Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the STFC Merger or the other transactions contemplated hereby based upon arrangements made by or on behalf of STFC, its Subsidiaries or any of their respective directors, officers or employees. STFC has heretofore delivered to LMHC on a confidential basis a copy of STFC’s engagement letter with Houlihan Lokey Capital, Inc. or any Affiliate thereof, all agreements under which any fees or expenses in connection with the Transactions are payable and all indemnification and other agreements related to the engagement of Houlihan Lokey Capital, Inc.
ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF LMHC
Except as set forth in the LMHC Disclosure Letter (it being understood that any information set forth in one section or subsection of the LMHC Disclosure Letter shall be deemed to apply to and qualify the Section or subsection of this Agreement to which it corresponds in number and each other Section or subsection of this Agreement or the LMHC Disclosure Letter to the extent that the relevance of such information is reasonably apparent on the face of such disclosure), LMHC represents and warrants to each of SAM and STFC as follows:
Section 6.01 Organization and Good Standing; Organizational Documents.
(a) Each of LMHC and its Subsidiaries, including Merger Subs, (i) is a corporation or other legal entity duly organized, validly existing and in good standing (with respect to jurisdictions that recognize such concept) under the Laws of its jurisdiction of incorporation or organization, except where any failure to be so organized, existing or in good standing would not, individually or in the aggregate, have a LMHC Material Adverse Effect, (ii) has full corporate or similar power and authority to own, lease and operate its properties and assets and to conduct its business as presently conducted, except where any failure to have such power or authority would not, individually or in the aggregate, have a LMHC Material Adverse Effect, and (iii) is duly qualified or licensed to do business as a foreign corporation or entity and is in good standing (with respect to jurisdictions that recognize such concept) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified or licensed would not, individually or in the aggregate, have a LMHC Material Adverse Effect.
(b) LMHC has made available to SAM and STFC copies of its Organizational Documents. LMHC is not in violation of any of the provisions of its Organizational Documents.
Section 6.02 Authority for Agreement. Each of LMHC and Merger Subs has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions and the other transactions contemplated hereby. The execution, delivery and performance by LMHC and Merger Subs of this Agreement, and the consummation by LMHC and Merger Subs of the Transactions and the other transactions contemplated hereby, have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of LMHC or Merger Subs, and no other votes or approvals of any class or series of capital stock of LMHC or Merger Subs (other than by the shareholder of the Merger Subs), are necessary to authorize this Agreement or to consummate the Transactions or the other transactions contemplated hereby. This Agreement has been duly executed and delivered by LMHC and Merger Subs and, assuming the due authorization, execution and delivery by SAM and STFC, constitutes a legal, valid and binding obligation of LMHC and Merger Subs enforceable against LMHC and Merger Subs in accordance with its terms, except as enforcement thereof may be limited against LMHC or Merger Subs by the Bankruptcy and Equity Exception. Each of LMHC and the Merger Subs have adopted resolutions approving this Agreement, the Transactions and the other transactions contemplated by this Agreement.
Section 6.03 No Conflict; Required Filings and Consents.
(a) The execution and delivery of this Agreement by LMHC and Merger Subs do not, and the performance of this Agreement by LMHC and Merger Subs and the consummation of the Transactions and the other transactions contemplated hereby will not, (i) constitute or result in a conflict, breach or violation of or default under, the Organizational Documents of LMHC, the Merger Subs, or LMHC’s other Subsidiaries, (ii) assuming that all consents, approvals, authorizations and waivers contemplated by Section 6.03(b) have been obtained, and all filings described therein have been made, and assuming the accuracy and completeness of the representations and warranties set forth in Section 4.04(b) and Section 5.05(b), conflict with or violate any Law applicable to LMHC or its Subsidiaries or by which any property or asset of LMHC or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which LMHC or any of its Subsidiaries is entitled under, any Contract to which LMHC or any of its Subsidiaries is a party or by which LMHC or any of its Subsidiaries, or any property or asset of LMHC or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of LMHC or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a LMHC Material Adverse Effect.
(b) The execution and delivery of this Agreement by LMHC and Merger Subs do not, and the performance of this Agreement by LMHC and Merger Subs and the consummation of the Transactions and the other transactions contemplated by this Agreement will not, require any action, consent, approval, authorization or waiver of or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of (i) the Securities Act, the Exchange Act, state securities laws or “blue sky” laws, (ii) the HSR Act, (iii) the NASDAQ Global Select Market, (iv) filing and recordation of the SAM Certificate of Merger and the STFC Certificate of Merger, as required by the Ohio Revised Code, (v) the consents, approvals, authorizations, waivers, filings and notifications set forth in Section 6.03(b) of the LMHC Disclosure Letter and (vi) such other consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, have a LMHC Material Adverse Effect.

Section 6.04 Compliance with Laws. LMHC and its Subsidiaries are, and since December 31, 2018 have been, in compliance with all Laws, except as would not, individually or in the aggregate, have a LMHC Material Adverse Effect. Since December 31, 2018 and through the date hereof, neither LMHC nor any of its Subsidiaries has received any written notification or, to the Knowledge of LMHC, oral notification from any Governmental Authority of any violation of Law applicable to LMHC or any of its Subsidiaries or by which any of their businesses, operations, properties or assets are bound, except as would not, individually or in the aggregate, have a LMHC Material Adverse Effect.
Section 6.05 Litigation; Orders.
(a) There is no Action pending or, to the Knowledge of LMHC, threatened in writing against LMHC or any of its Subsidiaries, including Merger Subs, or their respective directors or officers in their capacities as such, that, if determined adversely, would, individually or in the aggregate, have a LMHC Material Adverse Effect.
(b) There is no Order outstanding against LMHC or any of its Subsidiaries, including Merger Subs, or their respective businesses that would, individually or in the aggregate, have a LMHC Material Adverse Effect.
Section 6.06 Financial Statements. LMHC has made available to SAM and STFC copies of (i) the audited consolidated balance sheets of LMHC as of December 31, 2020 and December 31, 2019 and the related consolidated statements of income, comprehensive income, changes in total equity and cash flows for the fiscal years then ended and (ii) the unaudited consolidated balance sheet of LMHC as of March 31, 2021 and the related consolidated statements of income, comprehensive income, changes in total equity and cash flows for the fiscal quarter then ended (collectively, the “LMHC Financial Statements”). The LMHC Financial Statements were prepared and fairly present in accordance with GAAP, in each case, consistently applied for the periods involved, the consolidated financial position of LMHC and its consolidated Subsidiaries at the respective dates thereof and the consolidated income, comprehensive income, changes in total equity and cash flows for the respective periods indicated (subject, in the case of unaudited statements, to normal year-end audit adjustments consistent with GAAP).
Section 6.07 Financial Capacity. LMHC and its Subsidiaries has, as of the date of this Agreement and will have as of the Closing Date, sufficient cash, available lines of credit or other sources of funds at the Closing necessary to fund the aggregate Merger Consideration contemplated by this Agreement and any other amount required to be paid by them in connection with the consummation of the Transactions and to perform the other obligations of LMHC contemplated by this Agreement.
Section 6.08 Interim Operations of Merger Sub I. Merger Sub I was formed solely for the purpose of engaging in the transactions contemplated hereby, and all of the outstanding shares of capital stock of Merger Sub I have been duly authorized and are validly issued, fully paid and non-assessable and owned by Liberty Mutual Group Inc. Merger Sub I has not, and as of the Closing Date will not have, conducted any business and has no assets, Liabilities or obligations of any nature, in each case other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement.
Section 6.09 Interim Operations of Merger Sub II; Reorganization. Merger Sub II was formed solely for the purpose of engaging in the transactions contemplated hereby, and all of the outstanding shares of capital stock of Merger Sub II have been duly authorized and are validly issued, fully paid and non-assessable and owned by LMHC. Merger Sub II has not, and as of the Closing Date will not have, conducted any business and has no assets, Liabilities or obligations of any nature, in each case other than those incident to its formation and pursuant to this Agreement and the transactions contemplated by this Agreement. Neither LMHC nor Merger Sub II has taken (or agreed to take) any action or has Knowledge of any facts or circumstances relating to LMHC, Merger Sub II or any Affiliates of the foregoing that is reasonably likely to adversely affect the status of the SAM Transaction as reorganizations under Section 368(a) of the Code.
Section 6.10 Ownership of Shares. Neither LMHC nor any of its Subsidiaries, including Merger Subs, beneficially owns (within the meaning of Section 13 of the Exchange Act), or will prior to the Closing Date beneficially own, any Shares, or is a party, or will prior to the Closing Date become a party, to any Contract (other than this Agreement) for the purpose of acquiring, holding, voting or disposing of any Shares.

Section 6.11 Certain Arrangements. As of the date of this Agreement, except for this Agreement and the Voting Agreement (if and when fully executed), neither LMHC nor any of its Subsidiaries has entered into any contract (a) with any director or officer of SAM or STFC with respect to employment or consulting arrangements effective at or following the Closing, (b) with any STFC Shareholder pursuant to which such STFC Shareholder would be entitled to receive consideration of a different amount or nature than the Merger Consideration, (c) with any STFC Shareholder pursuant to which such SAM Member agrees to vote to approve the Plan of Reorganization and the Amended Organizational Documents, (d) with any STFC Shareholder pursuant to which such STFC Shareholder agrees to vote to adopt this Agreement or against any Superior Proposal or (e) with any holder of STFC Equity Awards pursuant to which such holder would be entitled to receive consideration of a different amount or nature than the consideration payable pursuant to Section 3.02(a) and Section 3.02(d).
Section 6.12 Proxy Statement; Information Statement and Related Materials.
(a) None of the information provided by LMHC to be included in the Proxy Statement, at the date the Proxy Statement is first mailed to STFC Shareholders, at the time of any amendment thereof or supplement thereto, and at the time of STFC Shareholders Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, LMHC makes no representation or warranty with respect to any information supplied by STFC that is contained in any of the foregoing documents.
(b) None of the information provided by LMHC to be included in the Information Statement and Related Materials, at the date the Information Statement and Related Materials is first mailed to the SAM Members, at the time of any amendment thereof or supplement thereto, and at the time of SAM Members Meeting, will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, LMHC makes no representation or warranty with respect to any information supplied by SAM that is contained or incorporated by reference in any of the foregoing documents.
Section 6.13 Statutory Statement.
(a) Since December 31, 2018, each of the LMHC Existing Reorganized Insurers has filed or submitted all annual, quarterly and other periodic statements, together with all exhibits, interrogatories, notes, schedules, affirmations or certifications, in each case, required by applicable Law to be filed with or submitted to the appropriate Insurance Regulator of each jurisdiction in which it is licensed, authorized or otherwise eligible with respect to the conduct of the business of insurance or reinsurance, as applicable (collectively, the “LMHC Statutory Statements”).
(b) Prior to the date hereof, LMHC has made available to SAM, to the extent required to be filed with the applicable Insurance Regulator as of the date of this Agreement, all LMHC Statutory Statements as of December 31, 2019, and December 31, 2020, and for the annual periods then ended, each in the form filed with the applicable Insurance Regulator. The financial statements included in such LMHC Statutory Statements were prepared in accordance with SAP, in each case, consistently applied for the periods involved (except as may have been noted therein), and fairly present in all material respects, the statutory financial position of the relevant LMHC Existing Reorganized Insurers at the respective dates thereof and the results of operations and changes in capital and surplus of such LMHC Existing Reorganized Insurer for the respective periods then ended. Such LMHC Statutory Statements complied in all material respects with all applicable Laws when filed or submitted and no material violation or deficiency has been asserted in writing by any Insurance Regulator with respect to any of such LMHC Statutory Statements that has not been cured or otherwise resolved to the satisfaction of such Insurance Regulator.
Section 6.14 Reserves. The reserves, funds or provisions for losses (including incurred by not reported losses), claims, premiums, unearned premiums, loss and loss adjustment expenses (whether allocated or unallocated) of each LMHC Existing Reorganized Insurer contained in its LMHC Statutory Statements (a) were, except as otherwise noted in the applicable LMHC Statutory Statement, determined in accordance with generally accepted actuarial standards consistently applied, (b) are fairly stated in accordance with sound actuarial principles and applicable SAP and (c) satisfied the requirements of all applicable Laws in all material respects. Notwithstanding anything to the contrary in this Agreement or any other agreement, document or instrument delivered or to be delivered in connection herewith, each of SAM and STFC acknowledges and agrees that LMHC and its Subsidiaries make no representations or warranties with respect to, and nothing contained in this Agreement or in any other agreement, document or instrument to be delivered in connection herewith is intended or shall be construed to be a representation or warranty, express or implied, for any purposes of this Agreement or any other agreement, document or instrument to be delivered in connection herewith or therewith, in respect of the adequacy or sufficiency of reserves.
Section 6.15 Financial Advisor Opinion.
(a) The board of directors of LMHC has received the opinion of Waller Helms Advisors LLC to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters considered in connection with the preparation of such opinion, the Transactions are fair, from a financial point of view, to the LMHC Members (excluding the SAM Members which become LMHC Members as a result of the Transactions), taken as a group.
(b) The board of directors of LMHC has received the oral opinion of Goldman Sachs & Co. LLC (to be confirmed by the delivery of a written opinion) to the effect that, as of the date of such opinion and based on and subject to the assumptions, limitations, qualifications and other matters set forth in such written opinion, the aggregate Merger Consideration to be paid, taken together with the aggregate Equity Rights to be issued, by LMHC pursuant to this Agreement is fair, from a financial point of view, to LMHC.
Section 6.16 Brokers or Finders. No broker, finder or investment banker (other than Waller Helms Advisors LLC and Goldman Sachs & Co. LLC) is entitled to any brokerage, finder’s or other fee or commission in connection with this Agreement, the Transactions or the other transactions contemplated hereby based upon arrangements made by or on behalf of LMHC or Merger Subs or any of their respective directors, officers or employees.
Section 6.17 Absence of Certain Changes or Events. Except in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, (a) since December 31, 2020 and through the date hereof, LMHC and its Subsidiaries have conducted their respective businesses in the ordinary course of business in all material respects (other than with respect to Pandemic Measures) and (b) since December 31, 2020, no LMHC Material Adverse Effect has occurred.
ARTICLE VII

COVENANTS
Section 7.01 Conduct of Business by SAM and STFC Pending the Transactions.
(a) During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, except as otherwise expressly required by this Agreement, as set forth in Section 7.01(a) of the SAM Disclosure Letter or Section 7.01(a) of the STFC Disclosure Letter, as applicable, or as required by applicable Law or with the prior written consent of LMHC (which consent shall not be unreasonably withheld, delayed or conditioned), each of SAM and STFC shall, and shall cause each of its respective Subsidiaries, (x) to use reasonable best efforts to conduct their respective businesses and operations in the ordinary course of business, (y) to use reasonable best efforts to (1) preserve their respective business organizations substantially intact, (2) maintain their respective existing relations and goodwill with Governmental Authorities, members, policyholders, customers, suppliers, distributors, employees and others having significant business dealings with them and (3) keep available the services of their and their Subsidiaries’ directors, officers, employees and agents, and (z) not to (it being understood that with respect to the matters specifically addressed by any provision of this clause (z), references to “it” or “its” shall be interpreted to mean each of SAM, STFC and their respective Subsidiaries unless expressly otherwise described below)):
(i) in the case of STFC, declare, set aside, establish a record date for, accrue, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any of its or its Subsidiaries’ capital stock or other equity securities, other than (A) quarterly cash dividends paid by STFC on the Shares not in excess of $0.10 per Share, per quarter, with record and payment dates as set forth in Section 7.01(a)(i) of the STFC Disclosure Letter or (B) any dividends or distributions by its Subsidiary, as applicable;

(ii) in the case of SAM, declare, set aside, establish a record date for, accrue, make or pay any dividends or other distributions (whether in cash, stock or property) to any SAM Member in their capacity as SAM Members, or take any other action giving rise to (A) any obligation of SAM to make any such payment or (B) any claim by any SAM Member to any such payment, in each case, other than payments to SAM Members required under ordinary course Contracts with such SAM Members not related to the Transactions or this Agreement;
(iii) split, combine, subdivide, or reclassify, repurchase, redeem or otherwise acquire (or offer to do any of the foregoing), any of its capital stock or securities convertible or exchangeable into or exercisable for any shares of its capital stock (including with respect to STFC, for the avoidance of doubt, the Shares) or other equity or voting interests or any options, restricted shares, warrants, calls or rights to acquire any such shares or other securities, including STFC Equity Awards, except pursuant to the forfeiture provisions of such STFC Equity Awards or the cashless exercise of Tax withholding provisions of such STFC Equity Awards, in each case, if and only to the extent required by the terms of such STFC Equity Awards so in effect on the date of this Agreement;
(iv) (A) issue, deliver, offer, grant or sell any shares of its or its Subsidiaries capital stock or other equity securities, (B) in the case of SAM, SAM Subsidiary Share Rights or (C) in the case of STFC, STFC Share Rights or STFC Subsidiary Share Rights, except upon exercise, vesting and settlement, as applicable, of STFC Equity Awards outstanding as of the date of this Agreement in accordance with their terms and, as applicable, the STFC Equity Plans as in effect on the date of this Agreement;
(v) incur or commit any capital expenditures or any obligations or Liabilities in connection therewith, in excess of $500,000 in any calendar quarter or $2,000,000 in the aggregate, other than as may be necessary in connection with any emergency repair, maintenance or replacement or for the protection of human health and safety;
(vi) adopt or propose any amendments (whether by merger, consolidation or otherwise) in its Organizational Documents;
(vii) purchase or agree to purchase an equity interest in, or a portion of the assets of, any Person or any division or business thereof, or merge, consolidate, demutualize, affiliate with or engage in any other similar transaction with any Person, in each case, other than (A) any such action solely between or among it and its wholly-owned Subsidiaries, (B) acquisitions of assets in the ordinary course of business consistent with past practice, (C) acquisitions for consideration of $25,000,000 or less individually or $50,000,000 in the aggregate, in the case of this clause (C) only, in consultation with LMHC (provided, that such acquisition does not require a consent, approval, authorization or waiver from any Governmental Authority), or (D) investment portfolio transactions in the ordinary course of business consistent with past practice and in all material respects pursuant to the investment policies and guidelines of it or any of its Subsidiaries (in each case, in effect as of the date hereof);
(viii) sell, lease, pledge, deliver, guarantee, license, allow to lapse, abandon, mortgage, encumber or otherwise dispose of (without replacement) any of its properties or assets (including capital stock or equity securities of any of its Subsidiaries) that are material, individually or in the aggregate, to it and its Subsidiaries, taken as a whole, other than (A) solely between or among it and its Subsidiaries or solely between or among two or more of its wholly-owned Subsidiaries, (B) investment portfolio transactions in the ordinary course of business consistent with past practice and in all material respects pursuant to its investment policies and guidelines or any of its Subsidiaries (in each case, in effect as of the date hereof), (C) sales or other dispositions of other assets in the ordinary course of business consistent with past practice, or (D) dispositions for consideration of $25,000,000 or less individually or $50,000,000 in the aggregate, in the case of this clause (D) only, in consultation with LMHC (provided, that such disposition does not require a consent, approval, authorization or waiver from any Governmental Authority);
(ix) directly or indirectly incur, create or assume any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of it or any of its Subsidiaries, guarantee any such indebtedness or any debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial statement condition of another Person

(collectively, “Indebtedness”), other than, in consultation with LMHC, (A) Indebtedness for borrowed money incurred in the ordinary course of business consistent with past practice (under its existing credit facilities and any trade letters of credit existing on the date hereof and included in the SAM Disclosure Letter or STFC Disclosure Letter (as applicable) in an aggregate amount not in excess of $50,000,000), (B) Indebtedness to refinance any Indebtedness existing on the date of this Agreement or permitted to be incurred, assumed or otherwise entered into hereunder, in each case provided the terms of such Indebtedness are no less favorable (in the aggregate) to it and LMHC than the Indebtedness that is being repaid or (C) guarantees by it of Indebtedness of its wholly-owned Subsidiaries or guarantees by the Subsidiaries of Indebtedness of it or any of its Subsidiaries;
(x) make any loans, advances, guarantees or capital contributions to, or investments in any Person, other than (A) to it or any of its wholly-owned Subsidiaries, or (B) investment portfolio transactions in the ordinary course of business consistent with past practice and in all material respects pursuant to the investment policies and guidelines of it or any of its Subsidiaries (in each case, in effect as of the date hereof);
(xi) pay, satisfy, commence, waive, compromise, settle or otherwise discharge any Actions (or agree to do any of the foregoing) made or pending against it or any of its Subsidiaries, or any of their respective directors or officers in their capacities as such, or waive any claims of material value, other than any settlements or waivers (A) against it or any of its Subsidiaries in connection with an ordinary course claim made under SAM Insurance Contracts or STFC Insurance Contracts (so long as such payment, satisfaction, waiver, compromise or settlement is within applicable policy limits), or (B) that provides for a full release of Liability against it and its Subsidiaries and that is (1) for amounts not to exceed, for any such settlement, $2,000,000 individually, or $5,000,000 in the aggregate (net the amount specifically reserved for such matters by STFC or SAM, as applicable, or amounts actually received from non-Affiliated insurance policies) and (2) that would not reasonably be expected to prohibit or restrict or impair it and its Subsidiaries from operating their business in substantially the same manner as operated on the date of this Agreement;
(xii) cancel any material Indebtedness of another Person or waive any material benefits, rights or claims;
(xiii) write down any of its material assets or make material change (A) in any accounting methods, principles, procedures or practices, (B) to the investment policies and guidelines of it or any of its Subsidiaries or (C) to any of the actuarial, reserving, underwriting, claims administration or reinsurance policies, practices or principles of any SAM Insurance Company or STFC Insurance Company, in each case, other than as required by GAAP or SAP or as required by the applicable Insurance Regulator and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board;
(xiv) reduce or strengthen in any material respect any reserves, funds or provisions for losses (including incurred by not reported losses), claims, premiums, unearned premiums, loss and loss adjustment expenses (whether allocated or unallocated) in respect of any Policy, SAM Assumed Reinsurance Contract or STFC Assumed Reinsurance Contract, other than (A) as required by GAAP or SAP or as required by the applicable Insurance Regulator and accounting pronouncements by the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board or (B) in the ordinary course of business consistent with past practice;
(xv) except as required by the terms of a SAM Benefit Plan as in effect on the date hereof and set forth in Section 4.17(a) of the SAM Disclosure Letter, a STFC Benefit Plan as in effect on the date hereof and set forth in Section 5.19(a) of the STFC Disclosure Letter or as required by applicable Law or the terms of this Agreement (A) adopt, enter into, terminate or amend in any material respect any SAM Benefit Plan or STFC Benefit Plan (or any arrangement that would be a SAM Benefit Plan or STFC Benefit Plan if in effect on the date hereof), other than any changes to such benefit plans made during the annual open enrollment process in the ordinary course of business consistent with past practice that do not materially increase benefits or result in a material increase in administrative costs, (B) increase the compensation or benefits of, or pay any bonus to, any current or former officer, employee, individual independent contractor or director of SAM, STFC or any of their respective

Subsidiaries, (C) grant any change in control, retention, severance or termination pay to, or grant any equity or equity-based awards to, or accelerate the vesting or payment of any such awards held by, any current or former officer, employee, individual independent contractor or director of SAM, STFC or any of their respective Subsidiaries, (D) accelerate funding of any payments or benefits that are payable or to be provided under any SAM Benefit Plan or STFC Benefit Plan (through a grantor trust or otherwise), (E) amend the funding obligation or contribution rate of any SAM Benefit Plan or STFC Benefit Plan or change any underlying assumptions to calculate benefits payable under any SAM Benefit Plan or STFC Benefit Plan, except as may be required by GAAP or SAP or (F) take any action to implement any material compensation or benefit reductions in respect of any employees of SAM, STFC and their respective Subsidiaries;
(xvi) (A) terminate the employment or engagement of any employee or natural independent contractor of SAM, STFC or any of their respective Subsidiaries whose annual base salary is in excess of $100,000 other than for cause (determined consistent with past practice), (B) terminate the employment of more than ten (10) employees whose annual base compensation is $100,000 or less at any single site of employment in any rolling ninety (90)-day period, (C) hire or engage, or make an offer to hire or engage, any individual to become employed or engaged by SAM, STFC or any of their respective Subsidiaries, other than a new hire to replace an employee at the product manager/product director level or below the level of Director whose employment or engagement terminates after the date hereof or to fill open positions at the product manager/product director level or below the level of Director existing as of the date hereof and set forth on Section 7.01(a)(xvi) of the STFC Disclosure Letter, and in each case with compensation and benefits provided to such new hire that are not more favorable than those provided to similarly situated employees of SAM, STFC and their respective Subsidiaries or (D) waive the restrictive covenant obligations of any current or former employee or natural independent contractor of SAM, STFC or any of their respective Subsidiaries;
(xvii) (A) make, revoke or change any material Tax election, (B) change any material Tax accounting method or change any Tax accounting period, (C) settle or compromise any claim, audit, assessment or other proceeding relating to a material amount of Taxes, (D) file any material amended Tax Return, (E) surrender any right to claim a material Tax refund, (F) enter into any closing agreement with any Governmental Authority relating to material Taxes or a material Tax Return, (G) extend the statute of limitations period for the assessment or collection of any material Tax (other than by making an ordinary course statutory extension) or (H) cause or permit any other Person to take any of the actions described in clauses (A) through (G) with respect to SAM, STFC, or any of their respective Subsidiaries;
(xviii) terminate or materially amend, modify, supplement or waive any material right to enforce, relinquish, release, transfer or assign any material rights or claims under any SAM Material Contract or STFC Material Contract, or enter into any Contract that would be a SAM Material Contract or a STFC Material Contract, in each case, other than in the ordinary course of business consistent with past practice;
(xix) adopt or enter into any plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
(xx) (A) enter into any new material line of business or abandon or discontinue any existing material line of business or (B) change any material operating or enterprise risk management policies;
(xxi) enter into any material agreement or commitment with any Insurance Regulators, other than in the ordinary course of business consistent with past practice;
(xxii) sell or lease any SAM Owned Real Property, other than the in the ordinary course of business consistent with past practice; or
(xxiii) agree, authorize or commit to take any of the actions described in this Section 7.01(a).
(b) Notwithstanding anything to the contrary in this Agreement (including Section 7.01(a)), STFC, SAM and any of their respective Subsidiaries may, in response to COVID-19 and in consultation with LMHC, take reasonable measures (including as a response to any Pandemic Measure) deemed reasonably advisable or necessary to preserve the businesses of STFC, SAM and their respective Subsidiaries, and any such action shall not be deemed itself a breach of this Agreement, including Section 7.01(a). Nothing contained in this Agreement is intended to give LMHC, directly or indirectly, the right to control or direct STFC’s, SAM’s or any of their respective Subsidiaries’ businesses or operations prior to the Closing.
Section 7.02 Access to Information; Confidentiality.
(a) During the period from the date of this Agreement through the earlier of the Closing and the termination of this Agreement, each of SAM and STFC shall, and shall cause their respective Subsidiaries and Representatives to, upon reasonable notice, afford LMHC and its Subsidiaries and Representative reasonable access during normal business hours to the officers, employees, advisors, properties, and books and records of SAM, STFC or their respective Subsidiaries, as applicable, and each of SAM and STFC shall, and shall cause their respective Subsidiaries to, furnish reasonably promptly to LMHC such other information concerning the business and properties of SAM, STFC or their respective Subsidiaries, as applicable, as LMHC may reasonably request from time to time in each case for the purposes of integration planning and the consummation of the transactions contemplated by this Agreement, including furnishing, not later than fifteen (15) days following the end of each calendar month, the gross and net premiums written by the SAM Insurance Companies and the STFC Insurance Companies in such month. None of SAM, STFC or their respective Subsidiaries shall be required to provide any such access or information to the extent that doing so (i) would cause a waiver of an attorney-client privilege or loss of attorney work product protection, (ii) would constitute a violation of any applicable Law or the provisions of any Contract to which SAM, STFC or any of their respective Subsidiaries is a party or (iii) would interfere unreasonably with the business or operations of SAM, STFC or their respective Subsidiaries. Without limiting the foregoing, in the event that SAM or STFC does not provide access or information in reliance on the immediately preceding sentence, it shall provide notice to LMHC that it is withholding such access or information and shall use its commercially reasonable efforts to communicate, to the extent feasible, the applicable information in a way that would not cause such a waiver or loss, violation or interference, as the case may be. No investigation shall affect SAM’s or STFC’s representations, warranties, covenants or agreements contained herein or limit or otherwise affect the remedies available to any party pursuant to this Agreement.
(b) Each of LMHC, SAM and STFC shall comply with their respective obligations under the Confidentiality Agreement, which shall survive any termination of this Agreement in accordance with the terms set forth therein; provided, however, to the extent of any conflict between the provisions of the Confidentiality Agreement and this Agreement, the terms of this Agreement shall govern.
Section 7.03 Reasonable Best Efforts; Regulatory Matters.
(a) Upon the terms and subject to the conditions set forth in this Agreement, each of LMHC, SAM and STFC shall, and shall cause their respective Affiliates to, use reasonable best efforts to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, as promptly as practicable, the transactions contemplated hereby, including using reasonable best efforts to (i) obtain all necessary, proper or advisable consents, approvals, authorizations or waivers from Governmental Authorities and make all necessary, proper or advisable registrations, filings and notices and take all steps as may be reasonably necessary to obtain a consent, approval, authorization or waiver from any Governmental Authority (including under Insurance Laws and the HSR Act), (ii) reasonably cooperate with each other in promptly seeking all such consents, approvals, authorizations or waivers, and (iii) provide such other information, execute and deliver any additional agreements, documents or instruments, and provide notice of this Agreement to Governmental Authorities as is reasonably necessary, proper or advisable to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.
(b) In furtherance of and without limiting the foregoing, as promptly as practicable after the date of this Agreement (i) and in any event not later than twenty (20) Business Days after the date hereof, LMHC shall file a “Form A” Approval of Acquisition with the Insurance Regulators set forth in Section 7.03(b) of the LMHC Disclosure Letter (other than biographical affidavits, finger print cards, background checks, projections and business plans, which shall follow as promptly as practicable thereafter), (ii) and in any event not later than ten (10) Business Days after the date hereof, each of LMHC, SAM and STFC shall file a notification and report form pursuant to the HSR Act with the Federal Trade Commission and the Antitrust

Division of the United States Department of Justice with respect to the transactions contemplated hereby and requesting “early termination” of any applicable waiting period under the HSR Act, (iii) LMHC shall file, or cause to be filed, any pre-acquisition notifications on “Form E” or similar market share notifications to be filed in each jurisdiction where required by applicable Laws and (iv) each of LMHC, SAM and STFC shall file all other necessary, proper or advisable registrations, filings and notices with any Governmental Authority.
(c) Each of LMHC, SAM and STFC shall consult with one another with respect to the obtaining of all consents, approvals, authorizations or waivers of Governmental Authorities necessary, proper or advisable to consummate the transactions contemplated hereby and each of LMHC, SAM and STFC shall keep the others apprised on a prompt basis of the status of matters relating to such consents, approvals, authorizations or waivers. Each of LMHC, SAM and STFC shall have the right to review in advance (with the exception of any initial filing pursuant to the HSR Act) and, to the extent practicable, and subject to any restrictions under applicable Law, each shall consult with the others with respect to, any registration, filing or notice made with, or written materials submitted to, any Governmental Authority in connection with the transactions contemplated hereby and each shall in good faith consider and reasonably accept comments of the others thereon. Each of LMHC, SAM and STFC shall promptly furnish to the others copies of all such filings and written materials after their filing or submission (with exception of any initial filing pursuant to the HSR Act), in each case subject to applicable Laws. Each of LMHC, SAM and STFC shall promptly advise the others upon receiving any communication from any Governmental Authority with respect to any consent, approval, authorization or waiver that is necessary, proper or advisable to consummate the transactions contemplated hereby, including promptly furnishing each other with copies of any such written or electronic communication. Each of LMHC, SAM and STFC shall, and shall cause their respective Subsidiaries and Representatives to, with respect to any live or substantive discussions via telephonic meeting (other than Governmental Authority-initiated unscheduled telephone calls) with any Governmental Authority in respect of any filing, investigation or other inquiry relating to the transactions contemplated hereby, consult with the others in advance and, to the extent reasonably practicable and permitted by applicable Law and by such Governmental Authority, give the other party the opportunity to attend and participate in such meeting. Notwithstanding the foregoing, in no event will any party be required to disclose to any other party any personally identifiable information. This Section 7.03(c) shall not apply with respect to Tax matters.
(d) Notwithstanding anything to the contrary set forth in this Agreement, LMHC shall not be obligated to take or refrain from taking or to agree to it, its Subsidiaries or SAM, STFC or their respective Subsidiaries taking or refraining from taking any action (including any amendment, waiver or termination of any agreement, exhibit or schedule, including this Agreement, the Voting Agreement (if and when fully executed) and the Exhibits and Schedules to this Agreement and the Voting Agreement (if and when fully executed)) or to suffer to exist any limitation, action, restriction, condition or requirement which, individually or together with all other such limitations, actions, restrictions, conditions or requirements, would, or would reasonably be expected to, (i) have a material adverse effect on the business, financial condition, assets and Liabilities (considered together), operations or results of operations of SAM, STFC and their respective Subsidiaries, taken as a whole or (ii) have a material adverse effect on the business, financial condition, assets and Liabilities (considered together), operations or results of operations of LMHC and its Subsidiaries (including, following the Closing, SAM, STFC and their respective Subsidiaries); provided that, for purposes of determining whether any limitation, action, restriction, condition or requirement has had or would reasonably be expected to have a material adverse effect on the business, financial condition, assets and Liabilities (considered together), operations or results of operations of LMHC and its Subsidiaries (including, following the Closing, SAM, STFC and their respective Subsidiaries), LMHC and its Subsidiaries collectively shall be deemed to be a company the size of the SAM, STFC and their respective Subsidiaries, taken as a whole (each of (i) and (ii), a “Burdensome Condition”). Without the prior written consent of LMHC, each of SAM and STFC shall not, and shall cause their respective Subsidiaries not to, take any action or agree to the taking or refraining from any action or accept any limitation, action, restriction, condition or requirement that, individually or in the aggregate, would, or would be reasonably expected to, result in a Burdensome Condition.
Section 7.04 SAM Information Statement. As promptly as practicable after the date of this Agreement, SAM shall, in consultation with LMHC, prepare and file with the Superintendent no later than the earlier of twenty (20) Business Days after the date hereof and ninety (90) days after the adoption of the Plan of Reorganization and the Amended Organizational Documents by the SAM Board, (a) the Plan of Reorganization, (b) the forms of notices to be provided to the SAM Members under division (B) of Section 3913.27 of the Ohio Revised Code, (c) the form of proxy to be solicited from SAM Members, and (d) the proposed articles of incorporation and code of regulations to become effective for Reorganized SAM (the “Amended Organizational Documents”), each as signed by the chairperson of the SAM Board, the president or vice president, and the secretary or an assistant secretary of SAM. Thereafter, SAM shall, in consultation with LMHC, prepare and file with the Superintendent such other documents or information as the Superintendent may require (such documents or information, together with the items described in clauses (a) through (d) of this Section 7.04, collectively, the “Information Statement and Related Materials”). For the avoidance of doubt, neither SAM nor the SAM Board shall amend the Plan of Reorganization without the prior written consent of LMHC. SAM shall provide LMHC a reasonable opportunity to review and comment on the Information Statement and Related Materials and shall in good faith consider comments of LMHC thereon. As promptly as practicable after comments are received from the Ohio Department of Insurance thereon and after the furnishing by SAM and LMHC of all information required to be contained therein, SAM shall, in consultation with LMHC, prepare and SAM shall file any required amendments to the Information Statement and Related Materials with the Ohio Department of Insurance. SAM shall notify LMHC promptly of the receipt of any formal comments from the Ohio Department of Insurance and of any request by the Ohio Department of Insurance for amendments or supplements to the Information Statement and Related Materials or for additional information and shall consult with LMHC regarding, and concurrently provide LMHC with copies of, all correspondence between SAM or any of its Representatives, on the one hand, and the Ohio Department of Insurance, on the other hand, with respect to the Information Statement and Related Materials. Prior to filing or mailing any proposed amendment of or supplement to the Information Statement and Related Materials, SAM shall provide LMHC a reasonable opportunity to review and comment on such document and shall in good faith consider comments of LMHC thereon. SAM shall use reasonable best efforts to have the Information Statement and Related Materials (in each case, to the extent applicable) mailed to the SAM Members as promptly as practicable and in compliance with all requirements imposed by the Ohio Department of Insurance or otherwise under applicable Law.
Section 7.05 STFC Proxy Statement. As promptly as practicable after the date of this Agreement, STFC shall, in consultation with LMHC, prepare, and STFC shall file with the SEC no later than twenty (20) Business Days after the date of this Agreement, preliminary proxy materials which shall constitute the Proxy Statement. STFC shall provide LMHC a reasonable opportunity to review and comment on such document and shall in good faith consider comments of LMHC thereon. As promptly as practicable after comments are received from the SEC or the staff of the SEC thereon and after the furnishing by STFC and LMHC of all information required to be contained therein, STFC shall, in consultation with LMHC, prepare and STFC shall file any required amendments to the Proxy Statement with the SEC. STFC shall notify LMHC promptly of the receipt of any comments from the SEC or the staff of the SEC and of any request by the SEC or the staff of the SEC for amendments or supplements to the Proxy Statement or for additional information and shall consult with LMHC regarding, and concurrently provide LMHC with copies of, all written correspondence between STFC or any of its Representatives, on the one hand, and the SEC or the staff of the SEC, on the other hand, with respect to the Proxy Statement. Prior to filing or mailing any proposed amendment of or supplement to the Proxy Statement, STFC shall provide LMHC a reasonable opportunity to review and comment on such document and shall in good faith consider comments of LMHC thereon. If at any time prior to the STFC Shareholders Meeting any information should be discovered by STFC or LMHC which should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement describing such information shall be filed with the SEC as promptly as practicable and, to the extent required by Law, disseminated to the STFC Shareholders. STFC shall use reasonable best efforts to have the Proxy Statement cleared by the SEC (the “SEC Clearance”) as promptly as practicable and shall use reasonable best efforts to cause the Proxy Statement and all other proxy materials for the STFC Shareholders Meeting to be mailed to the STFC Shareholders as promptly as practicable thereafter and in any event within seven (7) Business Days after the SEC Clearance.

Section 7.06 SAM Members Meeting. SAM shall in accordance with applicable Law and SAM’s Organizational Documents establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable, the SAM Members Meeting for the purpose of considering and voting upon the approval of the Plan of Reorganization and the Amended Organizational Documents. The SAM Board shall recommend approval of the Plan of Reorganization and the Amended Organizational Documents by the SAM Members (the “SAM Recommendation”) and include the SAM Recommendation in the Information Statement and Related Materials. SAM shall solicit from the SAM Members proxies in favor of the proposal to approve the Plan of Reorganization and the Amended Organizational Documents, and shall use reasonable best efforts to take all other action reasonably necessary, proper or advisable to secure the SAM Member Approval. SAM shall not submit any other proposals for approval at the SAM Members Meeting without the prior written consent of LMHC. SAM shall not adjourn or postpone the SAM Members Meeting without the prior written consent of LMHC; provided that SAM, after consultation with LMHC, may (and, if requested by LMHC, shall (provided, that LMHC shall only make up to two (2) such requests, and no such request for a postponement shall be permitted if it would require a change in the record date for the SAM Members Meeting)) adjourn or postpone the SAM Members Meeting (a) if as of the time for which the SAM Members Meeting is originally scheduled (as set forth in the Information Statement and Related Materials), there are insufficient SAM Members represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the SAM Members Meeting or to obtain the SAM Member Approval or (b) if such adjournment or postponement is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions or has been requested by the Ohio Department of Insurance (in each case, other than as initiated by SAM, STFC or any of their respective Subsidiaries). SAM shall keep LMHC reasonably updated with respect to proxy solicitation results.
Section 7.07 STFC Shareholders Meeting. STFC shall in accordance with applicable Law, STFC’s Organizational Documents and the rules and regulations of the NASDAQ Global Select Market establish a record date for, duly call, give notice of, convene and hold, as promptly as practicable after the SEC Clearance, the STFC Shareholders Meeting for the purpose of considering and voting upon the adoption of this Agreement; provided that in no event shall the STFC Shareholders Meeting be any later than forty-five (45) days after the date of the SEC Clearance (subject to adjournment or postponement as provided below). Unless the STFC Board has effected an Adverse Recommendation Change in accordance with Section 7.08, the STFC Board shall recommend adoption of this Agreement by the STFC Shareholders (the “STFC Recommendation”) and include the STFC Recommendation in the Proxy Statement. Unless the STFC Board has effected an Adverse Recommendation Change in accordance with Section 7.08, STFC shall solicit from the STFC Shareholders proxies in favor of the proposal to adopt this Agreement and shall use reasonable best efforts to take all other action reasonably necessary, proper or advisable to secure the STFC Shareholder Approval. STFC shall not submit any other proposals for approval at the STFC Shareholders Meeting without the prior written consent of LMHC (other than the non-binding proposal on executive compensation and a customary proposal regarding adjournment of the STFC Shareholders Meeting). STFC shall not adjourn or postpone the STFC Shareholders Meeting without the prior written consent of LMHC; provided that STFC, after consultation with LMHC, may (and, if requested by LMHC, shall (provided, that LMHC shall only make up to two (2) such requests, and no such request for a postponement shall be permitted if it would require a change in the record date for the STFC Shareholders Meeting)) adjourn or postpone the STFC Shareholders Meeting (a) for a period of not more than ten (10) days to the extent necessary to ensure that any legally required supplement or amendment to the Proxy Statement is provided to the STFC Shareholders, (b) if as of the time for which the STFC Shareholders Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the STFC Shareholders Meeting or to obtain the STFC Shareholder Approval or (c) if such adjournment or postponement is required by Law or a court or other Governmental Authority of competent jurisdiction in connection with any Action in connection with this Agreement or the Transactions (in each case, other than as initiated by SAM, STFC or any of their respective Subsidiaries). STFC shall keep LMHC reasonably updated with respect to proxy solicitation results. Unless the Voting Agreement shall not have been fully executed as of the applicable date, STFC shall (x) recognize the proxy and power of attorney granted in the Voting Agreement at any meeting of the STFC Shareholders during the term of this Agreement (and subject to the terms of the Voting Agreement) and (y) not recognize, register or give effect to any transfer of any Shares made in violation of the Voting Agreement. Notwithstanding anything to the contrary set forth in this Agreement, unless this Agreement shall have been terminated prior to the date of the STFC Shareholders Meeting in accordance with its terms, the obligation of STFC to duly call, give notice of, convene and hold the STFC Shareholders Meeting in accordance with this Section 7.07 shall not be limited or otherwise affected by the making of an Adverse Recommendation Change.
Section 7.08 No Solicitation of Transactions.
(a) Each of SAM and STFC shall not, and shall cause their respective Subsidiaries not to, and shall not authorize or permit their respective or their respective Subsidiaries’ directors, officers, employees or other Representatives to, directly or indirectly, (i) solicit, initiate or knowingly encourage or knowingly facilitate the making of any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations regarding any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal, or furnish any non-public information with respect to SAM, STFC or any of their respective Subsidiaries to any Person (or their Representatives) who has made any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal, (iii) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of STFC (unless, and only to the extent, the STFC Board or STFC Special Committee determines in good faith, after consultation with its financial advisor and outside counsel, that the failure to do so would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law, in which case it may enable such Persons to submit and pursue a Takeover Proposal), (iv) enter into any Takeover Proposal Documentation with respect to a Takeover Proposal or (v) publicly propose to or agree to do any of the foregoing. Each of SAM and STFC shall, and shall cause their respective Subsidiaries and direct their respective Representatives to, immediately cease and cause to be terminated all existing discussions and negotiations as of the date of this Agreement with any Person conducted theretofore with respect to any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, at any time prior to obtaining the STFC Shareholder Approval, in response to a bona fide written Takeover Proposal received after the date hereof and prior to obtaining the STFC Shareholder Approval that did not result from a breach of this Section 7.08, (I) STFC may (and may authorize and permit its Subsidiaries and Representatives to) contact the Person or any of its Representatives who has made such Takeover Proposal solely to clarify the terms of such Takeover Proposal so that the STFC Board or STFC Special Committee, as applicable, may reasonably inform itself about such Takeover Proposal and (II) if the STFC Board or STFC Special Committee, as applicable, determines in good faith, after consultation with its financial advisor and outside counsel, that (A) such Takeover Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (B) that the failure to do so would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law, STFC may (and may authorize and permit its Subsidiaries and Representatives to), subject to compliance with Section 7.08(c), (x) furnish information with respect to SAM, STFC and their respective Subsidiaries to the Person making such Takeover Proposal (and its Representatives) pursuant to a confidentiality agreement containing provisions that are not more favorable to such Person than those contained in the Confidentiality Agreement are to LMHC (it being understood that such confidentiality agreement need not contain any standstill provisions); provided that all such information has previously been provided to LMHC or is provided to LMHC prior to or substantially concurrently with the time it is provided to such Person or any of its Representatives, and (y) participate in discussions and negotiations with the Person making such Takeover Proposal (and its Representatives) regarding such Takeover Proposal.
(b) Neither the SAM Board nor any committee thereof shall (i) withdraw or withhold (or modify in a manner adverse to LMHC), or publicly propose to withdraw or withhold (or modify in a manner adverse to LMHC), the approval, declaration of advisability or recommendation by the SAM Board or any such committee of this Agreement, the SAM Transaction, the Plan of Reorganization, the Amended Organizational Documents or the other transactions contemplated hereby, (ii) approve, declare advisable or recommend the adoption of, or publicly propose to approve, declare advisable or recommend the adoption of, any Takeover Proposal or (iii) fail to publicly reaffirm the SAM Recommendation within five (5) Business Days of a written request by LMHC to make such public reaffirmation following the receipt by

SAM of a public Takeover Proposal that has not been withdrawn; provided that LMHC may make any such request only twice with respect to a particular Takeover Proposal (and, additionally, once per material modification to any such Takeover Proposal that is made public).
(c) Excepted to the extent permitted by and in compliance with Section 7.08(d), neither the STFC Board nor any committee thereof shall (i) withdraw or withhold (or modify in a manner adverse to LMHC), or publicly propose to withdraw or withhold (or modify in a manner adverse to LMHC), the approval, declaration of advisability or recommendation by the STFC Board or any such committee of this Agreement, the STFC Merger or the other transactions contemplated hereby, (ii) approve, declare advisable or recommend the adoption of, or publicly propose to approve, declare advisable or recommend the adoption of, any Takeover Proposal or (iii) fail to publicly reaffirm the STFC Recommendation within five (5) Business Days of a written request by LMHC to make such public reaffirmation following the receipt by STFC of a public Takeover Proposal (other than in the case of a Takeover Proposal in the form of a tender offer or exchange offer) that has not been withdrawn; provided that LMHC may make any such request only twice with respect to a particular Takeover Proposal (and, additionally, once per material modification to any such Takeover Proposal that is made public) or (iv) fail to recommend against acceptance of such a tender or exchange offer by the close of business on the earlier of (A) the tenth (10th) Business Day after the commencement of such tender offer or exchange offer pursuant to Rule 14d-2 under the Exchange Act and (B) the third (3rd) Business Day prior to the STFC Shareholders Meeting (each of (i), (ii), (iii) and (iv), an “Adverse Recommendation Change”; it being understood that any customary “stop, look and listen” or similar communication of the type contemplated by Rule 14d-9(f) of the Exchange Act shall not, in and of itself, be deemed to be an Adverse Recommendation Change).
(d) Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, at any time prior to obtaining the STFC Shareholder Approval, the STFC Board or STFC Special Committee, as applicable, may, if it determines in good faith, after consultation with its financial advisor and outside counsel, that the failure to take such action would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law, (A) make an Adverse Recommendation Change in response to an Intervening Event and (B)(x) make an Adverse Recommendation Change in response to a Superior Proposal or (y) cause or permit STFC to terminate this Agreement in order to enter into a definitive written agreement to implement a Superior Proposal, in each case, if and only if:
(i) STFC shall have given LMHC notice at least five (5) Business Days prior to making any such Adverse Recommendation Change pursuant to clause (A) or (B)(x) above or causing or permitting STFC to terminate this Agreement pursuant to clause (B)(y) above, which notice shall (I) in the case of an Intervening Event, include a reasonably detailed description of the material Effects comprising such Intervening Event and (II) in the case of a Superior Proposal, include (A) a statement that the STFC Board or STFC Special Committee, as applicable, intends to take such action and specifying the reasons therefor, (B) the most current version of all proposed documents to effect such Superior Proposal in the possession of STFC or any of its Representatives or, if there is no such proposed written documentation, a reasonably detailed summary of the material terms and conditions of any Superior Proposal and (C) the identity of the Person making such Superior Proposal (it being understood and agreed that (1) each amendment to the financial or other material terms of such Superior Proposal shall require a new notice and a three (3) Business Day period following delivery of such new notice prior to taking any specified action and (2) in determining whether to make an Adverse Recommendation Change or to cause or permit STFC to so terminate this Agreement, the STFC Board or STFC Special Committee, as applicable, shall take into account any changes to the financial or other material terms of this Agreement proposed by LMHC in writing to STFC in response to any such notice or otherwise within the periods described above);
(ii) STFC has and has caused its Subsidiaries and its and their respective Representatives to negotiate in good faith with LMHC and its Representatives during the applicable periods referred to in clause (i) above in order to permit LMHC to propose one or more amendments to this Agreement so that the failure to take such action would no longer reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law; and
(iii) after considering any proposed amendments to this Agreement made by LMHC in writing during the applicable periods referred to in clause (i) above, if any, the STFC Board or STFC Special

Committee, as applicable, shall have determined in good faith, after consultation with its financial advisor and outside counsel, that (A) the failure to make the Adverse Recommendation Change in response to such Superior Proposal or cause or permit STFC to terminate this Agreement in order to enter into a definitive written agreement to implement a Superior Proposal would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law or (B) the failure to make the Adverse Recommendation Change in response to such Intervening Event would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law, as applicable.
(e) In addition to the obligations of each of SAM and STFC set forth in Section 7.08(a), Section 7.08(b) and Section 7.08(c), each of SAM and STFC shall as promptly as practicable (and in any event within twenty-four (24) hours after receipt thereof) advise LMHC of the receipt of any submission, announcement, proposal, offer or inquiry that constitutes or would reasonably be expected to lead to a Takeover Proposal after the date of this Agreement, provide LMHC with a copy of any written materials received in connection with any such submission, announcement, proposal, offer or inquiry or, where no written materials are available, provide a summary of the material terms and conditions of any such submission, announcement, proposal, offer or inquiry and the identity of the Person making any such submission, announcement, proposal, offer or inquiry. Each of SAM and STFC shall keep LMHC reasonably informed on a reasonably prompt basis of any material developments with respect to any such submission, announcement, proposal, offer or inquiry (including any material changes thereto) and shall provide LMHC as promptly as practicable (and in no event later than twenty-four (24) hours after receipt by SAM, STFC or any of their Affiliates or Representatives of or twelve (12) hours after delivery by SAM, STFC or any of their Affiliates or Representatives of) any draft documents to effect, or any material correspondence with respect to, any such submission, announcement, proposal, offer or inquiry.
(f) Nothing contained in this Section 7.08 shall prohibit STFC from taking and disclosing to the STFC Shareholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or making any disclosure to its shareholders if the STFC Board or STFC Special Committee determines in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would reasonably be likely to constitute a breach of its fiduciary duties to its shareholders under Ohio Law; it being understood, however, that nothing in foregoing shall be deemed to alter the definition of an Adverse Recommendation Change as provided by Section 7.08(c) or permit the STFC Board to make an Adverse Recommendation Change except to the extent permitted by and in compliance with Section 7.08(d).
Section 7.09 Public Announcements. Each of LMHC, SAM and STFC shall agree on a press release announcing the entering into of this Agreement and the transactions contemplated hereby. Thereafter, each of LMHC, SAM and STFC shall consult with each other before issuing any press release or otherwise making any public statements (including scheduling of a press conference or conference call with investors or analysts) with respect to this Agreement or any of the transactions contemplated hereby and shall not issue any such press release or make any such public statement without the prior consent of the other parties, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that a party may, without the prior consent of the other parties, issue such press release or make such public statement (a) as may be required by Law, the applicable rules and regulations of the NASDAQ Global Select Market or any listing agreement with the NASDAQ Global Select Market or (b) to enforce its rights and remedies under this Agreement; provided, further, however, that (i) without prior consent of the other parties, each party may disseminate information consistent with information included in a press release or other document previously approved for external distribution by the other parties pursuant to this Section 7.09, and (ii) this Section 7.09 shall not apply to any press release or other public announcement or disclosure in connection with any Adverse Recommendation Change effected by the STFC Board or STFC Special Committee, as applicable, to the extent permitted by and in compliance with Section 7.08(d).
Section 7.10 Post Closing Commitments.
(a) During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, SAM and STFC shall continue to operate out of their current Columbus, Ohio office; provided, however, that, within such two (2)-year period, LMHC shall be entitled to exercise its business judgment to make such changes to the size or location of such office as it deems necessary and appropriate, based upon business needs.

(b) During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, SAM and STFC shall continue to utilize the “State Auto” trademarks and brand associated with the lines of property and casualty insurance and insurance products of SAM, STFC and their respective Subsidiaries as of the date hereof, either independently or in conjunction with one or more trademarks and brands of LMHC or one of its Affiliates.
(c) During the period beginning on the Closing Date and ending on the fifth (5th) anniversary of the Closing Date, SAM and STFC shall substantially maintain the philanthropic and charitable contributions and activities described in Section 7.10(c) of the SAM Disclosure Letter consistent with the historical practices of SAM and STFC from December 31, 2018 through the date hereof.
(d) During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, (i) SAM shall not redomesticate or voluntarily adopt or enter into any plan of complete or partial liquidation or dissolution and (ii) all of the issued and outstanding capital stock of Reorganized SAM shall be owned, at all times, directly or indirectly, by LMHC.
Section 7.11 Employee Matters.
(a) During the period beginning on the Closing Date and ending on the first (1st) anniversary of the Closing Date (the “Protection Period”), or if earlier, the termination of employment of a STFC Employee, LMHC shall provide, or shall cause to be provided to: (i) each employee of STFC and its Subsidiaries who is employed as of immediately prior to the Closing (each such employee, a “STFC Employee”), a base salary or hourly base wage rate that is at least equal to the base salary or hourly base wage rate provided to such STFC Employee immediately prior to the Closing; (ii) each STFC Employee, a target annual short-term cash bonus opportunity or target annual cash commission opportunity that is at least equal to the target annual short-term cash bonus opportunity or target annual cash commission opportunity provided to such STFC Employee immediately prior to the Closing; and (iii) the STFC Employees, as a group, group employee health, group welfare and retirement benefits (other than severance benefits) that are no less favorable in the aggregate than those provided to such STFC Employees immediately prior to the Closing. Without limiting the generality of the foregoing, during the Protection Period, LMHC shall not amend or modify any of the STFC Benefit Plans listed on Section 7.11(a) of the STFC Disclosure Letter to reduce or cease benefit accruals in respect of any plan participant as of immediately prior to the Closing under such plan below the rate in effect immediately prior to the Closing, except to the extent any such amendments or modifications are required by applicable Law.
(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under any employee benefit plans of LMHC and its Subsidiaries (exclusive of SAM, STFC and their respective Subsidiaries) solely to the extent such plans provide benefits to any STFC Employee after the Closing Date (the “New Plans”), each such STFC Employee shall be credited with his or her years of service with STFC and its Subsidiaries and their respective predecessors before the Closing, to the same extent as such STFC Employee was entitled, before the Closing, to credit for such service under any STFC Benefit Plan or SAM Benefit Plan; provided that the foregoing service credit shall not apply for purposes of benefit accruals under any New Plan that is a defined benefit plan, retiree welfare arrangement or long-term incentive arrangement or to the extent that its application would result in a duplication of benefits with respect to the same period of service. In addition, LMHC shall provide that (i) each STFC Employee shall be immediately eligible to participate, without any waiting time, in any and all New Plans to the extent coverage under such New Plan is replacing comparable coverage under a STFC Benefit Plan or SAM Benefit Plan in which such STFC Employee participated immediately before the Closing Date (such plans, collectively, the “Old Plans”), and (ii) for purposes of each New Plan providing medical, dental, pharmaceutical and/or vision benefits to any STFC Employee, LMHC shall use commercially reasonable efforts to provide that (x) all pre-existing condition exclusions and actively-at-work requirements of such New Plan shall be waived for such STFC Employee and his or her covered dependents, to the extent such conditions were inapplicable or waived under the comparable Old Plans in which such STFC Employee participated immediately prior to the Closing Date and (y) any eligible expenses incurred by any STFC Employee and his or her covered dependents during the portion of the plan year of the Old Plan ending on the date such STFC Employee’s participation in the corresponding New Plan begins shall be taken into account under such New Plan for purposes of satisfying all deductible, coinsurance and maximum out-of-pocket requirements applicable to such STFC Employee and his or her covered dependents for the applicable plan year as if such amounts had been paid in accordance with such New Plan.
(c) Prior to the Effective Time, the STFC Board or the appropriate committee thereof shall take all actions reasonably necessary, including adopting any resolutions or amendments and providing any notices to participants, (which resolutions, amendments and notices, if applicable, shall be subject to the prior review and approval of LMHC) to provide that, on and following the Effective Time, the “company stock fund” shall be removed as an investment option under the applicable STFC Benefit Plans. As of the Effective Time, LMHC shall assume the STFC Benefit Plans, including the Executive Change of Control Agreements.
(d) On and after the date hereof, any broad-based employee notices or communication materials (including any website posting) provided to employees of SAM, STFC or any of their respective Subsidiaries by SAM, STFC or any of their respective Subsidiaries pertaining to employment, compensation or benefits matters that are or may be affected by this Agreement or the transactions contemplated by this Agreement shall be subject to the prior prompt review and comment of LMHC, and SAM, STFC and their respective Subsidiaries shall consider, in good faith, revising such notice or communication to reflect any comments or advice that LMHC provides within three (3) Business Days of receiving such notice or communication from SAM, STFC or any of their respective Subsidiaries.
(e) During the period beginning on the Closing Date and ending on the second (2nd) anniversary of the Closing Date, or if earlier, the termination of employment of a STFC Employee, LMHC shall provide, or shall cause to be provided to, each STFC Employee with severance benefits in accordance with the terms set forth on Section 7.11(e) of the STFC Disclosure Letter.
(f) In respect of STFC’s One Team Incentive Plan for the 2022 fiscal year (the “OTIP”), (i) prior to January 1, 2022, STFC shall establish, in consultation with LMHC, the applicable “Performance Criteria” (as defined in the OTIP) in respect of the 2022 fiscal year in the ordinary course of business consistent with past practice, (ii) STFC shall, or shall cause to, pay each STFC Employee participating in the OTIP as of immediately prior to the Closing a cash bonus in respect of the period from January 1, 2022 through the Closing Date (the “Pre-Closing Period”) based on the actual level of performance achieved (as determined by STFC, subject to the prior review and approval of LMHC), multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Period and the denominator of which is 365 (the “Pre-Closing Bonus”), and (iii) subject to the terms and conditions of the OTIP as amended herein with respect to the 2022 fiscal year, LMHC shall, or shall cause to, pay to each STFC Employee participating in the OTIP as of immediately prior to the Closing a cash bonus in respect of the period from the day immediately following the Closing Date through December 31, 2022 (the “Post-Closing Period”) based on the greater of the actual performance achieved and 75% of the target level of performance (as determined by STFC, subject to the prior review and approval of LMHC), multiplied by a fraction, the numerator of which is the number of days in the Post-Closing Period and the denominator of which is 365 (the “Post-Closing Bonus”). The Pre-Closing Bonus, subject to applicable Tax withholdings, shall be paid, without interest, as promptly as practicable following the Effective Time, but in no event later than the first regularly scheduled payroll date that occurs at least five (5) Business Days following the Effective Time. The Post-Closing Bonus shall be paid in accordance with the terms and conditions of the OTIP as amended herein with respect to the 2022 fiscal year.
(g) During the Protection Period, neither LMHC nor any of its Subsidiaries will terminate or take any action to terminate or liquidate the State Auto Insurance Companies Amended and Restated Directors Deferred Compensation Plan or the STFC Outside Directors Restricted Share Unit Plan.
(h) This Section 7.11 shall be binding upon and shall inure solely to the benefit of each of the parties to this Agreement and nothing in this Section 7.11 or any other provision of this Agreement or any other related Contract, express or implied (i) shall be construed to establish, amend or modify any STFC Benefit Plan, SAM Benefit Plan or any other benefit plan, program, agreement or arrangement, (ii) shall alter or limit the ability of STFC, SAM or any of their respective Subsidiaries, or LMHC or any of its Subsidiaries to amend, modify or terminate any benefit plan, program, agreement or arrangement or (iii) is intended to or shall confer upon any current or former employee of STFC, SAM or any of their respective Subsidiaries or any other person any right to employment or continued employment or service for any period of time by reason of this Agreement or any other related agreement, or any right to a particular term or condition of employment.
Section 7.12 Directors’ and Officers’ Indemnification and Insurance.
(a) LMHC agrees that all rights to indemnification, advancement of expenses and exculpation by each of SAM and STFC (or any of their respective Subsidiaries) now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Closing a director or officer of SAM, STFC or any of their respective Subsidiaries (each an “Indemnified Party”) as provided in the Organizational Documents of SAM, STFC or any of their respective Subsidiaries, or in any written indemnification agreement to which SAM, STFC or any of their respective Subsidiaries is a party as of March 31, 2021, in each case as in effect on the date of this Agreement shall be assumed by Reorganized SAM or the Surviving Corporation, as applicable in the Transactions, without further action, and shall survive the Transactions and shall remain in full force and effect in accordance with their terms. During the period beginning on the Closing Date and ending on the sixth (6th) anniversary of the Closing Date, each of Reorganized SAM and the Surviving Corporation shall, and LMHC shall cause each of Reorganized SAM and the Surviving Corporation to, maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Organizational Documents of SAM and STFC, as applicable, as in effect immediately prior to the Closing with respect to acts or omissions by any Indemnified Party occurring at or prior to the Closing, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any Indemnified Party, except as amendments may be required by applicable Law during such period.
(b) LMHC shall obtain as of the Closing “tail” directors’ and officers’ liability insurance policies with a claims period of six (6) years from the Closing with at least the same coverage and amounts and containing terms and conditions that are not less advantageous to the Indemnified Parties, in each case with respect to claims arising out of or relating to events which occurred before or at the Closing; provided, however, that in no event will LMHC be required to expend an aggregate premium for such coverage in excess of 300% of the last annual premium paid by SAM, STFC or any of their respective Subsidiaries for such insurance prior to the date of this Agreement (the “Maximum Premium”). If such insurance coverage cannot be obtained at an aggregate premium equal to or less than the Maximum Premium, LMHC shall obtain the greatest coverage available for a cost not exceeding an aggregate premium equal to the Maximum Premium. For the avoidance of doubt, SAM and STFC and their respective subsidiaries shall reasonably cooperate with LMHC in connection with LMHC’s procurement of the directors’ and officers’ liability and any other “tail” insurance policies.
(c) This Section 7.12 shall survive the consummation of the Transactions, is intended to benefit and shall be enforceable by each Indemnified Party and their respective successors, heirs and representatives and shall not be amended in such a manner as to adversely affect any Indemnified Party without the prior written consent of such affected Indemnified Party.
(d) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to SAM, STFC or any of their respective Subsidiaries or its directors and officers, it being understood and agreed that the indemnification provided for in this Section 7.12 is not prior to, or in substitution for, any such claims under any such policies.
(e) In the event that LMHC, Reorganized SAM or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors or assigns of LMHC, Reorganized SAM or the Surviving Corporation, as the case may be, shall assume the obligations set forth in this Section 7.12.
Section 7.13 Tax Treatment. SAM, Merger Sub II and LMHC intend the SAM Transaction to qualify as reorganizations under Section 368(a) of the Code, and each of LMHC and SAM shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to cause the SAM Transaction to so qualify. Each of LMHC, Merger Sub II and SAM shall not, and shall cause their respective Subsidiaries not to, take any action that would reasonably be expected to adversely affect the status of the SAM Transaction as, or cause the SAM Transaction not to qualify as, reorganizations under Section 368(a) of the Code.
Section 7.14 Section 16 Matters. Prior to the Closing, STFC shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act any dispositions of Shares (including derivative securities with respect to Shares) resulting from the transactions contemplated hereby by each director or officer of STFC who is subject to the reporting requirements of Section 16(a) of the Exchange Act (or who will become subject to the reporting requirements of Section 16(a) of the Exchange Act as a result of the transactions contemplated hereby) with respect to equity securities of STFC.
Section 7.15 Stock Exchange Delisting; Deregistration. Each of LMHC and STFC shall use commercially reasonable efforts to enable the delisting by STFC of the Shares from the NASDAQ Global Select Market and the deregistration of the Shares under the Exchange Act as promptly as practicable following the Closing.
Section 7.16 Takeover Laws. If any “control share acquisition,” “fair price,” “moratorium,” or other anti-takeover Law or any takeover-related provision in the STFC Articles of Incorporation or STFC Code of Regulations becomes or is deemed to be applicable to this Agreement, the STFC Merger or any of the other transactions contemplated hereby (other than those arising under insurance acquisition of control Laws), then each of STFC and the STFC Board shall grant such approvals and take such actions within STFC’s control as are permitted under applicable Law and necessary to eliminate, or if not possible to eliminate, to minimize the effect of such Law or such takeover-related provision in the STFC Articles of Incorporation or STFC Code of Regulations on this Agreement, the STFC Merger and the other transactions contemplated hereby.
Section 7.17 Litigation. Each of SAM and STFC shall promptly advise LMHC orally and in writing of any Action brought by any SAM Member or other interested party against SAM or its directors, officers or employees or any STFC Shareholder against STFC or its directors, officers or employees, as applicable, in each case, relating to (as applicable) this Agreement, the Plan of Reorganization, the Amended Organizational Documents, the SAM Transaction, the STFC Merger or the other transactions contemplated hereby and shall keep LMHC reasonably informed regarding any such Action. Each of SAM and STFC shall give LMHC the opportunity to participate (at its own expense) in, subject to a customary joint defense agreement, but not control the defense of any such litigation, shall give due consideration to LMHC’s advice with respect to such litigation and shall not settle any such litigation without the prior written consent of LMHC, such consent not to be unreasonably withheld, delayed or conditioned. LMHC shall promptly advise each of SAM and STFC orally and in writing of any Action brought by any member of LMHC against LMHC or its directors, officers or employees relating to this Agreement or the transactions contemplated hereby and shall keep each of SAM and STFC reasonably informed regarding any such litigation.
Section 7.18 Due Diligence Investigation; No Other Representations.
(a) Each of LMHC and its Subsidiaries is an informed and sophisticated Person. LMHC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. LMHC has been provided access to certain materials relating to the business of SAM, STFC and their respective Subsidiaries and has been given access to certain Representatives of SAM, STFC and their respective Subsidiaries. Without limiting the generality of the foregoing, LMHC acknowledges that (1) none of SAM, STFC, their respective Subsidiaries, nor any of their respective Representatives makes any representation or warranty with respect to (i) any estimates, budgets, projections or predictions delivered to or made available to LMHC or any other Person of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SAM, STFC and their respective Subsidiaries or the future business and operations of SAM, STFC and their respective Subsidiaries or (ii) any other information or documents made available to LMHC or its Representatives with respect to SAM, STFC and their respective Subsidiaries, or any of their respective businesses, assets, Liabilities or operations, except in each case of clauses (i) and (ii) as expressly set forth in Article IV or Article V hereof, and (2) LMHC has not relied nor will it rely upon any of the information described in sub clauses (i) and (ii) of clause (1) above or any other information, representation or warranty, except those representations or warranties set forth in Article IV and/or Article V hereof (in each case, as expressly qualified by the SAM Disclosure Letter or the STFC Disclosure Letter).
(b) Each of SAM, STFC and their respective Subsidiaries is an informed and sophisticated Person. Each of SAM and STFC has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of SAM and STFC has been provided access to certain materials relating to the business of LMHC and its Subsidiaries and has been given access to certain Representatives of LMHC and its Subsidiaries. Without limiting the generality of the foregoing, LMHC acknowledges that (1) none of LMHC, its Subsidiaries, nor any of their respective Representatives makes any representation or warranty with respect to (i) any estimates, budgets, projections or predictions delivered to or made available to SAM or STFC or any other Person of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of LMHC and its Subsidiaries or the future business and operations of LMHC and its Subsidiaries or (ii) any other information or documents made available to SAM, STFC or their respective Representatives with respect to LMHC and its Subsidiaries, or any of their respective businesses, assets, Liabilities or operations, except in each case of clauses (i) and (ii) as expressly set forth in Article VI hereof, and (2) neither SAM nor STFC has relied nor will it rely upon any of the information described in sub clauses (i) and (ii) of clause (1) above or any other information, representation or warranty, except those representations or warranties set forth in Article VI hereof (in each case, as expressly qualified by the LMHC Disclosure Letter).
Section 7.19 A.M. Best Rating.
(a) LMHC shall use reasonable best efforts to cause the SAM Insurance Companies and the STFC Insurance Companies to achieve an A.M. Best rating that is equivalent to the LMHC group rating (either as a group rating, through reinsurance or otherwise), including as part of such efforts, (i) the establishment of a quota share reinsurance or reinsurance pooling arrangement among one or more SAM Insurance Companies or STFC Insurance Companies and one or more LMHC Existing Reorganized Insurers or other insurance company Subsidiary thereof, subject to receiving required regulatory approvals and (ii) making any required filings with Insurance Regulators in connection therewith within ninety (90) days of the date hereof. In the event the SAM Insurance Companies and the STFC Insurance Companies have not received an A.M. Best rating that is equivalent to the LMHC group rating as of the Closing, LMHC shall continue to use reasonable best efforts to cause the SAM Insurance Companies and the STFC Insurance Companies to achieve such rating (either as a group rating, through reinsurance or otherwise) within six (6) months of the Closing. If the SAM Insurance Companies and the STFC Insurance Companies have not achieved such rating (either as a group rating, through reinsurance or otherwise), within such six (6) month period, then, subject, in each case, to receiving required regulatory approvals, LMHC shall promptly thereafter (and in no event later than the end of the ninth (9th) month following the Closing) make any required filings with Insurance Regulators either to enter into a financial guarantee agreement, provide a capital infusion in support of the SAM Insurance Companies and the STFC Insurance Companies or take such other reasonable steps in order to achieve such rating action and, subject to receipt of required regulatory approval(s), implement such measure(s).
(b) Solely to the extent the SAM Insurance Companies and the STFC Insurance Companies have not received an A.M. Best rating that is equivalent to the LMHC group rating as of the Closing, during the period beginning on the Closing Date and ending on the date the SAM Insurance Companies and the STFC Insurance Companies have first achieved such rating (the “Advisory Board Term”), there shall be established an advisory board (jointly and not severally; and acting collectively, not individually; the “Advisory Board”) initially comprised of the three (3) persons listed on Schedule II.
(i) The Advisory Board duties shall consist of consulting with and providing advice and recommendations to the officers of LMHC with respect to compliance with Section 7.19(a). The Advisory Board shall not have the authority to approve, initiate, or disapprove any actions on behalf of any entity or communicate with any rating agency, Governmental Authority or policyholder, and the officers of LMHC shall not be under any obligation to accept any advice or recommendations of the Advisory Board.

(ii) The members of the Advisory Board shall receive annual remuneration for their services during the Advisory Board Term in an amount equal to the base annual retainer they were paid as members of SAM Board during the twelve (12) months prior to the Closing (excluding any amounts or supplemental fees paid for participation on committees, leadership roles, or in connection with any incentive-based compensation, phantom equity, or similar compensation plans or arrangements).
(iii) In the event of a vacancy on the Advisory Board, the remaining members of the Advisory Board shall determine whether to fill such vacancy and, subject to the approval of LMHC, the identity of the successor member.
(iv) The rights granted hereunder may only be exercised by the collective action of the Advisory Board. No member of the Advisory Board, acting in his or her individual capacity, is granted any authority hereunder.
(v) LMHC shall deliver to the Advisory Board, not later than fifteen (15) days following the end of each calendar month, a report of LMHC’s efforts with respect to achieving such A.M. Best rating in such preceding month.
(vi) The Advisory Board may from time to time receive confidential information relating to the business and operations of LMHC and its Affiliates. Each member of the Advisory Board shall keep such confidential information strictly confidential and may not disclose such confidential information to any Person (other than other members of the Advisory Board) and may not use such confidential information for any purpose other than fulfilling his or her responsibilities as a member of the Advisory Board.
(c) During the Advisory Board Term, if any, LMHC shall cause Reorganized SAM to not pay any shareholder dividends or make any other distributions with respect to its capital stock.
ARTICLE VIII

CONDITIONS TO CLOSING
Section 8.01 Conditions to the Obligations of Each Party. The obligations of each party to effect the Transactions on the Closing Date are subject to the satisfaction or waiver by each of LMHC, SAM and STFC (to the extent permitted by applicable Law) as of the Closing Date of the following conditions:
(a) SAM Member Approval. The SAM Member Approval shall have been obtained.
(b) STFC Shareholder Approval. The STFC Shareholder Approval shall have been obtained.
(c) Governmental Consents. The Governmental Consents shall have been made or obtained, as applicable, and shall be in full force and effect. The waiting periods applicable to the Transactions under the HSR Act, together with any extensions thereof, shall have expired or been terminated.
(d) No Legal Prohibition. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Laws (whether temporary, preliminary or permanent), in each case, that is in effect and that enjoins, prevents or otherwise prohibits consummation of the Transactions (a “Restraint”).
Section 8.02 Conditions to the Obligations of LMHC, Merger Sub I and Merger Sub II. The obligations of LMHC, Merger Sub I and Merger Sub II to effect the Transactions on the Closing Date are further subject to the satisfaction or waiver by LMHC (to the extent permitted by applicable Law) as of the Closing Date of the following conditions:
(a) Representations and Warranties.
(i) The representations and warranties of SAM (A) set forth in Section 4.01(a), Section 4.02, clauses (y) and (z) of the second sentence of Section 4.03(a), Section 4.04(a)(i), Section 4.25 and Section 4.27 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) and (B) set forth in Section 4.07(b) shall be true and correct as of the date of this Agreement and as of the Closing Date. LMHC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of SAM.
(ii) The representations and warranties of STFC (A) set forth in Section 5.03(a) shall be true and correct, subject only to de minimis exceptions, as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (B) set forth in Section 5.01(a), Section 5.02, Section 5.03(b), clause (y) of the second sentence of Section 5.04(a), Section 5.05(a)(i), Section 5.27 and Section 5.29 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time) and (C) set forth in Section 5.09(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date. LMHC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of STFC.
(iii) The representations and warranties of SAM set forth in Article IV (other than those described in Section 8.02(a)(i)) and the representations and warranties of STFC set forth in Article V (other than those described in Section 8.02(a)(ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a SAM Group Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of this Section 8.02(a)(iii), no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality,” “SAM Material Adverse Effect” or “STFC Material Adverse Effect.” LMHC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of each of SAM and STFC.
(b) Covenants and Agreements.
(i) The covenants and agreements of SAM set forth in this Agreement to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects. LMHC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of SAM.
(ii) The covenants and agreements of STFC set forth in this Agreement to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects. LMHC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of STFC.
(c) Burdensome Condition. No Burdensome Condition shall have been imposed in connection with any Governmental Consent.
Section 8.03 Conditions to the Obligation of SAM and STFC. The obligation of SAM to effect the SAM Transaction and STFC to effect the STFC Merger on the Closing Date are further subject to the satisfaction or waiver by each of SAM and STFC (to the extent permitted by applicable Law) as of the Closing Date of the following conditions:
(a) Representations and Warranties. The representations and warranties of LMHC (i) set forth in Section 6.01(a), Section 6.02, Section 6.03(a)(i) and Section 6.16 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), (ii) set forth in Section 6.17(b) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date and (iii) set forth in Article VI (other than those described in clauses (i) and (ii)) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made on and as of the Closing Date (except to the extent that such representations and warranty expressly speaks as of a particular date or period of time, in which case such representation and warranty shall be so true and correct as of such particular date or period of time), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, reasonably be likely to have a LMHC Material Adverse Effect; provided, however, that for purposes of determining the satisfaction of clause (iii) of this condition, no effect shall be given to any exception or qualification in such representations and warranties relating to “material,” “materiality” or “LMHC Material Adverse Effect.” Each of SAM and STFC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of LMHC.
(b) Covenants and Agreements. The covenants and agreements of LMHC, Merger Sub I and Merger Sub II set forth in this Agreement to be performed or complied with at or prior to the Closing Date shall have been duly performed or complied with in all material respects. Each of SAM and STFC shall have received a certificate to such effect dated the Closing Date and executed by a duly authorized executive officer of LMHC.
ARTICLE IX

TERMINATION
Section 9.01 Termination. This Agreement may be terminated and the Transactions and the other transactions contemplated hereby may be abandoned at any time prior to the Closing (notwithstanding if the SAM Member Approval or the STFC Shareholder Approval has been obtained):
(a) by mutual written consent of LMHC, SAM and STFC, which consent shall have been approved by the action of their respective Boards of Directors;
(b) by LMHC, SAM or STFC, if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Laws, in each case, permanently preventing or otherwise permanently prohibiting the SAM Transaction or the STFC Merger and such Law shall have become final and nonappealable; provided that a party shall not have the right to terminate this Agreement pursuant to this Section 9.01(b) if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or results in, the issuance of such Law;
(c) by LMHC, SAM or STFC, if the SAM Member Approval shall not have been obtained following a vote thereon having been taken at the SAM Members Meeting;
(d) by LMHC, SAM or STFC, if the STFC Shareholder Approval shall not have been obtained following a vote thereon having been taken at the STFC Shareholders Meeting;
(e) by STFC, prior to the receipt of the STFC Shareholder Approval in accordance with Section 7.08(d)(B)(y) with respect to a Superior Proposal concurrently with entering into a definitive agreement to implement a Superior Proposal; provided, however, that prior to or concurrently with such termination STFC (without duplication) pays or causes to be paid to LMHC the Termination Fee pursuant to Section 9.02(b)(i);
(f) by LMHC, (i) prior to the receipt of the STFC Shareholder Approval, if STFC shall have made an Adverse Recommendation Change or (ii) there has been a willful and material breach by SAM or STFC of any covenant or agreement set forth in Section 7.06, Section 7.07 or Section 7.08;
(g) by LMHC, SAM or STFC, if the Transactions shall not have been consummated prior to May 12, 2022 (as such date may be extended pursuant to the second proviso below, the “Outside Termination Date”); provided that a party shall not have the right to terminate this Agreement pursuant to this Section 9.01(g) if such party’s failure to fulfill any obligation under this Agreement has been the cause of, or results in, the failure of the Transactions to occur on or before such date; provided, further, that, if on a date that would have been the Outside Termination Date the conditions set forth in Section 8.01(c) or Section 8.01(d) (to the extent any such Restraint is in respect of Orders that relate to the subject matter of Section 8.01(c)) or Section 8.02(c) are the only conditions in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing) that shall not have been satisfied or waived on or before such date, then the Outside Termination Date shall automatically be extended without further action by the parties hereto up to two (2) times, each time for a period of three (3) months, in which case the Outside Termination Date shall be deemed for all purposes to be such later date;
(h) by LMHC, if (i) there has been a breach by SAM or STFC of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) if continuing on the Closing Date and (ii) such breach has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to SAM and STFC of such breach and (B) the Outside Termination Date; provided that LMHC shall not have the right to terminate this Agreement pursuant to this Section 9.01(h) if LMHC, Merger Sub I or Merger Sub II is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;
(i) by SAM or STFC, if (i) there has been a breach by LMHC of any representation, warranty, covenant or agreement set forth in this Agreement that would, individually or in the aggregate, result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) if continuing on the Closing Date and (ii) such breach has not been cured (or is not capable of being cured) by the earlier of (A) thirty (30) days after the giving of written notice to LMHC of such breach and (B) the Outside Termination Date; provided that neither SAM nor STFC shall have the right to terminate this Agreement pursuant to this Section 9.01(i) if SAM or STFC is then in material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement; or
(j) by LMHC, if the Voting Agreement shall not have been executed by SAM, and delivered to LMHC, by 11:59 p.m., New York time, on the date hereof. The party desiring to terminate this Agreement pursuant to this Section 9.01 (other than clause (a) hereof) shall give written notice of such termination to the other party in accordance with Section 10.02, specifying the provision or provisions hereof pursuant to which such termination is effected.
Section 9.02  Fees and Expenses.
(a) Expense Allocation. Except as otherwise specified in this Section 9.02, all costs and expenses (including fees and expenses payable to Representatives) incurred in connection with this Agreement, the Transactions and the other transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Transactions are consummated.
(b) Termination Fee.
(i) If this Agreement is terminated (A) by STFC pursuant to Section 9.01(e) or (B) by LMHC pursuant to Section 9.01(f), STFC (or if this Agreement is terminated by LMHC pursuant to Section 9.01(f)(ii) in respect of a breach by SAM, SAM) shall pay LMHC, as liquidated damages and not as a penalty, the Termination Fee. If the Termination Fee is payable pursuant to clause (A) of the preceding sentence, the Termination Fee shall be paid prior to or concurrently with such termination and if the Termination Fee is payable pursuant to clause (B) of the preceding sentence, the Termination Fee shall be paid within two (2) Business Days after the date of such termination, in each case, by wire transfer of immediately available funds to an account designated by LMHC in writing.
(ii) If this Agreement (A) is terminated (I) by LMHC, SAM or STFC pursuant to Section 9.01(d) and at any time after the date hereof and prior to the STFC Shareholder Meeting, a Takeover Proposal shall have become public and shall not have been publicly withdrawn at least five (5) Business Days prior to the STFC Shareholders Meeting, (II) by LMHC, SAM or STFC pursuant to Section 9.01(g) and at any time after the date hereof and prior to the Outside Termination Date, a Takeover Proposal shall have been made known to the STFC Board or shall have become public and shall not have been withdrawn at least five (5) Business Days prior to the Outside Termination Date or (III) by LMHC pursuant to Section 9.01(h) and at any time after the date hereof and prior to the breach giving rise to LMHC’s right to terminate under Section 9.01(h), a Takeover Proposal shall have been made known to the STFC Board or shall have become public and shall not have been withdrawn prior to such breach and (B) within twelve (12) months of such termination, STFC either consummates any Takeover Proposal or enters into a definitive agreement to consummate any Takeover Proposal and STFC thereafter consummates such Takeover Proposal (whether or not within such twelve (12) month period), then STFC shall pay LMHC, as liquidated damages and not as a penalty, the Termination Fee; provided that for the purposes of this Section 9.02(b)(ii), all references in the term Takeover Proposal to “15% or more” shall be deemed to be references to “more than 50%.” If the Termination Fee is payable pursuant to this Section 9.02(b)(ii), the Termination Fee shall be paid prior to or concurrently with the consummation of the Takeover Proposal by wire transfer of immediately available funds to an account designated by LMHC in writing.
(c) Regulatory Costs. Notwithstanding Section 9.02(a), at Closing, LMHC shall reimburse SAM for all out-of-pocket costs and expenses assessed to SAM by, or payable by SAM to, an Insurance Regulator in connection with its review of the SAM Transaction.
(d) Modified Termination Fee. If this Agreement is terminated by LMHC pursuant to Section 9.01(j), then STFC shall pay LMHC, as liquidated damages and not as a penalty, an amount equal to 50% of the Termination Fee (such amount, the “Modified Fee”). If the Modified Fee is payable pursuant to this Section 9.02(d), the Modified Fee shall be paid within one (1) Business Days after the date of such termination by wire transfer of immediately available funds to an account designated by LMHC in writing.
(e) Enforcement Costs; Interest; Other. The parties acknowledge that the agreements set forth in this Section 9.02 are an integral part of the transactions contemplated hereby and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if any party fails promptly to pay any amount due pursuant to this Section 9.02, such party shall also pay any out-of-pocket costs and expenses (including reasonable out-of-pocket legal fees and expenses) incurred by the other parties in connection with an Action to enforce this Section 9.02 that results in an Order for such amount against the non-paying party. Any amount not paid when due pursuant to this Section 9.02 shall bear interest from the date such amount is due until the date paid at a rate equal to the prime rate as published in The Wall Street Journal, Eastern Edition in effect on the date of such payment. The parties agree and understand that in no event shall the Termination Fee be required to be paid more than once or on more than one occasion. Notwithstanding anything to the contrary set forth in this Agreement (other than Liability for any willful and material breach of any provision of this Agreement prior to termination or for actual, common law fraud with respect to the representations and warranties contained in this Agreement), following the termination of this Agreement in accordance with Section 9.01 (for the avoidance of doubt, without limiting any parties rights to specific performance pursuant to Section 10.10 prior to such termination), LMHC’s right to receive payment from STFC (or SAM, as applicable) of the Termination Fee pursuant to Section 9.02(b) or the Modified Fee pursuant to Section 9.02(d), as applicable, shall, solely in circumstances in which the Termination Fee or the Modified Fee, as applicable, is payable hereunder and is paid in full, constitute the sole and exclusive remedy of LMHC, Merger Sub I and Merger Sub II against SAM, STFC and their Affiliates and any of their respective former, current or future general or limited partners, shareholders, members, managers, directors, officers, employees, agents, Representatives or assignees (collectively, the “SAM/STFC Related Parties”) for any and all losses and damages suffered as a result of the failure of the transactions contemplated by this Agreement to be consummated or for a breach or failure to perform hereunder or otherwise, and upon payment of such amounts when so payable, none of the SAM/STFC Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the transactions contemplated by this Agreement, except that SAM and STFC shall also be obligated with respect to any amounts owing for enforcement costs and expenses pursuant to the prior sentences of this Section 9.02(e)).
Section 9.03 Effect of Termination. In the event of termination of this Agreement by LMHC, SAM or STFC as provided in Section 9.01, this Agreement shall forthwith become void and have no effect, without any Liability or obligation on the part of LMHC, Merger Sub I, Merger Sub II, SAM or STFC, except that (a) the provisions of Section 7.02(b), Section 9.02, this Section 9.03 and Article X shall survive termination and (b) nothing herein shall relieve any party from Liability for any willful and material breach of any provision of this Agreement prior to such termination or for actual, common law fraud with respect to the representations and warranties contained in this Agreement, in which case the aggrieved party shall be entitled to all rights and remedies available at law or in equity, including liability for damages determined taking into account all relevant factors, including the loss of benefit of the Transactions to the party, any lost shareholder premium in the case of STFC, the time value of money, and any benefit to the breaching party or its shareholders or members, as applicable, arising from such willful and material breach or actual, common law fraud (such rights and remedies enforceable only by the aggrieved party, in its sole and absolute discretion, on behalf of itself or its shareholders or members, as applicable); provided, further, that the amount of any damages recovered pursuant to this Section 9.03 by LMHC shall be reduced by the amount of any Termination Fee or Modified Fee, as applicable, previously paid to LMHC.
ARTICLE X

GENERAL PROVISIONS
Section 10.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing, except for (a) those covenants or agreements set forth herein that by their terms apply to or are to be performed in whole or in part following the Closing and (b) this Article X.
Section 10.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand, (b) when sent by email or (c) two (2) Business Days following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
if to LMHC, Merger Sub I or Merger Sub II, to

Liberty Mutual Group
175 Berkeley Street
Boston, MA 02116
Attention:	Nik Vasilakos, Group Head of Mergers and Acquisitions
Richard P. Quinlan, Deputy General Counsel
Email:	[REDACTED]

with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, NY 10001
Attention:	Todd E. Freed
Elena M. Coyle
Email:	todd.freed@skadden.com
elena.coyle@skadden.com

if to SAM or STFC, to

State Automobile Mutual Insurance Company
State Auto Financial Corporation
518 East Broad Street
Columbus, OH 43215
Attention:	Melissa Centers, SVP/General Counsel
Email:	[REDACTED]

with a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP
2000 Huntington Center
41 S High St
Columbus, OH 43215
Attention:	Matthew S. Bailey
Jeffrey R. Wahl
Email:	matthew.bailey@squirepb.com
jeff.wahl@squirepb.com

and

Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
Attention:	Edward J. Lee
Rajab S. Abbassi
Email:	edward.lee@kirkland.com
rajab.abbassi@kirkland.com
Section 10.03 Entire Agreement. This Agreement, the Voting Agreement (if and when fully executed) and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.
Section 10.04 Third-Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, other than, from and after the Closing, each Indemnified Party and their respective successors, heirs and representatives, each of whom shall have the right to enforce the provisions of Section 7.12 directly, and, from and after the Effective Time, the right of the STFC Shareholders to receive the Merger Consideration payable in accordance with Article III and the rights of the holders of STFC Equity Awards as set forth in Section 3.02(a) and Section 3.02(d). The representations, warranties, covenants and agreements in this Agreement are the product of negotiations among the parties and are for the sole benefit of the parties and may, in certain instances, be qualified, limited or changed by confidential disclosure letters. Any inaccuracies in such representations or warranties or failure to perform or breach of such covenants or agreements are subject to waiver by the parties in accordance with Section 10.05 without notice or Liability to any other Person. In some instances, the representations, warranties, covenants and agreements in this Agreement may represent an allocation among the parties of risk associated with particular matters regardless of the knowledge of any of the parties. Consequently, Persons other than the parties may not rely upon the representations, warranties, covenants and agreements in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.
Section 10.05 Amendment; Waiver.
(a) This Agreement may be amended, modified or supplemented by the parties in writing by action of their respective Boards of Directors at any time before or after the SAM Member Approval and the STFC Shareholder Approval has been obtained and prior to the Closing; provided, however, that, (i) after the SAM Member Approval shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further approval by the SAM Members without such further approval and (ii) after the STFC Shareholder Approval shall have been obtained, no such amendment, modification or supplement shall be made that pursuant to applicable Law requires further approval by the STFC Shareholders without such further approval. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all of the parties.
(b) At any time prior to the Closing, each of LMHC, Merger Sub I, Merger Sub II, SAM and STFC may (i) extend the time for the performance of any of the obligations or other acts of the other parties,

(ii) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or in any document delivered pursuant to this Agreement or (iii) subject to the provisions of Section 10.05(a), waive compliance with any of the covenants, agreements or conditions of the other parties set forth in this Agreement. Any such extension or waiver by a party shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity.
Section 10.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any attempted or purported assignment or delegation in violation of this Section 10.06 shall be null and void.
Section 10.07 Governing Law. This Agreement, and all disputes, claims, controversies or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement, including the negotiation, validity, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its applicable principles of conflicts of laws, rules or principles thereof (or any jurisdiction); provided that (a) the Laws of the State of Ohio shall apply with respect to the fiduciary duties of the SAM Board and STFC Board and (b) the Laws of the State of Ohio or the Commonwealth of Massachusetts, as applicable, shall apply where such Laws are mandatorily applicable to the Transactions or other transactions contemplated hereby and the rights of holders of Shares or Equity Rights.
Section 10.08 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Delaware Court of Chancery (or, only if the Delaware Court of Chancery does not have jurisdiction over a particular matter, the Superior Court of the State of Delaware (and the Complex Commercial Litigation Division thereof if such division has jurisdiction over the particular matter), or only if the Delaware Court of Chancery and the Superior Court of the State of Delaware do not have jurisdiction, any federal court of the United States of America sitting in the State of Delaware) (“Chosen Courts”), and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, validity, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Chosen Courts and agrees not to bring any such Action in any other court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement, including the negotiation, validity execution or performance of this Agreement, in the Chosen Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court or claim that it or its property is exempt or immune from the Chosen Courts or from any Action commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (d) agrees that a final judgment in any such Action shall be conclusive and binding upon each of the parties and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (e) agrees that it shall not assert as a defense any matter or claim waived by the foregoing clauses (a) through (d). Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 10.02 or in any other manner permitted by applicable Law.
Section 10.09 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, VALIDITY, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST

EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTIES NOR THEIR RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 10.09. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 10.10 Specific Performance. Each of the parties acknowledges and agrees that irreparable harm would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or are otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, each party hereto agrees that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 10.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 10.10 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 10.10 before exercising any other right under this Agreement.
Section 10.11 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email, facsimile or other means of electronic transmission intended to preserve the original graphic or pictorial appearance of a document. This Agreement shall become effective when each party shall have received one or more counterparts hereof signed by each of the other parties and unless and until such receipt, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 10.12 Severability. The provisions of this Agreement shall be deemed severable and if any term, provision, covenant or restriction of this Agreement is held by the Chosen Courts or other Governmental Authority to be illegal, invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
LIBERTY MUTUAL HOLDING COMPANY INC.

By:	/s/ Nik Vasilakos
Name: Nik Vasilakos
Title: Group Head M&A, Authorized Signatory

PYMATUNING, INC.

By:	/s/ Michael Garvey
Name: Michael Garvey
Title: President

ANDOVER, INC.

By:	/s/ Michael Garvey
Name: Michael Garvey
Title: President

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Michael E. LaRocco
Name: Michael E. LaRocco
Title: President and Chief Executive Officer

STATE AUTO FINANCIAL CORPORATION

By:	/s/ Michael E. LaRocco
Name: Michael E. LaRocco
Title: President and Chief Executive Officer
[Signature Page to Agreement and Plan of Merger and Combination]

Appendix B
VOTING AND SUPPORT AGREEMENT
This VOTING AND SUPPORT AGREEMENT (together with all schedules hereto, this “Agreement”), dated as of July 12, 2021, is made by and between State Automobile Mutual Insurance Company, an Ohio mutual insurance company (“SAM”), and Liberty Mutual Holding Company Inc., a Massachusetts mutual holding company (“LMHC”).
W I T N E S S E T H:
WHEREAS, LMHC, Pymatuning, Inc., an Ohio corporation and wholly-owned indirect subsidiary of LMHC, Andover, Inc., an Ohio corporation and wholly-owned direct subsidiary of LMHC, State Auto Financial Corporation, an Ohio corporation (“STFC”), and SAM have entered into an Agreement and Plan of Merger and Combination, dated as of July 12, 2021 (the “Merger Agreement”); and
WHEREAS, SAM is willing to make certain representations, warranties, covenants, and agreements as set forth in this Agreement with respect to the shares of common stock, no par value per share, of STFC (“Shares”) Beneficially Owned by SAM and set forth on Schedule I hereto (the “Original Shares” and, together with any additional Shares pursuant to Section 3.04 hereof, the “SAM Owned Shares”).
NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, and intending to be legally bound hereby, the parties hereby agree as follows:
ARTICLE I
DEFINITIONS AND TERMS
Section 1.01 Definitions. Capitalized terms used and not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement. The following terms shall have the respective meanings set forth below throughout this Agreement:
“Beneficially Own” or “Beneficial Ownership” has the meaning assigned to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such rule (in each case, irrespective of whether or not such rule is actually applicable in such circumstance). For the avoidance of doubt, “Beneficially Own” and “Beneficial Ownership” shall also include record ownership of securities.
“Beneficial Owner” shall mean the Person who Beneficially Owns the referenced securities.
Section 1.02 Interpretation.
(a)	As used throughout this Agreement, references:
(i)
to the Preamble or to the Recitals, Sections, Articles or Schedules are to the Preamble or a Recital, Section, Article or Schedules of, this Agreement unless otherwise clearly indicated to the contrary;

(ii)	to any Contract (including this Agreement) are to the Contract as amended, modified, supplemented or replaced from time to time;
(iii)
to any Law are to such Law as amended, modified, supplemented or replaced from time to time and any rules or regulations promulgated thereunder and to any section of any Law include any successor to such section;

(iv)	to any Governmental Authority include any successor to the Governmental Authority and to any Affiliate or Subsidiary include any successor to such Affiliate or Subsidiary;
(v)
to “hereof,” “herein,” “hereunder,” “hereby,” “herewith” and words of similar import refer to this Agreement as a whole and not to any particular Article, Section or clause of this Agreement, unless otherwise clearly indicated to the contrary; and

(vi)	to the “date of this Agreement,” “the date hereof” and words of similar import refer to July 12, 2021.

(b)
Whenever the words “include,” “includes” or “including” are used in this Agreement, they will be deemed to be followed by the words “without limitation.” The word “or” need not be disjunctive. The word “will” shall be construed to have the same meaning and effect as the word “shall.” Any singular term in this Agreement will be deemed to include the plural, and any plural term the singular. All pronouns and variations of pronouns will be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the Person referred to may require. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(c)	The headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement.
(d)	References to a “party” hereto means LMHC or SAM and references to “parties” hereto means LMHC and SAM unless the context otherwise requires.
(e)
The parties have participated jointly in the negotiation and drafting of this Agreement; consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

(f)	No summary of this Agreement prepared by or on behalf of any party shall affect the meaning or interpretation of this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SAM
SAM represents and warrants to LMHC as follows:
Section 2.01 Ownership of Shares. SAM (a) is the Beneficial Owner of all of the Original Shares free and clear of any proxy, voting restriction, adverse claim, or other Liens, other than those created by this Agreement or under applicable federal or state securities laws and (b) has the sole voting power over all of the Original Shares. Except pursuant to this Agreement, there are no options, warrants, or other rights, agreements, arrangements, or commitments of any character to which SAM is a party relating to the pledge, disposition, or voting of any of the Original Shares and there are no voting trusts or voting agreements with respect to the Original Shares. SAM has not engaged in or effected, in any manner whatsoever, directly or indirectly, any (x) “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Shares or (y) hedging transaction, which establishes a net short position with respect to the Shares.
Section 2.02 Authorization. SAM has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution, delivery and performance by SAM of this Agreement, and the consummation by SAM of the transactions contemplated hereby, have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by SAM and, assuming the due authorization, execution and delivery by LMHC, constitutes a legal, valid and binding obligation of SAM enforceable against SAM in accordance with its terms, except as enforcement thereof may be limited against SAM by the Bankruptcy and Equity Exception.
Section 2.03 No Conflict; Consents.
(a)
The execution and delivery of this Agreement by SAM does not, and the performance of this Agreement by SAM and the consummation of the transactions contemplated hereby will not, (i) constitute or result in a conflict, breach or violation of or default under, the Organizational Documents of SAM or its Subsidiaries, (ii) conflict with or violate any Law applicable to SAM or by which any property or asset of SAM or any of its Subsidiaries is bound or affected, (iii) require any consent or other action by any Person under, result in a breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, give to others (immediately or with notice or lapse of time or both) any right of termination, amendment, acceleration or cancellation of, result (immediately or with notice or lapse of time or both) in triggering any payment or other obligations under, or result in the loss of any right or benefit to which SAM or any of its Subsidiaries is entitled under, any Contract to which SAM or any of its Subsidiaries is a party or by which SAM or any of its Subsidiaries, or any property or asset of SAM or any of its Subsidiaries, is bound or affected or (iv) result (immediately or with notice or lapse of time or both) in the creation of a Lien on any property or asset of SAM or its Subsidiaries, except in the case of clauses (ii), (iii) and (iv) for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SAM to perform its obligations under this Agreement.
(b)
The execution and delivery of this Agreement by SAM do not, and the performance of this Agreement by SAM will not, require any action, consent, approval, authorization or waiver of or filing with or notification to, or registration or qualification with, any Governmental Authority, except for applicable requirements, if any, of such consents, approvals, authorizations, waivers, filings and notifications that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of SAM to perform its obligations under this Agreement.

ARTICLE III
COVENANTS
Section 3.01 Agreement to Vote Shares; Irrevocable Proxy.
(a)
Agreement to Vote and Approve. SAM irrevocably and unconditionally agrees until the Expiration Time, at any annual or special meeting of the STFC Shareholders, including the STFC Shareholders Meeting, called with respect to the following matters, and at every adjournment or postponement thereof, and on every action or approval by written consent or consents of the STFC Shareholders with respect to any of the following matters, to vote or cause the holder of record to vote the SAM Owned Shares (i) in favor of (A) the adoption of the Merger Agreement and (B) any proposal to adjourn or postpone such meeting of the STFC Shareholders if there are insufficient Shares represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the STFC Shareholders Meeting or to obtain the STFC Shareholder Approval to the extent permitted or required pursuant to Section 7.07 of the Merger Agreement and (ii) against (A) any Takeover Proposal, (B) any action, proposal, transaction, or agreement which would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement of SAM or STFC under the Merger Agreement or of SAM under this Agreement, and (C) any action, proposal, transaction, or agreement that would reasonably be expected to prevent or materially delay or materially impair consummation of the STFC Merger.

(b)
Irrevocable Proxy. SAM hereby appoints LMHC and any designee of LMHC, and each of them individually, until the Expiration Time (at which time this proxy shall automatically be revoked), its proxies and attorneys-in-fact, with full power of substitution and resubstitution, to vote or act by written consent with respect to the SAM Owned Shares in accordance with Section 3.01(a). This proxy and power of attorney is given to secure the performance of the duties of SAM under this Agreement. SAM shall take such further action or execute such other instruments as may be reasonably necessary or appropriate to effectuate the intent of this proxy. This proxy and power of attorney granted by SAM shall be irrevocable until the Expiration Time, shall be deemed to be coupled with an interest sufficient in law to support an irrevocable proxy, and shall revoke any and all prior proxies granted by SAM with respect to the SAM Owned Shares. The power of attorney granted by SAM herein is a durable power of attorney and shall, to the extent applicable, survive the administration, receivership or similar proceeding of SAM.

Section 3.02 No Voting Trusts or Other Arrangement. SAM agrees that until the Expiration Time, SAM will not deposit any of the SAM Owned Shares in a voting trust, grant any proxies with respect to the SAM Owned Shares, or subject any of the SAM Owned Shares to any arrangement with respect to the voting of the SAM Owned Shares other than agreements entered into with LMHC.
Section 3.03 Transfer and Encumbrance. SAM agrees that until the Expiration Time, SAM will not, directly or indirectly, transfer, sell, offer, exchange, assign, pledge, hypothecate, convey any legal or Beneficial Ownership interest in or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law, or otherwise), or encumber (“Transfer”) any of the SAM Owned Shares or enter into any contract, option, or other agreement with respect to, or consent to, a Transfer of, any of the SAM Owned Shares or SAM’s voting or economic interest therein; provided, that any grant by SAM of membership interests in SAM to participating policyholders of SAM shall not be deemed a “Transfer”. Any attempted Transfer of SAM Owned Shares or any interest therein in violation of this Section 3.03 shall be null and void.
Section 3.04 Additional Shares. SAM agrees that all Shares that SAM purchases, acquires the right to vote, or otherwise acquires Beneficial Ownership of after the execution and delivery of this Agreement and until the Expiration Time shall be subject to the terms and conditions of this Agreement and shall constitute SAM Owned Shares for all purposes of this Agreement. In the event of any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, merger, subdivision, issuer tender or exchange offer, or other similar transaction or a stock dividend, stock split or stock distribution of STFC affecting the Shares, the terms of this Agreement shall apply to the resulting securities and such resulting securities shall be deemed to be “SAM Owned Shares” for all purposes of this Agreement.
Section 3.05 Waiver of Appraisal and Dissenters’ Rights. SAM hereby knowingly and voluntarily disclaims and irrevocably waives, and agrees not to assert or perfect, any rights of appraisal or rights to dissent (including in accordance with Sections 1701.84 and 1701.85 of the OGCL) from the STFC Merger that SAM may have by virtue of ownership of the SAM Owned Shares.
Section 3.06 Stop Transfer Instructions. At all times commencing with the execution and delivery of this Agreement and until the Expiration Time, in furtherance of this Agreement, SAM hereby authorizes STFC or its counsel to notify STFC’s transfer agent that there is a stop transfer order with respect to all of the SAM Owned Shares (and that this Agreement places limits on the voting and transfer of the SAM Owned Shares), subject to the provisions hereof and provided that any such stop transfer order and notice will immediately be withdrawn and terminated by STFC following the Expiration Time. At the request of LMHC, SAM shall cause to be provided to LMHC evidence of such stop transfer order.
Section 3.07 Further Assurances. SAM agrees, from time to time, and without additional consideration, to execute and deliver such additional proxies, documents, and other instruments and to take all such further action as LMHC may reasonably request to make effective the agreements contemplated by this Agreement.
ARTICLE IV
TERMINATION
Section 4.01 Termination. This Agreement and all rights and obligations of the parties hereunder shall terminate, without further action by any party hereto, upon the earliest to occur (such time, the “Expiration Time”) of:
(a)	the Effective Time;
(b)	the date on which the Merger Agreement is terminated in accordance with its terms; and
(c)	the termination of this Agreement by mutual written consent of the parties.
Notwithstanding this Section 4.01, the provisions set forth in Article V shall survive the termination of this Agreement and nothing in this Section 4.01 shall relieve any party from Liability for any willful and material breach of any provision of this Agreement prior to such termination or for fraud.
ARTICLE V
GENERAL PROVISIONS
Section 5.01 Nonsurvival of Representations, Warranties, Covenants and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and agreements, shall survive the Closing.

Section 5.02 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing (and made orally if so required pursuant to any Section of this Agreement) and shall be deemed given (a) when delivered personally by hand, (b) when sent by email or (c) two (2) Business Days following the day sent by an internationally recognized overnight courier (with written confirmation of receipt), in each case, at the following addresses and email addresses (or to such other address or email address as a party may have specified by notice given to the other party pursuant to this provision):
 if to LMHC, to
Liberty Mutual Group
175 Berkeley Street
Boston, MA 02116
Attention:	Nik Vasilakos, Group Head of Mergers and Acquisitions Richard P. Quinlan, Deputy General Counsel
Email:	[REDACTED]
with a copy to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP One Manhattan West New York, NY 10001
	Attention:	Todd E. Freed
Elena M. Coyle
	Email:	todd.freed@skadden.com
elena.coyle@skadden.com

if to SAM, to

State Automobile Mutual Insurance Company
518 East Broad Street
Columbus, OH 43215
	Attention:	Melissa Centers, SVP/General Counsel
	Email:	[REDACTED]

with a copy to (which shall not constitute notice):

Squire Patton Boggs (US) LLP
2000 Huntington Center
41 S High St
Columbus, OH 43215
	Attention:	Matthew S. Bailey
Jeffrey R. Wahl
	Email:	matthew.bailey@squirepb.com
jeff.wahl@squirepb.com

and
Kirkland & Ellis LLP
601 Lexington Avenue
New York, NY 10022
	Attention:	Edward J. Lee
Rajab S. Abbassi
	Email:	edward.lee@kirkland.com
rajab.abbassi@kirkland.com

Section 5.03 Entire Agreement. This Agreement, the Merger Agreement and the Confidentiality Agreement constitute the entire agreement among the parties with respect to the subject matter hereof, and supersede all other prior and contemporaneous agreements, negotiations, understandings, representations and warranties, whether oral or written, with respect to such matters.
Section 5.04 No Third Party Beneficiaries. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder.
Section 5.05 Amendment; Waiver.
(a)
This Agreement may be amended, modified or supplemented by the parties. This Agreement may not be amended, modified or supplemented except by an instrument in writing signed on behalf of all of LMHC and SAM.

(b)
LMHC and SAM may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party set forth in this Agreement or in any document delivered pursuant to this Agreement or (iii) waive compliance with any of the covenants, agreements or conditions of the other party set forth in this Agreement. Any such extension or waiver by a party shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure or delay of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Except as otherwise provided in this Agreement, any and all remedies expressly conferred upon a party to this Agreement shall be cumulative with, and not exclusive of, any other remedy contained in this Agreement, at Law or in equity.

Section 5.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of Law or otherwise by either party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and permitted assigns. Any attempted or purported assignment or delegation in violation of this Section 5.06 shall be null and void.
Section 5.07 Governing Law. This Agreement, and all disputes, claims, controversies or causes of action (whether in contract, tort or otherwise) that may be based upon, arising out of or relating to this Agreement, including the negotiation, validity, execution or performance of this Agreement (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this Agreement) shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its applicable principles of conflicts of laws, rules or principles thereof (or any jurisdiction).
Section 5.08 Consent to Jurisdiction. Each of the parties hereby irrevocably and unconditionally (a) submits, for itself and its property, to the exclusive jurisdiction and venue of the Chosen Courts, and any appellate court from any decision thereof, in any Action based upon, arising out of or relating to this Agreement, including the negotiation, validity, execution or performance of this Agreement and agrees that all claims in respect of any such Action shall be heard and determined in the Chosen Courts and agrees not to bring any such Action in any other court, (b) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any Action based upon, arising out of or relating to this Agreement, including the negotiation, validity execution or performance of this Agreement, in the Chosen Courts, including any objection based on its place of incorporation or domicile, (c) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Action in any such court or claim that it or its property is exempt or immune from the Chosen Courts or from any Action commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (d) agrees that a final judgment in any such Action shall be conclusive and binding upon each of the parties and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law and (e) agrees that it shall not assert as a defense any matter or claim waived by the foregoing clauses (a) through (d). Each of the parties consents and agrees that service of process, summons, notice or document for any action permitted hereunder may be delivered by registered mail addressed to it at the applicable address set forth in Section 5.02 or in any other manner permitted by applicable Law.

Section 5.09 Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY BE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, INCLUDING THE NEGOTIATION, VALIDITY, EXECUTION OR PERFORMANCE OF THIS AGREEMENT, IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY FOR ANY DISPUTE BASED UPON, ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY INSTRUMENT OR OTHER DOCUMENT DELIVERED PURSUANT TO THIS AGREEMENT OR THE BREACH, TERMINATION OR VALIDITY HEREOF OR ANY TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH OF THE PARTIES CERTIFIES AND ACKNOWLEDGES THAT (A) NEITHER THE OTHER PARTY NOR ITS RESPECTIVE REPRESENTATIVES, AGENTS OR ATTORNEYS HAVE REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH OF THE PARTIES UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH OF THE PARTIES MAKES THIS WAIVER VOLUNTARILY AND (D) EACH OF THE PARTIES HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS OF THIS SECTION 5.09. ANY PARTY MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.
Section 5.10 Specific Performance. Each of the parties acknowledges and agrees that irreparable harm would occur and that the parties would not have any adequate remedy at law in the event that any provision of this Agreement were not performed in accordance with its specific terms or are otherwise breached or threatened to be breached and that money damages or other legal remedies would not be an adequate remedy for any such failure to perform or breach. Accordingly, each party hereto agrees that, without posting a bond or other undertaking, the parties shall be entitled to injunctive or other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Chosen Courts, this being in addition to any other remedy to which they are entitled at law or in equity. In the event that any such action is brought in equity to enforce the provisions of this Agreement, no party will allege, and each party hereby waives the defense or counterclaim, that there is an adequate remedy at law. The parties further agree that (a) by seeking any remedy provided for in this Section 5.10, a party shall not in any respect waive its right to seek any other form of relief that may be available to such party under this Agreement and (b) nothing contained in this Section 5.10 shall require any party to institute any action for (or limit such party’s right to institute any action for) specific performance under this Section 5.10 before exercising any other right under this Agreement.
Section 5.11 Counterparts; Effectiveness. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original, but all of which shall constitute one and the same agreement, and may be delivered by email, facsimile or other means of electronic transmission intended to preserve the original graphic or pictorial appearance of a document. This Agreement shall become effective when each party shall have received one or more counterparts hereof signed by each of the other party and unless and until such receipt, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).
Section 5.12 Severability. The provisions of this Agreement shall be deemed severable and if any term, provision, covenant or restriction of this Agreement is held by the Chosen Courts or other Governmental Authority to be illegal, invalid or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.
[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.
LIBERTY MUTUAL HOLDING COMPANY INC.

By:	/s/ Nik Vasilakos
	Name:	Nik Vasilakos
	Title:	Group Head M&A, Authorized Signatory
[Signature Page to Voting and Support Agreement]

STATE AUTOMOBILE MUTUAL INSURANCE COMPANY

By:	/s/ Michael E. LaRocco
	Name:	Michael E. LaRocco
	Title:	President and Chief Executive Officer
[Signature Page to Voting and Support Agreement]

Appendix C

July 9, 2021
State Auto Financial Corporation
518 East Broad Street
Columbus, Ohio 43215
Attn: The Special Committee of the Board of Directors
Dear Members of the Special Committee:
We understand that State Auto Financial Corporation (“STFC”) intends to enter into an Agreement and Plan of Merger and Combination (the “Agreement”) by and among Liberty Mutual Holding Company, Inc. (“LMHC”), Pymatuning, Inc., a wholly owned subsidiary of LMHC (“Merger Sub I”), Andwover, Inc., a wholly owned subsidiary of LMHC (“Merger Sub II”), State Automobile Mutual Insurance Company (“SAM”) and STFC, pursuant to which, among other things (i) Merger Sub I will merge with STFC (the “STFC Merger”) with STFC surviving the STFC Merger as the surviving corporation, (ii) each outstanding share of common stock, no par value (“Common Stock”), of STFC, other than shares of Common Stock owned by LMHC, SAM, STFC or any of their respective subsidiaries (collectively, the “Excluded Holders”) will be converted into the right to receive $52.00 per share in cash (the “Merger Consideration”), and (iii) STFC will become a wholly owned subsidiary of LMHC. We in addition understand that, pursuant to the Agreement and simultaneously with the STFC Merger, SAM will reorganize pursuant to a plan of reorganization, which reorganization will be effected through a merger of Merger Sub II with SAM, with SAM surviving such merger (such merger and reorganization as components of one transaction, the “SAM Transaction” and, together with the STFC Merger, the “Transaction”).
The Special Committee (the “Committee”) of the Board of Directors (the “Board”) of STFC has requested that Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) provide an opinion (the “Opinion”) to the Committee as to whether, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock other than the Excluded Holders in the STFC Merger pursuant to the Agreement is fair, from a financial point of view, to such holders (other than the Excluded Holders).
In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
1.	reviewed a draft, dated July 8, 2021, of the Agreement and a draft, dated July 8, 2021, of the contemplated voting agreement between SAM and LMHC (the “Voting Agreement”);
2.	reviewed certain publicly available business and financial information relating to STFC that we deemed to be relevant;
3.
reviewed certain information relating to the historical, current and future operations, financial condition and prospects of STFC made available to us by STFC, including financial projections prepared by the management of STFC relating to STFC (the “Projections”);

4.
spoken with certain members of the management of STFC and certain of its representatives and advisors regarding the business, operations, financial condition and prospects of STFC, the Transaction and related matters;

5.	compared the financial and operating performance of STFC with that of other companies with publicly traded equity securities that we deemed to be relevant;
6.	considered the publicly available financial terms of certain transactions that we deemed to be relevant;

7.
reviewed the current and historical market prices and trading volume for the Common Stock and the current and historical market prices of the publicly traded securities of certain other companies that we deemed to be relevant; and

8.	conducted such other financial studies, analyses and inquiries and considered such other information and factors as we deemed appropriate.
We have relied upon and assumed, without independent verification, the accuracy and completeness of all data, material and other information furnished, or otherwise made available, to us, discussed with or reviewed by us, or publicly available, and do not assume any responsibility with respect to such data, material and other information. In addition, management of STFC has advised us, and we have assumed, that the Projections have been reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of such management as to the future financial results and condition of STFC. At your direction, we have assumed that the Projections provide a reasonable basis on which to evaluate STFC and the STFC Merger, and we have, at your direction, used and relied upon the Projections for purposes of our analyses and this Opinion. We express no opinion with respect to the Projections or the assumptions on which they are based. We have relied upon and assumed, without independent verification, that there has been no change in the business, assets, liabilities, financial condition, results of operations, cash flows or prospects of STFC since the respective dates of the most recent financial statements and other information, financial or otherwise, provided to us that would be material to our analyses or this Opinion, and that there is no information or any facts that would make any of the information reviewed by us incomplete or misleading.
We have relied upon and assumed, without independent verification, that (a) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (b) each party to the Agreement and such other related documents and instruments will fully and timely perform all of the covenants and agreements required to be performed by such party, (c) all conditions to the consummation of the Transaction will be satisfied without waiver thereof that would be material to our analyses or this Opinion, and (d) the Transaction will be consummated in a timely manner in accordance with the terms described in the Agreement and such other related documents and instruments, without any amendments or modifications thereto that would be material to our analyses or this Opinion. We have relied upon and assumed, without independent verification, that (i) the Transaction will be consummated in a manner that complies in all respects with all applicable federal and state statutes, rules and regulations, and (ii) all governmental, regulatory, and other consents and approvals necessary for the consummation of the Transaction will be obtained and that no delay, limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have an effect on the Transaction or STFC that would be material to our analyses or this Opinion. In addition, we have relied upon and assumed, without independent verification, that the final form of the Agreement will not differ in any respect from the draft of the Agreement identified above.
Furthermore, in connection with this Opinion, we have not been requested to make, and have not made, any physical inspection or independent appraisal or evaluation of any of the assets, properties or liabilities (fixed, contingent, derivative, off-balance-sheet or otherwise) of STFC or any other party, nor were we provided with any such appraisal or evaluation. We did not estimate, and express no opinion regarding, the liquidation value of any entity or business. We have undertaken no independent analysis of any potential or actual litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which STFC is or may be a party or is or may be subject, or of any governmental investigation of any possible unasserted claims or other contingent liabilities to which STFC is or may be a party or is or may be subject.
This Opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have not undertaken, and are under no obligation, to update, revise, reaffirm or withdraw this Opinion, or otherwise comment on or consider events occurring or coming to our attention after the date hereof. We are not expressing any view or opinion as to the price or range of prices at which the Common Stock may be purchased or sold, or otherwise be transferable, at any time.
This Opinion is furnished for the use of the Committee (in its capacity as such) and, as the Committee has requested, the Board (in its capacity as such) in connection with their evaluation of the STFC Merger and may not be used for any other purpose without our prior written consent. This Opinion is not intended to be, and does not constitute, a recommendation to the Committee, the Board, STFC, any security holder or any other party as to how to act or vote with respect to any matter relating to the STFC Merger or otherwise.
In the ordinary course of business, certain of our employees and affiliates, as well as investment funds in which they may have financial interests or with which they may co-invest, may acquire, hold or sell, long or short positions, or trade, in debt, equity, and other securities and financial instruments (including loans and other obligations) of, or investments in, STFC, SAM, LMHC or any other party that may be involved in the Transaction and their respective affiliates or security holders or any currency or commodity that may be involved in the Transaction.
Houlihan Lokey and certain of its affiliates may provide investment banking, financial advisory and/or other financial or consulting services to STFC, SAM, LMHC, other participants in the Transaction or certain of their respective affiliates or security holders in the future, for which Houlihan Lokey and its affiliates may receive compensation. Furthermore, in connection with bankruptcies, restructurings, distressed situations and similar matters, Houlihan Lokey and certain of its affiliates may have in the past acted, may currently be acting and may in the future act as financial advisor to debtors, creditors, equity holders, trustees, agents and other interested parties (including, without limitation, formal and informal committees or groups of creditors) that may have included or represented and may include or represent, directly or indirectly, or may be or have been adverse to, STFC, SAM, LMHC, other participants in the Transaction or certain of their respective affiliates or security holders, for which advice and services Houlihan Lokey and its affiliates have received and may receive compensation.
Houlihan Lokey has also acted as financial advisor to the Committee in connection with, and has participated in certain of the negotiations leading to, the STFC Merger and will receive a fee for such services, which is contingent upon the successful completion of the STFC Merger. In addition, we will receive a fee for rendering this Opinion, which is not contingent upon the successful completion of the STFC Merger. STFC has agreed to reimburse certain of our expenses and to indemnify us and certain related parties for certain potential liabilities arising out of our engagement.
We have not been requested to opine as to, and this Opinion does not express an opinion as to or otherwise address, among other things: (i) the underlying business decision of the Committee, the Board, STFC, its security holders or any other party to proceed with or effect the STFC Merger, (ii) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the STFC Merger or otherwise (other than the Merger Consideration to the extent expressly specified herein), including, without limitation the Voting Agreement, the SAM Transaction or any consideration to be received in the SAM Transacstion, (iii) the fairness of any portion or aspect of the STFC Merger to the holders of any class of securities, creditors or other constituencies of STFC, or to any other party, except if and only to the extent expressly set forth in the last sentence of this Opinion, (iv) the relative merits of the STFC Merger as compared to any alternative business strategies or transactions that might be available for STFC or any other party, (v) the fairness of any portion or aspect of the STFC Merger to any one class or group of STFC’s or any other party’s security holders or other constituents vis-à-vis any other class or group of STFC’s or such other party’s security holders or other constituents (including, without limitation, the allocation of any consideration amongst or within such classes or groups of security holders or other constituents), (vi) the fairness of the Merger Consideration in the STFC Merger relative to the fairness of the consideration to be received in the SAM Transaction, (vii) whether or not STFC, SAM, LMHC, their respective security holders or any other party is receiving or paying reasonably equivalent value in the STFC Merger, (viii) the solvency, creditworthiness or fair value of STFC, SAM, LMHC or any other participant in the STFC Merger, or any of their respective assets, under any applicable laws relating to bankruptcy, insolvency, fraudulent conveyance or similar matters, or (ix) the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation to or consideration payable to or received by any officers, directors or employees of any party to the STFC Merger, any class of such persons or any other party, relative to the Merger Consideration or otherwise. Furthermore, we are not expressing any opinion, counsel or interpretation regarding matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with the consent of the

Committee, on the assessments by the Committee, the Board, STFC and their respective advisors, as to all legal, regulatory, accounting, insurance, tax and other similar matters with respect to STFC, the STFC Merger or otherwise.. The issuance of this Opinion was approved by a committee authorized to approve opinions of this nature.
Based upon and subject to the foregoing, and in reliance thereon, it is our opinion that, as of the date hereof, the Merger Consideration to be received by the holders of Common Stock, other than the Excluded Holders, in the STFC Merger pursuant to the Agreement is fair to such holders (other than the Excluded Holders) from a financial point of view.
Very truly yours,

/s/ Houlihan Lokey Capital, Inc.
HOULIHAN LOKEY CAPITAL, INC.

Appendix D
Section 1701.84 and Section 1701.85 of the Ohio Revised Code

R.C. § 1701.84

1701.84 Dissenting shareholders entitled to relief
(A) Except as provided in division (B) of this section, the following are entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:
(1) Shareholders of a domestic corporation that is being merged or consolidated into a surviving or new entity, domestic or foreign, pursuant to section 1701.78, 1701.781, 1701.79, 1701.791, or 1701.801 of the Revised Code;
(2) In the case of a merger into a domestic corporation, shareholders of the surviving corporation who under section 1701.78 or 1701.781 of the Revised Code are entitled to vote on the adoption of an agreement of merger, but only as to the shares so entitling them to vote;
(3) Shareholders, other than the parent corporation, of a domestic subsidiary corporation that is being merged into the domestic or foreign parent corporation pursuant to section 1701.80 of the Revised Code;
(4) In the case of a combination or a majority share acquisition, shareholders of the acquiring corporation who under section 1701.83 of the Revised Code are entitled to vote on such transaction, but only as to the shares so entitling them to vote;
(5) Shareholders of a domestic subsidiary corporation into which one or more domestic or foreign corporations are being merged pursuant to section 1701.801 of the Revised Code;
(6) Shareholders of a domestic corporation that is being converted pursuant to section 1701.792 of the Revised Code.
(B) All of the following shareholders shall not be entitled to relief as dissenting shareholders under section 1701.85 of the Revised Code:
(1) Shareholders described in division (A)(1) or (6) of this section, if both of the following apply:
(a) The shares of the corporation for which the dissenting shareholder would otherwise be entitled to relief under division (A)(1) or (6) of this section are listed on a national securities exchange as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders.
(b) The consideration to be received by the shareholders consists of shares or shares and cash in lieu of fractional shares that, immediately following the effective time of a merger, consolidation, or conversion, as applicable, are listed on a national securities exchange and for which no proceedings are pending to delist the shares from the national securities exchange as of the effective time of the merger, consolidation, or conversion.
(2) Shareholders described in division (A)(2) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the merger and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the merger;
(3) The shareholders described in division (A)(4) of this section, if the shares so entitling them to vote are listed on a national securities exchange both as of the day immediately preceding the date on which the vote on the proposal is taken at the meeting of the shareholders and immediately following the effective time of the combination or majority share acquisition, and there are no proceedings pending to delist the shares from the national securities exchange as of the effective time of the combination or majority share acquisition.

R.C. § 1701.85

1701.85 Qualifications of and procedures for dissenting shareholders

Effective: May 4, 2012

Currentness
(A) (1) A shareholder of a domestic corporation is entitled to relief as a dissenting shareholder in respect of the proposals described in sections 1701.74, 1701.76, and 1701.84 of the Revised Code, only in compliance with this section.
(2) If the proposal must be submitted to the shareholders of the corporation involved, the dissenting shareholder shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date fixed for the determination of shareholders entitled to notice of a meeting of the shareholders at which the proposal is to be submitted, and such shares shall not have been voted in favor of the proposal.
(3) Not later than twenty days before the date of the meeting at which the proposal will be submitted to the shareholders, the corporation may notify the corporation's shareholders that relief under this section is available. The notice shall include or be accompanied by all of the following:
(a) A copy of this section;
(b) A statement that the proposal can give rise to rights under this section if the proposal is approved by the required vote of the shareholders;
(c) A statement that the shareholder will be eligible as a dissenting shareholder under this section only if the shareholder delivers to the corporation a written demand with the information provided for in division (A)(4) of this section before the vote on the proposal will be taken at the meeting of the shareholders and the shareholder does not vote in favor of the proposal.
(4) If the corporation delivers notice to its shareholders as provided in division (A)(3) of this section, a shareholder electing to be eligible as a dissenting shareholder under this section shall deliver to the corporation before the vote on the proposal is taken a written demand for payment of the fair cash value of the shares as to which the shareholder seeks relief. The demand for payment shall include the shareholder's address, the number and class of such shares, and the amount claimed by the shareholder as the fair cash value of the shares.
(5) If the corporation does not notify the corporation's shareholders pursuant to division (A)(3) of this section, not later than ten days after the date on which the vote on the proposal was taken at the meeting of the shareholders, the dissenting shareholder shall deliver to the corporation a written demand for payment to the dissenting shareholder of the fair cash value of the shares as to which the dissenting shareholder seeks relief, which demand shall state the dissenting shareholder's address, the number and class of such shares, and the amount claimed by the dissenting shareholder as the fair cash value of the shares.
(6) If a signatory, designated and approved by the dissenting shareholder, executes the demand, then at any time after receiving the demand, the corporation may make a written request that the dissenting shareholder provide evidence of the signatory's authority. The shareholder shall provide the evidence within a reasonable time but not sooner than twenty days after the dissenting shareholder has received the corporation's written request for evidence.
(7) The dissenting shareholder entitled to relief under division (A)(3) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701.80 of the Revised Code and a dissenting shareholder entitled to relief under division (A)(5) of section 1701.84 of the Revised Code in the case of a merger pursuant to section 1701. 801 of the Revised Code shall be a record holder of the shares of the corporation as to which the dissenting shareholder seeks relief as of the date on which the agreement of merger was adopted by the directors of that corporation. Within twenty days after the dissenting shareholder has been sent the notice provided in section 1701.80 or 1701.801 of the Revised Code, the dissenting shareholder shall deliver to the corporation a written demand for payment with the same information as that provided for in division (A)(4) of this section.
(8) In the case of a merger or consolidation, a demand served on the constituent corporation involved constitutes service on the surviving or the new entity, whether the demand is served before, on, or after the effective date of the merger or consolidation. In the case of a conversion, a demand served on the converting corporation constitutes service on the converted entity, whether the demand is served before, on, or after the effective date of the conversion.
(9) If the corporation sends to the dissenting shareholder, at the address specified in the dissenting shareholder's demand, a request for the certificates representing the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder, within fifteen days from the date of the sending of such request, shall deliver to the corporation the certificates requested so that the corporation may endorse on them a legend to the effect that demand for the fair cash value of such shares has been made. The corporation promptly shall return the endorsed certificates to the dissenting shareholder. A dissenting shareholder's failure to deliver the certificates terminates the dissenting shareholder's rights as a dissenting shareholder, at the option of the corporation, exercised by written notice sent to the dissenting shareholder within twenty days after the lapse of the fifteen-day period, unless a court for good cause shown otherwise directs. If shares represented by a certificate on which such a legend has been endorsed are transferred, each new certificate issued for them shall bear a similar legend, together with the name of the original dissenting holder of the shares. Upon receiving a demand for payment from a dissenting shareholder who is the record holder of uncertificated securities, the corporation shall make an appropriate notation of the demand for payment in its shareholder records. If uncertificated shares for which payment has been demanded are to be transferred, any new certificate issued for the shares shall bear the legend required for certificated securities as provided in this paragraph. A transferee of the shares so endorsed, or of uncertificated securities where such notation has been made, acquires only the rights in the corporation as the original dissenting holder of such shares had immediately after the service of a demand for payment of the fair cash value of the shares. A request under this paragraph by the corporation is not an admission by the corporation that the shareholder is entitled to relief under this section.
(B) Unless the corporation and the dissenting shareholder have come to an agreement on the fair cash value per share of the shares as to which the dissenting shareholder seeks relief, the dissenting shareholder or the corporation, which in case of a merger or consolidation may be the surviving or new entity, or in the case of a conversion may be the converted entity, within three months after the service of the demand by the dissenting shareholder, may file a complaint in the court of common pleas of the county in which the principal office of the corporation that issued the shares is located or was located when the proposal was adopted by the shareholders of the corporation, or, if the proposal was not required to be submitted to the shareholders, was approved by the directors. Other dissenting shareholders, within that three-month period, may join as plaintiffs or may be joined as defendants in any such proceeding, and any two or more such proceedings may be consolidated. The complaint shall contain a brief statement of the facts, including the vote and the facts entitling the dissenting shareholder to the relief demanded. No answer to a complaint is required. Upon the filing of a complaint, the court, on motion of the petitioner, shall enter an order fixing a date for a hearing on the complaint and requiring that a copy of the complaint and a notice of the filing and of the date for hearing be given to the respondent or defendant in the manner in which summons is required to be served or substituted service is required to be made in other cases. On the day fixed for the hearing on the complaint or any adjournment of it, the court shall determine from the complaint and from evidence submitted by either party whether the dissenting shareholder is entitled to be paid the fair cash value of any shares and, if so, the number and class of such shares. If the court finds that the dissenting shareholder is so entitled, the court may appoint one or more persons as appraisers to receive evidence and to recommend a decision on the amount of the fair cash value. The appraisers have power and authority specified in the order of their appointment. The court thereupon shall make a finding as to the fair cash value of a share and shall render judgment against the corporation for the payment of it, with interest at a rate and from a date as the court considers equitable. The costs of the proceeding, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable. The proceeding is a special proceeding and final orders in it may be vacated, modified, or reversed on appeal pursuant to the Rules of Appellate Procedure and, to the extent not in conflict with those rules.

Chapter 2505. of the Revised Code. If, during the pendency of any proceeding instituted under this section, a suit or proceeding is or has been instituted to enjoin or otherwise to prevent the carrying out of the action as to which the shareholder has dissented, the proceeding instituted under this section shall be stayed until the final determination of the other suit or proceeding. Unless any provision in division (D) of this section is applicable, the fair cash value of the shares that is agreed upon by the parties or fixed under this section shall be paid within thirty days after the date of final determination of such value under this division, the effective date of the amendment to the articles, or the consummation of the other action involved, whichever occurs last. Upon the occurrence of the last such event, payment shall be made immediately to a holder of uncertificated securities entitled to payment. In the case of holders of shares represented by certificates, payment shall be made only upon and simultaneously with the surrender to the corporation of the certificates representing the shares for which the payment is made.
(C) (1) If the proposal was required to be submitted to the shareholders of the corporation, fair cash value as to those shareholders shall be determined as of the day prior to the day on which the vote by the shareholders was taken and, in the case of a merger pursuant to section 1701. 80 or 1701.801 of the Revised Code, fair cash value as to shareholders of a constituent subsidiary corporation shall be determined as of the day before the adoption of the agreement of merger by the directors of the particular subsidiary corporation. The fair cash value of a share for the purposes of this section is the amount that a willing seller who is under no compulsion to sell would be willing to accept and that a willing buyer who is under no compulsion to purchase would be willing to pay, but in no event shall the fair cash value of a share exceed the amount specified in the demand of the particular shareholder. In computing fair cash value, both of the following shall be excluded:
(a) Any appreciation or depreciation in market value resulting from the proposal submitted to the directors or to the shareholders;
(b) Any premium associated with control of the corporation, or any discount for lack of marketability or minority status.
(2) For the purposes of this section, the fair cash value of a share that was listed on a national securities exchange at any of the following times shall be the closing sale price on the national securities exchange as of the applicable date provided in division (C)(1) of this section:
(a) Immediately before the effective time of a merger or consolidation;
(b) Immediately before the filing of an amendment to the articles of incorporation as described in division (A) of section 1701.74 of the Revised Code;
(c) Immediately before the time of the vote described in division (A)(1)(b) of section 1701.76 of the Revised Code.
(D) (1) The right and obligation of a dissenting shareholder to receive fair cash value and to sell such shares as to which the dissenting shareholder seeks relief, and the right and obligation of the corporation to purchase such shares and to pay the fair cash value of them terminates if any of the following applies:
(a) The dissenting shareholder has not complied with this section, unless the corporation by its directors waives such failure;
(b) The corporation abandons the action involved or is finally enjoined or prevented from carrying it out, or the shareholders rescind their adoption of the action involved;
(c) The dissenting shareholder withdraws the dissenting shareholder's demand, with the consent of the corporation by its directors;
(d) The corporation and the dissenting shareholder have not come to an agreement as to the fair cash value per share, and neither the shareholder nor the corporation has filed or joined in a complaint under division (B) of this section within the period provided in that division.
(2) For purposes of division (D)(1) of this section, if the merger, consolidation, or conversion has become effective and the surviving, new, or converted entity is not a corporation, action required to be taken by the directors of the corporation shall be taken by the partners of a surviving, new, or converted partnership or the comparable representatives of any other surviving, new, or converted entity.

(E) From the time of the dissenting shareholder's giving of the demand until either the termination of the rights and obligations arising from it or the purchase of the shares by the corporation, all other rights accruing from such shares, including voting and dividend or distribution rights, are suspended. If during the suspension, any dividend or distribution is paid in money upon shares of such class or any dividend, distribution, or interest is paid in money upon any securities issued in extinguishment of or in substitution for such shares, an amount equal to the dividend, distribution, or interest which, except for the suspension, would have been payable upon such shares or securities, shall be paid to the holder of record as a credit upon the fair cash value of the shares. If the right to receive fair cash value is terminated other than by the purchase of the shares by the corporation, all rights of the holder shall be restored and all distributions which, except for the suspension, would have been made shall be made to the holder of record of the shares at the time of termination.

STFC®

STATE AUTO FINANCIAL CORPORATION
518 E. BROAD ST.
COLUMBUS, OH 43215

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D58832-TBD KEEP THIS PORTION FOR YOUR RECORDS

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STATE AUTO FINANCIAL CORPORATION

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Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

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D58833-TBD

STATE AUTO FINANCIAL CORPORATION
SPECIAL MEETING OF SHAREHOLDERS
This Proxy is Solicited on Behalf of the Board of Directors of
State Auto Financial Corporation

The undersigned hereby appoints Michael E. LaRocco, and in the event he is unable to so act, any one or both of Steven E. English and Melissa A. Centers, proxies, with full power of substitution, to represent and vote all common shares, without par value (the “Shares”), of State Auto Financial Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders to be held virtually at [TBD], on [TBD], 2021, at [TBD], and at any and all adjournments thereof, as specified in this Proxy.

The Shares represented by this Proxy will be voted upon the proposals listed on the reverse side in accordance with the instructions given by the undersigned, but if this Proxy is signed and returned and no instructions are given, this Proxy will be voted FOR Proposals 1, 2, and 3.

Continued and to be signed on the reverse side